      As filed with the Securities and Exchange Commission on May 13, 2005
                                                     Registration No. 333-119966

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         ------------------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                                       ON
                                    FORM S-1*


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                        PENN TREATY AMERICAN CORPORATION
             (Exact name of registrant as specified in its charter)


                                  Pennsylvania
                         ------------------------------
                  (State or other jurisdiction of incorporation
                                or organization)

                                      6719
                         ------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   23-1664166
                         ------------------------------
                     (I.R.S. Employer Identification Number)


                               3440 Lehigh Street
                          Allentown, Pennsylvania 18103
                                 (610) 965-2222
                         ------------------------------
                        (Address, including zip code, and
                     telephone number, including area code,
                  of registrant's principal executive offices)

                                Mark D. Cloutier
                Senior Vice President and Chief Financial Officer
                        Penn Treaty American Corporation
                               3440 Lehigh Street
                          Allentown, Pennsylvania 18103
                                 (610) 965-2222
                         ------------------------------
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                         ------------------------------

                                   Copies to:
                              Justin P. Klein, Esq.
                     Ballard Spahr Andrews & Ingersoll, LLP
                         1735 Market Street, 51st Floor
                        Philadelphia, Pennsylvania 19103
                                 (215) 665-8500

                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
     From time to time after this registration statement becomes effective.

                         ------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: |X|
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|____________________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| ____________________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| ____________________
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: |_|

=======================================================================================================================

                                             CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------

                                                     Proposed
                                                     maximum        Proposed maximum
  Title of each class of        Amount to be         offering           aggregate                  Amount of
securities to be registered      registered       price per unit     offering price            registration fee
---------------------------- ------------------- ---------------- ---------------------- ------------------------------

6 1/4% Convertible               $14,000,000          100%(1)         $14,000,000(1)              $1,773.80(4)
Subordinated Notes due 2008
issued on February 2, 2004
---------------------------- ------------------- ---------------- ---------------------- ------------------------------

6 1/4% Convertible                $2,000,000          100%(1)          $2,000,000(1)                $253.40(4)
Subordinated Notes due 2008
issued on February 19, 2004
---------------------------- ------------------- ---------------- ---------------------- ------------------------------

6 1/4% Convertible               $10,000,000          100%(1)         $10,000,000(1)              $1,177.00
Subordinated Notes due 2008
issued on November 24, 2004
---------------------------- ------------------- ---------------- ---------------------- ------------------------------

Common Stock, par value           15,212,469            --                   --                          --
$.10 per share issuable upon       shares(2)
conversion of 6 1/4%
Convertible Subordinated
Notes due 2008
---------------------------- ------------------- ---------------- ---------------------- ------------------------------

Common Stock, par value         100,000 shares       $1.525(3)           $152,500(3)                 $19.26(4)
$.10 per share issued in
private placements
---------------------------- ------------------- ---------------- ---------------------- ------------------------------

Total                                                                                             $3,223.46(5)

============================ =================== ================ ====================== ==============================

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933. Exclusive of accrued interest, if any.

(2) Such number represents the number of shares of common stock issuable upon conversion of the Notes registered hereby and the number of additional shares of common stock issuable, at the option of the Registrant, as payment of discounted interest on any Notes converted prior to October 15, 2005. Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the Notes.


(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the New York Stock Exchange on October 22, 2004.


(4)     Previously paid.

(5)     Of this amount, $2,046.46 was previously paid.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                                *EXPLANATORY NOTE

        This Amendment No. 1 is being filed to update the Registration Statement and to add $10,000,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 issued on November 24, 2004 and the shares of common stock issued upon conversion thereof to the Registration Statement and, because the registrant is no longer eligible to use Form S-3, to convert the Registration Statement to a Registration Statement on Form S-1.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS

[PENN TREATY LOGO]
Penn Treaty American Corporation
3440 Lehigh Street
Allentown, PA 18103
(610) 965-2222


                    SUBJECT TO COMPLETION, DATED MAY 13, 2005


                        PENN TREATY AMERICAN CORPORATION

      $14,000,000 6 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008 ISSUED ON
                                FEBRUARY 2, 2004

       $2,000,000 6 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008 ISSUED ON
                                FEBRUARY 19, 2004


      $10,000,000 6 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008 ISSUED ON
                                NOVEMBER 24, 2004

                        15,312,469 SHARES OF COMMON STOCK


        This prospectus relates to the offering by the selling securityholders named herein of $14,000,000 6 1/4% Convertible Subordinated Notes due 2008 issued on February 2, 2004 (the "Series 1 Notes"), $2,000,000 6 1/4% Convertible Subordinated Notes due 2008 issued on February 19, 2004 (the "Series 2 Notes") and $10,000,000 6 1/4% Convertible Subordinated Notes due 2008 issued on November 24, 2004 (the "Series 3 Notes" and, together with the Series 1 Notes and the Series 2 Notes, the "Notes") of Penn Treaty American Corporation. In addition, this prospectus relates to the offering by the selling securityholders of up to 15,212,469 shares of our common stock, par value $.10 per share, issued or issuable upon conversion of the Notes, and up to 100,000 additional shares of common stock, par value $.10 per share (collectively, the "Common Stock" and, together with the Notes, the "Securities").

        The selling securityholders acquired the Notes directly from us in three separate private placement transactions completed by us on February 2, 2004, February 19, 2004 and November 24, 2004 that were each exempt from the registration requirements of the federal securities laws. The selling securityholders acquired or will acquire the Common Stock upon conversion of the Notes or directly from us in two separate private placement transactions completed by us on May 8, 2003 and May 28, 2004 that were each exempt from the registration requirements of the federal securities laws.


        Interest on the Notes is payable semi-annually on April 15 and October 15 of each year. The Notes are convertible into shares of our common stock, at any time, at a conversion price of $1.75 per share. The Notes are subordinated to our senior indebtedness. The Notes will mature on October 15, 2008.

        If any Notes are converted prior to October 15, 2005, we will be required to pay the holders of those Notes an amount equal to the interest that would have been otherwise earned on those Notes between the date of conversion and October 15, 2005, discounted from October 15, 2005 to present value using a rate of 6.25%. We may, in our sole discretion, pay the interest in cash or in shares of common stock. If we elect to pay the interest in common stock, we will determine the number of shares to be issued based on a per share value equal to 90% of the average closing prices of the common stock for the five trading days immediately preceding the conversion date. Up to 355,326 of the shares of common stock covered by this prospectus have been registered for this purpose.

        The Notes are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is traded on the New York Stock Exchange under the symbol "PTA." On May 10, 2005, the last sale price of the common stock, as reported on the New York Stock Exchange, was $2.10 per share.


        The selling securityholders, directly, through agents designated from time to time, or through brokers, dealers or underwriters to be designated, may sell the Securities from time to time at terms to be determined at the time of sale. The selling securityholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses. We will not receive any of the proceeds from sales of the Securities by the selling securityholders.



SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT
        SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     The date of this prospectus is , 2005.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, the Notes and the shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Notes or the Common Stock. In this prospectus, unless the context requires otherwise, references to "Penn Treaty," "we," "us" and "our" refer to Penn Treaty American Corporation, except that in discussions relating to operations and results of operations, those references include our subsidiaries. The Common Stock is the common stock of Penn Treaty American Corporation and the obligations under the Notes are the obligations of Penn Treaty American Corporation.



                                   -----------

                                TABLE OF CONTENTS


SUMMARY........................................................................1
RISK FACTORS...................................................................6
USE OF PROCEEDS...............................................................15
MARKET PRICE, DIVIDENDS AND RELATED SHAREHOLDER MATTERS.......................15
BUSINESS......................................................................16
SELECTED FINANCIAL DATA.......................................................43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS......................................................49
MANAGEMENT....................................................................76
DESCRIPTION OF NOTES..........................................................88
DESCRIPTION OF COMMON STOCK..................................................100
CERTAIN FEDERAL INCOME TAX CONSEQUENCES......................................104
ERISA CONSIDERATIONS.........................................................108
SELLING SECURITYHOLDERS......................................................110
PLAN OF DISTRIBUTION.........................................................116
LEGAL MATTERS................................................................118
EXPERTS  118
WHERE YOU CAN FIND MORE INFORMATION..........................................118
FINANCIAL STATEMENTS.........................................................F-1


                                   -----------


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, estimates and projections about our business and our industry. These forward-looking statements involve risks and uncertainties. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in "Risk Factors." The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

--------------------------------------------------------------------------------

                                    SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND FROM DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES OR THE SHARES OF COMMON STOCK. YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN BEFORE MAKING A DECISION ABOUT WHETHER TO INVEST IN THE NOTES OR THE SHARES OF COMMON STOCK. YOU SHOULD PAY PARTICULAR ATTENTION TO "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCORPORATED BY REFERENCE HEREIN.

PENN TREATY AMERICAN CORPORATION


        We are a leading provider of long-term care insurance in the United States. Our principal products are individual, defined benefit accident and health insurance policies covering long-term care services, including confinement to nursing facilities and assisted living facilities. Our policies are designed to provide meaningful benefits if and when the insured is no longer capable of functioning independently. We also own insurance agencies that sell senior-market insurance products issued by us as well as by other insurers.

        We maintain and administer one of the largest individual long-term care insurance portfolios in the industry. Our sales and marketing efforts through our independent agency distribution channels were very successful between 1995 and 2000, as total in-force premiums grew at a compound annual rate of approximately 29% from $102 million to $360 million. Our total in-force premiums were approximately $326 million at December 31, 2004.

        In 2001, we ceased new policy sales nationwide as a result of insufficient statutory surplus levels until we formulated a Corrective Action Plan (the "Plan") with the Pennsylvania Insurance Department (the "Department"). Both Penn Treaty Network America Insurance Company ("PTNA") and American Network Insurance Company ("ANIC"), which represent 91% and 8% of our direct premium revenue, respectively, are subject to the Plan. Upon the Department's approval of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have now recommenced new policy sales in 18 additional states, including Florida and California (both subject to corrective orders). Florida, California and Pennsylvania accounted for approximately 16%, 15% and 12%, respectively, of our direct premium revenue for the year ended December 31, 2004. We are working with the remaining states to recommence new policy sales in all jurisdictions.

        As part of the Plan, effective December 31, 2001, we entered into a reinsurance agreement with Centre Solutions (Bermuda) Limited to reinsure, on a quota share basis, substantially all of our long-term care insurance policies then in-force. The agreement is subject to certain coverage limitations and an aggregate limit of liability, which may be reduced if we are unable to obtain premium rate increases required by the agreement. The agreement meets the requirements to qualify as reinsurance for statutory accounting, but not for generally accepted accounting principles. As the agreement is treated for reinsurance for statutory accounting purposes, it results in the cession (or removal) of substantially all of PTNA's and ANIC's policy reserve and claim reserve liabilities for statutory accounting purposes.


CORPORATE INFORMATION

        Penn Treaty was incorporated in Pennsylvania in 1965. Our principal executive offices are located at 3440 Lehigh Street, Allentown, Pennsylvania 18103. Our telephone number is (610) 965-2222.


                                       1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

TRUSTEE


        Wells Fargo Bank, National Association (formerly Wells Fargo Bank Minnesota, N.A.) is the trustee for the Notes. Its principal executive offices are located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. Its telephone number is (612) 316-4305.

















                                        2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                SUMMARY DESCRIPTION OF THE NOTES AND COMMON STOCK

NOTES

Issuer................................    Penn Treaty American Corporation.

Debt Securities Offered...............    $14 million aggregate principal amount
                                          of 6 1/4% Convertible Subordinated
                                          Notes due 2008 issued on February 2,
                                          2004 (the "Series 1 Notes") under an
                                          indenture between Penn Treaty and
                                          Wells Fargo Bank Minnesota, N.A., as
                                          trustee.


                                          $2 million aggregate principal amount
                                          of 6 1/4% Convertible Subordinated
                                          Notes due 2008 issued on February 19,
                                          2004 (the "Series 2 Notes") under an
                                          indenture between Penn Treaty and
                                          Wells Fargo Bank Minnesota, N.A., as
                                          trustee.

                                          $10 million aggregate principal amount
                                          of 6 1/4% Convertible Subordinated
                                          Notes due 2008 issued on November 24,
                                          2004 (the "Series 3 Notes" and,
                                          together with the Series 1 Notes and
                                          the Series 2 Notes, the "Notes") under
                                          an indenture between Penn Treaty and
                                          Wells Fargo Bank, National
                                          Association, as trustee.


Maturity Date.........................    October 15, 2008

Interest..............................    The Notes accrue interest at the rate
                                          of 6 1/4% per annum, payable
                                          semiannually on April 15 and October
                                          15 of each year.

Conversion............................    The Notes are convertible into shares
                                          of our common stock, at a conversion
                                          price of $1.75 per share, at any time.
                                          If a Note is called for redemption,
                                          the holder is entitled to convert it
                                          at any time before the close of
                                          business on the last business day
                                          prior to the redemption date. If any
                                          Notes are converted prior to October
                                          15, 2005, we will be required to pay
                                          the holders of those Notes an amount
                                          equal to the interest that would have
                                          been otherwise earned on those Notes
                                          between the date of conversion and
                                          October 15, 2005, discounted from
                                          October 15, 2005 to present value
                                          using a rate of 6.25% with simple
                                          interest over a 360-day year. We may,
                                          at our sole discretion, pay the
                                          interest in cash or in shares of
                                          common stock. If we elect to pay the
                                          interest in common stock, we will
                                          determine the number of shares to be
                                          issued based on a per share value
                                          equal to 90% of the average closing
                                          prices of the common stock for the
                                          five trading days immediately
                                          preceding the conversion date.

Mandatory Conversion..................    If the average closing share price of
                                          our common stock for any 15
                                          consecutive trading days beginning on
                                          or after October 15, 2005 is at least
                                          10% greater than the conversion price
                                          of the Notes (i.e., $1.93) and we have
                                          sufficient shares


                                        3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                          of common stock available for
                                          issuance, then holders of the Notes
                                          are required to convert their Notes
                                          into common stock at the conversion
                                          price of $1.75.

Optional Redemption...................    The Notes are redeemable, in whole or
                                          in part, at our option, at any time,
                                          after October 15, 2005, at a price
                                          equal to 100% of the principal amount
                                          of the Notes plus accrued and unpaid
                                          interest.

Mandatory Redemption..................    In the event of a Change of Control
                                          (as defined herein) of Penn Treaty, a
                                          holder of the Notes will have the
                                          right, at the holder's option, to
                                          require us to repurchase all or any
                                          part of the holder's Notes, provided
                                          that the principal amount must be
                                          $1,000 or an integral multiple of
                                          $1,000, at a price equal to 101% of
                                          the principal amount of such holder's
                                          Notes plus accrued and unpaid
                                          interest.


Ranking; Subordination................    The Notes are general unsecured
                                          obligations of Penn Treaty, are PARI
                                          PASSU with Penn Treaty's two other
                                          series of 6 1/4% convertible
                                          subordinated notes due 2008 and are
                                          subordinated in right of payment to
                                          all future senior indebtedness of Penn
                                          Treaty. Penn Treaty does not currently
                                          have any senior indebtedness
                                          outstanding. In addition, because our
                                          operations are conducted through
                                          subsidiaries, claims of holders of
                                          indebtedness of such subsidiaries, as
                                          well as claims of regulators and
                                          creditors of such subsidiaries, will
                                          have priority with respect to the
                                          assets and earnings of such
                                          subsidiaries over the claims of
                                          creditors of Penn Treaty, including
                                          the Note holders. The indentures for
                                          the Series 1 Notes, the Series 2 Notes
                                          and the Series 3 Notes do not limit
                                          the amount of additional indebtedness
                                          that Penn Treaty can create, incur,
                                          assume or guarantee, nor do the
                                          indentures for the Series 1 Notes, the
                                          Series 2 Notes and the Series 3 Notes
                                          limit the amount of indebtedness that
                                          any subsidiary can create, incur,
                                          assume or guarantee.

Listing...............................    The Notes are not listed for trading
                                          on any national securities exchange or
                                          authorized to be quoted in any inter-
                                          dealer quotation system of any
                                          national securities association and we
                                          do not intend to apply for either
                                          listing or quotation. Several
                                          securities firms, including
                                          Philadelphia Brokerage Corporation,
                                          facilitate purchases and sales of Penn
                                          Treaty's two other series of 6 1/4%
                                          convertible subordinated notes due
                                          2008 that are registered and following
                                          the effectiveness of the registration
                                          statement, we expect such firms to do
                                          so with respect to the Notes as well.
COMMON STOCK


Issuer................................    Penn Treaty American Corporation.


                                        4
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Equity Securities Offered.............    14,857,143 shares of common stock, par
                                          value $.10 per share, issuable upon
                                          the conversion of the Notes, up to
                                          355,326 additional shares of common
                                          stock issuable at our option as
                                          payment of discounted interest on any
                                          Notes converted prior to October 15,
                                          2005 from the date of conversion to
                                          October 15, 2005 and 100,000
                                          additional shares of common stock that
                                          were issued in two private placements
                                          to individuals affiliated with
                                          Philadelphia Brokerage Corporation,
                                          which has acted as a placement agent
                                          in certain of our private placements
                                          and which we have retained to provide
                                          us with certain professional services.
                                          The number of shares issuable as
                                          payment of discounted interest on
                                          Notes converted prior to October 15,
                                          2005 will vary based on our stock
                                          price and the number of days remaining
                                          until October 15, 2005.


Listing...............................    The common stock currently trades on
                                          the New York Stock Exchange under the
                                          symbol "PTA."


Market Price..........................    On May 10, 2005, the closing price per
                                          share of our common stock on the New
                                          York Stock Exchange was $2.10.


Dividends.............................    We have never paid any
                                          dividends and have no present
                                          intention to pay any dividends
                                          in the foreseeable future.


                       RATIO OF EARNINGS TO FIXED CHARGES

         (IN THOUSANDS $)                                 TWELVE MONTHS ENDED DECEMBER 31,
                                        -------------------------------------------------------------------
                                            2000         2001(1)       2002(1)       2003(1)        2004
                                        ------------  ------------  ------------  ------------  ------------
Fixed charges, as defined:
   Interest on long-term debt           $      5,134  $      4,999  $      5,733  $      7,024  $     8,797
   Amortization of debt expense                  359           359           303           580          933
   Amortization of discount on
     long-term debt.......                         -             -             -           412          820
   Estimated interest component
     of operating rentals.                       229           187           306           385          387
                                        ------------  ------------  ------------  ------------  ------------
   Total fixed charges....              $      5,722  $      5,545  $      6,342  $      8,401  $    10,937
                                        ============  ============  ============  ============  ============
Earnings, as defined:
   Net income.............              $     21,811  $    (49,699) $    (31,743) $    (13,170) $    20,536
Add (Deduct):
   Cumulative effect of
     accounting change....                         -             -         5,151            --            -
   Income taxes...........                    11,214       (16,877)      (13,728)       (2,992)      15,676
   Total fixed charges as above                5,722         5,545         6,342         8,401       10,937
                                        ------------  ------------  ------------  ------------  ------------
   Total earnings.........              $     38,747  $    (61,031) $    (33,978) $     (7,761) $    47,149
                                        ============  ============  ============  ============  ============
   Ratio of earnings to fixed charges           6.8x                                                  4.3x

(1) In 2001, 2002 and 2003, earnings were deficient to cover fixed charges by $66,576, $40,320 and $16,162, respectively.


                                        5
--------------------------------------------------------------------------------

                                  RISK FACTORS

        BEFORE DECIDING TO INVEST IN OUR SECURITIES YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW AND THE RISKS SET FORTH IN ANY PROSPECTUS SUPPLEMENT, AS WELL AS OTHER INFORMATION WE INCLUDE OR INCORPORATE BY REFERENCE IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION IN THE REPORTS THAT WE FILE WITH THE SEC. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE DO NOT PRESENTLY KNOW ABOUT, THAT WE CURRENTLY BELIEVE ARE IMMATERIAL OR WHICH ARE SIMILAR TO THOSE FACED BY OTHER COMPANIES IN OUR INDUSTRY OR BUSINESS IN GENERAL, MAY ALSO ADVERSELY IMPACT OUR BUSINESS. IF ANY OF THE RISKS DESCRIBED ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN SUCH CASE, THE PRICE OF OUR SECURITIES COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO THE NOTES


THE NOTES ARE SUBORDINATED TO ANY FUTURE SENIOR INDEBTEDNESS.

        The Notes are subordinated to any future senior indebtedness, as defined in the indentures. The Notes rank PARI PASSU with our two other series of 6 1/4% convertible subordinated notes due 2008. As of the date of this prospectus, WE have no indebtedness outstanding that will rank senior to the Notes. However, because our operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors (including policyholders) of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Penn Treaty, including the Note holders.


IF THE MARKET PRICE OF OUR COMMON STOCK IS LOWER THAN THE CONVERSION PRICE OF THE NOTES, THE CONVERSION OF THE NOTES MAY NOT BE PRACTICABLE OR PROFITABLE.


        The conversion price for the Notes is $1.75 per share of common stock. As of May 10, 2005, the closing price per share for our common stock on the New York Stock Exchange was $2.10. However, if the market price for our common stock falls below the conversion price for the Notes, the conversion of the Notes may not be practicable or profitable because a holder would be paying more for our shares of common stock by converting the Notes than he or she would have to pay for the same shares on the open market.

THE CONVERSION OF THE NOTES, THE CONVERSION OF OUR TWO OTHER SERIES OF 6 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008, THE EXERCISE OF OUR OUTSTANDING WARRANTS AND STOCK OPTIONS AND ANY FUTURE ISSUANCES OF NEW SHARES OF OUR COMMON STOCK WILL RESULT IN SIGNIFICANT DILUTION TO OUR THEN-EXISTING SHAREHOLDERS.

        The conversion of the Notes and our two other series of 6 1/4% convertible subordinated notes due 2008 would represent significant dilution to our then-existing shareholders. Also, if holders elect to convert the Notes or our two other series of 6 1/4% convertible subordinated notes due 2008 into shares of our common stock prior to October 15, 2005, we may issue additional shares of common stock as payment of a discounted amount of interest that would otherwise be payable through that date. In addition, we have granted warrants to Centre Solutions (Bermuda) Limited, which are exercisable until December 31, 2007 for preferred stock convertible into 15% of our then-outstanding common stock after conversion on a fully diluted basis and an additional 20% of our then-outstanding common stock after conversion on a fully diluted basis in the event that we do not commute (i.e., recapture the statutory reserve liabilities on the underlying policies) our reinsurance agreement at or prior to December 31, 2007. We anticipate that, to finance the growth of our business adequately, we may offer and sell notes or other debt obligations convertible into shares of our common stock or shares of common stock in the future.

The occurrence of any or all of the foregoing will result in significant additional dilution to our then-existing shareholders.


THERE IS NO ESTABLISHED MARKET FOR THE NOTES AND THEY MAY BE DIFFICULT TO SELL.


        We do not intend to list the Notes for trading on any national securities exchange or to cause them to be quoted in any inter-dealer quotation system. Whether a market develops for the Notes and, if so, the liquidity of Notes within such market, will depend on the number of holders of the Notes, our financial performance and the market for similar securities. We cannot assure you that an active trading market for the Notes will develop or, if it does, at what prices the Notes may trade.


WE COULD BE REQUIRED TO REDUCE CERTAIN TAX ATTRIBUTES (SUCH AS CREDITS, LOSSES, ETC.) AND THEREBY OWE GREATER FEDERAL INCOME TAXES.

        The Internal Revenue Service has established rules that potentially limit or defer a company's use of prior period net operating loss carryforwards for tax purposes in the event that a majority of the company's common stock ownership changes within any consecutive three-year period. Due to the issuance of additional shares of our common stock since May 2001, we have become subject to these limitations or deferrals and have established a valuation allowance against the use of our net operating loss carryforwards. However, if our interpretation of the rules is incorrect, our valuation allowance is insufficient, or if we generate future losses that limit our ability to use these net operating losses further, we could be required to reduce certain of our tax attributes further and thereby owe greater taxes. The payment of greater taxes would also adversely affect our statutory surplus. It is not possible for us to quantify the impact of such a further reduction in tax attributes and we are not certain that any such reduction would be required. However, such reduction could have a material impact upon our financial condition and results of operations.


WE HAVE SIGNIFICANT CONVERTIBLE DEBT AND MAY BE UNABLE TO SERVICE AND REPAY OUR DEBT OBLIGATIONS, WHICH COULD CAUSE A PAYMENT DEFAULT.

        We are an insurance holding company whose assets principally consist of the capital stock of our operating subsidiaries. Our ability to redeem, repurchase or make interest payments on our outstanding convertible debt is dependent upon the ability of our subsidiaries to pay cash dividends or make other cash payments to us. Our insurance subsidiaries are subject to state laws and regulations and the Plan with the Department, which restrict their ability to pay dividends and make other payments to us and could require the parent to make further capital contributions to their surplus in the future.

        Our ability to service our debt obligations is dependent upon our parent company expenses and liquidity and agency dividend capabilities. If our debt is not converted into shares of our common stock, if we are unable to generate sufficient funds through operations or raise additional capital to meet our debt service obligations in or after October 2006 or if our assumptions about our ability to service our debt prior to October 2006 are not correct, we may default on our debt obligations, which could result in our having to cease doing business.


RISKS RELATED TO PENN TREATY


OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED IF WE WERE UNABLE TO CONTINUE SELLING POLICIES OR ARE UNSUCCESSFUL IN RECOMMENCING NEW POLICY SALES IN A FEW KEY STATES.

        Historically, our business has been concentrated in a few key states. During 2004, approximately 43% of our direct premium revenue came from sales of policies in California, Florida and Pennsylvania.

Although, we have recommenced new policy sales in 41 states, including California, Florida and Pennsylvania, we have not yet recommenced new policy sales in nine other states. We are working with the remaining states to recommence sales in all jurisdictions.

        We have agreed to conditions for the recommencement of business in California, Florida, Illinois and Pennsylvania. If we were found not to be in compliance with these conditions, we could be forced to stop new policy sales. Each state insurance department may impose its own conditions on our recommencing or continuing new policy sales in its state. If we are unable to continue selling new policies in our key states, our financial condition and results of operations could be materially adversely affected.


WE MAY NOT HAVE ENOUGH STATUTORY CAPITAL AND SURPLUS TO CONTINUE TO WRITE BUSINESS.


        Our continued ability to write business is dependent on maintaining adequate levels of statutory capital and surplus to support the policies we write. Our new business writing typically results in net losses on a statutory basis during the early years of a policy. The resulting reduction in statutory surplus, or surplus strain, limits our ability to seek new business due to statutory restrictions on premium to surplus ratios and statutory surplus requirements. If we cannot generate sufficient statutory surplus to maintain minimum statutory requirements through increased statutory profitability, reinsurance or other capital generating alternatives, we will be limited in our ability to realize additional premium revenue from new business writing, which could have a material adverse effect on our financial condition and results of operations or, in the event that our statutory surplus is not sufficient to meet minimum premium to surplus and risk based capital ratios in any state, we could be prohibited from writing new policies in such state.


WE COULD SUFFER A LOSS IF OUR PREMIUM RATES ARE NOT ADEQUATE AND WE ARE UNABLE TO OBTAIN NECESSARY STATE APPROVALS FOR PREMIUM RATE INCREASES.


        We set our premiums based on assumptions about numerous variables, including our estimate of the probability of a policyholder making a claim, the severity and duration of such claim, the mortality rate of our policyholders, the persistency or renewal of our policies in-force and the amount of interest we expect to earn from the investment of premiums. In setting premium rates, we consider historical claims information, industry statistics and other factors.

        Based on our recent studies, we believe that the policies we currently offer are priced to provide a satisfactory profit margin. However, those studies also suggest that certain of our older policies are only marginally profitable and some are unprofitable. As a result, we commenced efforts to obtain premium rate increases on such polices, which may include some policies that previously received a premium rate increase. If our actual experience proves to be less favorable than we assumed, our financial condition and results of operations could be materially adversely affected.

        We generally cannot raise our premium rates in any state unless we first obtain the approval of the insurance regulator in that state. We cannot assure you that we will be able to obtain approval for premium rate increases from existing requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for a premium rate increase in one or more states, our financial condition and results of operations could be materially adversely affected.

        Premium rate increases could lead to anti-selection, which is the lapsation of policies held by healthier policyholders. Anti-selection could cause our actual claims experience to exceed our expectations based on the higher risk of the remaining policyholders. As a result, our financial condition and results of operations could be materially adversely affected.

OUR RESERVES FOR CURRENT AND FUTURE CLAIMS MAY BE INADEQUATE AND ANY INCREASE TO SUCH RESERVES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


        We calculate and maintain reserves for current and future claims using assumptions about numerous variables, including our estimate of the probability of a policyholder making a claim, the severity and duration of such claim, the mortality rate of our policyholders, the persistency or renewal of our policies in-force and the amount of interest we expect to earn from the investment of premiums. The adequacy of our reserves depends on the accuracy of our assumptions. We cannot assure you that our actual experience will not differ from the assumptions used in the establishment of reserves. Any variance from these assumptions could have a materially adverse effect on our financial condition and results of operations.


OUR UNAMORTIZED DEFERRED POLICY ACQUISITION COST ASSET MAY NOT BE FULLY RECOVERABLE, WHICH WOULD RESULT IN AN IMPAIRMENT CHARGE AND COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


        In connection with the sale of our insurance policies, we defer and amortize the policy acquisition costs over the related premium paying periods throughout the life of the policy. These costs include all expenses that are directly related to, and vary with, the acquisition of the policy, including commissions, underwriting and other policy issue expenses. The amortization of deferred policy acquisition costs ("DAC") is determined using the same projected actuarial assumptions used in computing policy reserves. DAC can be affected by unanticipated terminations of policies because, upon such terminations, we are required to expense fully the DAC associated with the terminated policies. In addition, we review and update the assumptions underlying DAC and our policy reserves to reflect current experience on a quarterly basis. If, based on that review we determine that our DAC is not fully recoverable, we would impair the value of our DAC and would fully expense the impaired amount. As a result, our financial condition and results of operations could be materially adversely affected.


DECLINES IN THE VALUE OF, OR THE YIELD ON, OUR NOTIONAL EXPERIENCE ACCOUNT OR OUR INVESTMENT PORTFOLIO COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


        Our reinsurance agreement with Centre Solutions (Bermuda) Limited reinsures, on a quota share basis, substantially all of our long-term care insurance policies in-force at December 31, 2001 under statutory accounting rules. The reinsurer maintains a notional experience account for our benefit in the event of commutation. The notional experience account reflects the initial premium paid, subsequent premiums collected net of claims, expenses and accumulated investment earnings. The notional experience account balance receives an investment credit based on the total return of a series of benchmark indices and hedges, which are designed to match closely the duration of our reserve liabilities. As a result, we have experienced, and may continue to experience, significant volatility in our financial condition and results of operations.


        Income from our investment portfolio is an element of our overall net income. We are susceptible to changes in market interest rates when cash flows from maturing investments are reinvested at prevailing market rates. If our investments do not perform well, our financial condition and results of operations could be materially adversely affected.

        In addition, in establishing the level of our reserves for future policy claims and benefits, we make assumptions about the performance of our investments. If our investment income or the capital gains in our portfolio are lower than expected, we may have to increase our reserves, which could materially adversely affect our financial condition and results of operations.

OUR REINSURANCE AGREEMENT WITH CENTRE SOLUTIONS (BERMUDA) LIMITED IS SUBJECT TO AN AGGREGATE LIMIT OF LIABILITY, WHICH, IF EXCEEDED, COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        Our reinsurance agreement with Centre Solutions (Bermuda) Limited is subject to certain coverage limitations and an aggregate limit of liability. The aggregate limit of liability may be reduced if we are unable to obtain premium rate increases deemed necessary under the provisions of the agreement or if certain other events occur. If the aggregate limit of liability is expected to be exceeded, we would be unable to receive full statutory credit for the cession of our reserves, resulting in the reduction of our statutory surplus and the possible breach of this provision of the Plan.

        In the event that (1) the reinsurer's limit of liability is reduced or exceeded, (2) the reinsurance agreement is cancelled, (3) the reinsurer is not able to satisfy its obligations to us or (4) we breach the Plan, our financial condition, results of operations and statutory surplus could be materially adversely affected.


WE MAY HAVE INSUFFICIENT CAPITAL AND SURPLUS TO COMMUTE OUR REINSURANCE AGREEMENT WITH CENTRE SOLUTIONS (BERMUDA) LIMITED, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND CAUSE SUBSTANTIAL DILUTION TO SHAREHOLDERS.


        We are entitled to commute the our reinsurance agreement with Centre Solutions (Bermuda) Limited on December 31, 2007 or any December 31 thereafter. To be able to do so, we would be required to have amounts of statutory capital and surplus which would support recapturing the statutory liability for such policies. We do not currently have enough statutory capital and surplus to do so. While we believe, based upon our most recent projections and modeling, that it is probable that our business will be sufficiently profitable in the future such that we will have a sufficient amount of statutory capital and surplus to do so by December 31, 2007 and that viable alternatives, such as new reinsurance opportunities or additional capital issuances, are available to enable us to commute the agreement, there is no assurance that we will be able to commute the reinsurance agreement.

        If we do not commute the agreement on December 31, 2007, the amounts assessed against our notional experience account to Centre Solutions (Bermuda) Limited under the reinsurance agreement will be substantially increased. In addition, in such circumstances, Centre Solutions (Bermuda) Limited would become entitled to exercise a fourth tranche of warrants. The warrants are exercisable for convertible preferred stock which, if converted, and when combined with the potential conversion of preferred stock issuable upon exercise of the first three tranches of warrants (which would expire on December 31, 2007 if unexercised), would result in the issuance to Centre Solutions (Bermuda) Limited of approximately 35% of our common stock outstanding after such issuance on a fully diluted basis. The issuance of such shares would substantially dilute the interest of our then-existing shareholders.

POLICIES ISSUED ON OR AFTER AUGUST 1, 2004 ARE NOT REINSURED AND OUR INABILITY TO FIND A REINSURER COULD LIMIT OUR ABILITY TO ISSUE NEW POLICIES WITHOUT REDUCING OUR STATUTORY SURPLUS AND MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        On March 29, 2004, Centre Solutions (Bermuda) Limited notified us that, for reasons unrelated to us, it would discontinue its quota share reinsurance of new long-term care insurance policies issued after July 31, 2004. Policies issued prior to August 1, 2004 will be unaffected by the termination of the agreement. We have been attempting to obtain alternative reinsurance since March 29, 2004 but have not been successful. In the event that we are unable to obtain reinsurance from another carrier for policies issued on or after August 1, 2004, or find other sources of statutory surplus, our ability to issue new business without reducing statutory surplus could be limited and our financial condition and results of operations could be materially adversely affected.

OUR REINSURERS MAY NOT SATISFY THEIR OBLIGATIONS TO US, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        We obtain reinsurance from unaffiliated reinsurers, in addition to Centre Solutions (Bermuda) Limited, on certain of our policies. Although each reinsurer is liable to us to the extent the risk is transferred to such reinsurer, reinsurance does not relieve us of liability to our policyholders. Accordingly, we bear credit risk with respect to all of our reinsurers. We cannot assure you that our reinsurers will pay all of our reinsurance claims or that they will pay our reinsurance claims on a timely basis. The failure of our reinsurers to make such payments could have a material adverse effect on our financial condition and results of operations.


        PTNA is a party to a reinsurance agreement to cede the risk of certain home health care claims that extend beyond 36 months. Reinsurance recoverables related to this agreement were approximately $11.2 million at December 31, 2004. The reinsurer has notified PTNA that it believes that the Company breached this agreement by entering into the 2001 Centre agreement without the prior written approval of the reinsurer. The ultimate resolution of this dispute cannot be determined at this time.


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH INSURERS THAT HAVE GREATER FINANCIAL RESOURCES OR BETTER FINANCIAL STRENGTH RATINGS.


        We sell our products in highly competitive markets. We compete with large national insurers, smaller regional insurers and specialty insurers. Many insurers are larger than we are and many have greater resources and better financial strength ratings than we do. Most insurers also have not experienced the regulatory problems we have faced. In addition, we are subject to competition from insurers with broader product lines. We also may be subject, from time to time, to new competition resulting from changes in Medicare benefits, as well as from insurance carriers introducing products similar to those offered by us.


        The financial strength ratings assigned to our insurance company subsidiaries by A.M. Best Company, Inc. and Standard & Poor's Insurance Rating Services, two independent insurance industry rating agencies, affect our ability to expand and to attract new business. A.M. Best's ratings for the industry range from "A++ (superior)" to "F (in liquidation)." Standard & Poor's ratings range from "AAA (extremely strong)" to "CC (extremely weak)." A.M. Best and Standard & Poor's insurance company ratings are based upon factors of concern to policyholders and insurance agents and are not directed toward the protection of investors. Our subsidiaries that are rated have A.M. Best ratings of "B- (fair)" and Standard & Poor's ratings of "B- (weak) with positive outlook."

        Certain distributors will not sell our products unless we have a more favorable financial strength rating. Similarly, certain prospective customers may decline to purchase new policies because of a perceived risk of non-payment of policy benefits due to our financial condition. Our inability to achieve improved ratings could have a material adverse effect on our financial condition and results of operations.

WE MAY SUFFER REDUCED INCOME IF GOVERNMENTAL AUTHORITIES CHANGE THE REGULATIONS APPLICABLE TO THE INSURANCE INDUSTRY.

        Our insurance subsidiaries are subject to comprehensive regulation by state insurance regulatory authorities. The laws of the various states establish insurance departments with broad powers with respect to such things as licensing companies to transact business, licensing agents, prescribing accounting principles and practices, admitting statutory assets, mandating certain insurance benefits, regulating premium rates, approving policy forms, regulating unfair trade, regulating market conduct and claims practices, establishing statutory reserve requirements and solvency standards, limiting dividends, restricting certain transactions between affiliates and regulating the types, amounts and statutory valuation of investments. The primary purpose of such regulation is to protect policyholders, not shareholders.


        State legislatures, state insurance regulators and the National Association of Insurance Commissioners ("NAIC") continually reexamine existing laws and regulations, and may impose changes in the future that materially adversely affect our financial condition and results of operations and could make it difficult or financially impracticable to continue doing business. Some states limit premium rate increases on long-term care insurance products and other states have considered doing so. Because insurance premiums are our primary source of income, our financial condition and results of operations could be materially adversely affected by any of these changes.

        Certain legislative proposals could, if enacted or further refined, materially adversely affect our financial condition and results of operations. These include the implementation of minimum consumer protection standards for inclusion in all long-term care policies, including: guaranteed premium rates; protection against inflation; limitations on waiting periods for pre-existing conditions; setting standards for sales practices for long-term care insurance; and guaranteed consumer access to information about insurers, including lapse and replacement rates for policies and the percentage of claims denied. In addition, recent Federal financial services legislation requires states to adopt laws for the protection of consumer privacy. Compliance with various existing and pending privacy requirements also could result in significant additional costs to us.


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE CANNOT RECRUIT AND RETAIN INSURANCE AGENTS.


        We distribute our products principally through independent agents whom we recruit and train to market and sell our products. We also engage field marketing organizations from time to time to recruit independent agents and develop networks of agents in various states. We compete vigorously with other insurance companies for productive independent agents, primarily on the basis of our financial position, support services, compensation and product features. When we ceased new policy sales in 2001, many of our agents began selling more long-term care insurance products issued by our competitors. We may not be able to attract (or in the case of agents who have begun writing long-term care products for our competitors, to re-engage) and retain independent agents to sell our products, especially if we are unable to obtain permission to recommence new policy sales in the nine states where we are currently not permitted to offer new policies. Because our future profitability depends primarily on new policy sales, our business and ability to compete would suffer if we are unable to recruit and retain insurance agents or if we lost the services provided by our field marketing organizations.


LITIGATION MAY RESULT IN FINANCIAL LOSSES OR HARM OUR REPUTATION AND MAY DIVERT MANAGEMENT RESOURCES.


        Current and future litigation may result in financial losses, harm our reputation and require the dedication of significant management resources. We are regularly involved in litigation. The litigation naming us as a defendant ordinarily involves our activities as an insurer. In recent years, many insurance companies, including us, have been named as defendants in class actions relating to market conduct or sales practices, and other long-term care insurance companies have been sued when they sought to implement premium rate increases. See "Business--Legal Proceedings" for a description of current legal proceedings.

CERTAIN ANTI-TAKEOVER PROVISIONS IN STATE LAW AND OUR ARTICLES OF INCORPORATION MAY MAKE IT MORE DIFFICULT TO ACQUIRE US AND THUS MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

        Our Restated and Amended Articles of Incorporation, the Pennsylvania Business Corporation Law of 1988, as amended, and the insurance laws of states in which our insurance subsidiaries do business contain certain provisions which could delay or impede the removal of incumbent directors and could make a merger, tender offer or proxy contest involving us difficult, or discourage a third party from attempting to acquire control of us, even if such a transaction would be beneficial to our shareholders. In particular, the classification and three-year terms of our directors could have the effect of delaying a change in control. Insurance laws and regulations of Pennsylvania and New York, our insurance subsidiaries' states of domicile, prohibit any person from acquiring control of us, and thus indirect control of our insurance subsidiaries, without the prior approval of the insurance commissioners of those states.

OUR FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING COULD AFFECT OUR ABILITY TO PRODUCE RELIABLE FINANCIAL REPORTS AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR STOCK PRICE.

        The Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer and the Company's Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures pursuant to Exchange Act Rule 13a-15 as of December 31, 2004. Based upon that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that the Company's disclosure controls and procedures were not effective because in March 2005, in conjunction with the preparation of the financial statements for the year ended December 31, 2004, the Company concluded that certain policy riders were not reserved for in prior years. The premiums associated with the policies were properly billed and any claims incurred on these policies were properly paid. However, the policy riders were not properly identified in the data utilized to calculate policy reserves. Therefore, the Company determined that it did not properly account for benefits expense and policy reserves. As a result of this conclusion, the Company restated its previously issued financial statements for the years ended December 31, 2003 and 2002 to reflect the inclusion of the policy riders. In determining whether this control deficiency constitutes a material weakness, the Company referred to PCAOB Auditing Standard No. 2, "An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements" noting that a material weakness is defined as a significant deficiency that, by itself, or in a combination with other significant deficiencies, results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The Company concluded that the omission of the policy riders from benefits expense and policy reserves was a material weakness. During the first fiscal quarter of 2005, the Company implemented a process to identify all policies issued with an inflation rider and cross-referenced the list of policies identified to the data utilized to calculate policy reserves to ensure that the policy rider is properly identified. However, our failure to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting in the future could affect our ability to produce reliable financial reports and could have a material adverse effect on our stock price, especially once we become subject to Section 404 of the Sarbanes-Oxley Act of 2002, which requires management to assess and report on the effectiveness of our internal control over financial reporting and that our independent registered public accounting firm attest to and report on management's assessment.

FORWARD LOOKING STATEMENTS

        Certain statements made by us in this prospectus may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results of our operations will not differ materially from our expectations. An investment in our securities includes certain risks, which may be specific to us or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include, among others, our ability to comply with the Corrective Action Plan, the Florida Consent Order, the orders or directives of other states in which we do business or any special provisions imposed by states in connection with the resumption of writing new business, our ability to commute our reinsurance agreement and to recapture our reinsured policies and accumulated notional experience account balance, whether our Corrective Action Plan will be accepted and approved by all states, our ability to meet our future risk-based capital goals, the adverse financial impact of suspending new business sales, our ability to raise adequate capital to meet regulatory requirements and to support anticipated growth, our ability to refinance, convert or repay our convertible subordinated notes, the cost associated with recommencing new business sales, liquidity needs and debt obligations, the adequacy of our loss reserves and the recoverability of our DAC asset, our ability to sell insurance products in certain states, our ability to enter into a reinsurance agreement for policies sold after July 31, 2004, our ability to resume generating new business in all states, our ability to comply with government regulations and the requirements which may be imposed by state regulators as a result of our capital and surplus levels, the ability of senior citizens to purchase our products in light of the increasing costs of health care, our ability to defend ourselves against adverse litigation, and our ability to recapture, expand and retain our network of productive independent agents, especially in light of the suspension of new business.

                                 USE OF PROCEEDS

        All sales of the Notes or Common Stock will be by or for the account of the selling securityholders listed in this prospectus or any prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the Notes or the Common Stock.

             MARKET PRICE, DIVIDENDS AND RELATED SHAREHOLDER MATTERS

        Our common stock is traded on the New York Stock Exchange under the symbol "PTA." As of March 18, 2005, there were 423 record holders of our common stock. On May 10, 2005, the last sale price of our common stock, as reported on the New York Stock Exchange, was $2.10 per share. The following table indicates the high and low sale prices of our common stock as reported on the New York Stock Exchange during the periods indicated.

                                            HIGH        LOW
                                         ----------   -------
                2004
                     1st Quarter           $ 2.27     $ 1.50
                     2nd Quarter             2.24       1.85
                     3rd Quarter             2.19       1.37
                     4th Quarter             2.11       1.47

                2003
                     1st Quarter           $ 2.37     $ 1.25
                     2nd Quarter             1.95       1.40
                     3rd Quarter             2.67       1.73
                     4th Quarter             2.10       1.47

        We have never paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. It is our present intention to retain any future earnings to support the continued growth of our business. Any future payment of dividends is subject to the discretion of the board of directors and is dependent, in part, on any dividends we may receive from our subsidiaries. The payment of dividends by our subsidiaries is dependent on a number of factors, including their respective earnings and financial condition, business needs and capital and surplus requirements, and is also subject to certain regulatory restrictions and the effect that such payment would have on their financial strength ratings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Insurance Industry Rating Agencies" and "Business--Government Regulation."

                                    BUSINESS


        CERTAIN STATEMENTS MADE BY US IN THIS PROSPECTUS MAY BE CONSIDERED FORWARD-LOOKING WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALTHOUGH WE BELIEVE THAT OUR EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF OUR KNOWLEDGE OF OUR BUSINESS AND OPERATIONS, THERE CAN BE NO ASSURANCE THAT OUR ACTUAL RESULTS OF OPERATIONS WILL NOT DIFFER MATERIALLY FROM OUR EXPECTATIONS. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS INCLUDE THOSE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 6.

THE COMPANY AND THE LONG-TERM CARE INSURANCE INDUSTRY

        We are a leading provider of long-term care insurance in the United States. Our principal products are individual, defined benefit accident and health insurance policies covering long-term care services, including confinement to nursing facilities and assisted living facilities, as well as home health care. Our policies are designed to provide meaningful benefits if and when the insured is no longer capable of functioning independently. We also own insurance agencies that sell senior-market insurance products issued by us as well as other insurers.

        We introduced our first long-term nursing home insurance product in 1972 and our first home health care insurance product in 1983. Since then we have developed several new products designed to meet the changing needs of our customers that were the first of their kind in the long-term care industry. Our primary product offerings are:

        o The Assisted Living Plus(R) policy, which provides coverage for all levels of facility care and includes an optional home health care rider;
        o The Personal Freedom(R) policy, which provides comprehensive coverage for facility and home health care;
        o The Independent Living(R) policy, which provides coverage for home and community-based care furnished by licensed care providers, as well as unlicensed caregivers;
        o The Post Acute Recovery policy, which provides coverage for short-term recuperative care received in a long-term care facility, or the policyholder's home;
        o The Secured Risk(R) product, which is a limited benefit policy designed for substandard risks; and
        o Simple LTC SolutionSM, which offers a new and simplified approach to long-term care insurance, and includes innovative features, such as a policyholder co-payment for covered services.

        Although nursing home and home health care policies accounted for approximately 95% of our total annualized premiums in-force as of December 31, 2004, we also market and sell Medicare supplement policies.

        We maintain and administer one of the largest individual long-term care insurance portfolios in the industry. Our sales and marketing efforts through our independent agency distribution channels were very successful between 1995 and 2000 as total in-force premiums grew at a compound annual rate of approximately 29% from $102 million to $360 million. Our total long-term care in-force premiums were approximately $326 million at December 31, 2004.

        In 2001, we ceased new policy sales nationwide as a result of insufficient statutory surplus levels until we formulated a Corrective Action Plan (the "Plan") with the Pennsylvania Insurance Department (the "Department"). Both Penn Treaty Network America Insurance Company ("PTNA") and American Network Insurance Company ("ANIC"), which represent approximately 91% and 8% of our direct premium revenue, respectively, are subject to the Plan. Upon the Department's approval of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have now recommenced new policy sales in 18 additional states, including Florida and California (both subject to Corrective Orders). Florida, California and Pennsylvania accounted for approximately 16%, 15% and 12%, respectively, of our direct premium revenue for the year ended December 31, 2004. We are working with the remaining states to recommence new policy sales in all jurisdictions.

        As part of the Plan, effective December 31, 2001, we entered into a reinsurance agreement with Centre Solutions (Bermuda) Limited to reinsure, on a quota share basis, substantially all of our respective long-term care insurance policies then in-force. The agreement is subject to certain coverage limitations and an aggregate limit of liability, which may be reduced if we are unable to obtain premium rate increases required by the agreement. The agreement meets the requirements to qualify as reinsurance for statutory accounting, but not for generally accepted accounting principles ("GAAP"). As the agreement is treated as reinsurance for statutory accounting purposes, it results in the cession (or removal) of substantially all of PTNA's and ANIC's policy reserve and claim reserve liabilities for statutory accounting purposes.

CORPORATE BACKGROUND

        Penn Treaty is registered and approved as a holding company under the Pennsylvania Insurance Code. Penn Treaty was incorporated in Pennsylvania on May 13, 1965 under the name Greater Keystone Investors, Inc. and changed its name to Penn Treaty American Corporation on March 25, 1987. Our primary business is the sale of long-term care insurance, which we conduct through the following subsidiaries:

        o Penn Treaty Network America Insurance Company -- a Pennsylvania-based insurance company;
        o American Network Insurance Company -- a Pennsylvania-based insurance company; and
        o American Independent Network Insurance Company of New York -- a New York-based insurance company.

        We also conduct insurance agency operations through the following subsidiaries:

        o Senior Financial Consultants Company--a Pennsylvania-based insurance agency brokerage;
        o United Insurance Group Agency, Inc.--a Michigan-based consortium of long-term care insurance agencies; and
        o Network Insurance Senior Health Division--a Florida-based insurance agency brokerage.

THE LONG-TERM CARE INSURANCE INDUSTRY

        Based on the 2004 Annual Survey by LIMRA International:

        o Industry-wide long-term care insurance sales were down by 25% in 2004, on a premium basis, primarily due to premium rate increases on older polices and higher premium rates on new policies. Approximately $699 million in new annual policy premiums were issued in 2004 compared to $935 million in 2003.
        o Total in-force premium has grown over the past 10 years. From 1999 to 2004, in-force premium grew at a compound average growth rate of 12%, compared to a compound average growth rate of 16% from 1998 to 2003.

        o The total number of in-force policies at the end of 2004 exceeded four million, with in-force annualized premium reaching $6.8 billion.

        Given the projected demographics of the U.S. population, the rising costs of home health care and long-term care, the associated challenges faced by Medicaid, and current and proposed state and federal legislation that support the purchase of private long-term care insurance coverage, we believe the potential for future growth remains significant.

        According to a 2000 U.S. Census Bureau report, the population of senior citizens (people age 65 and over) in the United States is projected to grow from an estimated level of approximately 35 million in 2002 to approximately 70 million by 2030. Furthermore, health and medical technologies are improving life expectancy and, by extension, increasing the number of people requiring some form of long-term care. The projected growth of the target population indicates a substantial growth opportunity for companies providing long-term care insurance products. We believe that the rising cost of nursing home and home health care services, along with the increasing strain these services are having on the state and federally financed Medicaid system (which is the largest payer of long-term care services) makes long-term care insurance an attractive means to pay for these services. According to a 2005 report by the Centers for Medicare and Medicaid Services, the combined cost of home health care and nursing home care was $20.0 billion in 1980. By 2001, this cost rose to $134.9 billion. These costs are projected to rise to $160.6 billion in 2004 and $170.9 billion in 2005.

OUR STRATEGY

        We seek to enhance shareholder value by strengthening our position as a leading provider of long-term care insurance. Our value proposition incorporates innovative product development, stratification of underwriting risk, efficient and effective underwriting and an individualized service culture for agents and policyholders. We intend to achieve our goal of profitable growth by executing the following strategies:

        RECOMMENCEMENT OF SALES AND MARKETING EFFORTS IN ALL STATES. In 2001, we ceased new policy sales nationwide as a result of diminished surplus levels. We have since recommenced new policy sales in 41 states, which represented approximately 90% of our direct premium revenue in 2004. We are working with the insurance departments of the remaining states to recommence new policy sales in all jurisdictions.

        The sale of our current policies, which we believe are priced with appropriate profit margins, is an important component of our earnings per share growth in the future. Although the in-force business we sold before 2002 remains marginally profitable, sales of new policies are expected to be a driving force in generating profits in the future. In 2004, sales of our current generation of long-term care insurance products totaled approximately $17.3 million on an annualized premium basis, 35% above the sales level of 2003.

        REENGAGEMENT OF OUR EXISTING SALES FORCE AND THE EXPANSION OF DISTRIBUTION OPPORTUNITIES. In connection with our efforts to recommence sales, we have also been actively involved in reengaging our network of agents. We recognize that our ability to generate new policy sales is highly dependent on agents who understand the needs of our target market. We intend to continue to recruit agents as we recommence new policy sales throughout the United States.

        Besides providing innovative products, competitive commissions and personalized service, our strategy to reengage our sales force is highly dependent upon our claims paying ability, ratings from independent rating agencies, our financial strength and our reputation with agents and policyholders.

        We believe that the actions we have taken, which included increasing statutory capital through the issuance of new convertible debt, will enhance the likelihood that insurance rating agencies will increase our ratings. In addition, we plan to continue our focus on agent communication and education by providing our sales force with periodic updates regarding the progress achieved in our execution of the Plan.

        ENHANCEMENT OF OUR LEADERSHIP TEAM AND FINANCIAL MANAGEMENT CAPABILITY. Since 2001, we have been strengthening our leadership team through the addition of individuals with the experience and skills necessary to create value for all of our stakeholders, which include our investors, policyholders, agents and employees.

        Our directors and senior executives have a wide breadth of financial services industry experience. In May 2004, Patrick Falconio, a former insurance company executive, was appointed to the Board of Directors. In 2004, we realigned our management team by creating a new position, Executive Vice President of Strategic Operations, which was assumed by the former Chief Financial Officer. The Chief Accounting Officer advanced to Chief Financial Officer. In 2005, our leadership team was further enhanced through the addition of a Senior Vice President of Claims Management and Policyholder Services who has over 20 years of healthcare and long-term care insurance risk management experience. The former Senior Vice President in charge of claims management and policyholder services maintains leadership over our underwriting and compliance functions and assumed responsibility for all product development efforts.

        INCREASE OUR OPERATIONAL EFFICIENCY THROUGH TECHNOLOGICAL IMPROVEMENTS. In 2002, we embarked on a system replacement project ("SRP"), initiated to redesign our long-term care administration systems over the subsequent three years. In 2005, after evaluating the projected timing and expense of completing our SRP internally, we entered an agreement with an outside vendor to customize an existing operating system for our own unique needs, while maximizing the use of our efforts and capitalized costs to date. The revised SRP, which is expected to be completed over the next 18 months, includes the assessment of each major task performed in our daily operations and the identification of value and non-value added functions. As part of the SRP, we are redesigning each major process within our business model in order to gain operational efficiency through the redesign and deployment of our resources. The SRP design is specific to the processing and administration of long-term care insurance.

        DEVELOPMENT AND APPROVAL OF NEW PRODUCTS. We have sold long-term care insurance for over 30 years. As an innovator in nursing home and home health care insurance products, we have introduced many new policies over the years. We continually discuss long-term care insurance needs with our agency sales force and policyholders. As a result, we are able to design new products and offer what we believe to be the most comprehensive benefit features in the industry. The development of new products enables us to generate new business and provide advancements in the benefits we offer. We have developed our next generation of long-term care insurance products and have filed these products with the insurance department of each state in which we are currently approved to sell new policies. These products have been updated to include greater flexibility of benefit design and to incorporate additional coverage options, including expanded spousal benefits. We have also recently introduced our Simple LTC SolutionSM product, which offers a simple approach to long-term care insurance and incorporates a policyholder co-payment for covered care.

INSURANCE PRODUCTS

         Since 1972, we have developed, marketed and sold defined benefit accident and health insurance policies designed to be responsive to changes in:

        o       the characteristics and needs of the senior insurance market;
        o governmental regulations and governmental benefits available for senior citizens; and
        o       the health care and long-term care delivery systems.

        As of December 31, 2004, approximately 95% of our total annualized premiums in-force were derived from long-term care policies, which include facility and home health care policies. Our other lines of insurance include Medicare supplement, life and disability products. We solicit input from both our independent agents and our policyholders with respect to the changing needs of the senior market. In addition, our representatives regularly attend regulatory meetings and seminars to monitor significant trends in the long-term care industry.

        Our focus on long-term care insurance has enabled us to gain expertise in claims and underwriting which we have applied to product development. Through the years, we have continued to build on our brand names by offering a series of differentiated products.

        The following table sets forth, at the dates indicated, information related to our policies in force:

                                                         (annualized premiums in $000's)
                                                                   December 31,

                                                 2004                 2003                 2002
                                                 ----                 ----                 ----
        Long-term facility, home
           and comprehensive coverage:
           Annualized premiums                $ 326,030    95.3%   $ 334,529    95.5%   $ 344,771    95.7%
           Number of policies                   172,324              185,608              204,429
           Average premium per policy           $ 1,892              $ 1,802              $ 1,687
        Disability insurance:
           Annualized premiums                  $ 1,426     0.4%     $ 1,590     0.5%     $ 2,529     0.7%
           Number of policies                     3,357                4,066                6,187
           Average premium per policy             $ 425                $ 391                $ 409
        Medicare supplement:
           Annualized premiums                 $ 11,890     3.5%    $ 10,887     3.1%     $ 9,726     2.7%
           Number of policies                     7,887                8,806                8,566
           Average premium per policy           $ 1,508              $ 1,236              $ 1,135
        Life insurance:
           Annualized premiums                  $ 2,480     0.7%     $ 2,715     0.8%     $ 2,957     0.8%
           Number of policies                     4,456                4,882                5,282
           Average premium per policy             $ 557                $ 556                $ 560
        Other insurance:
           Annualized premiums                    $ 257     0.1%       $ 321     0.1%       $ 424     0.1%
           Number of policies                     1,847                2,114                2,445
           Average premium per policy             $ 139                $ 152                $ 173

        Total annualized premiums in force    $ 342,083   100.0%   $ 350,042   100.0%   $ 360,407   100.0%
        Total Policies                          189,871              205,476              226,909

        We received an insurance license in 1972, which permitted us to write insurance in 12 states. In 1974, we offered our first extended care long-term care policy, which was the first long-term care insurance product to cover all levels of facility care, including skilled, intermediate and custodial care, and which had an extended five-year benefit period.

        In 1983, we began the sale of home health care riders, which pay for licensed nurses, certified nurses' aides and home health care workers who provide care/assistance in the policyholder's home. In 1987, we began offering a stand-alone home care policy, which was the first in the industry to include a limited benefit for homemaker care provided by an unskilled, unlicensed individual such as a friend or neighbor.

        In 1986, we began the use of table-based underwriting, which enables higher risk policyholders to receive coverage at a risk-adjusted premium rate. The table-based underwriting method considers medical conditions and the likelihood of an inability to perform daily activities developing to determine appropriate premium levels. Multiple rate classes enabled us to penetrate an untapped market in long-term care insurance sales.

        Our long-term nursing facility policies provide a benefit payable during periods of nursing facility confinement prescribed by a physician or necessitated by a policyholder's cognitive impairment or inability to perform two or more activities of daily living (such as bathing or dressing). These policies also include built-in benefits for alternative plans of care, waivers of premiums after 90 days of benefit payments on a claim, and restoration of the policy's maximum benefit period. All levels of nursing care, including skilled, intermediate and custodial (assisted living), are covered and benefits continue even when the policyholder's required level of care changes. Skilled nursing care refers to professional nursing care provided by a medical professional (a doctor or registered or licensed practical nurse) located at a licensed facility that cannot be provided by a non-medical professional. Intermediate nursing care is designed to cover situations that would otherwise fall between skilled and custodial care and includes situations in which an individual may require skilled assistance on a sporadic basis. Custodial care generally refers to non-medical care, which does not require professional treatment and can be provided by a non-medical professional with minimal or no training.

        Our current long-term nursing home care policies provide benefits that are payable for defined benefit periods ranging from one to ten years, or the lifetime of the policyholder. Certain of these policies provide for a maximum daily benefit on an expense-incurred basis ranging from $60 to $300 per day. We also offer policies that provide comprehensive coverage for nursing home and home health care, and offer lifetime maximums that consist of "pools of coverage", with the pools derived by multiplying the daily benefit selected by the number of days in the benefit period chosen.

        Our home health care policies generally provide a benefit payable on an expense-incurred basis during periods of home care prescribed by a physician or necessitated by the policyholder's cognitive impairment or inability to perform two or more activities of daily living. These policies cover the services of registered nurses, licensed practical nurses, home health aides, physical therapists, speech therapists, medical social workers, and unlicensed or unskilled homemakers. Benefits for our currently marketed home health care policies are payable for defined benefit periods ranging from one to five years, or the lifetime of the policyholder, and provide from $60 to $300 per day. Most of our policies generally also include built-in benefits for waiver of premiums after 90 days of benefit payments, and restoration of the policy's maximum benefit period.

        We currently offer the following products:

        PERSONAL FREEDOM(R) POLICY. Our Personal Freedom(R) policy (offered since 1996) provides comprehensive coverage through a pool of money which is available to pay for long-term care services received in a nursing facility, an assisted living facility or the policyholder's home.

        ASSISTED LIVING(R) POLICY. The Assisted Living(R) policy (offered since
1999) provides facility coverage in either a traditional nursing home setting or in an assisted living facility. This policy is a lower-priced alternative to the Personal Freedom(R) policy. When coupled with an optional home health care rider, the Assisted Living(R) policy offers benefits similar to those of the Personal Freedom(R) policy, but provides the policyholder with the flexibility to determine at the time of policy issuance how much coverage is available for each type of care, thereby fixing each potential risk and reducing the policy cost.

        INDEPENDENT LIVING(R) POLICY. The Independent Living(R) policy (offered since 1994) provides coverage for all levels of care received at home. Besides covering skilled care and care by home health care aides, this policy pays for care provided by unlicensed, unskilled homemakers. This care includes assistance with instrumental activities of daily living, such as cooking, shopping and housekeeping when determined to be medically necessary. Family members also may be reimbursed for any training costs incurred to provide in-home care.

        SECURED RISK(R) POLICY. Our Secured Risk(R) policy (offered since 1998) provides limited facility care benefits to people who would most likely not qualify for long-term care insurance under traditional policies. Table-based underwriting allows us to examine these applicants based on their level of activity and independence. This policy provides coverage for all types of care, but with coverage limitations and longer elimination period (initial time period not covered by insurance) requirements than our other policies.

        POST ACUTE RECOVERY POLICY. The PAR policy (offered since 1999) offers short-term benefits for long-term care services. The policy is generally purchased to provide supplemental coverage due to its limited benefits and reduced price.

        SIMPLE LTC SOLUTIONSM POLICY. The Simple LTC SolutionSM policy, which was filed in 2004 and which we are just beginning to offer, is intended to provide a simplified, more affordable approach to long-term care insurance. This policy covers confinement in a nursing or assisted living facility and home health care and includes cost-controlling features such as an automatic deductible, an ongoing policyholder co-payment, and a fixed, limited lifetime maximum that does not restore.

        RIDERS. We offer numerous riders to our base policies, including inflation protection, which provides escalating benefit amounts, and a non-forfeiture benefit, which guarantees certain paid-up benefits in the event the policy lapses in the future.

        TAX QUALIFIED AND NON-QUALIFIED POLICIES. With the enactment of the Health Insurance Portability and Accountability Act of 1996, we began offering a tax qualified policy, which allows for certain income tax deductions for premium payments and provides benefit payments that are not subject to tax. We continue to offer both tax-qualified and non-tax-qualified policies, with the non-tax-qualified policies having more access to benefits, but also not having the same preferential tax treatment as a tax-qualified policy.

MARKETING

        MARKETS. The following chart shows premium revenues by state (dollar amounts in thousands):

                                                  ($000)
                                          YEAR ENDED DECEMBER 31,       Current
                             Year    --------------------------------    Year %
       State                Entered     2004       2003        2002     of Total
                            --------    ----       ----        ----     --------
       Arizona                1988   $ 13,671    $ 13,947    $ 14,267     4.3%
       California             1992     46,585      45,618      48,899    14.6%
       Florida                1987     50,435      55,907      58,990    15.8%
       Illinois               1990     17,535      17,104      17,472     5.5%
       New Jersey             1996      6,756       6,887       7,695     2.1%
       North Carolina (2)     1990      9,430       9,366       9,919     2.9%
       Ohio (2)               1989      9,248       9,970      10,664     2.9%
       Pennsylvania           1972     39,392      43,850      40,247    12.3%
       Texas                  1990     15,742      15,803      16,587     4.9%
       Virginia               1989     22,477      23,008      21,442     7.0%
       Washington             1993     10,270      10,060      10,407     3.2%
       All Other States (1)            78,344      70,426      77,054     24.5%
                                      -------     -------     -------    -----

       All States                    $319,885    $321,946    $333,643    100.0%
                                     ========    ========    ========    =====


        (1) Includes all states with premiums of less than two percent of total premiums in 2004.

        (2) We have not recommenced new policy sales in these states or in seven other states which are included in All Other States.

        Historically, our business has been concentrated in a few key states. During 2004, approximately 43% of our direct premium revenue came from sales of policies in California, Florida and Pennsylvania. In 2001, we ceased new policy sales nationwide as a result of our statutory surplus levels until we formulated the Plan with the Department. Upon the Department's approval of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have now recommenced new policy sales in 18 additional states, including California and Florida. We are working with the remaining states to recommence new policy sales in all jurisdictions.

        The following table summarizes our sales of new policies in the periods indicated (in thousands):


                                         2004        2003         2002
                                         ----        ----         ----
        Number of new policies sold           8           7            3
        Annualized premiums            $ 17,969    $ 13,722     $  5,274


        Our sales and marketing mission is to provide our distribution partners with a full line of long-term care insurance products that are diverse in benefit structure, competitively priced, have a wide underwriting window and are also backed by personalized service. We provide training and marketing solutions to our agents so they in turn can grow their sales volume. We closely monitor the long-term care health care delivery system and develop products designed to provide us with a competitive edge in the long-term care insurance market segment. We measure our success by the growth of new business sales and the retention of our current policyholders.

        DISTRIBUTION PARTNERS. Our distribution strategy for 2005 includes a four-pronged marketing approach including:

        1.      Field Marketing Organizations
        2.      Penn Treaty Career Agent Division
        3.      PTAdvantageSM
        4.      Strategic Alliances

        FIELD MARKETING ORGANIZATIONS. We will continue marketing our products through Field Marketing Organizations ("FMOs") which are large multi-agent networks utilized for the purpose of recruiting independent agents and developing networks of agents in various states. FMOs receive an override commission on business written in return for recruiting, training and motivating independent agents to place business.

        The FMOs actively recruit independent agents who must be authorized by contract to sell our products in each state in which the agent and our insurance subsidiaries are licensed. Some of our independent agents are large general agencies with many sales persons (sub-agents or captive agents), while others are operating as sole proprietors. Some independent agents sell multiple lines of insurance, while others concentrate primarily or exclusively on accident and health insurance. We do not have exclusive agency agreements with any of our independent agents and they are free to sell policies of other insurance companies, including competitors.

        We believe the commissions we pay to independent agents are competitive with the commissions paid by other insurance carriers selling similar products. The independent agent's right to renewal commissions is vested and renewal commissions are paid as long as the policy remains in-force, provided the agent continues to abide by the terms of the contract.

        PENN TREATY CAREER AGENT DIVISION. Our newly created Career Agent Division, administered through our subsidiary, United Insurance Group Agency, Inc., operates in 12 states, with approximately 100 agents. These are captive agents who are dedicated to selling our products.

        PTADVANTAGESM. During the fourth quarter of 2004, we launched PTAdvantageSM, an innovative insurance marketing protocol developed by Insurance IQ. PTAdvantageSM is designed to facilitate the recruitment of new FMOs and life insurance agents to sell the Company's long-term care insurance products.

        STRATEGIC ALLIANCES. In 2004, we began exploring partnerships with competing long-term care insurance carriers who have captive sales agents who would benefit from offering our long-term care insurance products. We offer these carriers a revenue stream, increased agent retention and a reimbursement of a portion of their underwriting expense upon the issuance of new business. During the remainder of 2005, we will strive to cultivate new strategic alliances and increase the volume of sales from current strategic alliances.

        PRODUCT PORTFOLIO. In the second quarter of 2004, we introduced our newest generation of flagship long-term care insurance products, building on our current brand names, Personal Freedom(R), Independent Living(R) and Assisted Living Plus(R). These products contain a fresh new design with a basis in our long history of long-term care insurance product innovation. The plans were designed based upon input from our top distributors, who have vast industry knowledge, and offer unique benefit structures at competitive rates.

        In 2005, we are introducing a new product named Simple LTC SolutionSM. This innovative product offers a less expensive solution to long-term care insurance needs with simplified policy benefits and introduces a policyholder co-payment feature.

        Additionally, in the first quarter of 2005, we were approved to join the Connecticut Partnership for Long-Term Care. As a member of this partnership, we will sell our flagship long-term care insurance plan - Personal Freedom(R) 3. The state of Connecticut has taken an active role in the promotion of long-term care insurance coverage and its benefits to consumers and the majority of statewide sales are made by partnership members. With Personal Freedom(R) 3, we offer the greatest diversity of underwriting classes in the partnership.

        PRODUCT DIVERSIFICATION. In the third quarter of 2004, we diversified our product line by introducing a traditional Medicare Supplement policy in nine states. We believe that the target market for Medicare Supplement plans is similar to that of long-term care insurance. We also believe that a certain level of product diversity is viewed favorably by independent rating agencies.

ADMINISTRATION

        UNDERWRITING

        We believe that the underwriting process through which we choose to accept or reject an applicant for insurance is critical to our success. We have offered long-term care insurance products for 30 years and we believe we have benefited significantly from our longstanding focus on this specialized line. Through our experience, we have been able to establish a system of underwriting designed to permit us to process our new business and assess the risks presented with new applications more effectively and efficiently. This experience has also enabled us to devise a risk stratification system whereby we can accept a broad array of risks with correspondingly appropriate premium levels.

        Applicants for long-term care insurance are required to complete applications and answer detailed medical questions about their health history, medications, and other personal information. Additionally, each applicant must complete a telephonic or face-to-face interview conducted by an employee of our underwriting department or a nurse through an outside agency. These interviews are used to verify the information provided on the application, as well as obtain additional insight into an applicant's physical abilities, activity level, living situation and cognitive functioning.

        As part of these interviews, all applicants are screened for cognitive impairment, a major contributor to the need for long-term care services. For those under age 65, the Delayed Word Recall screen is utilized. For those 65 and older, the Minnesota Cognitive Acuity Screen (MCAS) is performed by an outside agency. Unless the underwriting department determines that an in-home assessment is required, the MCAS is generally conducted telephonically for applicants between 65 and 74 years of age. For those ages 75 and over, an in-home assessment incorporating the MCAS is required. Depending on the applicant's health history, copies of an applicant's medical records are also frequently required. Our underwriting evaluation process not only assesses the risk the applicant currently represents, but also takes into account how existing health conditions and risk factors are likely to progress and affect an applicant's level of independence as he or she ages.

        We use table-based underwriting, or multiple rate classifications, as a means to approve a greater number of applicants by obtaining the premiums for appropriate additional risk levels. Applicants are placed in different risk classes for acceptance and premium calculation based on medical conditions and level of activity. We have an underwriting points-based scoring system, which provides consistent underwriting and rate classification for applicants with similar medical histories and conditions. We currently offer Preferred, Premier, Select and Standard risk classifications. We also offer the equivalent of a fifth underwriting class through our Secured Risk(R) product, which allows us to accept applicants who would not otherwise qualify for traditional long-term care insurance products.

        CLAIMS

        Our long-term care insurance claims are evaluated and processed by our internal staff, which includes our care management unit. All Medicare Supplement claims are processed by a third-party administrator.

        Approximately half of our long-term care claims are for home health care. These claims typically require the greatest amount of overview and we have been utilizing care management techniques for over 10 years. Most of our policies offer the insured an incentive to provide early notice of claim. This early notice allows us to become involved with the claim shortly after the care begins, and sometimes even before it begins. Involvement with the claim at this stage is integral to our being able to deploy our care management approach in the most effective manner. Through care management, we are able to assess the insured's deficiencies and develop a plan of care, which sets out the type, intensity and duration of services required, that is appropriate to the insured's needs. Our care managers follow the claimant's progress with periodic contact and adjust the plan of care as needs change. These efforts are aimed at not only ensuring the plan of care is appropriate, but also at assisting the policyholder to return to the highest possible level of functioning as quickly as possible.

        Our care management is administered through our care management unit, which consists of registered nurses that we employ, as well as through independent case management vendors, which offer a network of field assessors. Our in-house nurses conduct assessments and manage the cases telephonically, whereas external vendors are typically utilized for face-to-face assessments. Some form of care management is employed on over 95% of our home care claims. Additionally, one-third of our home care claimants also utilize our Care Solutions service, which is also administered by our care management unit. Through this service, we develop the plan of care and assist in setting up the care itself by identifying providers in and around the policyholder's community that we have relationships with, and by coordinating the delivery of that care. By utilizing our Care Solutions service, many policyholders qualify to obtain expanded home health care benefits under the provisions of our policies.

        Our facility claims represent the other portion of our long-term care claims. These are comprised of claims for confinements to both traditional nursing facilities and assisted living facilities. The widespread availability of and consumer preference for assisted living facilities represents the most significant change in the long-term care delivery system in the past 10 years. These facilities have also impacted the types of facility claims we receive, where the level of disability and need for confinement may be less clear-cut than with a claim for the traditional nursing home. In 2004, we continued to increase utilization of face-to-face assessments as a tool for determining benefit eligibility and identifying the care needs of policyholders with facility-based claims.

        We are presently refining our claims management and care management techniques and believe there is significant potential for future claims savings. The refinements include automating certain claims adjudication tasks, expanding the number and geographic distribution of skilled long-term care providers and network discounts that our policyholders can utilize, and focusing more resources on identifying and mitigating fraud. In 2004, we fully implemented a new pre-approval process for unskilled private or family caregivers. This process ensures the caregivers are qualified to meet the care needs of the policyholder.

        SYSTEMS OPERATIONS

        We maintain our own computer system for most aspects of our operations, including policy issuance, billing, claims processing, commissions, premiums and general ledger. We consider it critical to continue to provide the quality of service for which we are known by our policyholders and agents. We believe that our overall systems are an integral component in delivering that service. In 2002, we embarked on a system replacement project ("SRP"), initiated to redesign our long-term care administration systems over the subsequent three years. After evaluating the projected timing and expense of completing our SRP internally, we entered an agreement with an outside vendor in the first quarter of 2005 to customize an existing operating system for our own unique needs, while maximizing the use of our efforts and capitalized costs to date. The revised SRP, which is expected to be completed over the next 18 months, includes the assessment of each major task performed in our daily operations and the identification of value and non-value added functions. As part of the SRP, we are redesigning each major process within our business model in order to gain operational efficiency through the redesign and deployment of our resources. The SRP design is specific to the processing and administration of long-term care insurance.

        The SRP is expected to provide us with a system that will support our business plan, allow us to grow the business without a significant increase in staffing, transform our existing processes from clerical-based to knowledge-based, and allow us to continue to provide and improve our services to both agents and policyholders. We believe the SRP will result in annual savings once the entire system is in place. These savings are expected to be achieved through productivity improvements, labor avoidance costs, and a reduction in the transaction error rates caused by manual processing. We believe the project will be implemented in the first half of 2006.

        We have an outsourcing agreement with a computer services vendor providing for the daily operations of our systems, future program development and assurance of continued operations in the event of a disaster or business interruption. In addition, all processing of our newly introduced Medicare Supplement business is performed by a third-party administrator. We believe that these vendors can provide better expertise in the evolving arena of information technology and Medicare Supplement processing than we can.

PREMIUMS

        Our long-term care policies provide for guaranteed renewability, at the option of the policyholder, at then-current premium rates. The policyholder may elect to pay premiums on a monthly, quarterly, semi-annual or annual basis. In addition, we offer an automatic payment feature that allows policyholders to have premiums automatically withdrawn from a checking account.

        Premium rates for all lines of insurance are subject to state regulation, which vary greatly among jurisdictions. Premium rates for our insurance policies are established by our actuarial staff with the assistance of our actuarial consultants and after consultation with executive management. All premium rates, including changes to previously approved premium rates, must be approved by the insurance regulatory authorities in each state. However, regulators may not approve the premium rate increases we request, may approve them only with respect to certain types of policies, or may approve increases that are smaller than those we request.

        As a result of minimum statutory loss ratio standards imposed by state regulations, the premiums on our existing and future Medicare supplement polices are subject to reduction and/or corrective measures in the event insurance regulatory agencies in states where we do business determine that our loss ratios either have not reached or will not reach required minimum levels.

        In the past, we have filed with and received approval from certain state insurance departments to increase policy premium rates. These premium rate increases have resulted from a) claims experience that has differed from our expectations at time of original policy issuance, and b) development of alternative forms of facility care (assisted living centers) which were not contemplated at time of original policy issuance, but for which we have frequently made payment under the terms of our existing facility-based policy forms.

        We have and are continuing to file and implement premium rate increases on the majority of our policies sold prior to 2002.

FUTURE POLICY BENEFITS, CLAIMS RESERVES AND DEFERRED ACQUISITION COSTS

        Our insurance policies are accounted for as long duration contracts. As a result, there are two components of policyholder liabilities. The first is a policy reserve liability for future policyholder benefits, represented by our estimate of the present value of future benefits less future premium collection. These reserves are calculated based on assumptions that include estimates for mortality, morbidity, interest rates, premium rate increases and persistency. The assumptions are based on industry experience, our historical results and recent trends.

        The second is a reserve for claims which have already been incurred, whether or not they have yet been reported. The amount of reserves relating to claims incurred is determined by periodically evaluating statistical information with respect to the number and nature of historical claims. We regularly review our claims reserves, and any adjustments to previously established claims reserves are recognized in operating income in the period that the need for such adjustments becomes apparent.

        In connection with the sale of our insurance policies, we defer and amortize the policy acquisition costs over the related premium paying periods throughout the life of the policy. These costs include all expenses that are directly related to, and vary with, the acquisition of the policy, including commissions, underwriting and other policy issue expenses. The amortization of deferred policy acquisition costs ("DAC") is determined using the same projected actuarial assumptions used in computing policy reserves. DAC can be affected by unanticipated terminations of policies because, upon such terminations, we are required to expense fully the DAC associated with the terminated policies. In addition, we review and update the assumptions underlying DAC and our policy reserves to reflect current experience on a quarterly basis. If, based on that review, we determine that our DAC is not fully recoverable, we would impair the value of our DAC and would fully expense the impaired amount.

        We use an in-house actuarial staff and a firm of actuarial consultants to assist us in establishing reserves. Additionally, actuaries assist us in the documentation of our reserve methodology and in determining the adequacy of our reserves and their underlying assumptions, a process that has resulted in adjustments to our reserve levels from time to time. Although we believe that our reserves are adequate to cover all policy liabilities, there can be no assurance that reserves are adequate or that future claims experience will be similar to, or accurately predicted by, our past or current claims experience.

REINSURANCE

        We purchase reinsurance to increase the number and size of the policies we may underwrite and as a tool to manage statutory surplus strain associated with new business growth. Reinsurance is purchased by insurance companies to insure their liability under policies written to their insureds. By transferring, or ceding, certain amounts of premium (and the risk associated with that premium) to reinsurers, we can limit our exposure to risk. However, if a reinsurance company becomes insolvent or otherwise fails to honor its obligations under any reinsurance agreements, we would remain fully liable to the policyholder.

        REINSURANCE AGREEMENTS WITH CENTRE SOLUTIONS (BERMUDA) LIMITED

        Effective December 31, 2001, we entered into a reinsurance agreement with Centre Solutions (Bermuda) Limited to reinsure, on a quota share basis, substantially all of our long-term care insurance policies then in-force. The following is a summary of the reinsurance agreement and is qualified in its entirety by reference to the reinsurance agreement which has been filed with the Securities and Exchange Commission. The agreement is subject to certain coverage limitations and an aggregate limit of liability which may be reduced if we are unable to obtain premium rate increases. This agreement does not qualify for reinsurance treatment in accordance with GAAP because the agreement does not result in the reasonable possibility that the reinsurer may realize a significant loss. This is due to a number of factors related to the agreement, including experience refund provisions, expense and risk charges that will be credited against our notional experience account by the reinsurer and the aggregate limit of liability. However, this agreement meets the requirements to qualify for reinsurance treatment under statutory accounting rules.

        The initial premium paid by us under the agreement was approximately $619 million, comprised of $563 million of cash and securities, and $56 million held as funds due to the reinsurer. Such withheld funds are scheduled to be released to the reinsurer in increments between December 31, 2003 and December 31, 2008, subject to Centre Solutions (Bermuda) Limited's right to demand that the withheld funds be released in their entirety at any time by giving us fifteen business days prior written notice. We released $10 million during both 2003 and 2004. The initial premium and future cash flows from the reinsured policies, less claims payments, ceding commissions and risk charges, will be credited to a notional experience account, which is held for our benefit in the event of commutation and recapture on or after December 31, 2007. The notional experience account balance also receives an investment credit based upon the total return of a series of benchmark indices and hedges, which are designed to closely match the duration of our reserve liabilities.

        For each of the first seven years of the reinsurance agreement, Centre Solutions (Bermuda) Limited will assess against our notional experience account an annual base fee of $2.8 million plus 0.4% of the statutory reserves ceded to it. Thereafter, the fees rise to a maximum in year twelve and each year thereafter of $5.4 million plus 0.8% of the statutory reserves ceded to it. In addition, the fees include amounts for capital to support the business, and certain brokerage, maintenance and asset security fees. These fees are to be deducted from the notional experience account on a quarterly basis and are not payable to the reinsurer until, and if, the agreement is commuted.

        We receive a monthly payment based on a yearly reinsurance allowance equal to (1) approximately 19.7% of the net premiums we submit to Centre Solutions (Bermuda) Limited, subject to certain adjustments for premium rate increases implemented in 2003 and thereafter and (2) 3.5% of certain incurred net losses and statutory claim reserves. The yearly reinsurance allowance is not permitted to exceed 25% of the net premiums received in the applicable calendar year. We also received a fixed amount of $2 million for each of the 2002 and 2003 calendar years and we will pay $1.2 million for each of the 2004, 2005, 2006 and 2007 calendar years.

        The reinsurance agreement excludes certain losses from coverage, including liabilities arising from (1) our actions or failure to act, (2) insolvency funds, (3) nuclear hazards, (4) terrorism and (5) war or military action.

        The reinsurance agreement is subject to certain coverage limitations, including an aggregate limit of liability, which is the sum of (1) $200 million,
(2) the initial premium of approximately $619 million, (3) net premiums received and retained by the reinsurer on or after December 31, 2001, less reinsurance allowance and taxes related to such premiums, and (4) 4.5% of (1) through (3), less certain losses and rate increase shortfalls as described below.

        The reinsurance agreement requires us to review the performance of our policies to compare their actual to expected loss experience at least every six months and to conduct an analysis of our underlying actuarial assumptions to ascertain the future morbidity experience at least once a year. If we have reason to believe that future experience is likely to be worse than projected at the later of December 31, 2001 or the date of the most recent rate increase approval, and that such deterioration in expected experience would justify an increase in premium rates of 5% or more on any individual policy form, we are required to file for and obtain increases in premium rates. Failure to obtain such increases would constitute a breach under the agreement, resulting in a reduction in the aggregate limit of liability. We are currently in compliance with the agreement.

        The reinsurance agreement contains commutation provisions and allows us to recapture the reserve liabilities and the notional experience account balance as of (1) a change in control of our subsidiaries, PTNA or ANIC, (2) an insolvency of either of these subsidiaries, (3) our material breach of the reinsurance agreement, or (4) December 31, 2007 or December 31 of any year thereafter. We intend to commute the reinsurance agreement on December 31, 2007; and, for GAAP purposes, we are accounting for the reinsurance agreement in anticipation of this commutation. In the event we do not commute the reinsurance agreement on December 31, 2007, we will be subject to escalating expenses and a fourth tranche of warrants held by Centre Solutions (Bermuda) Limited will become exercisable for convertible preferred stock that, if converted, would represent approximately 20% of our outstanding common stock following such conversion on a fully diluted basis (and, together with the three other tranches of warrants, if exercised, would represent approximately 35% of the outstanding common stock following such conversion on a fully diluted basis).

        Our current modeling and actuarial projections suggest that it is probable that we will be able to commute the agreement, as planned, on December 31, 2007. In order to commute the agreement, our statutory capital following commutation must be sufficient to support the reacquired business in compliance with all statutory requirements. Upon commutation, we would receive cash or other liquid assets equaling the value of our notional experience account from the reinsurer. We would also record the necessary reserves for the recaptured business in our statutory financial statements. Our ability to commute the agreement is highly dependent upon the market value of the notional experience account exceeding the level of required reserves to be established. As of December 31, 2004, the statutory reserve liabilities of $1.026 billion exceeded the value of the notional experience account and funds held due to the reinsurer of $939 million. In addition to the performance of the reinsured policies from now until 2007, the notional experience account value is susceptible to market interest rate changes. A market interest rate increase of 100 basis points could reduce the market value of the current notional experience account by approximately $110 million and jeopardize our ability to commute as planned. As we approach the intended commutation date, the sensitivity of our notional experience account to market interest rate movement will decline as the duration of the benchmark indices becomes shorter. However, the amount of assets susceptible to such interest sensitivity will continue to grow as additional net cash flows are added to the notional experience account balance prior to commutation. We intend to give notice to the reinsurer of our intention to commute on December 31, 2007 at such time as we are highly confident of our ability to support the recaptured policies. The reinsurer has agreed to fix the market value of the notional experience account upon such time of notice, and to then invest the assets in a manner that we request in order to minimize short term volatility.

        As part of our reinsurance agreement, effective December 31, 2001, the reinsurer was granted four tranches of warrants to purchase shares of non-voting convertible preferred stock. The first three tranches of warrants are exercisable through December 31, 2007 at common stock equivalent prices ranging from $2.75 to $6.25 per share. If exercised and converted, the convertible preferred stock would represent approximately 15% of the then-outstanding shares of our common stock on a fully diluted basis. If the agreement is not commuted on December 31, 2007, the reinsurer may exercise the fourth tranche of convertible preferred stock purchase warrants at a common stock equivalent price of $1.80 per share, which if converted would represent an additional 20% of the then-outstanding common stock on a fully diluted basis. We are recognizing the additional consideration of entering into the agreement, represented by the fair value of the warrants granted to the reinsurer, over the period of time to the expected commutation date.

        As a result of our intention to commute, we considered only the expense and risk charges anticipated prior to the commutation date in our DAC recoverability analyses and have not recorded the potential of future escalating charges. In the event we determine that commutation of the reinsurance agreement is unlikely on December 31, 2007, but likely at some future date, we will include additional annual expense and risk charge credits against our notional experience account in our DAC recoverability analysis. As a result, we could impair the value of our DAC asset and record the impairment in our financial statements.

        The reinsurance agreement also granted the reinsurer an option to participate in reinsuring new business sales on a quota share basis. In August 2002, the reinsurer exercised its option to reinsure up to 50% of future sales, subject to a limitation of the reinsurer's risk. In 2004 and 2003, approximately $3.4 million and $2.6 million of newly issued premium was subject to this agreement, respectively.

        On March 29, 2004, the reinsurer notified us of its decision to cease reinsuring newly issued policies on or after August 1, 2004. Our agreement with the reinsurer to reinsure existing policies issued prior to December 31, 2001 and policies issued under the 2002 Centre Agreement prior to August 1, 2004, are unaffected by the determination made by the reinsurer regarding newly issued policies.

        OTHER REINSURANCE

        We have entered into a reinsurance agreement with General and Cologne Life Re of America ("Cologne") with respect to home health care policies with benefit periods exceeding 36 months. No new policies have been reinsured under this agreement since 1998. Cologne has notified us that they believe we have breached our current agreement by entering into the agreement with Centre Solutions (Bermuda) Limited without the prior written approval of Cologne. We have contested this assertion of breach and are continuing discussions with Cologne to reach an equitable resolution, including, but not limited to, arbitration, the recapture of the excess home health care coverage and reserves, premium rate increases or additional reinsurance business in the future. On May 9, 2005, we notified Cologne that we were initiating arbitration proceedings. Further, we believe that the agreement does not allow for unilateral cancellation in the event of breach. Reinsurance recoverables related to this agreement were $11.2 million and $10.6 million at December 31, 2004 and 2003, respectively.

        We are also party to a coinsurance agreement with Cologne on a previously acquired block of long-term care business, whereby 66% is ceded to a third party. Cologne has also claimed breach of this agreement. However, the agreement did not require prior written approval to enter other reinsurance agreements and we believe that any claim of breach is baseless.

        We also have an agreement with Cologne to cede certain home health and nursing home claims. The claims ceded are either in excess of 60 months, $250,000 or $350,000 depending on the policy type.

Cologne has also claimed breach of this agreement. However, none of the reinsured policies were ceded to Centre Solutions (Bermuda) Limited and we believe any claim of breach is baseless.

        We have an agreement with Lincoln Heritage Life Insurance Company to cede 100% of certain whole life and deferred annuity policies on an assumption basis effective December 31, 2002. Upon approval from state insurance departments in which the policies were issued, or policyholder approval as may be prescribed by state regulation, we will no longer record these policies in our financial statements. No gain or loss was recognized from the cession of these policies to the new insurer.

        In 2001, we ceded substantially all of our disability policies to Assurity Life Insurance Company on a 100% quota share assumption basis. The reinsurer may assume ownership of the policies as a sale upon various state and policyholder approvals.

        The following table shows our historical use of reinsurance:


                                                                         REINSURANCE RECOVERABLE
                                                                 --------------------------------------
Company                                        A.M. Best Rating  December 31, 2004    December 31, 2003
---------------------------------------------  ----------------  -----------------    -----------------
                                                                              (in thousands)
General and Cologne Life Re of American                A+         $        17,193      $        16,907
Assurity Life Insurance Company                        A-                   3,264                3,681
Lincoln Heritage Life Insurance Company                B++                  2,862                2,923
Other (1)                                                                      99                  423


(1)     Reinsurance recoverables of less than $500 are combined.

INVESTMENTS

        We have categorized all of our investment securities as available for sale because they may be sold in response to changes in interest rates, prepayments and similar factors. Investments in this category are reported at their current market value with net unrealized gains and losses, net of the applicable deferred income tax effect, being added to or deducted from total shareholders' equity on the balance sheet. As of December 31, 2004, shareholders' equity was increased by $147,000 due to unrealized gains of $226,000 in the investment portfolio. The amortized cost and estimated market value of our available for sale investment portfolio as of December 31, 2004 and 2003 are as follows (amounts in thousands):

                                                            DECEMBER 31, 2004
                                    ---------------------------------------------------------------------
                                     Amortized    Gross Unrealized     Grossd Unrealized      Estimated
                                        Cost           Gains                Losses          Market Value
                                    -----------  ------------------   -------------------  --------------
   U.S. Treasury securities
     and obligations of U.S.
     Government authorities
     and agencies                    $   34,795  $              298   $              (237) $       34,856
   Mortgage backed securities             1,874                  21                   (16)          1,879
   Debt securities issued by
     foreign governments                    384                  20                    (2)            402

   Corporate securities                  21,892                 245                  (103)         22,034
                                    -----------  ------------------   -------------------  --------------
                                    $    58,945  $              584   $              (358) $       59,171
                                    ===========  ==================   ===================  ==============


                                                            DECEMBER 31, 2003
                                    ---------------------------------------------------------------------
                                     Amortized    Gross Unrealized     Grossd Unrealized      Estimated
                                        Cost           Gains                Losses          Market Value
                                    -----------  ------------------   -------------------  --------------
   U.S. Treasury securities
     and obligations of U.S.
     Government authorities
     and agencies                   $    20,699  $              624   $               (38) $       21,285
   Mortgage backed securities             2,020                  39                    (3)          2,056
   Debt securities issued by
     foreign governments                    236                  11                    (2)            245

   Corporate securities                  19,978                 375                   (86)         20,267
                                    -----------  ------------------   -------------------  --------------
                                    $    42,933  $            1,049   $              (129) $       43,853
                                    ===========  ==================   ===================  ==============


        Our investment portfolio, excluding our notional experience account, consists primarily of investment grade fixed income securities. Income generated from this portfolio is largely dependent on prevailing levels of interest rates at the time of original purchase. Due to the duration of our investments (approximately 4 years), investment income does not immediately reflect changes in market interest rates.

        In connection with our 2001 reinsurance agreement with Centre Solutions (Bermuda) Limited, during the first quarter of 2002, we transferred substantially our entire investment portfolio to the reinsurer as the initial premium payment. The initial and future premium for the reinsured policies, less claims payments, ceding commissions and risk charges is credited to a notional experience account, the balance of which also receives an investment credit. The notional experience account balance represents an amount to be paid to us in the event of commutation of the agreement. We believe that the notional experience account represents a hybrid instrument, containing both a fixed debt host contract and an embedded derivative. The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the fixed debt host contract. We are accounting for the investment credit received on the notional experience account as follows:

        1. The fixed debt host yields a fixed return based upon the yield to maturity of the underlying benchmark indices. The return on the fixed debt host is reported as investment income in the Statements of Income and Comprehensive Income.

        2. The change in fair value of the embedded derivative represents the percentage change in the underlying indices applied to the notional experience account, similar to that of an unrealized gain/loss on a bond. The change in the fair value of the embedded derivative is reported as a market gain or loss on notional experience account in the Statements of Income and Comprehensive Income.

        As a result, our results of operations are subject to significant volatility. The benchmark indices are comprised of United States treasury strips, agencies and investment grade corporate bonds, with weightings of approximately 25%, 15% and 60%, respectively, and have a duration of approximately 14 years.

SELECTED FINANCIAL INFORMATION: STATUTORY BASIS

        The following table shows certain ratios derived from our insurance regulatory filings with respect to our accident and health policies presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities, which differ from the presentation under GAAP and which also differ from the presentation under statutory accounting rules for purposes of demonstrating compliance with statutorily mandated loss ratios.


                                               Year ended December 31,
                                            2004        2003        2002
                                            ----        ----        ----
        Loss Ratio (1) (4)                  69.6%       67.3%        75.8%
        Expense ratio (2) (4)               52.1%       57.6%        (8.2)%
                                           -----       -----       ------
        Combined loss and expense ratio    121.7%      124.9%        67.6%
        Persistency (3)                     88.7%       88.1%        82.8%


        (1) Loss ratio is defined as incurred claims and increases in policy reserves divided by collected premiums.

        (2) Expense ratio is defined as commissions and expenses, net of ceding allowances from reinsurers, divided by collected premiums.

        (3) We measure persistency as the continuation of a benefit unit, or an increment of $10 of coverage per day offered under a policy, that remains in-force from one year to the next. We selected this method rather than measuring renewing policies or premium revenue due to the impact of premium rate increases we have implemented. We believe that the higher premium revenue following a premium rate increase would distort the actual persistency of the policies in-force. In addition, we have offered policyholders affected by premium rate increases a choice of accepting the higher premium or reducing existing benefits and continuing at their original premium amount, which, if persistency was measured on renewing policies, would yield an inaccurate measure of our continuing liability.

        (4) The 2004, 2003 and 2002 loss ratios and expense ratios are significantly affected by the reinsurance of approximately $303 million, $309 million and $326 million, respectively, in premium revenue on a statutory basis under financial and other reinsurance treaties. Change in reserves is accounted for as offsetting negative benefits and negative premium, causing substantial deviation in reported ratios.

        STATUTORY ACCOUNTING PRACTICES. State insurance regulators require our insurance subsidiaries to have statutory surplus at a level sufficient to support existing policies and new business growth. Under statutory accounting rules, we charge costs associated with sales of new policies against earnings as such costs are incurred. These costs, together with required reserves, generally exceed first year premiums and, accordingly, cause a reduction in statutory surplus during periods of increasing first year sales. The commissions paid to agents are generally higher for new policies than for renewing policies. Because statutory accounting requires commissions to be expensed as paid, rapid growth in first year policies generally results in higher expense ratios.

INSURANCE INDUSTRY RATING AGENCIES

        Our insurance subsidiaries have A.M. Best financial strength ratings of "B- (fair)" and Standard & Poor's claims paying ability ratings of "B- (weak), with positive outlook." A.M. Best and Standard & Poor's ratings are based on a comparative analysis of the financial condition and operating performance for the prior year of the companies rated, as determined by their publicly available reports. Penn Treaty also has a financial strength rating of "CCC- (weak)" from Standard & Poor's for its subordinated convertible debt, but has no rating from A.M. Best. A.M. Best's classifications range from "A++ (superior)" to "F (in liquidation)." Standard & Poor's ratings range from "AAA (extremely strong)" to "CC (extremely weak)." A.M. Best and Standard & Poor's insurer ratings are based upon factors of concern to policyholders and insurance agents and are not directed toward the protection of investors or recommendations to buy, hold or sell a security. In evaluating a company's financial and operating performance, the rating agencies review profitability, leverage and liquidity, as well as book of business, the adequacy and soundness of reinsurance, the quality and estimated market value of assets, the adequacy of reserves and the experience and competence of management.

        Certain distributors will not sell our group products unless we have a higher financial strength rating. The inability of our subsidiaries to obtain higher A.M. Best or Standard & Poor's ratings could adversely affect the sales of our products if customers favor policies of competitors with better ratings. In addition, a downgrade in our ratings may cause our policyholders to allow their existing policies to lapse.

COMPETITION

        We operate in a highly competitive industry. We believe that competition is based on a number of factors, including service, products, premiums, commission structure, financial strength, industry ratings and name recognition. We compete with a large number of national insurers, smaller regional insurers and specialty insurers, many of whom have considerably greater financial resources, higher ratings from A.M. Best and Standard and Poor's and larger networks of agents than we do. Many insurers offer long-term care policies similar to those we offer and utilize similar marketing techniques. In addition, we are subject to competition from insurers with broader product lines. We also may be subject, from time to time, to new competition resulting from changes in Medicare benefits.

        We also actively compete with other insurers in attracting and retaining agents to distribute our products. Competition for agents is based on quality of products, commission rates, underwriting, claims service and policyholder service. We continuously recruit and train independent agents to market and sell our products. We also engage field marketing organizations from time to time to recruit independent agents and develop networks of agents in various states. Our business and ability to compete may suffer if we are unable to recruit and retain insurance agents and if we lose the services provided by our field marketing organizations.

        We also compete with non-insurance financial services companies such as banks, securities brokerage firms, investment advisors, mutual fund companies and other financial intermediaries marketing insurance products, annuities, mutual funds and other retirement-oriented investments. The ability of banks to affiliate with insurers may adversely affect our ability to remain competitive.

        The insurance industry may undergo further change in the future and, accordingly, new products and methods of service may be introduced. In order to keep pace with any new developments, we may need to expend significant capital to offer new products and to train our agents and employees to sell and administer these products and services. Our ability to compete with other insurers depends on our success in developing new products.

GOVERNMENT REGULATION

        GENERAL

        Insurance companies are subject to supervision and regulation in all states in which they transact business. Regulation and scrutiny of the insurance industry has intensified due to recent events. Penn Treaty is registered and approved as a holding company under the Pennsylvania Insurance Code. Our insurance company subsidiaries are chartered in the states of Pennsylvania and New York.

        The extent of regulation of insurance companies varies, but generally derives from state statutes which delegate regulatory, supervisory and administrative authority to state insurance departments. Although many states' insurance laws and regulations are based on models developed by the National Association of Insurance Commissioners ("NAIC"), and are therefore similar, variations among the laws and regulations of different states are common.

        The NAIC is a voluntary association of all of the state insurance commissioners in the United States. The primary function of the NAIC is to develop model laws on key insurance regulatory issues that can be used as guidelines for individual states in adopting or enacting insurance legislation. While the NAIC model laws are accorded substantial deference within the insurance industry, these laws are not binding on insurance companies unless adopted by states, and variation from the model laws by states is common.

        The Pennsylvania Insurance Department, the New York Insurance Department and the insurance regulators in other jurisdictions have broad administrative and enforcement powers relating to the granting, suspending and revoking of licenses to transact insurance business, the licensing of agents, the regulation of premium rates and trade practices, the content of advertising material, the form and content of insurance policies and financial statements and the nature of permitted investments. In addition, regulators have the power to require insurance companies to maintain certain deposits, capital, surplus and reserve levels calculated in accordance with prescribed statutory standards. The NAIC has developed minimum capital and surplus requirements utilizing certain risk-based factors associated with various types of assets, credit, underwriting and other business risks. This calculation, commonly referred to as Risk-Based Capital, serves as a benchmark for the regulation of insurance company solvency by state insurance regulators. The primary purpose of such supervision and regulation is the protection of policyholders, not investors.

        Most states mandate minimum benefit standards and policy lifetime loss ratios for long-term care insurance policies and for other accident and health insurance policies. A significant number of states, including Pennsylvania and Florida, have adopted the NAIC's proposed minimum loss ratio of 60% for both individual and group long-term care insurance policies. Certain states, including New Jersey and New York, have adopted a minimum loss ratio of 65% for long-term care. The states in which we are licensed have the authority to change these minimum ratios, the manner in which these ratios are computed and the manner in which compliance with these ratios is measured and enforced.

        In December 1986, the NAIC adopted the Long-Term Care Insurance Model Act (the "Model Act"), to promote the availability of long-term care insurance policies, to protect applicants for such insurance and to facilitate flexibility and innovation in the development of long-term care coverage. The Model Act establishes standards for long-term care insurance, including provisions relating to disclosure and performance standards for long-term care insurers, incontestability periods, nonforfeiture benefits, severability, penalties and administrative procedures. Model regulations were also developed by the NAIC to implement the Model Act. Some states have also adopted standards relating to agent compensation for long-term care insurance.

        Some state legislatures have adopted NAIC proposals to limit significant premium rate increases on long-term care insurance products. Instead, these states have required that new long-term care policies sold after the adoption of the NAIC proposals include additional margin for moderately adverse deviation in claims expectations. This additional margin included in the original pricing of policies is designed to partially protect policyholders from future premium rate increases. In the past, we have been generally successful in obtaining premium rate increases when necessary. We currently have premium rate increases on file with various state insurance departments. If we are unable in the future to obtain premium rate increases, or in the event of legislation limiting premium rate increases, we believe it would have a negative impact on our financial condition and future earnings.

        Under the Health Insurance Portability and Accountability Act ("HIPAA"), premiums paid for eligible long-term care insurance policies are treated as deductible medical expenses for federal income tax purposes. The deduction is limited to a specified dollar amount ranging from $260 to $3,250, with the amount of the deduction increasing with the age of the taxpayer. In order to qualify for the deduction, the insurance contract must, among other things, provide for limitations on pre-existing condition exclusions, prohibitions on excluding individuals from coverage based on health status and guaranteed renewability of health insurance coverage. Although we offer tax-deductible policies, we will continue to offer a variety of non-deductible policies as well. We have long-term care policies that qualify for tax exemption under HIPAA in all states in which we are licensed.

        We are also subject to the insurance holding company laws of Pennsylvania and of the other states in which we are licensed to do business. These laws generally require insurance holding companies and their subsidiary insurers to register and file certain reports, including information concerning their capital structure, ownership, financial condition and general business operations. Further, states often require prior regulatory approval of changes in control of an insurer and of intercompany transfers of assets within the holding company structure. The Pennsylvania Insurance Department and the New York Insurance Department must approve the purchase of more than 10% of the outstanding shares of our common stock by one or more parties acting in concert, and may subject such party or parties to the reporting requirements of the insurance laws and regulations of Pennsylvania and New York and to the prior approval and/or reporting requirements of other jurisdictions in which we are licensed. In addition, our officers and directors and those of our insurance subsidiaries and our 10% shareholders are subject to the reporting requirements of the insurance laws and regulations of Pennsylvania and New York, as the case may be, and may be subject to the prior approval and/or reporting requirements of other jurisdictions in which they are licensed.

        States also restrict the dividends our insurance subsidiaries are permitted to pay. Dividend payments will depend on profits arising from the business of our insurance company subsidiaries, computed according to statutory formulae. Under the insurance laws of Pennsylvania and New York, where our insurance subsidiaries are domiciled, insurance companies can pay ordinary dividends only out of earned surplus. In addition, under Pennsylvania law, our Pennsylvania insurance subsidiaries (including our primary insurance subsidiary) must give the Department at least 30 days' advance notice of any proposed "extraordinary dividend" and cannot pay such a dividend if the Department disapproves the payment during that 30-day period. For purposes of that provision, an extraordinary dividend is a dividend that, together with all other dividends paid during the preceding twelve months, exceeds the greater of 10% of the insurance company's surplus as shown on the company's last annual statement filed with Department or its statutory net income as shown on that annual statement. Statutory earnings are generally lower than earnings reported in accordance with generally accepted accounting principles due to the immediate or accelerated recognition of all costs associated with premium growth and benefit reserves. Additionally, our Plan requires the Department to approve all dividend requests made by PTNA, regardless of normal statutory requirements for allowable dividends. We believe that the Department is unlikely to consider any dividend request in the foreseeable future as a result of PTNA's current statutory surplus position. Although not stipulated in the Plan, this requirement is likely to continue until such time as PTNA meets normal statutory allowances, including reported net income and positive cumulative earned surplus.

        Under New York law, our New York insurance subsidiary (American Independent Network Insurance Company of New York) must give the New York Insurance Department 30 days' advance notice of any proposed dividend and cannot pay any dividend if the regulator disapproves the payment during that 30-day period. In addition, our New York insurance company must obtain the prior approval of the New York Insurance Department before paying any dividend that, together with all other dividends paid during the preceding twelve months, exceeds the lesser of 10% of the insurance company's surplus as of the preceding December 31 or its adjusted net investment income for the year ended the preceding December 31.

        PTNA and ANIC have not paid any dividends to Penn Treaty for the past three years and are unlikely in the foreseeable future to be able to make dividend payments due to insufficient statutory surplus and anticipated earnings. However, our New York subsidiary is not subject to the Plan and in March 2002 we received a dividend from our New York subsidiary of $651,000. The New York subsidiary did not pay any dividends in 2003 or 2004.

        Periodically, the federal government has considered adopting a national health insurance program. Although it does not appear that the federal government will enact an omnibus health care reform law in the near future, the passage of such a program could have a material impact on our operations. In addition, other legislation enacted by Congress could impact our business. As with any pending legislation, it is possible that any laws finally enacted will be substantially different from the current proposals. Accordingly, we are unable to predict whether the impact of any such legislation on our business and operations would be positive or negative.

        Compliance with multiple Federal and state privacy laws may affect our profits. Congress enacted the Gramm-Leach-Bliley Financial Services Modernization Act (GLB) in 1999 and the Health Insurance Portability and Accountability Act (HIPAA) in 1996. GLB was effective November 13, 2000 with full compliance required by July 1, 2001. The United States Department of Health and Human Services adopted privacy rules under HIPAA to protect the privacy and confidentiality of consumer's protected health information. The HIPAA privacy rules took effect April 14, 2003. Subsequently, additional rules were adopted addressing security standards for protection of electronic protected health information with compliance required by April 20, 2005. States were encouraged by the preemption provisions of these laws to enact their own privacy rules and regulations. In addition, the NAIC adopted the Insurance Information and Privacy Model Act as a model for states to follow in enacting their own privacy laws and regulations. While many states had enacted privacy laws and regulations prior to the advent of GLB and HIPAA, a majority of states have enacted new laws and regulations following passage of GLB and HIPAA to be consistent with or more stringent than the NAIC model act and those provided for under federal law. Compliance with different laws in states where we are licensed could prove to be costly.

        STATE REGULATORY ACTIONS

        Our insurance subsidiaries are regulated by various state insurance departments. In its ongoing effort to improve solvency regulation, the NAIC has adopted Risk-Based Capital ("RBC") requirements for insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, mortality and morbidity, asset and liability matching, benefit and loss reserve adequacy, and other business factors. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that an insurer must maintain. Regulatory compliance is determined by a ratio of the enterprise's regulatory Total Adjusted Capital to its Authorized Control Level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which may require specific corrective action depending upon the insurer's state of domicile.

        Our insurance subsidiaries, PTNA, ANIC and American Independent Network Insurance Company of New York (representing approximately 91%, 8% and 1% of our in-force premium, respectively), are each required to hold statutory surplus that is above a certain required level. If the statutory surplus of either of our Pennsylvania subsidiaries falls below such level, the Department may be required to place such subsidiary under regulatory control, leading to rehabilitation or liquidation. At December 31, 2000, PTNA had Total Adjusted Capital below the Regulatory Action level. As a result, it was required to file a Corrective Action Plan ("the Plan") with the Pennsylvania Insurance Department (the "Department"). On February 12, 2002, the Department approved the Plan by way of a Corrective Order.

        The Corrective Order requires PTNA and ANIC to comply with certain agreements at the direction of the Department, including, but not limited to:

        o       New investments are limited to NAIC 1 or 2 rated securities;
        o An agreement to increase statutory reserves by an additional $125 million by December 31, 2004, which has been completed.
        o Enter into a reinsurance treaty with Centre Solutions (Bermuda) Limited through which PTNA and ANIC reinsure 100% of their individual long term care insurance business in effect on December 31, 2001;
        o File with the Department monthly statements of the balance of the trust account required under the trust agreement among them, Centre Solutions (Bermuda) Limited, and The Bank of New York within five days of receipt of any such statement;
        o Compute contract and unearned premium reserves using the initial level net premium reserve methodology;
        o Submit to the Department all filings made by Penn Treaty with the Securities and Exchange Commission, and all press releases issued by Penn Treaty, PTNA or ANIC;
        o Not enter into any new reinsurance contract or treaty, or amend, commute or terminate any existing reinsurance treaty without the prior written approval of the Department, such approval not to be unreasonably withheld;
        o Not make any new special deposits or make any changes to existing special deposits without the prior written approval of the Department, such approval not to be unreasonably withheld;

        o Not enter into any new agreements or amend any existing agreements with Penn Treaty or any affiliate in excess of $100,000 or make any dividends or distributions to Penn Treaty or any affiliate without the prior written approval of the Department, such approval not to be unreasonably withheld; and
        o Notify the Department within five days of receiving notification of default on Penn Treaty debt requiring acceleration of repayment.

        We are in compliance with all terms of the Corrective Order as of the date of this prospectus. If we fail to continue to comply with the terms of the Corrective Order, the Department could take action to suspend our ability to continue to write new policies, or impose other sanctions on us.

        The Florida Department of Insurance issued a Consent Order dated July 30, 2002, as amended, reinstating PTNA's Certificate of Authority in Florida as a foreign insurer. The Consent Order sets forth the following obligations which PTNA must satisfy to maintain its Certificate of Authority in Florida:

        o Maintain compliance with Florida laws which establish minimum surplus required for health and life insurers;
        o Submit monthly financial statements to the Department of Insurance;
        o Maintain compliance with Florida laws governing investments in subsidiaries and related corporations;
        o Limit direct premiums on new business in Florida so as not to exceed $4 million during 2002 and $15 million during 2003;
        o Limit direct premium growth in Florida to ten percent annually after 2003 ($16.5 million in 2004) unless otherwise approved in writing by the Department of Insurance based upon evidence of adequate capitalization;
        o       Maintain a RBC ratio in excess of 200%; and
        o Submit quarterly reports to the Department of Insurance demonstrating all claims that have been assumed by Centre Solutions (Bermuda) Limited.

        In the event that PTNA fails to maintain compliance with Florida laws or the above requirements, the Department of Insurance will notify PTNA and could require it to take corrective action. If the Department of Insurance determines that the corrective action is not timely, PTNA's Certificate of Authority could be suspended and it could be required to cease writing new direct business in Florida until such time as it took any required corrective action.

        In March of 2005 the Florida Department of Insurance notified us that, based upon our most recent statutory filing, we were in marginal violation of the gross premium to surplus ratio and of the consent order. However, we subsequently entered into a sale/leaseback arrangement which increases statutory surplus by $3 million, bringing us into compliance with the corrective order. As a result, we do not anticipate any interruption in our ability to sell new policies in Florida.

        In January 2003, PTNA received approval from the Illinois Department of Insurance to recommence the sale of new policies. As a condition of recommencement, PTNA agreed to provide a second actuarial asset adequacy review on a biannual basis.

        In March 2003, we received approval from the California Insurance Department to recommence sales in California subject to certain conditions to be met prior to recommencement of sales and in order to continue to write new policies in the future. The additional conditions included:

        o The additional certification of the Company's reserves for 2002, and annually thereafter by May 1, to be performed by an independent actuary of the Department's choice. The Company will bear the cost of additional certifications.
        o The Company's commitment that, if an unqualified actuarial opinion is not received as of any subsequent year-end, it will voluntarily discontinue writing new business in California until that condition is corrected.

        We are in compliance with all conditions established by the California and Illinois Departments of Insurance.

EMPLOYEES

        As of December 31, 2004, we had approximately 301 full-time employees. We are not a party to any collective bargaining agreements.

PROPERTIES

        Our principal offices in Allentown, Pennsylvania occupy two buildings, totaling approximately 37,000 square feet of office space in a 40,000 square foot building and all of a 16,879 square foot building. We own both buildings and a 2.42 acre undeveloped parcel of land located across the street from our home offices. We also lease additional office space for ancillary operations of our captive agencies, New York staff and actuarial staff.

LEGAL PROCEEDINGS

        We are parties to various lawsuits generally arising in the normal course of their business. We do not believe that the eventual outcome of any of the suits to which we are party will have a material adverse effect on our financial condition or results of operations. However, the outcome of any single event could have a material impact upon the quarterly or annual financial results of the period in which it occurs.

        Penn Treaty and its subsidiary, PTNA, are defendants in an action in the Fifth Judicial Circuit of the State of Florida in and for Marion County, Civil Division (Forest, et al. v. Penn Treaty Network America Insurance Company). Plaintiffs filed this matter on January 10, 2003 in Florida State Court, on behalf of themselves and a class of similarly situated Florida long-term care policyholders. We removed this case to United States District Court, Middle District of Florida, Ocala Division for a second time in November 2003. Plaintiffs' motion to remand the case to Florida State Court was granted in April 2004. Plaintiffs claim wrongdoing in connection with the sale of long-term care insurance policies to the Plaintiffs and the class. Plaintiffs allege claims for reformation, breach of fiduciary duty, breach of the implied duty of good faith and fair dealing, negligent misrepresentation, fraudulent misrepresentation, and restitution and pray for relief in the form of compensatory damages and restitution, an order of reformation of the polices, and attorney fees and court costs. No amounts were specified for compensatory damages and restitution. We have filed motions to dismiss for failure to state a claim, lack of personal jurisdiction against Penn Treaty, and to strike certain allegations of the complaint as irrelevant and improper. While we deny liability to Plaintiffs and intend to contest this vigorously, we are continuing our negotiations in this matter.

        Penn Treaty and PTNA are defendants in an action in the Orange County Superior Court in the state of California (Bartolini, et al. v. Penn Treaty Network America Insurance Company). Plaintiffs filed this matter in November 2003 on behalf of themselves, all other persons similarly situated and the general public. Plaintiffs claim wrongdoing in violation of the California Business & Professions Code in connection with the sale of long term care insurance policies. Plaintiffs allege unlawful business acts, claims for reformation, breach of fiduciary duty, breach of the implied duty of good faith and fair dealing, and negligent misrepresentation and pray for relief in the form of compensatory damages and restitution, punitive damages, an order of reformation of the policies, and attorney fees and court costs. No amounts were specified for compensatory damages and restitution. After review of our motions related to the plaintiffs' complaint, the court dismissed plaintiffs' claim for breach of fiduciary duty, and we filed an answer to the plaintiffs' other claims in the complaint. While we deny liability to Plaintiffs and intend to contest this vigorously, we are continuing our negotiations in this matter.

        Penn Treaty, PTNA and another subsidiary, Senior Financial Consultants Company, were defendants in an action instituted on June 5, 2002 in the United States District Court for the Eastern District of Pennsylvania (National Healthcare Services, Inc. v. Penn Treaty American Corporation, et al.). The complaint sought compensatory damages for an alleged breach of contract and misappropriation. The parties have settled the matter for value of $1.35 million to be paid in a combination of our common shares (at our option) and cash. We deny liability to plaintiffs but entered into the settlement to avoid the risks, uncertainties and costs inherent in litigation. The case has now been dismissed with prejudice pursuant to the settlement agreement.

        PTNA is a defendant in an action in the Los Angeles County Superior Court in the state of California (Westfall, et al. v. Penn Treaty Network America Insurance Company, et al.). Plaintiffs filed this matter on May 28, 2004 on behalf of themselves and all other persons similarly situated and the general public. The plaintiffs allege wrongdoing in connection with the payment of long-term care insurance claims. The plaintiffs allege violations of the California Consumer Legal Remedies Act, the California Business and Professions Code, breach of the implied duty of good faith and fair dealing, financial elder abuse and prays for relief in the form of compensatory damages and restitution, punitive damages, any accounting, attorney fees and court costs. No amounts were specified for compensatory damages and restitution or punitive damages. We removed this case to United States District Court for the Central District of California in March 2005. We have filed a motion to dismiss all counts of the plaintiffs' complaint, and a motion to strike allegations of the complaint, including plaintiffs' class allegations. While we cannot predict the outcome of this case, it could have a material adverse impact upon our financial condition and results of operations in the event of an unfavorable outcome. However, we believe that the complaint is without merit and intend to continue to defend the matter vigorously.

        Penn Treaty's subsidiary, PTNA, is a party to reinsurance agreements to cede the risk of certain home health care and nursing home claims. The reinsurer, General and Cologne Life Re of America ("Cologne"), has notified PTNA that it believes that the Company is in breach of its agreements as a result of entering into the 2001 Centre Agreement without the prior written approval of the reinsurer. PTNA has contested this assertion and, on May 9, 2005, PTNA notified Cologne that PTNA was initiating arbitration proceedings.

                             SELECTED FINANCIAL DATA

        The following selected consolidated statement of operations data and balance sheet data as of and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 have been derived from our Consolidated GAAP Financial Statements.


                                                                      2003         2002         2001         2000
                                                          2004     RESTATED (1) RESTATED (1) RESTATED (1) RESTATED (1)
                                                        ---------  ------------ ------------ ------------ ------------
 STATEMENT OF INCOME AND COMPREHENSIVE INCOME DATA:
 Revenues:
   Total premiums                                       $ 319,885    $ 321,946    $ 333,643    $ 350,391    $ 357,113
   Net investment income                                   46,839       43,273       40,107       30,613       27,408
   Net realized gains (losses)                                167          237       15,663       (4,367)         652
   Trading account loss                                       -            -            -         (3,428)           -
   Market gain (loss) on experience account (2)            39,749       (9,494)      56,555          -              -
   Change in preferred interest on early conversion
     liabilitity (3)                                        2,237         (981)         -            -              -
   Other income                                             5,864        9,082       11,585        9,208        8,096
                                                        ---------    ---------    ---------    ---------    ---------
   Total revenues                                         414,741      364,063      457,553      382,417      393,269
                                                        ---------    ---------    ---------    ---------    ---------
Benefits and expenses:
   Benefits to policyholders (4)                          232,698      247,822      374,085      240,750      244,933
   Commissions                                             39,115       40,800       45,741       76,805      102,313
   Net acquisition costs amortized (deferred) (5)          11,578       10,243        7,515        9,972      (43,109)
    Impairment of net unamortized policy
       acquisition costs (6)                                  -            -          1,100       61,800            -
   General and administrative expenses                     52,970       59,110       46,472       49,282       49,973
   Impairment of goodwill (7)                              13,376          -            -            -              -
   Litigation expense (8)                                   4,150          -            -           (250)       1,000
   Expense and risk charge and excise tax (9)              14,199       14,138       17,227        5,635            -
   Interest expense                                        10,443        8,112        5,733        4,999        5,134
                                                        ---------    ---------    ---------    ---------    ---------
   Total benefits and expenses                            378,529      380,225      497,873      448,993      360,244
                                                        ---------    ---------    ---------    ---------    ---------
Income (loss) before federal income taxes and
     cumulative effect of accounting change                36,212      (16,162)     (40,320)     (66,576)      33,025
(Provision) benefit for federal income taxes              (15,676)       2,992       13,728       16,877      (11,214)
                                                        ---------    ---------    ---------    ---------    ---------
Net income (loss) before cumulative effect                                                                          -
     of accounting change (10)                          $  20,536    $ (13,170)   $ (26,592)   $ (49,699)   $  21,811
                                                        =========    =========    =========    =========    =========
Net income (loss)                                       $  20,536    $ (13,170)   $ (31,743)   $ (49,699)   $  21,811
                                                        =========    =========    =========    =========    =========
Net income (loss) adjusted for accounting change (11)   $  20,536    $ (13,170)   $ (31,743)   $ (48,846)   $  22,664
                                                        =========    =========    =========    =========    =========

Basic earnings per share before cumulative effect
     of accounting change (10)                          $    0.54    $   (0.63)   $   (1.38)   $   (3.49)   $    3.00
                                                        =========    =========    =========    =========    =========
Diluted earnings per share before cumulative effect
     of accounting change (10)                          $    0.30    $   (0.63)   $   (1.38)   $   (3.49)   $    2.52
                                                        =========    =========    =========    =========    =========
Basic earnings per share                                $    0.54    $   (0.63)   $   (1.65)   $   (3.49)   $    3.00
                                                        =========    =========    =========    =========    =========
Diluted earnings per share                              $    0.30    $   (0.63)   $   (1.65)   $   (3.49)   $    2.52
                                                        =========    =========    =========    =========    =========
Basic earnings per share adjusted for accounting
     change (11)                                        $    0.54    $   (0.63)   $   (1.65)   $   (3.43)   $    3.11
                                                        =========    =========    =========    =========    =========
Diluted earnings per share adjusted for accounting
     change (11)                                        $    0.30    $   (0.63)   $   (1.65)   $   (3.43)   $    2.61
                                                        =========    =========    =========    =========    =========

Weighted average shares outstanding (12)                   37,720       20,970       19,240       14,248        7,279
Weighted average diluted shares outstanding (13)           86,306       20,970       19,240       14,248        9,976


                                                                      2003         2002         2001         2000
                                                          2004     RESTATED (1) RESTATED (1) RESTATED (1) RESTATED (1)
                                                        ---------  ------------ ------------ ------------ ------------
GAAP RATIOS:
-------------------------------------------------
Loss ratio (2)                                              72.7%        77.0%       112.1%        68.7%        68.6%
Expense ratio                                               36.8%        38.6%        35.4%        58.0%        30.9%
                                                        ---------    ---------    ---------    ---------    ---------
Total (14)                                                 109.5%       115.6%       147.5%       126.7%        99.5%
                                                        =========    =========    =========    =========    =========
Return on average equity (15)                               12.0%       (9.0)%      (18.9)%      (26.8)%        12.9%
-------------------------------------------------
BALANCE SHEET DATA:
Total investments (16)                                  $  59,509    $  44,141    $  28,692    $ 488,591    $ 366,126
Total assets                                            1,244,677    1,145,494    1,079,843      939,930      855,806
Total debt                                                 85,167       88,467       76,245       79,190       81,968
Shareholders' equity                                      197,370      144,079      148,342      187,263      183,638
Book value per share                                    $    4.57    $    5.83    $    7.64    $    9.94    $   25.20

SELECTED STATUTORY DATA:
-------------------------------------------------
Net premiums written (17)                               $  29,888    $  27,008    $  22,440    $ (64,689)   $ 130,676
Statutory surplus (beginning of period)                 $  30,638    $  34,234    $  35,551    $  30,137    $  67,070
Ratio of net premiums written to
  statutory surplus                                          1.0x          .8x          .6x       (2.1)x         1.9x


Notes to Selected Financial Data (in thousands)

(1) In March 2005, in conjunction with the preparation of the financial statements for the year ended December 31, 2004, we concluded that certain policy riders were not reserved for in prior years. Therefore, we have determined that we have not properly accounted for benefits expense and policy reserves. As a result of this conclusion, we have restated our previously issued financial statements for the years ended December 31, 2003 and 2002 to reflect the inclusion of the policy riders. In addition, we have restated the financial information in the Selected Financial Data table for 2001 and 2000 to reflect the impact of the previously unreserved policy riders.

        The impact of the restatement on net income and shareholders' equity was:


                                               Increase (Decrease)
                                                             Shareholders'
                     Year Ended          Net Income             Equity
                   --------------------------------------------------------
                        2000              $ (939)            $ (4,424)(1)
                        2001              (1,110)              (5,533)
                        2002              (1,305)              (6,838)
                        2003                 183               (6,655)

                (1) Shareholders' equity was reduced $3,484 on January 1, 2000 due to the impact of the unreserved policies in previous years.


(2) Effective December 31, 2001, we entered into a reinsurance agreement for substantially all of our long-term care insurance policies, which we are accounting for as deposit accounting. The reinsurer maintains a notional experience account for our benefit in the event of commutation. The notional experience account receives an investment credit, derived from the separate components of the notional experience account. This gain represents the income from the embedded derivative portion of our notional experience account, similar to that of an unrealized gain or loss on a bond.

(3) Holders of our convertible subordinated notes are entitled to convert their notes into shares of our common stock before October 2005 and receive a discounted amount of interest that they would have otherwise received until that date. We have determined that this feature is an embedded derivative as defined in Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and

        Hedging Activities." As a result of this determination, we have separately valued and bifurcated the embedded derivative from the host contract. At each balance sheet date, the embedded derivative must be recorded at fair value, with any change in fair value recognized in current operations.

(4) During the third quarter of 2002, we determined to refine certain of our processes and assumptions in the establishment of our reserves for current claims. As a result of this change, we increased our reserves for current claims by approximately $83,000 for claims incurred prior to the third quarter of 2002.

(5) Effective September 10, 2001, we discontinued the sale, nationally, of all new long-term care insurance policies until our Corrective Action Plan was completed and approved by the Pennsylvania Insurance Department. As a result, there was a substantial reduction in the deferral of costs associated with new policy issuance, while we continued to amortize existing deferred acquisition costs.

(6) Our reinsurance agreement requires us to accrue an annual expense and risk charge to the reinsurer. Primarily as a result of these anticipated charges, we impaired the value of our net unamortized policy acquisition costs by $61,800 in 2001. In the third quarter of 2002, we impaired the value of our deferred acquisition cost asset by approximately $1,100 as a result of the change in our assumptions regarding the future profitability of our existing business in force.

(7) We test for impairment of goodwill on an annual basis unless an event occurs or circumstances change that would more likely than not indicate that an impairment has occurred. We tested our goodwill quarterly during 2004 due to decreasing sales levels. During our impairment test in the first quarter of 2005, we determined that the goodwill related to the agency reporting unit was impaired. This impairment was a result of declining sales, particularly in the fourth quarter of 2004, which led to lower than planned net income at the reporting unit level. During the most recent impairment test, we lowered the assumptions related to future sales growth and as a result recognized an impairment of $13,376 in 2004.

(8) In 2004 we recorded $4,150 of litigation expense related to the settlement of one lawsuit and the anticipated settlement of two other lawsuits. There were no material litigation accruals in 2003, 2002, 2001 or 2000.

(9) As a result of our December 31, 2001 reinsurance agreement with a foreign reinsurer, we must pay federal excise tax of 1% on all ceded premium. The 2001 expense represents excise taxes due for premiums transferred at the inception of the contract. Beginning in 2002, we also accrue an annual expense and risk charge payable to the reinsurer in the event of future commutation of the agreement.

(10) Excludes $5,151 impairment charge of goodwill from the adoption of SFAS Nos. 141 and 142, which was recorded as a cumulative effect of change in accounting principle. In 2002, in accordance with SFAS No. 142, we determined that the goodwill associated with our insurance subsidiaries was impaired and recognized an impairment loss of $5,151, net of related tax effect, which we recorded as a cumulative effect of change in accounting principle.

(11) As a result of the adoption of SFAS No. 142 in 2002, we discontinued the amortization of goodwill. We have provided adjusted results for the fiscal periods 2001 and 2000 that reflect the impact of this accounting change as though SFAS No. 142 had been adopted at that time. Net income would have been increased in each adjusted period by $853.

(12) On May 25, 2001, we issued approximately 11,547 new shares of our common stock, for net proceeds of $25,726, through a rights offering. We also issued approximately 570 new shares in 2002 through a direct equity placement. In 2003, approximately $2,000 of convertible debt due 2003 was exchanged for new convertible debt due 2008. In addition, we issued approximately $33,000 in new convertible debt due 2008 and used a portion of the proceeds to retire approximately $9,000 in convertible debt due 2003. During 2003, holders of approximately $8,000 of the convertible debt due 2008 converted their debt for approximately 5,000 shares of our common stock. During 2004, holders of approximately $29,500 of the convertible debt due 2008 converted their debt for approximately 18,500 shares of our common stock.

(13) Diluted shares outstanding include shares issuable upon the conversion of our existing convertible debt and exercise of options outstanding, except in 2003, 2002 and 2001, for which the inclusion of such shares would be anti-dilutive. The inclusion of converted shares from the issuance of our Convertible Subordinated Notes due 2008 is expected to produce significant dilution in earnings per share in future periods.

(14) We measure our combined ratio as the total of all expenses, including benefits to policyholders, related to policies in-force divided by premium revenue. This ratio provides an indication of the portion of premium revenue that is devoted to the coverage of policyholder related expenses. We depend on our investment returns to offset the amounts by which our combined ratio is greater than 100%. In 2001, reduced premium revenue, the impairment of our DAC asset in the fourth quarter (see note
        4) and the payment of excise taxes on the initial premium for our new reinsurance agreement (see note 5) increased our combined ratio above what it otherwise would have been. For 2002, see note 2. In 2004 goodwill impairment and litigation expense is not included in the expense ratio.

(15) Return on equity, which is the ratio of net income or losses to average shareholders' equity, measures the current period return provided to shareholders on invested equity. New or existing shareholders could be dissuaded from future investment in our common stock and may choose to sell their common stock if they are not satisfied with our return on equity.

(16) As a result of our reinsurance agreement, which was effective December 31, 2001, we transferred substantially all of our investable assets to the reinsurer.

(17) Under statutory accounting principles, ceded reserves are accounted for as offsetting negative benefits and negative premium. Our 2004, 2003, 2002, 2001 and 2000 premium is reduced by approximately $303,000 $309,000, $326,000, $408,000 and $226,000, respectively from reinsurance transactions.

                                 QUARTERLY DATA

        Our unaudited quarterly data for each quarter of 2004 and 2003 have been derived from unaudited financial statements and include all adjustments, consisting only of normal recurring accruals, which we consider necessary for a fair presentation of the results of operations for these periods. Such quarterly operating results are not necessarily indicative of our future results of operations. The following is our 2004 quarterly data on both a restated and as reported basis:


                                                                  2004 RESTATED
                                              ------------------------------------------------------
                                                 First        Second        Third
                                                Quarter       Quarter       Quarter       Fourth
                                              Restated (1)  Restated (1)  Restated (1)  Restated (1)
                                              ------------  ------------  ------------  ------------
                                                  (in thousands, except per share data and ratios)
Total premiums                                $     82,288  $     79,197  $     80,309  $     78,091
Net investment income                               10,987        11,542        12,055        12,255
Net realized capital gains and losses and
     other income                                   36,672       (61,536)       57,838        15,043
                                              ------------  ------------  ------------  ------------
     Total revenues                                129,947        29,203       150,202       105,389
                                              ------------  ------------  ------------  ------------

Benefits to policyholders                           59,386        56,768        56,256        60,288
Commissions & expenses (excluding interest)         27,488        26,656        25,773        26,367
Goodwill impairment and litigation accrual               -             -             -        17,526
Net acquisition costs amortized                      3,955         4,447         1,246         1,930
                                              ------------  ------------  ------------  ------------
     Net income (loss)                        $     23,300  $    (40,163) $     41,740  $     (4,341)
                                              ============  ============  ============  ============

GAAP loss ratio                                      72.2%         71.7%         70.0%         77.2%
GAAP expense ratio (2)                               38.2%         39.3%         33.6%         36.2%
                                              ------------  ------------  ------------  ------------
     Total                                          110.4%        111.0%        103.6%        113.4%
                                              ============  ============  ============  ============

Basic earnings per share                      $       0.79  $      (1.03) $       1.03  $      (0.10)
Diluted earnings per share                    $       0.32  $      (1.03) $       0.48  $      (0.10)



                                                                  2004 RESTATED
                                              ------------------------------------------------------
                                                 First        Second        Third
                                                Quarter       Quarter       Quarter       Fourth
                                              ------------  ------------  ------------  ------------
                                                  (in thousands, except per share data and ratios)

Total premiums                                $     82,288  $     79,197  $     80,309  $     78,091
Net investment income                               10,987        11,542        12,055        12,255
Net realized capital gains and losses and
     other income                                   36,672       (61,536)       57,838        15,043
                                              ------------  ------------  ------------  ------------
     Total revenues                                129,947        29,203       150,202       105,389
                                              ------------  ------------  ------------  ------------

Benefits to policyholders                           59,159        57,596        56,151        60,288
Commissions & expenses (excluding interest)         27,488        26,656        25,773        26,367
Goodwill impairment and litigation accrual               -             -             -        17,526
Net acquisition costs amortized                      3,955         4,425         1,250         1,930
                                              ------------  ------------  ------------  ------------
     Net income (loss)                        $     23,448  $    (40,686) $     41,805  $     (4,341)
                                              ============  ============  ============  ============

GAAP loss ratio                                      71.9%         72.7%         69.9%         77.2%
GAAP expense ratio (2)                               38.2%         39.2%         33.6%         36.2%
                                              ------------  ------------  ------------  ------------
     Total                                          110.1%        111.9%        103.5%        113.4%
                                              ============  ============  ============  ============

Basic earnings per share                      $       0.79  $      (1.05) $       1.03  $      (0.10)
Diluted earnings per share                    $       0.32  $      (1.05) $       0.48  $      (0.10)

(1) Restated to reflect impact of the previously unreserved policy riders.
(2) GAAP expense ratio excludes interest expense, goodwill impairment and litigation accrual

        The following is our 2003 quarterly data on both a restated and as reported basis:


                                                                  2003 RESTATED
                                              ------------------------------------------------------
                                                 First        Second        Third
                                                Quarter       Quarter       Quarter       Fourth
                                              Restated (1)  Restated (1)  Restated (1)  Restated (1)
                                              ------------  ------------  ------------  ------------
                                                  (in thousands, except per share data and ratios)
Total premiums                                $     83,578  $     78,707  $     81,471  $     78,190
Net investment income                               10,347        10,572        11,144        11,209
Net realized capital gains and losses and
     other income                                    6,583        41,463       (33,159)      (16,042)
                                              ------------  ------------  ------------  ------------
     Total revenues                                100,508       130,742        59,456        73,357
                                              ------------  ------------  ------------  ------------

Benefits to policyholders                           64,283        61,487        63,618        58,434
Commissions & expenses (excluding interest)         27,001        30,779        28,081        28,187
Net acquisition costs amortized                      2,698         2,139         3,870         1,536
                                              ------------  ------------  ------------  ------------
     Net income (loss)                        $      3,212  $     22,718  $    (25,306) $    (13,794)
                                              ============  ============  ============  ============

GAAP loss ratio                                      76.9%         78.1%         78.1%         74.7%
GAAP expense ratio (2)                               35.5%         41.8%         39.2%         38.0%
                                              ------------  ------------  ------------  ------------
     Total                                          112.4%        119.9%        117.3%        112.7%
                                              ============  ============  ============  ============

Basic earnings per share                      $       0.17  $       1.16  $      (1.20) $      (0.58)
Diluted earnings per share                    $       0.08  $       0.32  $      (1.20) $      (0.58)



                                                                  2003 RESTATED
                                              ------------------------------------------------------
                                                 First        Second        Third
                                                Quarter       Quarter       Quarter       Fourth
                                              ------------  ------------  ------------  ------------
                                                  (in thousands, except per share data and ratios)

Total premiums                                $     83,578  $     78,707  $     81,471  $     78,190
Net investment income                               10,347        10,572        11,144        11,209
Net realized capital gains and losses and
     other income                                    6,583        41,463       (33,159)      (16,042)
                                              ------------  ------------  ------------  ------------
     Total revenues                                100,508       130,742        59,456        73,357
                                              ------------  ------------  ------------  ------------

Benefits to policyholders                           64,167        60,873        63,763        58,927
Commissions & expenses (excluding interest)         27,001        30,779        28,081        28,187
Net acquisition costs amortized (deferred)           3,054         2,140         3,870         1,552
                                              ------------  ------------  ------------  ------------
     Net (loss) income                        $      3,056  $     23,116  $    (25,398) $    (14,125)
                                              ============  ============  ============  ============

GAAP loss ratio                                      76.8%         77.3%         78.3%         75.4%
GAAP expense ratio (excluding interest) (2)          36.0%         41.8%         39.2%         38.0%
                                              ------------  ------------  ------------  ------------
     Total                                          112.8%        119.1%        117.5%        113.4%
                                              ============  ============  ============  ============

Basic earnings per share                      $       0.16  $       1.18  $      (1.20) $      (0.59)
Diluted earnings per share                    $       0.07  $       0.32  $      (1.20) $      (0.59)

(1) Restated to reflect impact of the previously unreserved policy riders.
(2) GAAP expense ratio excludes interest expense, goodwill impairment and litigation accrual

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

RESTATEMENT (amounts in thousands)

        In March 2005, in conjunction with the preparation of the financial statements for the year ended December 31, 2004, we concluded that certain policy riders were not reserved for in prior years. The policy riders are options chosen by the policyholders and the previously unidentified policy riders include inflation, restoration of benefit and return of premium benefit. A significant majority of these policy riders were inflation riders. The premiums associated with the policies were properly billed and any claims incurred on these policies were properly paid. However, the policy riders were not identified in the data utilized to calculate policy reserves. As a result of this conclusion, we have restated our previously issued financial statements for the years ended December 31, 2003 and 2002 to reflect the inclusion of the policy riders and reduced shareholders' equity by $5,533 as of January 1, 2002 to reflect the impact of the previously unidentified policy riders for prior years.

        The total cumulative impact of the restatement that affected shareholders' equity as of December 31, 2003 was a decrease in shareholders' equity of $6,655, which includes a decrease in beginning shareholders' equity as of January 1, 2002 of $5,533. The overall financial decrease on shareholders' equity of the restatement as of each year end was as follows:


        December 31, 2001 (1)          $ (5,533)
        December 31, 2002 (2)            (1,305)
        December 31, 2003 (2)               183

        (1) The adjustment as of December 31, 2001 represents an opening retained earnings adjustment on January 1, 2002.

        (2) The adjustment represents the retained earning impact of the restatement to net income in the respective period.


        As to the individual financial statement line items, our historical consolidated financial statements for the years ended December 31, 2003 and 2002, reflect the effects of the restatement on (i) net policy acquisition costs amortized and its effects on unamortized deferred policy acquisition costs, (ii) benefits to policyholders expense and its effects on policy reserves, (iii) the Federal income tax benefit and its effects of deferred income taxes and (iv) basic and diluted earnings per share. A summary of the effects of the restatement on reported amounts for the years ended December 31, 2003 and 2002 is presented below.

                                                                          CONSOLIDATED BALANCE SHEETS
                                               ----------------------------------------------------------------------------------
                                                        DECEMBER 31, 2003                             DECEMBER 31, 2002
                                               -------------------------------------        -------------------------------------
                                               As Previously                   As           As Previously                   As
                                                 Reported     Adjustment    Restated          Reported     Adjustment    Restated
                                               -------------  ----------    --------        -------------  ----------    --------
Unamortized deferred policy acquisition costs  $    160,740   $      18    $ 160,758        $    171,357   $    (357)   $ 171,000
Policy reserves (accident and health)              (508,344)    (10,256)    (518,600)           (464,318)    (10,163)    (474,481)
Deferred income tax liability                       (19,314)      3,583      (15,731)            (23,101)      3,682      (19,419)
Total shareholders' equity                          150,734      (6,655)     144,079             155,180      (6,838)     148,342


                                                 CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE YEARS ENDED
                                               ----------------------------------------------------------------------------------
                                                        DECEMBER 31, 2003                             DECEMBER 31, 2002
                                               -------------------------------------        -------------------------------------
                                               As Previously                   As           As Previously                   As
                                                 Reported     Adjustment    Restated          Reported     Adjustment    Restated
                                               -------------  ----------    --------        -------------  ----------    --------
Benefits to policyholders                      $   (247,730)  $     (92)   $(247,822)       $   (371,998)  $  (2,087)   $(374,085)
Net policy acquisition costs amortized              (10,617)        374      (10,243)             (7,595)         80       (7,515)
Federal income tax benefit                            3,091         (99)       2,992              13,026         702       13,728
Net loss                                            (13,353)        183      (13,170)            (30,438)     (1,305)     (31,743)
Basic earnings per share from net loss         $      (0.64)  $    0.01    $   (0.63)       $      (1.58)  $   (0.07)   $   (1.65)
Diluted earnings per share from net loss       $      (0.64)  $    0.01    $   (0.63)       $      (1.58)  $   (0.07)   $   (1.65)


        The restatement did not have any impact on total cash flows from operations, investing or financing activities. We have restated all pertinent historical information in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CRITICAL ACCOUNTING POLICIES
(amounts in thousands, except per share data)

        The preparation of financial statements in accordance with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Such estimates and assumptions significantly affect various reported amounts of assets and liabilities. Management has made estimates in the past that we believed to be appropriate but were subsequently revised to reflect actual experience. If our future experience differs materially from these estimates and assumptions, our results of operations and financial condition could be affected. Management considers an accounting estimate to be critical if:

        o It requires assumptions to be made that were uncertain at the time the estimate was made; and
        o Changes in the estimate or different estimated amounts that could have been selected could have a material impact on our results of operations or financial condition.

        POLICY RESERVES

        Our policies are accounted for as long duration policies. As a result there are two components of the liabilities associated with our policies. The first is a liability for future policyholder benefits, represented by the present value of future benefits less the present value of future premium collections. In calculating these reserves we utilize assumptions, including estimates for persistency (policies that do not terminate), morbidity (claims expectations), interest rates, and premium rate increases. These assumptions are estimated in the year a policy is issued. Once the assumptions are established, we continue to utilize those assumptions unless our assessment of deferred acquisition costs ("DAC") indicates that the current unamortized DAC asset is not recoverable in future periods. Any variance from the assumptions established in the year a policy is issued could have a material impact on our results of operations and financial condition.

        The significant assumptions utilized in setting our future reserves for policyholder benefits are:

        o A voluntary lapse rate that ranges from 2.5% to 38%, depending on the age of the policyholder and the number of years the policy has been in-force. The high end of the lapse rate range is 38% for our more recently issued policies. A significant majority of our policyholders are between the ages of 60 to 79 at the time we issue them a policy. The lapse rates range from 30% in the early duration for these policies down to 2.5% in the later durations.
        o Morbidity based upon our past experience and industry data. We also include an estimate for improving morbidity trends in the general population.
        o The use of the 1990-1995 Select and Ultimate, Sex Distinct, actuarial table for mortality.
        o For policies issued in 2002 through 2004, we use a 4.5% interest rate to discount future experience. For policies issued prior to 2002, we use a 5.7% interest discount rate.
        o We also include an estimate of premium rate increases based on what we had planned to implement as of September 30, 2002 when we last revised our assumptions at the time we recorded an impairment to our DAC.

        Long-term care insurance has fixed annual premiums that can be adjusted only upon approval of the insurance departments of the states where the premiums were written. The process for filing for premium rate increases requires us to demonstrate to the insurance department that expected claims experience is anticipated to exceed original assumptions. The approval of premium rate increases is at the discretion of the insurance department.

        We have filed and implemented premium rate increases on most of our in-force policies. We have and are continuing to file and implement additional premium rate increases on the majority of our policies issued prior to 2002. We have been successful in obtaining premium rate increases in the past. However, there has been increased public and regulatory scrutiny over the practice of obtaining premium rate increases on long-term care insurance.

        We base our premium rate increase assumptions on our past experience and our expectations of the amounts of actual rate increases that we will be able to achieve. If we are unsuccessful in obtaining the assumed level of rate increases, we could recognize an impairment in the future, which could have a material adverse effect on our results of operations and financial position. In addition we are currently in litigation concerning the premium rate increases we have implemented, which could have a material adverse effect on our results of operations and financial position.

        Our assumptions remain unchanged in future periods regardless of actual experience unless we impair our DAC due to an expected loss in future periods using updated assumptions for all of the above. However, when actual experience differs from our expectations, the incremental difference between actual and expected results is recognized in the current period.

        CLAIM RESERVES

        The second component of the liabilities associated with our policies is a reserve we establish for incurred, either reported or not yet reported, claims. This amount represents the benefits to be paid in the future for our current claims. The significant assumptions utilized in establishing claim reserves are expectations about the duration, cost of care being reimbursed and incidence of claims and the interest rate utilized to discount the claim reserves. These assumptions are based on our past experience, industry experience and current trends. We establish our claim reserves in each period based upon our most currently available information and assumptions.

        We use a discount rate of 5.9% for claim reserves, which approximates the current yield to maturity of our assets. A 50 basis point decrease in the discount rate can cause our claim reserves to increase by approximately $2,000.

        As part of our monitoring of claims reserves, we compare actual results to our expectations. Any deviation from our expectations is recorded in the period in which the deviation occurs. Any changes in our estimates in the future may have a material impact on our financial condition and results of operations.

        DEFERRED ACQUISITION COSTS

        In connection with the sale of our insurance policies, we defer and amortize a portion of the policy acquisition costs over the related premium paying periods of the life of the policy. These costs include all expenses that are directly related to, and vary with, the acquisition of the policy, including commissions, underwriting and other policy issue expenses. The DAC is determined using the same projected actuarial assumptions used in computing benefit reserves.

        We regularly assess the recoverability of our unamortized DAC asset through actuarial analysis. To determine recoverability, the present value of anticipated future premiums less future costs and claims are added to current reserve balances. If this amount is greater than the current unamortized DAC then the DAC is deemed recoverable. If this amount is less than the current unamortized DAC, then we impair our DAC and record a charge in our current period results of operations.

        The DAC recoverability analysis includes our most recent assumptions for persistency, morbidity, interest rates, and premium rate increases, all or any of which may be different than the assumptions utilized in establishing our benefit reserves.

        The significant assumptions utilized in the DAC recoverability analysis that differ from our current assumptions for policy reserves and DAC include:

        o Investment of future cash flows in instruments and at durations similar to our current investment mix, using current market interest rates for new investments (new investments are assumed to average 5.34%).
        o An estimate that claims will improve due to the expected results from recently implemented and future planned improvements to our claims adjudication procedures.
        o An estimate that the ultimate level of premium rate increases that will be approved and implemented will be higher than the originally assumed percentage of 77%.

        Changes in one or a combination of these assumptions can produce significant volatility in the recoverability of DAC.

        LITIGATION AND CONTINGENCIES

        We are involved in lawsuits relating to our operations. These lawsuits include, but are not limited to, allegations as to improper sales practices in connection with the recent premium rate increases on our long-term care policies.

        We recognize an estimated loss for contingencies when we believe it is probable that a loss has occurred and the amount of loss can be reasonably estimated. However, it is difficult to measure the actual loss that might be incurred related to litigation and contingency matters. As time passes and additional facts and circumstances become known, our estimation of the probability of loss as well as our ability to reasonably estimate a loss may change. The ultimate outcome of litigation and other contingencies could have a material adverse impact on our results of operations and financial position in the future.

        DEPOSIT ACCOUNTING FOR 2001 CENTRE REINSURANCE AGREEMENT

        The 2001 Centre reinsurance agreement is being accounted for utilizing deposit accounting for reinsurance contracts. We are using deposit accounting because we believe the reinsurance contract does not result in the reasonable possibility that the reinsurer will suffer a significant loss. We assessed this long-duration reinsurance contract using the reasonable possibility of significant loss criteria due to certain contract provisions that limit the risk to the reinsurer, including an aggregate limit of liability for the reinsurer, experience refund provisions, and expense and risk charges provided to the reinsurer. We also entered into the reinsurance agreement with the intent of commuting the agreement at December 31, 2007, which further supports the use of deposit accounting.

        We have established the accounting model for this reinsurance agreement assuming that we will commute the contract on December 31, 2007, the first available commutation date. We intend, but are not required, to commute the agreement on the first commutation date. We have significant incentive to commute the agreement on December 31, 2007 as the expense and risk charges applied to the notional experience account for the benefit of the reinsurer begin to escalate after that date and the reinsurer may exercise warrants at a common stock equivalent price of $1.80 per share, representing approximately 20% of the then outstanding common stock on a fully diluted basis.

        Our current modeling and actuarial projections suggest that it is probable we will be able to commute the agreement, as planned, on December 31, 2007. In order to commute the agreement, our statutory capital following commutation must be sufficient to support the reacquired business in compliance with all statutory requirements. Upon commutation, we would receive cash or other liquid assets equaling the market value of our notional experience account from the reinsurer. We would also record the necessary reserves for the business in our statutory financial statements. Our ability to commute the agreement is highly dependent upon the market value of the notional experience account exceeding the level of required reserves to be established. As of December 31, 2004, the statutory basis reserve liabilities of $1,026,341 exceed the combination of the notional experience account value and funds held due to the reinsurer of $939,452. Based upon our current modeling and actuarial projections, management believes it is probable that the value of the notional experience account will exceed the reserve liabilities at December 31, 2007. In addition to the performance of the reinsured policies from now until 2007, the notional experience account value is susceptible to market interest rate changes. A market interest rate increase of 100 basis points could reduce the market value of the current notional experience account by approximately $110,000 and jeopardize our ability to commute as planned. As we approach the intended commutation date, the sensitivity of our notional experience account to market interest rate movement will decline as the duration of the benchmark indices becomes shorter; however, the amount of assets susceptible to such interest sensitivity will continue to grow as additional net cash flows are added to the experience account balance prior to commutation. The reinsurer has agreed to fix the market value of the experience account and to invest the assets in a manner that we request in order to minimize short term volatility when we inform the reinsurer of our intention to commute the agreement.

        As a result of our intention to commute, we considered only the expense and risk charges anticipated prior to the commutation date in our unamortized DAC recoverability analyses and have not recorded the potential of future escalating charges. In the event we determine that commutation of the reinsurance agreement is unlikely on December 31, 2007, but likely at some future date, we will include additional annual expense and risk charge credits against our notional experience account in our DAC recoverability analysis. As a result, we could impair the value of our DAC asset and record the impairment in our financial statements. However, we currently believe that it is probable we will have sufficient statutory capital and surplus to commute the reinsurance agreement on December 31, 2007 or that other alternatives, such as new reinsurance opportunities or, additional capital issuances will be available to enable us to commute the agreement as planned.

        As part of our reinsurance agreement, effective December 31, 2001, the reinsurer was granted four tranches of warrants to purchase shares of non-voting convertible preferred stock. The first three tranches of warrants are exercisable through December 31, 2007 at common stock equivalent prices ranging from $2.75 to $6.25 per share. If exercised and converted, the convertible preferred stock would represent approximately 15% of the then outstanding shares of our common stock on a fully diluted basis. If the agreement is not commuted on December 31, 2007, the reinsurer may exercise the fourth tranche of convertible preferred stock purchase warrants at a common stock equivalent price of $1.80 per share, which if converted would represent an additional 20% of the then outstanding common stock on a fully diluted basis. We are recognizing the additional consideration of entering into the agreement, represented by the fair value of the warrants granted to the reinsurer, over the period of time to the expected commutation date.

        NOTIONAL EXPERIENCE ACCOUNT

        Our 2001 Centre reinsurance agreement includes a provision for the maintenance of a notional experience account for our benefit in the event we elect to, and are able to, commute the reinsurance agreement in the future. The notional experience account balance was $901,368 as of December 31, 2004. We receive a return on the experience account that is based on a series of benchmark indices and derivative hedges. The benchmark indices are comprised of US Treasury strips, agencies, and investment grade corporate bonds with weightings of approximately 25%, 15% and 60%, respectively, and a duration of approximately 14 years.

        We believe the return on the notional experience account represents a hybrid instrument, containing both a fixed debt host and an embedded derivative, as defined in Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). In accordance with SFAS 133, we are accounting for the investment return on the experience account as follows:

        a). The fixed debt host yields a fixed return based upon the yield to maturity of the underlying benchmark indices. The return on the fixed debt host is reported as investment income in the Statements of Income and Comprehensive Income.

        b). The change in fair value of the embedded derivative represents the percentage change in the underlying indices applied to the notional experience account, similar to that of an unrealized gain/loss on a bond. The change in the fair value of the embedded derivative is reported as market gain or loss on notional experience account in the Statements of Income and Comprehensive Income.

        Our conclusion that the return on the notional experience account represents a hybrid instrument with an embedded derivative is based on our belief that the economic characteristics and risk of the fixed debt host contract are not clearly and closely related to those of the embedded derivative. When we determine the yield on the fixed debt host and the value of the embedded derivate, we reconcile these amounts to the amount credited to the experience account by the reinsurer, as we believe the actual return credited by the reinsurer should equal the sum of the amounts recognized in our Statements of Income and Comprehensive Income.

        A market interest rate increase of 100 basis points could reduce the market value of the current notional experience account by approximately $110,000 and jeopardize our ability to commute as planned. As we approach the intended commutation date, the sensitivity of our experience account to market interest rate movement will decline as the duration of the benchmark indices becomes shorter, however, the amount of assets susceptible to such interest sensitivity will continue to grow as additional net cash flows are added to the experience account balance prior to commutation. We intend to give notice to the reinsurer of our intention to commute on December 31, 2007 at such time as we are highly confident of our ability to support the reacquired policies. The reinsurer has agreed to fix the market value of the experience account at that time, and to then invest the assets in a manner that we request in order to minimize short term volatility.

        GOODWILL

        The balance of our goodwill was $6,985 and $20,360 at December 31, 2004 and 2003, respectively.

        The goodwill at both December 31, 2004 and 2003 relates to the purchase of our insurance agencies, UIG and NISHD. We test for impairment of goodwill on an annual basis unless an event occurs or circumstances change that would more likely than not indicate that an impairment has occurred. During 2004 we performed our impairment test on a quarterly basis due to declining sales. The test is done at a reporting unit level, which combines the operations of UIG and NISHD. UIG and NISHD are both insurance agencies that sell senior market insurance products, and therefore have similar economic characteristics.

        During our quarterly impairment test as of December 31, 2004, we determined that the goodwill related to the agency reporting unit was impaired. This impairment was a result of declining sales, particularly in the fourth quarter of 2004, which led to lower than planned net income at the reporting unit level. The decline in sales is attributable to a decline in sales across the long-term care industry during 2004 as a result of higher priced policies and the negative impact of premium rate increases that have been implemented on previously issued policies. The fair value of the reporting unit is determined utilizing the present value of cash flows, which includes assumptions for future growth in sales. During the most recent impairment test, we lowered the assumptions related to future sales growth and as a result recognized an impairment of $13,376 in 2004.

        The valuation is sensitive to future growth in sales of insurance policies, the persistency of the renewal commission stream and expense savings initiatives that we have implemented. We utilized a 15% discount rate in the goodwill analysis. We assume that our agencies are capable of future growth from both the sale of our products and from the sale of other carriers' products.

        Our future growth assumptions now range from 15% in the first years and stabilize at 5% in the later years of our analysis. The growth rates in the early years are dependent upon the ability of our agencies to execute on recently signed agreements with unaffiliated insurance companies and to sell policies underwritten by our insurance subsidiaries especially in states such as California where we have recently received approval to sell our products.

        Our insurance subsidiaries have recommenced sales in 41 states since February 2002, after the cessation of sales in September 2001. The goodwill analysis for our agencies is sensitive to the ability of our insurance subsidiaries to successfully supply product that is competitive and to improve their financial strength ratings. Future growth in sales is also dependent upon recent contracts to sell insurance products of unaffiliated insurance companies. If the future growth in sales or expense savings initiatives do not occur as we anticipate, we may realize an additional impairment in the goodwill allocated to the agency operations in the future.

        PREFERRED INTEREST ON EARLY CONVERSION

        Holders of our convertible subordinated notes are entitled to convert their notes into shares of our common stock before October 2005 and receive a discounted amount of interest that they would have otherwise received until that date. We may elect to pay this interest in cash or in newly issued shares of common stock. If we elect to pay in newly issued shares of common stock, the stock is valued at a 10% discount to the then fair market value of traded shares. We have determined that this feature is an embedded derivative as defined in Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities." This embedded derivative is not clearly and closely related to the host contract, the convertible subordinated notes, because it could at least double the investor's initial rate of return on the host contract and could also result in a rate of return that is at least twice what otherwise would be the market return for a contract that has the same terms as the host contract and that involves a debtor with a similar credit quality.

        As a result of this determination, we have separately valued and bifurcated the embedded derivative from the host contract. At each balance sheet date, the embedded derivative must be recorded at fair value, with any change in fair value recognized in current operations.

        As of December 31, 2004 the fair value of the embedded derivative was $1,403. In determining the fair value of the embedded derivative, we make certain assumptions, including the future volatility and liquidity of our common stock. We believe the liquidity of the stock significantly impacts the assumed value of the embedded derivative due to the ability of a converting holder to liquidate the shares and recognize its intended value. We also take into consideration recent trends in the number of holders converting. If we assumed that all holders converted on December 31, 2004, without giving any consideration to the relationship of the current share price to the conversion price or to the impact of this level of conversions on the stock price, the value of the embedded derivative would be $4,567.

        If actual experience differs from our current assumptions, our results of operations may be subject to significant volatility in future periods.

        VALUATION ALLOWANCE FOR INCOME TAXES

        We have net operating loss carryforwards of $39,876 or $13,957 on a tax effected basis, which have been generated by taxable losses at the parent company, and if unused will expire between 2012 and 2024. We have net operating loss carryforwards of $27,102 or $9,486 on a tax effected basis, which have been generated by taxable losses at our insurance subsidiaries, and if unused, will expire in 2016. The parent company's net operating loss carryforwards can be utilized by our insurance subsidiaries, subject to a limitation equal to the lesser of 35% of the insurance subsidiary taxable income or 35% of the current aggregate carryforward amount.

        We have recorded a valuation allowance of $8,275 against our net operating loss carryforwards on a tax affected basis. We recorded the valuation allowance due to a change in ownership as defined in the Internal Revenue Code. As a result of the change in ownership we are now subject to a limitation on the amount of prior period net operating loss carryforwards we can utilize. If we do not generate enough taxable income in the future we may need to record an additional valuation allowance, which could have a material impact on our financial condition and results of operations.

OVERVIEW

        Our principal products are individual, defined benefit accident and health insurance policies that consist of nursing home care, home health care and Medicare supplement. Our insurance subsidiaries are subject to the insurance laws and regulations of the states in which they are licensed to write insurance. These laws and regulations govern matters such as payment of dividends, settlement of claims and loss ratios. State regulatory authorities must approve premiums charged for insurance products. In addition, our insurance subsidiaries are required to establish and maintain reserves with respect to reported and incurred but not reported claims, as well as estimated future benefits payable under our insurance policies. These reserves must, at a minimum, comply with mandated standards. Our reserves are certified annually by our consulting actuary as to standards required by the insurance departments for our domiciliary states and for the other states in which we conduct business. We believe we maintained adequate reserves as mandated by each state in which we are currently writing business at December 31, 2004.

RESULTS OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003
(Certain amounts related to 2003 have been restated to reflect the impact of previously unreserved policy riders) (amounts in thousands)

        PREMIUM REVENUE. Total premium revenue earned in the twelve months ended December 31, 2004, including long-term care, disability, life and Medicare supplement, decreased 0.6% to $319,885, compared to $321,946 in the same period in 2003.

        Effective September 10, 2001, we discontinued the sale nationally of all new long-term care insurance policies until the Corrective Action Plan (the "Plan") was completed and approved by the Pennsylvania Insurance Department (the "Department"). Upon the Department's approval of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We are now approved to recommence new policy sales in 18 additional states, including Florida and California (subject to corrective orders). These 41 states accounted for approximately 91% in aggregate of our total direct premium revenue in 2004. Florida, California and Pennsylvania accounted for approximately 16%, 15% and 12%, respectively of our direct premium revenue in 2004. We are working with the remaining states to recommence new policy sales in all jurisdictions.

        Total first year premium revenue earned in 2004 increased 40.9% to $11,186, compared to $7,942 in 2003. First year long-term care premiums earned in 2004 increased 47% to $10,358, compared to $7,040 in 2003. We believe that the increase in first year premiums is due to (1) the recommencement of sales in additional states during 2004, (2) the engagement of additional independent agents that had not previously sold our policies, and (3) the introduction of our new products, which have higher annual premiums than our previously sold products. We anticipate that first year premium revenue will continue to increase as independent agents that sold our policies prior to the cessation of sales are reengaged and independent agents that had not previously sold our policies are recruited. We also anticipate that we will recommence sales in additional states in which we are currently not writing new business.

        Total renewal premium revenue earned in 2004 decreased 1.7% to $308,699, compared to $314,004 in 2003. Renewal long-term care premiums earned in 2004 decreased 2.2% to $295,959, compared to $301,916 in 2003. The decrease in renewal premium revenue is due to the lapsation of existing policies and a reduced level of new premium levels compared to periods prior to the cessation of sales in 200l. We anticipate that we will continue to experience reduced levels of renewal premium revenue until such time as an increased level of new premiums is sufficient to offset the lapsation of existing policies. Our persistency was 88.7% and 88.1% in 2004 and 2003, respectively.

        NET INVESTMENT INCOME. Net investment income earned in 2004 increased 8.2% to $46,839, from $43,273 in 2003.

        Our average yield on invested assets at cost, including cash and cash equivalents, was 5.17% and 5.19%, in 2004 and 2003, respectively. The investment income component of our notional experience account investment credit generated $46,172 and $41,426 in 2004 and 2003, respectively. The notional experience account yields a fixed return based upon the yield to maturity of the underlying benchmark indices, which are comprised of U.S. Treasury strips, government agencies and investment grade corporate bonds with weightings of approximately 25%, 15% and 60%, respectively, and have duration of approximately 14 years. The average yield on the notional experience account was 5.65% and 5.63% in 2004 and 2003, respectively.

        MARKET GAIN (LOSS) ON NOTIONAL EXPERIENCE ACCOUNT. We recorded a gain on our notional experience account of $39,749 in 2004 compared to a market loss of $9,494 in 2003.

        During 2004 the interest rates on the underlying investments in the benchmark indices supporting our notional experience account were lower at the end of the year compared to the beginning of the year, resulting in a market gain. During 2003, although interest rates were volatile during the year, interest rates at the beginning and end of the year were relatively unchanged.

        The total return of the Lehman Brothers US Aggregate Bond Index was 4.3% and 4.11% in 2004 and 2003, respectively. The total return on our notional experience account, which generates the majority of our net investment income, was 10.51% and 4.34% in 2004 and 2003, respectively. Management attributes the favorable return achieved from its notional experience account in 2004 to the impact of declining market interest rates upon the long duration of the underlying benchmark indices. In 2003, market interest rates remained stable, producing an immaterial impact upon the total market return of the notional experience account.

        CHANGE IN PREFERRED INTEREST ON EARLY CONVERSION. The fair value of the embedded derivative as of the date that the option to receive discounted interest was granted was $2,038. Due to the issuance of additional convertible debt in February and November of 2004, we recorded an additional $622, representing the fair values of these embedded derivatives. As of December 31, 2004, we adjusted the embedded derivative to its then fair value of $1,403 by recording a gain of $2,237 compared to a loss of $981 in 2003. We believe that the value of the embedded derivative is significantly affected by the ability of the investor to liquidate their shares in the market. We further believe that the number of shares of our common stock outstanding and the average daily trading volume of our common stock provide an indication of the ability for the market to bear additional sales of stock without a material reduction of the current market value of those shares. The value decreased in 2004 as a result of $29,499 of conversions and the decrease in the value of the interest we would pay upon the conversion due to the shortening of the time period between the date of conversion and October 2005. During 2003, the liquidity of our common stock rose significantly, as did the average daily trading volume, which indicated that the market could absorb additional shares without significant reduction of the market price. As a result, we increased our estimates of the value of the embedded derivative based on an assumption that conversions were more likely to occur without stock price deflation.

        In determining the fair value of the embedded derivative, we make certain assumptions, including the future volatility and liquidity of our common stock. If actual experience deviates from current assumptions, our financial results may be significantly impacted in future periods.

        OTHER INCOME. We recorded $5,864 in other income in 2004, as compared to $9,082 in 2003. The income generated from our ownership of corporate owned life insurance policies decreased to $322 in 2004, as compared to $2,036 in 2003. The cash value of these policies is invested in investment grade corporate bonds and equity indexes. We receive a crediting rate net of insurance costs and fees for maintaining a stable value of the assets, which was reduced significantly during 2004 due to deterioration in the underlying bond and equity investments of the funds supporting the corporate owned life insurance. In addition, the average balance decreased from approximately $59,000 in 2003 to approximately $53,300 in 2004 due to death benefit payments. The average yield on the income generated from the corporate owned life insurance was 0.22% in 2004, compared to 3.10% in 2003. The commission income related to our agency subsidiaries decreased to $4,979 in 2004 compared to $6,947 in 2003. This decrease was a result of lower sales in 2004, primarily related to the sale of long-term care insurance. The long-term care industry experienced a 25% decrease in new policy sales in 2004 compared to 2003.

        BENEFITS TO POLICYHOLDERS. (2003 has been restated to reflect the impact of previously unreserved policy riders.) Total benefits to policyholders in 2004 decreased 6.1% to $232,698 compared to $247,822 in 2003. Our loss ratio, or policyholder benefits to premiums, was 72.7% in 2004, compared to 77.0% in 2003. We believe the improvement in the 2004 loss ratio is primarily due to the impact of premium rate increases, changes in certain assumptions used in the calculation of our claim reserves and improved claims adjudication procedures implemented during 2003 and 2004.

        We establish reserves for current claims based upon current and historical experience of our policyholder benefits, including an expectation of claims incidence and duration, as well as the establishment of a reserve for claims that have been incurred but are not yet reported ("IBNR"). We continuously monitor our experience to determine the best estimate of reserves to be held for future payments of these claims. As a result, we periodically refine our process to incorporate the most recent known information in establishing these reserves.

        Claims experience can differ from our expectations due to numerous factors, including mortality rates, duration of care and type of care utilized. The amount of reserves relating to reported and unreported claims incurred is determined by periodically evaluating historical claims experience and statistical information with respect to the probable number and nature of such claims. We compare actual experience with estimates and adjust reserves on the basis of such comparisons.

        We evaluate our prior year assumptions by reviewing the development of reserves for the prior period. During 2004, reserve amounts relating to December 31, 2003 and prior had a favorable development of $19,404 compared to a favorable development of $3,095 during 2003 for reserve amounts relating to December 31, 2002 and prior. These changes to prior year reserve amounts (particularly when calculated as a percentage of the prior year-end reserve balance) provide a relative measure of deviation in actual performance as compared to our initial assumptions.

        The adjustments to reserves for claims incurred in prior periods are primarily attributable to claims incurred from our long-term care insurance policies, which represent approximately 95% of our premium in-force. The favorable development in 2004 is attributable to:

        o Refinements to the model we utilized to calculate claim reserves, including the addition of diagnosis code data, payment frequency data, and further delineation of policy forms for purposes of evaluation of existing continuance tables. As a result claims reserves were reduced by approximately $6,000.
        o An increase in the discount rate used for claims reserves from 5.7% to 5.9%, reflecting our improved investment portfolio performance, which reduced reserves by approximately $1,000.

        o During 2004, fewer claims that were closed as of December 31, 2003 reopened than we had estimated, resulting in a reduction of approximately $4,500; and
        o Claim reserve adjudication process improvements implemented in the second half of 2003 and throughout 2004.

        The development of our prior year assumptions were in line with our expectations for 2003.

        COMMISSIONS. Commissions to agents decreased 4.13% to $39,115 in 2004, compared to $40,800 in 2003.

        First year commissions on accident and health business in 2004 increased 52.3% to $6,530 compared to $4,288 in 2003, primarily due to the increase in first year accident and health premiums. The ratio of first year accident and health commissions to first year accident and health premiums was 58.4% in 2004 and 54.0% in 2003. The first year commission ratio for both 2004 and 2003 is lower than the first year commission ratio prior to the cessation of sales in 2001, due to the increased sale of our Secured Risk, Medicare Supplement and franchise group policies as a percentage of total new sales. All of these policies pay a lower commission as a percentage of premium revenue to agents than our individual long-term care policies. We believe that sales of these policies as a percentage of new sales are likely to decrease as our total sales increase, resulting in an increase in this ratio. We believe that the sale of long-term care policies has declined as a percentage of sales as a result of our lower financial ratings with A.M. Best and Standard and Poor's rating services and continued consumer and agent concerns regarding our financial strength.

        Renewal commissions on accident and health business in 2004 decreased 10.6% to $34,708, compared to $38,802 in 2003 due to the decrease in renewal accident and health premiums. The ratio of renewal accident and health commissions to renewal accident and health premiums was 11.3% in 2004 and 12.5% in 2003. We have implemented premium rate increases on a majority of policies written prior to December 31, 2001. We do not pay commissions on the additional premium collected as a result of a rate increase, which reduces the ratio of renewal commissions to renewal premium revenue. We anticipate that this ratio will continue to decline until the premium rate increases are fully implemented, which we anticipate will occur prior to the end of 2006.

        NET POLICY ACQUISITION COSTS AMORTIZED. (2003 has been restated to reflect the impact of previously unreserved policy riders.) The net deferred policy acquisition costs amortized in 2004 increased to $11,578, compared to $10,243 in 2003.

        Deferred costs are typically all costs that are directly related to, and vary with, the acquisition of new premiums. These costs include the variable portion of commissions, which are defined as the first year commissions less ultimate renewal commissions, and variable general and administrative expenses related to policy sales, underwriting and issuance. Deferred costs are amortized over the life of the policy based upon actuarial assumptions, including persistency of policies in-force. In the event that a policy lapses prematurely due to death or termination of coverage, the remaining unamortized portion of the deferred amount is immediately recognized as expense in the current period.

        The net amortization of deferred policy acquisition costs is affected by new business generation, imputed interest on prior reserves and policy persistency. The amortization of deferred costs is generally offset largely by the deferral of costs associated with new premium generation. However, lower new premium sales during the 2004 and 2003 periods, as compared to sales prior to the cessation of new sales in 2001, produced significantly less expense deferral to offset amortized costs.

        We regularly assess the recoverability of deferred acquisition costs through actuarial analysis. To determine recoverability, the present value of future premiums less future costs and claims are added to current reserve balances. If this amount is greater than current unamortized deferred acquisition costs, the unamortized amount is deemed recoverable. In the event recoverability is not demonstrated, we reassess the calculation using justifiable premium rate increases. If rate increases are not received or are deemed unjustified, we will expense, as impaired, the attributed portion of the deferred asset in the current period. If we conclude that the deferred acquisition costs are impaired, we will record an impairment loss and a reduction in the deferred acquisition cost asset. In the event of an impairment, we will also evaluate our historical assumptions utilized in establishing the policy reserves and deferred acquisition costs and may update those assumptions to reflect current experience (referred to as "unlocking"). The primary assumptions include persistency, claims expectations, interest rates and rate increases.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in 2004 decreased 10.4% to $52,970, compared to $59,110 in 2003. The ratio of total general and administrative expenses to premium revenues was 16.6% in 2004, compared to 18.4% in 2003.

        In 2003 we recorded expenses of $2,668 related to the initial recognition of future retirement benefits payable to our former chairman and severance related expenses for certain managers and employees whose positions were eliminated. We did not have a similar charge in 2004. Expenses at one of our agency subsidiaries were approximately $2,000 less in 2004 than in 2003 due to reductions in staff and the closing of certain unprofitable agency offices. Legal fees were approximately $900 less in 2004 than 2003 due to a reduction in activity related to our litigation. Outside actuarial fees were approximately $1,200 less in 2004 than in 2003 as the combination of less premium rate increase filings and increased internal staffing levels served to reduce reliance on outside parties. Also in 2004 there was a reduction in expenses related to the implementation of internally developed software of approximately $900 while we were in the process of choosing a new vendor. These reductions were partially offset by increases in variable costs related to increased sales levels.

        IMPAIRMENT OF GOODWILL. The goodwill at both December 31, 2004 and 2003 relates to the purchase of our insurance agencies, UIG and NISHD. We test for impairment of goodwill on an annual basis unless an event occurs or circumstances change that would more likely than not indicate that an impairment has occurred. We tested for impairment on a quarterly basis during 2004 due to declining sales. The test is done at a reporting unit level, which combines the operations of UIG and NISHD. UIG and NISHD are both insurance agencies that sell senior market insurance products, and therefore have similar economic characteristics.

        During our quarterly impairment test as of December 31, 2004, we determined that the goodwill related to the agency reporting unit was impaired. This impairment was a result of declining sales, particularly in the fourth quarter of 2004, which led to lower than planned net income at the reporting unit level. The decline in sales is attributable to a decline in sales across the long-term care industry during 2004 as a result of higher priced policies and the negative impact of premium rate increases that have been implemented on previously issued policies. The fair value of the reporting unit is determined utilizing the present value of cash flows, which includes assumptions for future growth in sales. During the most recent impairment test, we lowered the assumptions related to future sales growth and as a result recognized an impairment of $13,376 in 2004. There was no impairment recognized in 2003.

        LITIGATION SETTLEMENT EXPENSE. During 2004, we accrued $3,000 related to the anticipated resolution of two lawsuits related the sale of long-term care policies. In addition, we accrued $1,150 related to the settlement of a separate lawsuit. (See Item 3 - "Legal Proceedings" for details.)

        EXPENSE AND RISK CHARGES ON REINSURANCE AND EXCISE TAX EXPENSE. Our reinsurance agreement provides the reinsurer with annual expense and risk charges, which are credited against our notional experience account in the event of future commutation of the agreement. The annual charge consists of a fixed cost and a variable component based upon reserve and capital levels needed to support the reinsured business. In 2004 and 2003, we incurred charges of $11,230 and $11,073, respectively for this item. In addition, we are subject to an excise tax for premium payments made to a foreign reinsurer equal to one percent of the premium revenue ceded to the foreign reinsurer. We recorded $2,969 and $3,065 for excise tax expenses in 2004 and 2003, respectively. We anticipate that this expense will continue to decrease as policies issued prior to January 1, 2002 continue to lapse, resulting in the ceding of a lower amount of premium revenue to the foreign reinsurer.

        INTEREST EXPENSE. Interest expense in 2004 increased 28.7% to $10,443, compared to $8,112 in 2003. During February and November of 2004, we issued $16,000 and $10,000, respectively of additional convertible subordinated notes. During 2003, we issued $32,421 of additional convertible subordinated notes and paid our entire obligation of $8,957 related to convertible subordinated notes that matured in 2003. Our average outstanding convertible subordinated debt for 2003 was $97,099 compared to $84,884 in 2004. The amount of interest expense related to the outstanding principal balance was $5,302 and $5,974 in 2004 and 2003, respectively.

        Holders of our convertible subordinated notes are entitled to convert their notes into shares of our common stock before October 2005 and receive a discounted amount of interest that they would have otherwise received through October 2005 had they not converted the notes. We incurred $2,809 and $1,069 of interest expense from the early conversion of $29,499 and $8,122 in convertible subordinated notes during 2004 and 2003, respectively.

        The $10,000 of convertible subordinated notes issued in November of 2004, were issued when the price of our common stock was $1.87 per share. Because this price exceeded the conversion price of $1.75 per share, we recorded additional interest expense of $686 in 2004.

        (PROVISION) BENEFIT FOR FEDERAL INCOME TAXES. (2003 has been restated to reflect the impact of previously unreserved policy riders.) In 2004, we recorded a provision for Federal income taxes of $15,676 compared to a benefit from Federal income taxes of $2,992 in 2003. The effective tax rate was 43.3% in 2004 compared to 18.5% in 2003.

        In 2004, the effective tax rate utilized to record our provision for Federal income taxes was higher than our statutory tax rate of 35% primarily due to the impairment charge recorded against the goodwill of UIG, which is not deductible for Federal income tax purposes. In 2003, the effective tax rate utilized to record our benefit from Federal income taxes was lower than our statutory rate due to the valuation allowance we recorded.

TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
(Certain amounts related to 2003 and 2002 have been restated to reflect the impact of previously unreserved policy riders.)
(amounts in thousands)

        PREMIUM REVENUE. Total premium revenue earned in the twelve months ended December 31, 2003, including long-term care, disability, life and Medicare supplement, decreased 3.5% to $321,946, compared to $333,643 in the same period in 2002.

        Total first year premium revenue earned in 2003 increased 23.4% to $7,942, compared to $6,436 in 2002. First year long-term care premiums earned in 2003 increased 28.0% to $7,040, compared to

$5,501 in 2002. We anticipate that first year premium revenue will continue to increase as independent agents that sold our policies prior to the cessation of sales are reengaged and independent agents that had not previously sold our policies are recruited. We also anticipate that we will recommence sales in additional states in which we are currently not writing new business.

        Total renewal premium revenue earned in 2003 decreased 4.0% to $314,004, compared to $327,207 in 2002. Renewal long-term care premiums earned in 2003 decreased 4.6% to $301,916, compared to $316,338 in 2002. The decrease in renewal premium revenue is due to the lapsation of existing policies and a reduced level of new premium levels compared to periods prior to the cessation of sales in 200l. We anticipate that we will continue to experience reduced levels of renewal premium revenue until such time as an increased level of new premiums is sufficient to offset the lapsation of existing policies. Our persistency was 88.1% and 82.8% for the 2003 and 2002 periods, respectively. The persistency in 2002 was significantly affected due to high lapses after the implementation of premium rate increases.

        NET INVESTMENT INCOME. Net investment income earned in 2003 increased 7.9% to $43,273, from $40,107 in 2002.

        As a result of our 2001 Centre Agreement, substantially all of our investments generated from business written prior to December 31, 2001 were transferred to the reinsurer in February 2002. The reinsurer maintains a notional experience account on our behalf in the event that the reinsurance agreement is later commuted. The notional experience account is credited with an investment credit equal to the most recent yield to maturity of a series of benchmark indices and derivative hedges, which are designed to closely match the duration of our liabilities.

        Our average yield on invested assets at cost, including cash and cash equivalents, was 5.19% and 5.91%, respectively, in 2003 and 2002. The investment income component of our notional experience account investment credit generated $41,426 and $38,375 in 2003 and 2002, respectively. The notional experience account yields a fixed return based upon the yield to maturity of the underlying benchmark indices, which are comprised of U.S. Treasury strips, government agencies and investment grade corporate bonds with weightings of approximately 25%, 15% and 60%, respectively, and have duration of approximately 14 years. The average yield on the notional experience account was 5.63% and 6.51% for 2003 and 2002, respectively.

        NET REALIZED CAPITAL GAINS AND TRADING ACCOUNT ACTIVITY. During 2003, our capital gains were $237, compared to capital gains of $15,663 in 2002. We accounted for the transfer of the securities portion of the initial premium payment for our 2001 Centre Agreement during 2002 as a sale of these assets. Substantially all of the recognized capital gains in 2002 resulted from the transfer of the initial premium of approximately $563,000 to the reinsurer. The results in 2003 were recorded due to normal investment management activity.

        MARKET GAIN (LOSS) ON NOTIONAL EXPERIENCE ACCOUNT. We recorded a loss on our notional experience account of $9,494 in 2003 compared to a market gain of $56,555 in 2002.

        During 2002 the interest rates on the underlying investments in the benchmark indices supporting our notional experience account were declining, resulting in a market gain. During 2003, although interest rates were volatile during the year, interest rates at the beginning and end of the year were relatively unchanged.

        The total return of the Lehman Brothers US Aggregate Bond Index was 4.11% and 10.26% for 2003 and 2002, respectively. The total return on our notional experience account, which generates the majority of our net investment income, was 4.34% and 16.08% in 2003 and 2002, respectively. Management attributes the favorable return achieved from its notional experience account in 2002 to a longer duration of the underlying benchmark indices, which were positively impacted by declining market interest rates during 2002. The lower interest rates that caused the gains in 2002 produced lower yields in 2003.

        CHANGE IN PREFERRED INTEREST ON EARLY CONVERSION. The fair value of the embedded derivative as of the date that the option to receive discounted interest was granted was $2,038. As of December 31, 2003, we adjusted the embedded derivative to its then fair value of $3,018 by recording a loss of $981. We believe that the value of the embedded derivative is significantly affected by the ability of the investor to liquidate their shares in the market. We further believe that the number of shares of our common stock outstanding and the average daily trading volume of our common stock provide an indication of the ability for the market to bear additional sales of stock without a material degradation of the current market value of those shares. During 2003, the liquidity of our common stock rose significantly, as did the average daily trading volume, which indicated to us that the market could absorb additional shares without significant degradation of the market price. As a result, we increased our estimates of the value of the embedded derivative based on an assumption that conversions were more likely to occur without stock price deflation.

        In determining the fair value of the embedded derivative, we make certain assumptions, including the future volatility and liquidity of our common stock. If actual experience deviates from current assumptions, our financial results may be significantly impacted in future periods.

        OTHER INCOME. We recorded $9,082 in other income during 2003, as compared to $11,585 in 2002. In 2003, we recorded approximately $896 as other income related to the recognition of a deferred gain relating to the 2001 sale of our disability business, as compared to $1,593 in 2002. The sale was done as a 100% quota share agreement, in contemplation of a subsequent assumption of the business, where actual ownership of the policies would change. The gain on the sale is recognized as the ownership of the policies changes. In addition, the income generated from our ownership of corporate owned life insurance policies decreased to $2,036 in 2003, as compared to $3,455 in 2002. The cash value of these policies is invested in investment grade corporate bonds and equity indexes. The average yield on the income generated from the corporate owned life insurance was 3.10% in 2003, compared to 5.82% in 2002.

        BENEFITS TO POLICYHOLDERS. (Restated to reflect the impact of previously unreserved policy riders.) Total benefits to policyholders in 2003 decreased 33.8% to $247,822 compared to $374,085 in 2002. Our loss ratio, or policyholder benefits to premiums, was 77.0% in 2003, compared to 112.1% in 2002. Excluding the impact of a refinement of our assumptions and processes and a change in interest discounting, our loss ratio in 2002 was approximately 87.2% compared to the 2003 loss ratio of 77.0%. We believe the improvement in the 2003 loss ratio is primarily due to the impact of premium rate increases and better than anticipated development of our claim reserves for prior year incurrals.

        We establish reserves for current claims based upon current and historical experience of our policyholder benefits, including an expectation of claims incidence and duration, as well as the establishment of a reserve for claims that have been incurred but are not yet reported ("IBNR"). We continuously monitor our experience to determine the best estimate of reserves to be held for future payments of these claims. As a result, we periodically refine our process to incorporate the most recent known information in establishing these reserves.

        Claims experience can differ from our expectations due to numerous factors, including mortality rates, duration of care and type of care utilized. The amount of reserves relating to reported and unreported claims incurred is determined by periodically evaluating historical claims experience and statistical information with respect to the probable number and nature of such claims. We compare actual experience with estimates and adjust reserves on the basis of such comparisons.

        We evaluate our prior year assumptions by reviewing the development of reserves for the prior period. During 2003, reserves amounts relating to December 31, 2002 and prior had a favorable development of $3,095 compared to an unfavorable development of $80,948 during 2002 for reserve amounts relating to December 31, 2001 and prior. These changes to prior year reserve amounts (particularly when calculated as a percentage of the prior year-end reserve balance) provide a relative measure of deviation in actual performance as compared to our initial assumptions.

        The adjustments to reserves for claims incurred in prior periods are primarily attributable to claims incurred from our long-term care insurance policies, which represent approximately 95% of our premium in-force. The development of our prior year assumptions were in line with our expectations and included the reduction of our claim reserves of approximately $5,200 in the quarter ended June 30, 2003. The reduction related to new claims adjudication procedures for family member and private caregiver services, following an internal review of historic home health care claims and external consultant guidance. The new protocols include increased in-home assessments and additional plan of care structure.

        During 2002 we refined our assumptions and process for developing our claim reserves. This included redefining certain "multiple" claims as a single claim and employing new assumptions and processes for predicting the continuance, or the likelihood of a claim continuing in the future. This resulted in an increase to claims reserves of approximately $78,200.

        Further we employed a lower discount rate of 5.7% in 2002, which increased our claims reserves by approximately $5,000. We believe that, as a result of lower market interest rates, the lower discount rate more closely matched our anticipated return from the investment of assets supporting these reserves.

        COMMISSIONS. Commissions to agents decreased 10.8% to $40,800 in 2003, compared to $45,741 in 2002.

        First year commissions on accident and health business in 2003 increased 19.7% to $4,288, compared to $3,582 in 2002, due to the increase in first year accident and health premiums. The ratio of first year accident and health commissions to first year accident and health premiums was 54.0% in 2003 and 55.7% in 2002. The first year commission ratio for both the 2003 and 2002 is lower than the first year commission ratio prior to the cessation of sales in 2001, due to the increased sale of our Secured Risk, Medicare Supplement and franchise group policies as a percentage of total new sales. All of these policies pay a lower commission as a percentage of premium revenue to agents than our individual long-term care policies. We believe that sales of these policies as a percentage of new sales are likely to remain at this level as we recommence sales in many states. We believe that the sale of long-term care policies has declined as a percentage of sales as a result of our lower financial ratings with A.M. Best and Standard and Poor's rating services and continued consumer and agent concerns regarding our financial strength.

        Renewal commissions on accident and health business in 2003 decreased 12.1% to $38,802, compared to $44,127 in 2002 due to the decrease in renewal accident and health premiums. The ratio of renewal accident and health commissions to renewal accident and health premiums was 12.5% in 2003 and 13.6% in 2002. We have implemented premium rate increases on a majority of policies written prior to December 31, 2001. We do not pay commissions on the additional premium collected as a result of a rate increase, which reduces the ratio of renewal commissions to renewal premium revenue. We anticipate that this ratio will continue to decline until the premium rate increases are fully implemented, which we anticipate will occur prior to the end of 2005.

        NET POLICY ACQUISITION COSTS AMORTIZED. (Restated to reflect the impact of previously unreserved policy riders.) The net deferred policy acquisition costs amortized in 2003 increased $10,243, compared to $8,615 in 2002.

        Deferred costs are typically all costs that are directly related to, and vary with, the acquisition of new premiums. These costs include the variable portion of commissions, which are defined as the first year commissions less ultimate renewal commissions, and variable general and administrative expenses related to policy sales, underwriting and issuance. Deferred costs are amortized over the life of the policy based upon actuarial assumptions, including persistency of policies in-force. In the event that a policy lapses prematurely due to death or termination of coverage, the remaining unamortized portion of the deferred amount is immediately recognized as expense in the current period.

        The net amortization of deferred policy acquisition costs is affected by new business generation, imputed interest on prior reserves and policy persistency. The amortization of deferred costs is generally offset largely by the deferral of costs associated with new premium generation. However, lower new premium sales during 2003 and periods, as compared to sales prior to the cessation of new sales in 2001, produced significantly less expense deferral to offset amortized costs.

        We regularly assess the recoverability of deferred acquisition costs through actuarial analysis. To determine recoverability, the present value of future premiums less future costs and claims are added to current reserve balances. If this amount is greater than current unamortized deferred acquisition costs, the unamortized amount is deemed recoverable. In the event recoverability is not demonstrated, we reassess the calculation using justifiable premium rate increases. If rate increases are not received or are deemed unjustified, we will expense, as impaired, the attributed portion of the deferred asset in the current period. If we conclude that the deferred acquisition costs are impaired, we will record an impairment loss and a reduction in the deferred acquisition cost asset. In the event of an impairment, we will also evaluate our historical assumptions utilized in establishing the policy reserves and deferred acquisition costs and may update those assumptions to reflect current experience (referred to as "unlocking"). The primary assumptions include persistency, claims expectations, interest rates and rate increases.

        During 2002, we determined to recognize a DAC impairment charge of $1,100 primarily as a result of the incorporation of certain assumptions related to the future profitability of our current business in-force. These assumptions included the use of a lower discount rate, which reflects the current interest rate environment, higher anticipated claims costs due to newly estimated claim duration and reasonable expected future premium rate increases on policies for which we have already filed or anticipate filing. In the event that premium rate increases cannot be obtained as needed, or our actual experience differs from our assumptions, our DAC could be further impaired and we would incur an expense in the amount of the impairment.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses in 2003 increased 27.2% to $59,110, compared to $46,472 in 2002. The ratio of total general and administrative expenses to premium revenues was 18.4% in 2003, compared to 13.9% in 2002. The primary contributors to our expense growth in 2003 were as follows:

        1)      New sales related expenses --

        As our new premium revenue has increased with the recommencement of sales, the variable costs associated with marketing and acquiring new premium revenue has also increased. These costs which include medical records and cognitive impairment screenings associated with the underwriting process, printing, supplies and sales promotions were $5,977 in 2003, compared to $3,158 in 2002. In addition to the variable costs associated with new premium growth we also increased our marketing infrastructure during 2003 through the addition of a Chief Marketing Officer, a national sales vice president and two additional field vice presidents. The salaries and benefits associated with these new positions was $699 in 2003.

        Expenses increased approximately $1,500 in 2003 compared to 2002 at one of our agency subsidiaries, primarily because it had expanded its regional office structure in order to increase its ability to sell additional new long-term care policies that we and other companies offer. We determined that certain of these offices are not generating sufficient additional revenue to support existing overhead, and, as a result closed several unproductive sites prior to December 31, 2003 and closed additional sites in 2004.

        2)      Financial and actuarial capability --

        We added two actuarial officers and three finance officers during 2002 and 2003. These positions were added in order to enhance our abilities to analyze our business through the use of customized actuarial models and to improve our financial analysis capabilities. The salaries and benefits associated with these new positions were $497 in 2003 as compared to $86 in 2002.

        3)      Human resource modifications --

        During 2003 we recorded expense of approximately $2,668 related to the initial recognition of future retirement benefits payable to our former chairman and severance related expenses for certain managers and employees whose positions were eliminated. In addition, salary increases, changes in our vacation policy, increases in the cost of healthcare and officer bonuses increased salary and benefit expense by approximately $1,754 in 2003.

        4)      Litigation expenses --

        Legal fees increased to $2,936 in 2003, compared to $1,238 in 2002. The increase related to expenses associated with the discovery process and the completion of depositions in the National Healthcare Services, Inc. litigation, and expenses associated with numerous motions filed and preliminary discovery conducted in connection with litigation related to the sale of long-term care policies.

        EXPENSE AND RISK CHARGES ON REINSURANCE AND EXCISE TAX EXPENSE. Our reinsurance agreement provides the reinsurer with annual expense and risk charges, which are credited against our notional experience account in the event of future commutation of the agreement. The annual charge consists of a fixed cost and a variable component based upon reserve and capital levels needed to support the reinsured business. In 2003 and 2002, we incurred charges of $11,073 and $14,308, respectively for this item. In addition, we are subject to an excise tax for premium payments made to a foreign reinsurer equal to one percent of the premium revenue ceded to the foreign reinsurer. We recorded $3,065 and $2,919 for excise tax expenses in 2003 and 2002, respectively.

        INTEREST EXPENSE. Interest expense in 2003 increased 41.5% to $8,112, compared to $5,733 in 2002. The interest expense in 2002 is primarily related to our convertible subordinated notes, which pay interest at an annual percentage rate of 6.25% and had an outstanding aggregate principal balance of $74,750 throughout 2002. During 2003, we issued $32,421 of additional convertible subordinated notes and paid our entire obligation of $8,957 related to convertible subordinated notes that matured in 2003. Our average outstanding convertible subordinated debt for 2003 was $97,099.

        Holders of our convertible subordinated notes are entitled to convert their notes into shares of our common stock before October 2005 and receive a discounted amount of interest that they would have otherwise received through October 2005 had they not converted the notes. As a result of additional issuances of notes, interest expense in 2003 increased $1,283. In addition, we incurred $1,069 of interest expense from the early conversion of $8,122 in convertible subordinated notes during 2003.

        BENEFIT FOR FEDERAL INCOME TAXES. (Restated to reflect the impact of previously unreserved policy riders.) Our benefit for Federal income taxes for 2003 decreased to $2,992, compared $13,728 for 2002. Our effective tax rate decreased to 18.5% in 2003 compared to 34.0% in 2002. The decrease in the effective rate is due to a $2,500 valuation allowance we recorded in 2003 for a portion of our current tax net operating loss carryforwards as a result of potential future limitations on their use due to Internal Revenue Code Section
382. The Internal Revenue Service has established rules that potentially limit a company's use of prior period net operating loss carryforwards in the event that a majority of the company's common stock ownership changes within any three year-period. Due to the issuance of additional shares of our common stock since May 2001 and conversions of our convertible subordinated notes during 2003 and the first quarter of 2004, we have become subject to these limitations.

        CUMULATIVE EFFECT OF ACCOUNTING CHANGE. We recognized an impairment loss of $5,151 in 2002 as a result of our transitional impairment test of goodwill.

LIQUIDITY AND CAPITAL RESOURCES
(amounts in thousands)

        Our consolidated liquidity requirements have historically been met from the operations of our insurance subsidiaries, from our agency subsidiaries and from funds raised in the capital markets. Our primary sources of cash from normal operations are premiums, investment income and maturities of investments. We have obtained, and may in the future obtain, cash through public and private offerings of our common stock, the exercise of stock options and warrants and other capital markets activities including the sale or exchange of debt instruments. Our primary uses of cash are policy acquisition costs (principally commissions), claim payments to policyholders, investment purchases, deposits to our notional experience account, debt service and general and administrative expenses.

        Our cash increased $2,488 in 2004 primarily due to $26,000 in additional funds generated from the issuance of convertible subordinated debt. This was supplemented by $30,076 from operations and the sale of $34,177 of bonds. The major source of cash from operations was premium received. Cash decreased in 2004 primarily due to payments made to our reinsurer of $43,354 and the purchase of $51,469 in bonds.

        Our cash decreased $16,398 in 2003 primarily due to payments made to our reinsurer of $58,110 and the purchase of $59,817 in bonds. In 2003, our cash was also decreased as a result of the repayment of approximately $9,000 of convertible subordinated notes due 2003. Our cash was increased during the period due primarily to $32,421 in additional funds generated from the issuance of convertible subordinated debt. This was supplemented by $40,070 from operations. The major source of cash from operations was premium received.

        We invest in securities and other investments authorized by applicable state laws and regulations and follow an investment policy designed to maximize yield to the extent consistent with liquidity requirements and preservation of assets. As of December 31, 2004, shareholders' equity was increased by $147 due to unrealized gains of $226 in the investment portfolio. As of December 31, 2003, shareholders' equity was increased by $598 due to unrealized gains of $920 in the investment portfolio.

PARENT COMPANY OPERATIONS

        We have engaged in financing activities, including issuance of debt securities, over the past two years to fund our liquidity and subsidiary capital needs. These activities have included:

        1. In the first quarter of 2003, we completed the sale of 6 1/4% convertible subordinated notes due 2008 (the "2008 Notes") and received proceeds of $32,421. We used $16,000 of the proceeds to satisfy the premium to surplus requirements of our voluntary consent order with the Florida Insurance Department. We used the remaining proceeds to supplement parent liquidity, retire our remaining 6 1/4% convertible subordinated notes due 2003 and for general working capital purposes.

        2. In the first and third quarters of 2004, we issued an additional $16,000 and $10,000, respectively, in aggregate principal amount of 2008 Notes. We used the proceeds to supplement parent liquidity, for general working capital purposes and to further supplement our subsidiaries' statutory surplus.

        During 2004, holders of $29,499 in aggregate principal amount of our 2008 Notes elected to convert their 2008 Notes into 18,347 shares of our common stock, which includes 1,490 shares issued for interest paid for conversion prior to October 15, 2005, and during 2003, holders of $8,122 of our 2008 Notes elected to convert their 2008 Notes into 5,184 shares of our common stock, which includes 543 shares issued for interest paid for conversion prior to October 15, 2005.

        The maturities of our principal contractual cash obligations, excluding insurance liabilities, at December 31, 2004, are as follows:


                                                                                                   2010 and
                                         2005         2006        2007        2008       2009     Thereafter     Total
                                         ----         ----        ----        ----       ----     ----------  ----------
On Balance Sheet:
     Long-term debt                   $        -  $        -   $       -  $   86,593  $        -  $        -  $   86,593
     Pension and post-retirement
       benefits                              154         115         113         111         108         484       1,085
     Insurance liabilities (1)           180,515     181,881     178,885     172,016     157,810   3,712,881   4,583,988

Off-Balance Sheet:
     Operating leases (2)                    460         349         277         214         170           -       1,470
     Interest on long-term debt            5,064       4,870       4,870       4,870           -           -      19,674
     Reinsurance arrangements (3)          9,000       9,000       9,000       9,000           -           -      36,000
     Vendor contracts (4)                  2,800         469           -           -           -           -       3,269
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Total                                $  197,993  $  196,684  $  193,145  $  272,804  $  158,088  $3,713,365  $4,732,079
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========

(1) Insurance liabilities consist of future policy benefits and unpaid claims and claim expenses relating to the Company's insurance products. Substantially all of the amounts contained in this table with respect to such liabilities consist of estimates by the Company's management based on various actuarial and other assumptions relating to morbidity, mortality and persistency. In accordance with GAAP, a substantial portion of such liabilities are carried on a discounted basis on the consolidated balance sheet, however, the amounts contained in this table are presented on an undiscounted basis. The actual payments relating to these liabilities will differ, both in amount and timing, from indicated in the table.
(2)  Amounts after 2009 are immaterial.
(3)  Primarily represents the pay down of funds held due to a reinsurer.
(4) Contractual payments owed to a vendor relating to the outsourcing arrangement for the daily operations of our information technology department. The contract expires in the first quarter of 2006.

        Penn Treaty's cash flow needs primarily include interest payments on outstanding debt and operating expenses. The funding is primarily derived from the operating cash flow of our agency subsidiary operations and dividends from the insurance subsidiaries. However, as noted above, the dividend capabilities of the insurance subsidiaries are limited and we may need to rely upon the dividend capabilities of our agency subsidiaries to meet current liquidity needs. We believe that our current cash on hand and these sources of funds will be sufficient to service our debt obligations through at least April 15, 2006 and potentially through October 15, 2006, which is dependent upon our parent company expenses and liquidity, agency dividend capabilities or our subsidiary surplus needs. If we are unable to generate sufficient funds through operations or raise additional capital to meet our debt service obligations during 2006 or if our assumptions about our ability to service our debt prior to 2006 are not correct, we may default on our debt obligations. We will need to raise additional capital to satisfy any parent company liquidity needs, including debt service payments, beyond October 2006, particularly if the price of our common stock on or after October 15, 2005 is insufficient to cause mandatory conversion of our 2008 Notes.

        Our anticipated cash needs for 2005 are as follows:

                        Debt interest payments        $   5,064
                        Litigation settlements            3,844
                        Parent expenses                   1,200
                                                      ---------
                        Cash requirements             $  10,108
                                                      =========

        Our anticipated cash provided for 2005 is as follows:

                        Cash and investments on hand  $  12,400
                        Subsidiary sources                1,500
                                                      ---------
                        Cash sources                  $  13,900
                                                      =========

SUBSIDIARY OPERATIONS

        Our insurance subsidiaries are regulated by various state insurance departments. The National Association of Insurance Commissioners ("NAIC") has Risk-Based Capital ("RBC") requirements for insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks, such as asset quality, mortality and morbidity, asset and liability matching, benefit and loss reserve adequacy, and other business factors. The RBC formula is used by state insurance regulators as an early warning tool to identify, for the purpose of initiating regulatory action, insurance companies that potentially are inadequately capitalized. In addition, the formula defines minimum capital standards that an insurer must maintain. Regulatory compliance is determined by a ratio of the enterprise's regulatory Total Adjusted Capital, to its Authorized Control Level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which may require specific corrective action depending upon the insurer's state of domicile.

        Our insurance subsidiaries, PTNA, ANIC, and AINIC (representing approximately 91%, 8% and 1% of our direct in-force premium, respectively) are required to hold statutory surplus that is above a certain required level. At December 31, 2000, PTNA had Total Adjusted Capital at the Regulatory Action level, which required it to file a Plan with the Department. ANIC is also subject to the Plan because it is 100% owned by PTNA.

        On February 12, 2002, the Department approved the Plan. As a primary component of the Plan, effective December 31, 2001, PTNA and ANIC entered a reinsurance transaction to reinsure, on a quota


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


share basis, substantially all of our long-term care insurance policies then in-force. The agreement is subject to certain coverage limitations, including an aggregate limit of liability that is a function of certain factors and that may be reduced in the event that the rate increases that the reinsurance agreement may require are not obtained. We are required to perform annual comparisons of our actual to expected claims experience. If we have reason to believe, whether from this analysis or other available information, that at least a 5% premium rate increase is necessary, we are obligated to file and obtain such premium rate increases in order to comply with the requirements of the agreement. If we do not file and obtain such premium rate increases, our aggregate limit of liability would be reduced by 50% of the premium amount that would have otherwise been received.

        As part of this agreement, annual risk charges in excess of $11,000 are assessed against our experience account by the reinsurer. The annual amount increases if we do not commute on December 31, 2007. This agreement meets the requirements to qualify for reinsurance treatment under statutory accounting rules. However, this agreement does not qualify for reinsurance treatment in accordance with GAAP because, the agreement does not result in the reasonable possibility that the reinsurer may realize a significant loss. This is due to a number of factors related to the agreement, including experience refund provisions, the expense and risk charges credited to the experience account by the reinsurer and the aggregate limit of liability.

        The initial premium of the treaties was approximately $619,000, comprised of $563,000 of cash and qualified securities transferred in February 2002, and $56,000 as funds held due to the reinsurer. The initial premium and subsequent cash flows from the reinsured policies, less claims payments, ceding commissions and risk charges, is credited to a notional experience account, which is held for our benefit in the event of commutation and recapture on or after December 31, 2007. The notional experience account balance receives an investment credit based upon the total return from a series of benchmark indices and derivative hedges that are intended to match the duration of our reserve liability.

        Our current modeling and actuarial projections suggest that it is probable that we will be able to commute the agreement, as planned, on December 31, 2007. In order to commute the agreement, our statutory capital following commutation must be sufficient to support the reacquired business in compliance with all statutory requirements. Upon commutation, we would receive cash or other liquid assets equaling the market value of our experience account from the reinsurer. We would also record the necessary reserves for the business in our statutory financial statements. Our ability to commute the agreement is highly dependent upon the market value of the notional experience account exceeding the level of required reserves to be established. In addition to the performance of the reinsured policies from now until 2007, the notional experience account value is susceptible to market interest rate changes. A market interest rate increase of 100 basis points could reduce the market value of the current notional experience account by approximately $110,000 and jeopardize our ability to commute as planned. As we approach the intended commutation date, the sensitivity of our notional experience account to market interest rate movement will decline as the duration of the benchmark indices becomes shorter, however the amount of assets susceptible to such interest sensitivity will continue to grow as additional net cash flows are added to the notional experience account balance prior to commutation. The reinsurer has agreed to fix the market value of the experience account and to invest the assets in a manner that we request in order to minimize short term volatility when we inform the reinsurer of our intention to commute the agreement.

        The reinsurance agreement also granted the reinsurer an option to participate in reinsuring new business sales on a quota share basis. In August 2002, the reinsurer exercised its option to reinsure up to 50% of future sales, subject to a limitation of the reinsurer's risk. This agreement does not qualify for reinsurance treatment in accordance with GAAP because, the agreement does not result in the reasonable possibility that the reinsurer may realize a significant loss. This is due to an aggregate limit of liability


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


that reduces the likelihood of the reinsurer realizing a significant loss on the agreement. However, this agreement meets the requirements to qualify for reinsurance treatment under statutory accounting rules.

        In March 2004, the reinsurer notified us of its decision to cease reinsuring newly issued policies on August l, 2004. Policies reinsured prior to August 1, 2004 will be unaffected by the termination of this agreement. Our separate agreement with the reinsurer to reinsure existing policies issued prior to December 31, 2001 will be unaffected by the determination made by the reinsurer regarding newly issued policies.

        Upon the Department's approval of the Plan in February 2002, we recommenced new policy sales in 23 states, including Pennsylvania. We have now recommenced new policy sales in 18 additional states, including Florida and California (subject to Corrective Orders). Florida, California and Pennsylvania accounted for approximately 16%, 15% and 12%, respectively, of our direct premium revenue for the year ended December 31, 2004. We are actively working with the remaining states to recommence new policy sales in all jurisdictions.

        The Plan requires us to comply with certain agreements at the direction of the Department, including, but not limited to:

        o       New investments are limited to NAIC 1 or 2 rated securities.
        o Affiliated transactions are limited and require Department approval.
        o An agreement to increase statutory reserves by an additional $125,000 throughout 2002-2004, which has been completed.

        Effective September 10, 2001, we determined to discontinue the sale nationally of all new long-term care insurance policies until the Plan was approved by the Department. The decision resulted from our concern about further depletion of statutory surplus from new sales prior to the completion and approval of the Plan and from increasing concern regarding our status by many states in which we are licensed to conduct business. The form of our cessation varied by state, ranging from no action to certificate suspensions.

        The majority of our insurance subsidiaries' cash flow results from our existing long-term care policies, which have been ceded to the reinsurer under this agreement. Our subsidiaries' ability to meet additional liquidity needs and cover fixed expenses in the future is highly dependent upon our ability to issue new policies and to control expense growth. Our future growth and new policy issuance is dependent upon our ability to continue to expand our historical markets, retain and expand our network of agents and effectively market our products and our ability to fund our marketing and expansion while maintaining minimum statutory levels of capital and surplus required to support such growth.

        Under the insurance laws of Pennsylvania and New York, where our insurance subsidiaries are domiciled, insurance companies can pay ordinary dividends only out of earned surplus. In addition, under Pennsylvania law, our Pennsylvania insurance subsidiaries (including our primary insurance subsidiary) must give the Department at least 30 days advance notice of any proposed "extraordinary dividend" and cannot pay such a dividend if the Department disapproves the payment during that 30-day period. For purposes of that provision, an extraordinary dividend is a dividend that, together with all other dividends paid during the preceding twelve months, exceeds the greater of 10% of the insurance company's surplus as shown on the company's last annual statement filed with Department or its statutory net income as shown on that annual statement. Statutory earnings are generally lower than earnings reported in accordance with generally accepted accounting principles due to the immediate or accelerated recognition of all costs associated with premium growth and benefit reserves. Additionally, the Plan requires the Department to approve all dividend requests made by PTNA, regardless of normal statutory requirements for allowable dividends. We believe that the Department is unlikely to consider any dividend request in the foreseeable future, as a result of PTNA's current statutory surplus position. Although not stipulated in the Plan, this requirement is likely to continue until such time as Penn Treaty meets normal statutory allowances, including reported net income and positive cumulative earned surplus. We do not expect that this will occur in the foreseeable future.

        Under New York law, our New York insurance subsidiary (AINIC) must give the New York Insurance Department 30 days advance notice of any proposed dividend and cannot pay any dividend if the regulator disapproves the payment during that 30-day period. In addition, our New York insurance company must obtain the prior approval of the New York Insurance Department before paying any dividend that, together with all other dividends paid during the preceding twelve months, exceeds the lesser of 10% of the insurance company's surplus as of the preceding December 31, or its adjusted net investment income for the year ended the preceding December 31.

        PTNA and ANIC have not paid any dividends to Penn Treaty for the past three years and are unlikely in the foreseeable future to be able to make dividend payments due to insufficient statutory surplus and anticipated earnings. However, our New York subsidiary is not subject to the Plan and was permitted by New York statute to make a dividend payment following December 31, 2001. Consequently, in 2002, Penn Treaty received a dividend from our New York subsidiary of $651.

        At December 31, 2004, our subsidiaries had no debt outstanding.

NEW ACCOUNTING PRINCIPLES
(amounts in thousands)

        In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123R ("SFAS 123R") "Share-Based Payment". SFAS 123R replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123R requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123R applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. SFAS 123R is effective for public companies for annual periods beginning after June 15, 2005. We will adopt the provisions of SFAS 123R on January 1, 2006 and have not yet determined the impact on its financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We invest in securities and other investments authorized by applicable state laws and regulations and follow an investment policy designed to maximize yield to the extent consistent with liquidity requirements and preservation of assets. A significant portion of assets and liabilities are financial instruments, which are subject to the market risk of potential losses from adverse changes in market rates and prices. Our primary market risk exposures relate to interest rate risk on fixed rate domestic medium-term instruments and, to a lesser extent, domestic short-term and long-term instruments. We have established strategies, asset quality standards, asset allocations and other relevant criteria for our portfolio to manage our exposure to market risk.

        Our financial instruments are held for purposes other than trading. Our portfolio does not contain any significant concentrations in single issuers (other than U.S. treasury and agency obligations), industry segments or geographic regions. However, our notional experience account balance, which represents a substantial portion of our investable assets at December 31, 2004, is with one reinsurer. Although sufficient assets to support our statutory reserve liabilities are secured by trust accounts and irrevocable letters of credit with major United States financial institutions, the accumulated profits of our reinsured business are susceptible to significant credit risk of the reinsurer.

        We urge caution in evaluating overall market risk from the information below. Actual results could differ materially because the information was developed using estimates and assumptions as described below, and because insurance liabilities and reinsurance receivables are excluded in the hypothetical effects (insurance liabilities represent 86.5% of total liabilities and reinsurance receivables on unpaid losses and the notional experience account due from reinsurer represent 72.4% of total assets). Long-term debt, although not carried at fair value, is included in the hypothetical effect calculation.

        The hypothetical effects of changes in market rates or prices on the fair values of our financial instruments (including our notional experience account balance, as discussed below) as of December 31, 2004, excluding insurance liabilities and reinsurance receivables on unpaid losses because such insurance related assets and liabilities are not carried at fair value, would have been as follows:

        If interest rates had increased by 100 basis points at December 31, 2004, there would have been a decrease of approximately $116 million in the net fair value of our investment portfolio (including our national experience account) less our long-term debt. A 200 basis point increase in market rates at December 31, 2004 would have resulted in a decrease of approximately $217 million in the net fair value. If interest rates had decreased by 100 and 200 basis points, there would have been a net increase of approximately $133 million and $285 million, respectively, in the net fair value of our total investments and debt.

        If interest rates had increased by 100 basis points at December 31, 2003, there would have been a decrease of approximately $84 million in the net fair value of our investment portfolio (including our notional experience account) less our long-term debt. A 200 basis point increase in market rates at December 31, 2003 would have resulted in a decrease of approximately $159 million in the net fair value. If interest rates had decreased by 100 and 200 basis points, there would have been a net increase of approximately $94 million and $198 million, respectively, in the net fair value of our total investments and debt.

        Effective December 31, 2001, we entered a reinsurance agreement to reinsure, on a quota share basis, substantially all of our long-term care insurance policies in-force. The transaction resulted in the transfer of debt and equity securities of approximately $563 million to the reinsurer. The agreement provides us the opportunity to commute and recapture on or after December 31, 2007. To that end, the reinsurer will maintain a notional experience account for our benefit only in the event of commutation and recapture, which reflects the initial premium paid, future premiums collected net of claims, expenses and accumulated investment earnings. The notional experience account balance will receive an investment credit based upon the total return of a series of benchmark indices and hedges that are designed to closely match the duration of reserve liabilities. As a result, we will likely experience significant volatility in our future financial statements.

        Our ability to commute the agreement is highly dependent upon the market value of the notional experience account exceeding the level of required reserves to be established. In addition to the performance of the reinsured policies from now until 2007, the notional experience account value is susceptible to market interest rate changes. A market interest rate increase of 100 basis points could reduce the market value of the current notional experience account by approximately $110 million and jeopardize our ability to commute as planned. As we approach the intended commutation date, the sensitivity of our notional experience account to market interest rate movement will decline as the duration of the benchmark indices becomes shorter, however the amount of assets susceptible to such interest sensitivity will continue to grow as additional net cash flows are added to the notional experience account balance prior to commutation. We intend to give notice to the reinsurer of our intention to commute on December 31, 2007 at such time as we are highly confident of our ability to support the reacquired policies. The reinsurer has agreed to fix the market value of the notional experience account at that time, and to then invest the assets in a manner that we request in order to minimize short term volatility.

        We hold certain mortgage and asset backed securities as part of our investment portfolio. The fair value of these instruments may react in a convex or non-linear fashion when subjected to interest rate increases or decreases. The anticipated cash flows of these instruments may differ from expectations in changing interest rate environments, resulting in duration drift or a varying nature of predicted time-weighted present values of cash flows. The result of unpredicted cash flows from these investments could cause the above hypothetical estimates to change. However, we believe that the minimal amount we have invested in these instruments and their broadly defined payment parameters sufficiently outweigh the cost of computer models necessary to accurately predict the possible impact on our investment income of hypothetical effects of changes in market rates or prices on the fair values of financial instruments as of December 31, 2004.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        DIRECTORS

        The following table and paragraphs set forth information about the directors of Penn Treaty. The information has been furnished to Penn Treaty by the directors.

             NAME                      AGE              POSITION(S) WITH PENN TREATY            DIRECTOR SINCE
             ----                      ---              ----------------------------            --------------
CLASS III:  DIRECTORS WITH TERMS EXPIRING IN 2005:

Francis R. Grebe                        73          Director                                         1999

Gary E. Hindes                          54          Chairman of the Board of Directors               2002

Peter M. Ross                           65          Director                                         2003

CLASS I:  DIRECTORS WITH TERMS EXPIRING IN 2006:

William W. Hunt, Jr.                                President, Chief Executive Officer
                                        45          and Director                                     2003

Irving Levit                            75          Founding Chairman and Director                   1971

Domenic P. Stangherlin                  78          Director                                         1971

CLASS II:  DIRECTORS WITH TERMS EXPIRING IN 2007:

Alexander M. Clark                      71          Director                                         1999

Patrick E. Falconio                     63          Director                                         2004

Matthew W. Kaplan                       46          Director                                         2001


        FRANCIS R. GREBE has served as Director of Penn Treaty since 1999 and as Director of PTNA since May 2004. Mr. Grebe has been a Senior Vice President at The Pennsylvania Trust Company in Radnor, Pennsylvania since February 2004. Mr. Grebe was previously a partner at the investment counseling firm of Davidson Investment Counselors, formerly James M. Davidson and Company. He held this position from 1988 to February 2004. Mr. Grebe also served as an Administrative Officer of Davidson Trust Company, formerly The Main Line Trust Company, a private fiduciary, from 1996 to December 2003. Mr. Grebe has over 40 years experience with leading financial institutions in the trust and investment area, including Girard Trust Bank, Philadelphia National Bank and U.S. Trust Company of Florida. Mr. Grebe currently serves as a Director of the Athenaeum of Philadelphia and as a Trustee of The Guthrie Healthcare System. He is also a Director and former President of Family Services of Montgomery County, Pennsylvania and currently serves on The Board of Surrey Services for Seniors, as well as a Director of Associated Services for the Blind, Philadelphia, Pennsylvania. He also serves as Trustee of the Meshewa Farm Foundation and The Sylvan Foundation. Mr. Grebe is a Phi Beta Kappa graduate of the University of Rochester and the University of Michigan Law School.

        GARY E. HINDES has served as non-executive Chairman of the Board of Directors of Penn Treaty since May 2003 and has served as Director of Penn Treaty since 2002. He has also served as Director of UIG since May 2004. Mr. Hindes has served as Managing Director of Deltec Asset Management, LLC, a professional investment management firm located in New York City, since 2000. From 1996 to 2000, Mr. Hindes was a principal of PMG Capital, Inc., a Philadelphia investment banking and brokerage concern. From 1986 to 1996, Mr. Hindes served as Chief Executive Officer of the Delaware Bay Company, Inc. Mr. Hindes has formerly served on the Board of Directors of Lancer Industries and Intranet Corporation. Mr. Hindes has also served as the Chairman of the Board of Trustees of Wilmington Head Start, Inc. since 1982 and served by presidential appointment from 1993 to 2001 for the John F. Kennedy Center for the Performing Arts. Mr. Hindes is currently a member of the Investment Oversight Committee of the United States Holocaust Memorial Museum and is a commissioner of the Wilmington Housing Authority.

        PETER M. ROSS has served as Director of Penn Treaty since December 2003, and as Director of PTNA and ANIC since May 2004. Mr. Ross has over thirty years experience in the development and implementation of public financial policy. He has served as an independent consultant on public policy since November 2004. From 2002 until his retirement in February 2005, Mr. Ross served as a Senior Policy Scientist with the Institute for Public Administration with the University of Delaware, where he was involved in assisting local government with budget management. He held the same position in 2000. Mr. Ross previously served as the State of Delaware Budget Director from 2001 to 2002 and from 1994 to 2000; as Director of Operations, Office of Controller General, State of Delaware; as a Senior Legislative Fiscal Management Analyst, Office of Controller General, State of Delaware; and as Chief Administrative Officer, New Castle County, Delaware. Mr. Ross is a member of the Delaware Economic Forecasting Advisory Committee and serves as Co-Chairman of the Delaware Compensation Commission. He holds a Bachelor of Arts in Political Science and a Master of Arts in Public Administration.

        WILLIAM W. HUNT, JR. has served as President of Penn Treaty, ANIC, AINIC and PTNA since May 2002, and assumed the position of Chief Executive Officer of Penn Treaty, ANIC, AINIC and PTNA in May 2003. In May 2003, Mr. Hunt became a Director of Penn Treaty, and Chairman of the Board of Directors of ANIC, AINIC and PTNA. He has also served as Director of NISHD and the Agency since April 2003 and of UIG since May 2004. From May 2002 to May 2003, Mr. Hunt served as President and Chief Operating Officer, and from May 2001 to May 2002 served as Senior Vice President of Finance, of Penn Treaty, ANIC, AINIC and PTNA. From 1999 to 2000, Mr. Hunt served as Vice President and Chief Financial Officer of the Individual Life Insurance Unit of Prudential Insurance Company of America. From 1997 to 1999, Mr. Hunt served as Vice President of Corporate Planning and

Development for Provident Mutual Life Insurance Company. Prior to joining Provident, Mr. Hunt served in financial management roles at Advanta Corporation, Covenant Life Insurance Company and Reliance Insurance Companies. Mr. Hunt, a Certified Public Accountant, began his career as an auditor with Touche Ross & Co. Mr. Hunt has over 15 years experience in the insurance business.

        IRVING LEVIT serves as Founding Chairman of Penn Treaty and Director of ANIC, AINIC, PTNA and the Agency. Mr. Levit previously served as Chairman of the Board of Directors and Chief Executive Officer of Penn Treaty from 1972 to 2003. He also served as President of Penn Treaty from 1972 to May 2002, and of PTNA, ANIC and AINIC from December 2000 to May 2002. Mr. Levit served as the Chairman of the Board of Directors and Chief Executive Officer of PTNA from 1989 to 2003, of ANIC from 1996 to 2003 and of AINIC since its inception in 1997 to 2003, as well as the Chairman of the Board of Directors, President and Chief Executive Officer of the Agency from 1988 to 2003. He also served as Chairman of the Board, President and Chief Executive Officer of NISHD from 2000 to 2003, and Chairman of the Board of UIG from 1999 to 2003. Mr. Levit continues to serve as Director of AINIC, ANIC, PTNA and the Agency. In addition, Mr. Levit has been the sole owner of the Irv Levit Insurance Management Corporation ("IMC"), an insurance agency, since 1961. Mr. Levit has over 40 years experience in the insurance business. On April 29, 2005, Mr. Levit resigned as a member of the Board of Directors of Penn Treaty and as a member of the Boards of Directors of all Penn Treaty subsidiaries effective June 2, 2005.

        DOMENIC P. STANGHERLIN has served as Director of Penn Treaty since 1971, of the Agency since 1988, of PTNA since 1989 and of ANIC since 1996. Mr. Stangherlin also served as Secretary of Penn Treaty from 1971 to 1999, of the Agency from 1988 to 2000, of PTNA from 1989 to 2000, of ANIC from 1996 to 2000, and of AINIC from 1997 to 2000. Mr. Stangherlin is the owner and manager of the Line Tool Company, a manufacturer of micropositioners, located in Allentown, Pennsylvania.

        ALEXANDER M. CLARK has served as Director of Penn Treaty since 1999 and of AINIC since its inception in 1997. Mr. Clark is a Managing Director of Advest, Inc., a position he has held since 1993. He previously served as Senior Vice President at Gramercy Partners and McKinley Allsopp, both of New York; as President of John Alden Life Insurance Company of New York; and as Associate Director of Research at Dean Witter & Co. Mr. Clark is a graduate of Dartmouth College and Harvard Business School, where he earned a M.B.A., and he pursued further studies at Brown University. Mr. Clark has earned the Chartered Financial Analyst designation. Mr. Clark has also served as a Director of Pennsylvania National Insurance Group since 1989, of Great American Life Insurance Company of New York, a subsidiary of Great American Financial Resources, Inc., since 2001, and of Unity Financial Life Insurance Company, an affiliate of Unity Mutual Life Insurance Company, since 2002.

        PATRICK E. FALCONIO was elected to serve as Director of Penn Treaty at the Annual Meeting of Shareholders in May 2004. He has also served as Director of PTNA since May 2004. He retired in 1999 as Executive Vice President and Chief Investment Officer of Aegon USA, Inc., a position he held since 1987. Since 2003, he has served as Director of Financial Industries Corporation, a Texas domiciled life company. He also serves as Director for two non-public companies and for several charitable organizations. Mr. Falconio holds a Chartered Financial Analyst designation and is a graduate of Duquesne University. He also holds an M.B.A. from the University of Georgia.

        MATTHEW W. KAPLAN has served as Director of Penn Treaty and AINIC since 2001. He has also served as Director of NISHD since May 2004. He is currently a Principal of Northstar Consulting, a position he has held since 2001, President of Second Street Resources, LLC, and a Director of Actis Assurance Segregated Portfolio Company ("Actis Assurance SPC"). From January 2002 to January 2003, he served as Managing Director of Oakbridge Capital Partners LLC, and from 1999 to 2003, he also served as Chairman and Chief Executive Officer of Crown Reinsurance Company (Cayman)

Limited. Mr. Kaplan previously served as Vice President of Bench International LLC during 2001, and as President and Chief Executive Officer of U.S. Care, Inc. from 1996 to 2000. From 1995 to 1996, Mr. Kaplan served as Chief Marketing Officer for U.S. Care. Prior to joining U.S. Care, he served as Vice Chairman and General Manager of the North Melbourne Giants Basketball Pty. Ltd.; Consultant, Strategic Planning and Evaluation for the World Health Organization, Regional Office for Europe ("WHO EURO") and for the Commission for the European Communities ("CEC"); and as Executive Vice President of U.S. Administrators, Inc. Mr. Kaplan is a member of the Board of Directors of Actis Assurance SPC (Chairman), Northstar TeleFilms, Inc. (Chairman), the American Manufacturers Warranty Association, Cancervive (Founding Director) and a member of the Board of Trustees for the UCLA Center on Aging.

        OFFICERS

        MARK D. CLOUTIER (39) has served as Senior Vice President, Chief Financial Officer and Treasurer of Penn Treaty since May 2004. He previously served as Vice President and Chief Accounting Officer of Penn Treaty from 2002 to May 2004. Prior to joining Penn Treaty, Mr. Cloutier held the position of Assistant Vice President of Operational Accounting and Analysis with a major health insurer based in Philadelphia, PA. Previously, he served as a senior manager with a Big Four public accounting firm. With over 10 years of experience in the financial services sector, Mr. Cloutier has specialized in the complex accounting issues and financial management of insurance companies, banks and employee benefit plans. His expertise includes an intimate knowledge of the accounting treatment for long-term care insurance contracts, public reporting and internal financial controls. Mr. Cloutier is a Certified Public Accountant and earned his B.S. from Temple University. Mr. Cloutier is a member of both the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants.

        JAMES M. HEYER (41) has served as a Senior Vice President of Penn Treaty and its insurance company subsidiaries since May 2002. Mr. Heyer also served as the Chief Operating Officer of Penn Treaty's insurance company subsidiaries from January 1999 to May 2002. Mr. Heyer served as a director of Penn Treaty from May 2001 to May 2002, of ANIC since 1996, and of AINIC since 1997. From 1993 to 1998, Mr. Heyer served as the companies' Vice President of Administration. Mr. Heyer oversees all aspects of underwriting, compliance, risk analysis and product development for Penn Treaty's insurance company subsidiaries. Prior to joining Penn Treaty in 1988, Mr. Heyer was employed by The Guardian Life Insurance Company of North America. Mr. Heyer received his B.S. in Business Administration and Marketing from Penn State University. Mr. Heyer has over 16 years experience in the insurance business.

        STEPHEN R. LA PIERRE (47) has served as Senior Vice President, Claims Management & Policyholder Services of Penn Treaty since January 2005. Mr. LaPierre has over 20 years of healthcare and long-term care insurance risk management experience. From 2002 to January 2005, he served as the President of LaPierre & Associates, LLC, a consulting firm that provided comprehensive claim management and long-term care insurance operations risk audit services to insurance carriers and third party administrators. As an independent consultant, Mr. LaPierre provided consulting services to many top long-term care insurers in the nation, including Penn Treaty. From 1996 to 2002, he held various risk management positions with the long-term care insurance division of Fortis/John Hancock Financial Services, most recently as Vice President Underwriting and Claims from 1999 to 2002, and also held various roles in PPO network development and healthcare administration. Mr. La Pierre holds an M.B.A. from the University of Wisconsin-Milwaukee, and a Bachelor's degree from the University of Wisconsin-Parkside.

        PATRICK D. PATTERSON (53) has served as Executive Vice President and Chief Marketing Officer of Penn Treaty, ANIC, AINIC and PTNA since April 2003. He also serves as Director of AINIC, NISHD and UIG. Mr. Patterson founded UIG in 1980, serving as President and Chief Executive Officer of UIG until its acquisition by Penn Treaty in 1999. Prior to 1980, Mr. Patterson was employed as an agent and sales manager with Bankers Life and Casualty Insurance Company.

        BRUCE A. STAHL (47) has served as Chief Actuary of Penn Treaty, ANIC, AINIC and PTNA since July 2001, and was promoted to Senior Vice President of Penn Treaty, ANIC, AINIC and PTNA in March 2004. Mr. Stahl previously served as Vice President of Penn Treaty, ANIC, AINIC and PTNA from July 2001 to March 2004. From 1994 to 2001, Mr. Stahl owned BAS Actuarial Services, an actuarial consulting services firm. Prior to 1994, Mr. Stahl served as a consulting actuary for KPMG and as Assistant Actuary for American Integrity Insurance Company. Mr. Stahl is a graduate of the Wharton School of the University of Pennsylvania, and is a member of the Society of Actuaries and the American Academy of Actuaries. Mr. Stahl has over 25 years experience in the insurance business.

        CAMERON B. WAITE (44) has served as Executive Vice President of Strategic Operations since May 2004. He previously served as Executive Vice President of Penn Treaty from May 2002 to May 2004, and as Chief Financial Officer of Penn Treaty from May 1996 to May 2004. Mr. Waite also serves as Director of AINIC, ANIC, NISHD, and UIG. From 1994 to 1996, Mr. Waite was Chief Financial Officer and Treasurer of Blue Fish Clothing, Inc. From 1983 to 1994, Mr. Waite held various positions with Independence Bancorp, Inc., which merged with CoreStates Financial Corporation, his last position being Vice President of Asset Liability Management. Mr. Waite holds a B.A. in Economics from Dickinson College and an M.B.A. from Lehigh University.

EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Penn Treaty for the fiscal years ended December 31, 2002, 2003 and 2004 for the Chief Executive Officer and the four other most highly compensated individuals who were Executive Officers at December 31, 2004.

                                                                                    LONG-TERM
                                                  ANNUAL COMPENSATION              COMPENSATION
                                        ----------------------------------------- --------------
                                                                                     SECURITIES        ALL OTHER
           NAME AND                                                   OTHER          UNDERLYING      COMPENSATION
      PRINCIPAL POSITION         YEAR      SALARY       BONUS          (1)            OPTIONS             (2)
------------------------------   ----      -------      ------         ---            --------            ---
William W. Hunt, Jr.             2004     $291,966     $96,250           $0            75,000           $10,950
--------------------
President and Chief              2003     $266,454     $68,600           $0            75,000            $9,600
Executive Officer                2002     $197,500          $0           $0                 0            $6,525


Cameron B. Waite                 2004     $248,436     $65,520           $0            60,000           $25,019
----------------
Executive Vice President         2003     $234,000     $63,000           $0            60,000           $14,760
Strategic Operations             2002     $182,500          $0         $800                 0            $6,075


Patrick D. Patterson (3)         2004     $265,423     $31,250           $0            60,000            $8,900
------------------------
Executive Vice President         2003     $170,193          $0           $0            20,000            $5,706
and Chief Marketing
Officer

Bruce A. Stahl                   2004     $208,215     $39,780           $0            15,000            $7,440
---------------
Senior Vice President and        2003     $176,800     $34,000           $0            15,000            $6,324
Chief Actuary                    2002     $157,500          $0           $0                 0            $4,725

James M. Heyer                   2004     $187,707     $39,780           $0            22,500            $6,825
--------------
Senior Vice President            2003     $176,800     $34,000           $0            22,500            $6,324
Risk Management                  2002     $147,500          $0       $1,200                 0            $4,425


----------------------

(1) Represents directors' fees for each regular board meeting of the insurance company subsidiaries attended during the applicable calendar year. Effective July 2002, directors who are employees no longer receive separate compensation for service on the Board of Directors or Committees of the Board of Directors.

(2) Represents our contributions to Penn Treaty's 401(k) Plan on behalf of each of the named individuals and certain allowances for automobile expenses and reimbursements.

(3)     Mr. Patterson's employment with Penn Treaty began on April 16, 2003.

        OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information concerning grants of stock options during the fiscal year ended December 31, 2004 to each of the executive officers named in the Summary Compensation Table.

                                                                                            Potential Realizable
                                                                                         Value at Assumed Compound
                                                                                           Annual Rates of Stock
                                                                                          Price Appreciation for
                                       Individual Grants                                      Option Term (1)
                       --------------------------------------------------                     ---------------
                                      % of Total
                                   Options Granted
                        Options      to Employees        Exercise or       Expiration
Name                    Granted     in Fiscal Year       Base Price           Date            5%         10%
----                   ---------    --------------     --------------      ----------        ----       ------
William W. Hunt, Jr.     75,000          21.6%              $1.70            3/12/14       $80,184     $203,202

Cameron B. Waite         60,000          17.3%              $1.70            3/12/14       $64,147     $162,562

Patrick D. Patterson     60,000          17.3%              $1.70            3/12/14       $64,147     $162,562

Bruce A. Stahl           15,000           4.3%              $1.70            3/12/14       $16,037     $ 40,640

James M. Heyer           22,500           6.5%              $1.70            3/12/14       $24,055     $ 60,961

------------------------------------------

(1) The dollar amounts set forth under these columns are the result of calculations made at assumed 5% and 10% appreciation rates as required by the SEC regulations and are not intended to indicate future price appreciation, if any, of our common stock.


        AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

        The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise of stock options in 2004 by the executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executive officers on December 31, 2004 and the aggregate gains that would have been realized had these options been exercised on December 31, 2004, even though these options were not exercised, and the unexercisable options could not have been exercised, on December 31, 2004.


                                                              NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                          SHARES                             UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                        ACQUIRED ON          VALUE         OPTIONS AT FISCAL YEAR-END            AT FISCAL YEAR-END(2)
NAME                     EXERCISE         REALIZED(1)   EXERCISABLE        UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
----                     --------         -----------   -----------        -------------      -----------   -------------
William W. Hunt, Jr.         0                $0            105,000             75,000           $38,250       $29,250

Cameron B. Waite             0                $0             68,000             60,000           $30,600       $23,400

Patrick D. Patterson         0                $0             20,000             60,000           $11,400       $23,400

Bruce A Stahl                0                $0             15,000             15,000           $ 7,650        $5,850

James M. Heyer               0                $0             60,000             22,500           $11,475        $8,775

-----------------

(1) The value realized represents the difference between the fair market value per share of our common stock on the date of exercise and the per share exercise price, multiplied by the applicable number of options.

(2) These values represent the difference between the closing price per share on The New York Stock Exchange on December 31, 2004 ($2.09) and the per share exercise price of the option.

        401(K) PLAN

        On August 1, 1996, Penn Treaty adopted a 401(k) retirement plan, covering substantially all employees with one year of service. Under the plan, participating employees may contribute up to 15% of their annual salary on a pre-tax basis, subject to applicable law, and Penn Treaty equally matches employee contributions up to the first 3% of the employee's salary. The Penn Treaty and employee portions of the plan vest immediately. Penn Treaty's expense in 2004 under the plan was $269,000. Penn Treaty may elect to make a discretionary contribution to the plan, which will be contributed proportionately to each eligible employee. Penn Treaty did not make a discretionary contribution in 2004.

        INCENTIVE STOCK OPTION PLANS

        Our shareholders adopted an Incentive Stock Option Plan (the "Plan") in March 1987. The Plan, as amended by shareholder action on May 25, 1990, May 28, 1993, and May 23, 1997, provided for the granting of options to purchase up to 1,200,000 shares of our common stock. In 2001, the Plan was replaced by the 1998 Employee Non-Qualified Incentive Stock Option Plan (the "1998 Plan") and all options under the Plan were forfeited and replaced under the 1998 Plan. No new options may be granted under the Plan.

        Our shareholders adopted the 2002 Employee Incentive Stock Option Plan (the "2002 Plan") in May 2002. The 2002 Plan does not replace the 1998 Plan, which continues in effect. The 2002 Plan authorizes us to grant "incentive stock options" under Section 422 of the Internal Revenue Code and non-qualified stock options covering up to an aggregate of 2,000,000 shares of our common stock. The purpose of the 2002 Plan is to enable us to offer our officers, directors and employees options to acquire equity interests in Penn Treaty, thereby attracting, retaining and rewarding such persons, and strengthening the mutuality of interests between such persons and our shareholders. The maximum allowable term of each option granted under the 2002 Plan is ten years (five years in the case of holders of more than 10% of the combined voting power of all classes of outstanding stock), and the options become exercisable one year from the option grant date.

        As of April 14, 2005, 917,542 stock options with exercise prices ranging from $1.52 to $4.40 had been issued and were outstanding under the 2002 Plan and no stock options had been cancelled or exercised. As of April 14, 2005 588,897 options with exercise prices ranging from $3.40 to $32.25 were outstanding under the 1998 Plan.

        AGENT STOCK OPTION PLAN

        In May 1995, the Board of Directors of Penn Treaty adopted a stock option plan for its agents (the "Agent Plan"). The Agent Plan provides for the grant of options to purchase up to 300,000 shares of common stock and is designed to reward Penn Treaty's agents by providing for the grant of options to purchase common stock to agents who attain certain sales objectives determined by the Board of Directors. The exercise price of all options granted under the Agent Plan may not be less than the fair market value of the shares on the date of grant. The maximum allowable term of each option is ten years, and the options become exercisable in four equal annual installments commencing one year from the option grant date. Under the Agent Plan, stock options with respect to 47,900 shares have been granted and are outstanding. Exercise prices of these options range from $12.63 to $32.25 per share. No options were granted under the Agent Plan during 2002, 2003 or 2004.

        COMPENSATION OF DIRECTORS

        Each director who is not an employee receives as compensation for services as a director an annual retainer of $10,000, meeting fees of $1,500 for each Board Meeting attended and $500 for each Committee meeting attended and an annual grant of 20,000 options to purchase shares of Penn Treaty common stock. Directors who are employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. These compensation policies were adopted by the Board in August 2004.

        CHANGE IN CONTROL, EMPLOYMENT AND CONSULTING AGREEMENTS

        We have entered into change in control agreements with each of the executive officers named in the Summary Compensation Table. Under these agreements, if Penn Treaty merges into another entity or ownership of the voting control of Penn Treaty otherwise changes and, as a result of such change in control, any of the named executive officers are terminated or their positions or work locations are materially changed at any time during the three-year period after the change in control, they will be entitled to receive a lump sum payment equal to the aggregate base salary they would have received through the end of the three-year period and they shall be entitled to continue to receive certain other insurance and retirement benefits for the remainder of the three-year period.

        We and William W. Hunt, Jr. entered into an Employment Agreement on June 1, 2001 under which it was agreed that Mr. Hunt will serve in an executive capacity on an at-will basis for an unspecified term. Pursuant to the Agreement, Mr. Hunt's salary is determined at the discretion of the Board of Directors and Mr. Hunt is eligible to participate in the various employee benefit plans that cover our salaried employees and executives, including insurance benefits, stock option grants and bonus programs. The Agreement provided for an initial grant to Mr. Hunt of 30,000 stock options at an exercise price of $3.40 with 10,000 options vesting on the initial grant date and the remaining options vesting on July 31, 2002. If Penn Treaty terminates the Agreement for a reason other than cause, or if Mr. Hunt terminates the Agreement for good reason as defined in the Agreement, we must pay Mr. Hunt a severance payment in an amount equal to twelve months of Mr. Hunt's most current base salary rate.

        On April 28, 2003, we executed a Consulting Agreement with our former Chief Executive Officer, Irving Levit. Mr. Levit's Consulting Agreement provides that he is to serve as our Founding Chairman for up to two years. Under the terms of the Consulting Agreement, beginning on May 24, 2003 and continuing until the end of the consulting arrangement, Mr. Levit will provide certain services to us, in exchange for which we will pay him an annual retainer of $100,000 and provide him with other standard benefits. Additionally, we have agreed to pay Mr. Levit or his spouse, beginning on May 23, 2003 and continuing until the later of Mr. Levit's death or the death of his spouse, a retirement benefit of $100,000 per year. If Penn Treaty merges into another entity or ownership of the voting control of Penn Treaty otherwise changes, the consulting arrangement between Penn Treaty and Mr. Levit will terminate automatically. Upon such termination, Mr. Levit will receive what he would have received under his Change of Control Agreement if he had been employed by Penn Treaty at the time of a change of control with a base salary equal to the amount of his annual retainer under the Consulting Agreement. Penn Treaty also will make a single lump sum payment to Mr. Levit equal to the actuarial present value of the remaining retirement annual payments. Penn Treaty has also agreed to provide Mr. Levit with health and welfare benefits comparable to those the Company offers to its executives from time to time until the later of Mr. Levit's death or the death of his spouse. In connection with Mr. Levit's resignation as a member of the Board of Directors of Penn Treaty, the Compensation Committee has determined that his outstanding options shall survive and remain exercisable until the tenth anniversary of their respective grant dates and that he will continue to be compensated for attendance meetings of the Board of Directors as an observer.

        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee of the Board of Directors during 2004 were Mr. Falconio, Mr. Grebe and Mr. Ross, who are non-employee directors.

        Until February 2004, Mr. Grebe was a partner at the investment counseling firm of Davidson Investment Counselors, an affiliate of Davidson Capital Management. Davidson Capital Management manages a portion of our investment portfolio, for which it received fees of $34,000 for the year ended December 31, 2004. Mr. Grebe was not directly involved with any of Penn Treaty's investment matters. Mr. Grebe also serves as a financial advisor to Irving Levit on some of Mr. Levit's personal matters for which he is compensated by Mr. Levit.

        Mr. Clark is a Managing Director with Advest, Inc. Advest, Inc. has in the past engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Penn Treaty. Advest, Inc. has received customary fees for these transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of April 14, 2005, information with respect to the beneficial ownership of our common stock by (i) each person known to Penn Treaty to own more than 5% of the outstanding shares of our common stock or notes convertible into more than 5% of the outstanding shares of our common stock, (ii) each Director, the former Chief Executive Officer, the Chief Executive Officer and the four most highly compensated Executive Officers and
(iii) all Directors and Executive Officers as a group. Except as set forth in the table, we do not know of any person who beneficially owns 5% or more of the outstanding shares of our common stock.

                                                                          SHARES              PERCENTAGE
                                                                          ------              ----------
NAME AND ADDRESS(1)                                                       BENEFICIALLY        OWNERSHIP(3)
----------------                                                          -------------       ---------
                                                                          OWNED(2)
                                                                          --------
(I)      CERTAIN BENEFICIAL OWNERS(4):
Lampe, Conway & Co., LLC (5)...........................................    6,478,415            12.1%
Whitebox Advisors LLC (6)..............................................    9,423,464            16.7%


(II)     DIRECTORS AND EXECUTIVE OFFICERS:
William W. Hunt, Jr. (7)...............................................      230,000              *
Alexander M. Clark (8).................................................       64,429              *
Mark D. Cloutier (9)...................................................       21,000              *
Patrick E. Falconio (10)...............................................       30,000              *
Francis R. Grebe (11)..................................................       43,000              *
James M. Heyer (12)....................................................       85,410              *
Gary E. Hindes (13)....................................................      106,500              *
Matthew W. Kaplan (14).................................................       40,000              *
Stephen R. La Pierre                                                             325              *
Irving Levit (15)......................................................    2,512,435             5.3%
Patrick D. Patterson (16)..............................................      529,571              *
Peter M. Ross (17).....................................................       42,667              *
Bruce A. Stahl (18)....................................................       55,000              *
Domenic P. Stangherlin (19)............................................      127,963              *
Cameron B. Waite (20)..................................................      165,200              *
All Directors and Executive Officers as a group (15 persons) (21)......    4,053,500             8.4%

* Less than 1%

---------------------

(1) Unless otherwise noted, the address of each person named above is in care of Penn Treaty American Corporation 3440 Lehigh Street, Allentown, Pennsylvania 18103.

(2) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. Shares of common stock issuable upon exercise or conversion of options or convertible notes currently exercisable or convertible or exercisable or convertible within 60 days of April 14, 2005 are deemed outstanding for computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, Penn Treaty believes that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table.

(3)     Based on 46,936,098 shares outstanding on April 14, 2005.

(4) Other investors who have purchased significant portions of the 6 1/4% convertible subordinated notes due 2008 ("2008 Notes") may beneficially own 5% or more of the outstanding shares of common stock.

(5) Consists of shares issuable upon conversion of 2008 Notes. According to the Schedule 13G executed by LC Capital Master Fund, LTD and filed with the Securities and Exchange Commission on November 4, 2004, its address is c/o Lampe Conway & Co LLC, 680 5th Avenue, Suite 1202, New York, New York 10019.

(6) Consists of shares issuable upon conversion of 2008 Notes. According to the Schedule 13G/A executed by Whitebox Advisors LLC and filed with the Securities and Exchange Commission on March 17, 2005, its address is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416.

(7)     Includes exercisable options to purchase 180,000 shares of common stock.

(8) Includes exercisable options to purchase 40,000 shares of common stock and 3,429 shares issuable upon conversion of 2008 Notes.

(9)     Includes exercisable options to purchase 20,000 shares of common stock.

(10)    Includes exercisable options to purchase 20,000 shares of common stock.

(11)    Includes exercisable options to purchase 40,000 shares of common stock.

(12)    Includes exercisable options to purchase 82,500 shares of common stock.

(13) Includes 59,500 shares owned by Fallen Angels Fund, L.P., a limited partnership of which Mr. Hindes has sole voting power as the managing member of the general partner, exercisable options to purchase 40,000 shares of common stock, 1,500 shares held by Mr. Hindes' wife as to which he disclaims beneficial ownership and 1,700 shares held by Mr. Hindes' children as to which he disclaims beneficial ownership.

(14)    Consists of exercisable options to purchase shares of common stock.

(15) Includes 43,000 shares held by a private foundation of which Mr. Levit is an officer and director, 45,007 shares held by Mr. Levit as trustee of a retirement account, 147,167 shares held by Mr. Levit as co-trustee of an irrevocable trust for Mr. Levit's children and exercisable options to purchase 281,455 shares of common stock. Also includes 46,000 shares held by Mr. Levit's wife as to which he disclaims beneficial ownership. Excludes 63,073 shares held by other family members as to which he also disclaims beneficial ownership.

(16) Includes exercisable options to purchase 80,000 shares of common stock and 228,571 shares issuable upon conversion of 2008 Notes.

(17) Includes shares held in trust, for which Mr. Ross is settlor and trustee, and exercisable options to purchase 31,667 shares of common stock.

(18)    Includes exercisable options to purchase 30,000 shares of common stock.

(19)    Includes exercisable options to purchase 40,000 shares of common stock.

(20)    Includes exercisable options to purchase 128,000 shares of common stock.

(21) Includes exercisable options held by members of the group to purchase 1,053,622 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        IMC, an insurance agency which is owned by Irving Levit, produced approximately $21,000 of renewal premiums for PTNA for the year ended December 31, 2004, for which it received commissions of approximately $4,000. While IMC has only been minimally involved in the sale of insurance products since 1979 and IMC'S operations since that time have not been significant, IMC continues to receive overriding commissions from Penn Treaty of 5% on business written for PTNA by any IMC general agents who were appointed prior to 1979 and any of their sub-agents hired prior and subsequent to January 1979 and one agent appointed in 1981. For the year ended December 31, 2004, these override commissions totaled approximately $452,000.

        The terms on which commissions have been paid to IMC are consistent with
(i) the terms on which commissions have been paid by Penn Treaty to comparable unaffiliated agencies in the past and are currently paid by Penn Treaty to an unaffiliated agency performing similar services, and (ii) the terms on which commissions are paid in the industry in general, and were no more favorable than would have been obtained from unrelated third parties.

        Until February 2004, Mr. Grebe was a partner at the investment counseling firm of Davidson Investment Counselors, an affiliate of Davidson Capital Management. Davidson Capital Management manages a portion of our investment portfolio for which it received fees of $34,000 for the year ended December 31, 2004. Mr. Grebe was not directly involved with any of Penn Treaty's investment matters. Mr. Grebe also serves as a financial advisor to Irving Levit on some of Mr. Levit's personal matters for which he is compensated by Mr. Levit.

        Mr. Clark is a Managing Director with Advest, Inc. Advest, Inc. has in the past engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Penn Treaty. Advest, Inc. has received customary fees for these transactions.

        Mr. Kaplan has in the past (from 1996 to 2000) been a principal and has an ownership interest in U.S. Care, Inc., a marketing organization to which Penn Treaty paid commissions of $170,000 in 2004. Penn Treaty also made a loan of $100,000 with an interest rate of 9% to U.S. Care, Inc. in 2001, which is guaranteed by renewal commissions payable to Penn Treaty in future periods.

                              DESCRIPTION OF NOTES

        Each series of the Notes is an entirely separate issue and has been issued under a separate indenture between Penn Treaty and Wells Fargo Bank, National Association, as trustee. The indentures under which the Series 1 Notes, the Series 2 Notes and the Series 3 Notes were issued contain substantially the same terms and provisions and the Series 1 Notes, the Series 2 Notes and the Series 3 Notes have substantially the same terms. The occurrence of an event of default with respect to one series of Notes will not constitute an event of default with respect to any other series of Notes. Conversion or redemption of one series of Notes may be effected without the conversion or redemption of the other series of Notes. All references in this summary to the Notes, the indenture, the trustee and other defined terms should be read as referring to each series of the Notes and to the related indenture, trustee and other defined terms.

        The following summaries of certain provisions of the Notes and the indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes and the indentures, including the definitions therein of certain terms which are not otherwise defined in this prospectus. Wherever particular provisions or defined terms of the indentures (or of the form of Notes which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference in their entirety.


GENERAL

        The Notes represent general unsecured subordinated obligations of Penn Treaty and are convertible into common stock as described below under the subheadings "- Conversion of the Notes" and "- Mandatory Conversion of the Notes." The Notes were issued in fully registered form only in denominations of $1,000 in principal amount or any integral multiple thereof, and will mature on October 15, 2008, unless earlier redeemed at the option of Penn Treaty, repurchased at the option of the Note holder or converted to common stock.

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of Penn Treaty or the incurrence of debt by Penn Treaty or any of its subsidiaries.

        The Notes bear interest at the annual rate of 6.25%, payable semi-annually on April 15 and October 15, to holders of record at the close of business on the preceding April 1 and October 1, respectively. Interest is computed on the basis of a 360-day year composed of twelve 30-day months.

        Interest may, at the option of Penn Treaty, be paid by check mailed to the address of such holder as it appears in the Note register. Principal will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the trustee in the Borough of Manhattan, New York, New York. Reference is made to the information set forth below under the subheading "- Delivery and Form."

DELIVERY AND FORM

        The Notes are currently in fully registered certificated form, without coupons, in denominations of $1,000 and any integral multiple thereof. Penn Treaty will use its best efforts to cause the Notes to be eligible for deposit with and registration in the name of the Depository Trust Company ("DTC") upon the effectiveness of the registration statement of which this prospectus is a part or upon the resale of Notes pursuant to this prospectus.

        If the Notes become eligible for deposit with and registration in the name of DTC, DTC will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Note certificate will be issued for each series of Notes, each in the aggregate principal amount of such issue, and will be deposited with DTC.


        DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating:
AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

        Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

        To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.


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        Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Notes may wish to take certain steps to facilitate transmission of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults, and proposed amendments to the security documents, to them. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners, in the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.


        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Penn Treaty as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).


        Redemption proceeds, distributions, and dividend payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from Penn Treaty or its agent on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, any agent or Penn Treaty, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Penn Treaty or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its Notes purchased or tendered, through its Participant, to an agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant's interest in the Notes, on DTC's records, to the agent. The requirement for physical delivery of Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Notes are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered Notes to the agent's DTC account.

        DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Penn Treaty or its agent. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered.

        Penn Treaty may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered to DTC.


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        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Penn Treaty believes to be reliable, but Penn Treaty takes no responsibility for the accuracy thereof.

CONVERSION OF THE NOTES


        Holders may convert their Notes or portions thereof (in denominations of $1,000 in principal amount or integral multiples thereof) into common stock (subject to the next paragraph) until the close of business on October 14, 2008. The conversion price is $1.75 per share, subject to adjustment as described below; provided, that in the case of Notes called for redemption, conversion rights will expire at the close of business on the business day immediately preceding the date fixed for redemption, unless Penn Treaty defaults in payment of the redemption price. A Note (or portion thereof) in respect of which a holder is exercising its option to require repurchase upon a Change of Control (as defined below) may be converted only if such holder withdraws its election to exercise such repurchase option in accordance with the terms of the indenture.


        In the event a holder desires to convert all, or any portion, of its Notes into shares of common stock and Penn Treaty does not have a sufficient number of shares of common stock available for such conversion, in lieu of delivering shares of common stock upon conversion of that portion of such holder's Notes for which there is an insufficient number of shares of common stock, Penn Treaty will cancel such holder's Note and pay such holder an amount in cash equal to the market price of the shares of common stock into which the Notes are then convertible. "Market price" means the average of the last reported closing prices of the common stock for the ten trading day period (appropriately adjusted to take into account the occurrence during such period of certain events that would result in an adjustment of the conversion price), commencing on the first trading day after delivery of written notice to such holder that Penn Treaty must pay cash in lieu of delivering shares of common stock. Any cash paid to the holder in lieu of shares of common stock will generally result in taxable gain or loss to the holder converting such Notes. See "Certain Federal Income Tax Considerations." The ability of Penn Treaty to pay cash to holders of Notes in lieu of delivering common stock will be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments in lieu of delivering common stock to Note holders seeking to convert their Notes into shares of common stock. See "Risk Factors."

        Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends paid on any common stock issued. A holder of Notes at the close of business on a record date will be entitled to receive the interest payable on such Notes on the corresponding interest payment date. Any unpaid interest on any Note or portion thereof as of the date such Note or portion thereof is surrendered for conversion shall (unless such Note or portion thereof being converted shall have been called for redemption on a redemption date during the period from the close of business on or after any record date for the payment of interest to the close of business on the business day following the corresponding interest payment date) be paid in cash to the former holder of such Note or portion thereof on the next succeeding interest payment date. We are not required to issue fractional shares of common stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the closing price of the common stock on the last business day prior to the date of conversion.

        The conversion price is subject to adjustment (under formulae set forth in the indenture) upon the occurrence of certain events, including: (i) the issuance of common stock as a dividend or distribution on the outstanding common stock, (ii) the issuance to all holders of common stock of certain rights, options or warrants to purchase common stock at less than the Current Market Price (as defined in the indenture), (iii) certain subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of common stock of Penn Treaty of any class of capital stock of Penn Treaty (other than


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distributions of common stock as a dividend or distribution) or evidences of indebtedness of Penn Treaty or assets (including securities, but excluding those rights, options and warrants referred to in clause (ii) above and dividends and distributions in connection with the liquidation, dissolution or winding up of Penn Treaty and dividends and distributions paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv) or in connection with a consolidation, merger or sale of assets of Penn Treaty as referred to in clause (ii) of the third paragraph below) to all holders of common stock in an aggregate amount that, together with (x) all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of other consideration payable in respect of any tender offers by Penn Treaty or any of its subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of Penn Treaty's market capitalization (being the product of the then current market price of the common stock times the number of shares of common stock then outstanding) on the record date for such distribution and
(vi) the purchase of common stock pursuant to a tender offer made by Penn Treaty or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by Penn Treaty or any of its subsidiaries for common stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 20% of Penn Treaty's market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be made for shares issued pursuant to a plan for reinvestment of dividends or interest.

        No adjustment will be made pursuant to clause (iv) of the preceding paragraph if Penn Treaty makes proper provision for each holder of Notes who converts a Note (or portion thereof) to receive, in addition to the common stock issuable upon such conversion, the kind and amount of assets (including securities) that such holder would have been entitled to receive if such holder had been a holder of the common stock at the time of the distribution of such assets or securities. Rights, options or warrants distributed by Penn Treaty to all holders of the common stock that entitle the holders thereof to purchase shares of Penn Treaty's capital stock and that, until the occurrence of an event (a "Triggering Event"), (i) are deemed to be transferred with the common stock,
(ii) are not exercisable and (iii) are also issued in respect of future issuances of common stock, shall not be deemed to be distributed (and no adjustment in the conversion price shall be required) until the occurrence of the Triggering Event.

        Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

        In the event that a holder of Notes desires to convert all or any portion of its Notes into shares of our common stock prior to October 15, 2005, we will pay such holder of Notes an amount equal to the interest that would have been otherwise earned on such Notes between the date of such conversion and October 15, 2005, discounted from October 15, 2005 to present value utilizing a rate of 6.25% with simple interest over a 360 day year. In the event that a holder of Notes elects to convert prior to October 15, 2005 and we are required to pay this interest, we may, in our sole discretion, elect to make such interest payment in cash or in shares of our common stock based on 90% of the average closing prices of our common stock for the five trading days immediately preceding the conversion date.


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        In the case of (i) any reclassification or change of the common stock
(other than changes in par value or from par value to no par value as a result of a subdivision or a combination) or (ii) a consolidation, merger or combination involving Penn Treaty or a sale or conveyance to another entity of the property and assets of Penn Treaty as an entirety or substantially as an entirety (determined on a consolidated basis), in each case as a result of which holders of common stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such common stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, sale or conveyance had such Notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance assuming that a holder of Notes did not exercise any rights of election, if any, as to the stock, other securities or other property or assets receivable in connection therewith.

        In the event of a taxable distribution to holders of common stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to the U.S. income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "Certain Federal Income Tax Considerations - Adjustments to Conversion Price."

        We may from time to time to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days, in which case Penn Treaty shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of Penn Treaty, which determination shall be conclusive. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to Penn Treaty's shareholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

MANDATORY CONVERSION OF THE NOTES

        If the average closing share price of our common stock for any 15 consecutive trading days beginning on or after October 15, 2005 is at least 10% greater than the conversion price of the Notes (i.e., $1.93) and we have a sufficient number of shares of our common stock authorized for issuance, then holders of the Notes are required to convert their Notes into common stock at the conversion price of $1.75.

RANKING; SUBORDINATION

        The payment of principal of, premium, if any, and interest on the Notes, to the extent set forth in the indenture, ranks PARI PASSU with our two other series of 6 1/4% convertible subordinated Notes due 2008, but is subordinated in right of payment to the prior payment in full of all Senior Indebtedness (defined below). Upon any distribution to creditors of Penn Treaty in a liquidation or dissolution of Penn Treaty or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding related to Penn Treaty or its property, in an assignment for the benefit of creditors or any marshaling of Penn Treaty's assets and liabilities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Notes (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness).


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

        Penn Treaty also may not make any payment upon or in respect of the Notes (except in such subordinated securities) and may not acquire from the trustee or the holder of any Note for cash or property (other than securities subordinated to at least the same extent as the Note to (i) Senior Indebtedness and (ii) any securities issued in exchange for all Senior Indebtedness) until Senior Indebtedness has been paid in full if (i) a default in the payment of the principal of, premium, if any, or interest on Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Senior Indebtedness that permits holders of the Senior Indebtedness as to which such default relates to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the representative or representatives of holders of at least a majority in principal amount of Senior Indebtedness then outstanding. Payments on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived, or (ii) in the case of a default other than a non-payment default, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the trustee of any prior Payment Blockage Notice. No default, other than a nonpayment default, that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default shall have been cured or waived for a period of not less than 180 days.

        "Senior Indebtedness" with respect to the Notes means the principal of, premium, if any, and interest on, and any fees, costs, expenses and any other amounts (including indemnity payments) related to the following, whether outstanding on the date of the indenture or thereafter incurred or created: (i) indebtedness, matured or unmatured, whether or not contingent, of Penn Treaty for money borrowed evidenced by notes or other written obligations, (ii) any interest rate contract, interest rate swap agreement or other similar agreement or arrangement designed to protect Penn Treaty or any of its subsidiaries against fluctuations in interest rates, (iii) indebtedness, matured or unmatured, whether or not contingent, of Penn Treaty evidenced by notes, debentures, bonds or similar instruments or Letters of Credit (or reimbursement agreements in respect thereof), (iv) obligations of Penn Treaty as lessee under capitalized leases and under leases of property made as part of any sale and leaseback transactions, (v) indebtedness of others of any of the kinds described in the preceding clauses (i) through (iv) assumed or guaranteed by Penn Treaty, and (vi) renewals, extensions, modifications, amendments and refundings of, and indebtedness and obligations of a successor person issued in exchange for or in replacement of, indebtedness or obligations of the kinds described in the preceding clauses (i) through (iv), unless the agreement pursuant to which any such indebtedness described in clauses (i) through (vi) is created, issued, assumed or guaranteed expressly provides that such indebtedness is not senior or superior in right of payment to the Notes; provided, however, that the following shall not constitute Senior Indebtedness: (w) any indebtedness or obligation of Penn Treaty in respect of the Notes or the two other series of 6 1/4% convertible subordinated Notes due 2008; (x) any indebtedness of Penn Treaty to any of its subsidiaries or other affiliates; (y) any indebtedness that is subordinated or junior in any respect to any other indebtedness of Penn Treaty other than Senior Indebtedness; and (z) any indebtedness incurred for the purchase of goods or materials in the ordinary course of business.

        In the event that the trustee (or paying agent if other than the trustee) or any holder receives any payment of principal or interest with respect to the Notes at a time when such payment is prohibited under the indenture, such payment shall be held in trust for the benefit of, and immediately shall be paid over and delivered to, the holders of Senior Indebtedness or their representative as their respective interests may appear. After all Senior Indebtedness is paid in full and until the Notes are paid in full, holders shall be subrogated (equally and ratably with all other indebtedness PARI PASSU with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders have been applied to the payment of Senior Indebtedness.

        As of the date of this prospectus, we have no outstanding Senior Indebtedness; however, the indenture does not prohibit or limit the incurrence of Senior Indebtedness in the future. As of May 6, 2005, Penn Treaty had approximately $77,334,000 million in aggregate principal amount of 6 1/4% convertible subordinated notes due 2008 outstanding, including the Series 1 Notes, the Series 2 Notes and the Series 3 Notes.


        In addition, because our operations are conducted primarily through our subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Penn Treaty, including holders of the Notes. The indenture does not limit the amount of additional indebtedness that any of our subsidiaries can create, incur, assume or guarantee.

        Because of these subordination provisions, in the event of a liquidation or insolvency of Penn Treaty or any of its subsidiaries, holders of Notes may recover less, ratably, than the holders of Senior Indebtedness.

OPTIONAL REDEMPTION BY PENN TREATY

        The Notes are not redeemable at the option of Penn Treaty prior to October 15, 2005. At any time on or after that date, the Notes may be redeemed at Penn Treaty's option on at least 30 but not more than 60 days' notice, in whole at any time or in part from time to time, at a price equal to the principal amount of the Notes, together with accrued interest to the date fixed for redemption.

        If fewer than all the Notes are to be redeemed, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

        No sinking fund is provided for the Notes.

MANDATORY REDEMPTION

        Upon the occurrence of a Change of Control (as defined below), each holder of Notes shall have the right to require that Penn Treaty repurchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase, pursuant to an offer (the "Change of Control Offer") made in accordance with the procedures described below and the other provisions in the indenture.

        A "Change of Control" means an event or series of events in which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock (as defined below) of Penn Treaty at an Acquisition Price (as defined below) less than the conversion price then in effect with respect to the Notes and (ii) the holders of the common stock receive consideration which is not all or substantially all common stock that is (or upon consummation of or immediately following such event or events will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq Stock Market or any similar United States system of automated dissemination of quotations of securities' prices; provided, however, that any such person or group shall not be deemed to be the beneficial owner of, or to


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beneficially own, any Voting Stock tendered in a tender offer until such tendered Voting Stock is accepted for purchase under the tender offer. "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). "Acquisition Price" means the weighted average price paid by the person or group in acquiring the Voting Stock.

        Within 30 days following any Change of Control, we shall send by first-class mail, postage prepaid, to the trustee and to each holder of Notes, at such holder's address appearing in the Note register, a notice stating, among other things, that a Change of Control has occurred, the repurchase price, the repurchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

        We will comply, to the extent applicable, with the requirements of Rule 13e-4 and Rule 14e-1 promulgated under the Exchange Act and other securities laws or regulations, to the extent such laws are applicable, in connection with the repurchase of the Notes as described above.

        Future indebtedness of Penn Treaty may contain prohibitions of certain events that would constitute a Change of Control or require Penn Treaty to offer to repurchase such indebtedness upon a Change of Control. Moreover, the exercise by the holders of Notes of their right to require Penn Treaty to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on Penn Treaty. Finally, our ability to pay cash to holders of Notes upon a purchase may be limited by Penn Treaty's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See "Risk Factors." Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of Penn Treaty and the removal of incumbent management.

MERGER, CONSOLIDATION AND SALE OF ASSETS

        The indenture prohibits Penn Treaty from consolidating with or merging with or into, or conveying, transferring or leasing all or substantially all of its assets (determined on a consolidated basis), to any person unless: (i) either Penn Treaty is the resulting, surviving or transferee person (the "Successor Company") or the Successor Company is a person organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company (if not Penn Treaty) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Penn Treaty under the indenture and the Notes, including the conversion rights described above under "- Conversion of the Notes," (ii) immediately after giving effect to such transaction no Event of Default (as defined below) has occurred and is continuing, and (iii) Penn Treaty has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

EVENTS OF DEFAULT AND REMEDIES

        An Event of Default is defined in the indenture as being, among other things: default in payment of the principal of or premium, if any, on the Notes when due at maturity, upon redemption or otherwise, including failure by Penn Treaty to purchase the Notes when required as described under "- Mandatory Redemption" (whether or not such payment shall be prohibited by the subordination provisions of the


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indenture); default for 30 days in payment of any installment of interest on the
Notes (whether or not such payment shall be prohibited by the subordination provisions of the indenture); default by Penn Treaty for 90 days after notice in the observance or performance of any other covenants in the indenture; final judgments or decrees entered into by a court of competent jurisdiction against Penn Treaty or any subsidiary involving liabilities of $25 million or more after deducting the portion of such liabilities accepted by an insurance company; or certain events involving bankruptcy, insolvency or reorganization of Penn
Treaty. The indenture provides that the trustee may withhold notice to the holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the trustee, in good faith, considers it in the interest of the holders of the Notes to do so.

        The indenture provides that if an Event of Default (other than an Event of Default with respect to certain events, including bankruptcy, insolvency or reorganization of Penn Treaty) shall have occurred and be continuing, the trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if Penn Treaty shall pay or deposit with the trustee a sum sufficient to pay all matured installments of interest on all Notes and the principal and premiums, if any, on all Notes that have become due other than by acceleration and certain expenses and fees of the trustee and if all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) shall have been cured or waived and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of the Notes then outstanding.

        The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture. The indenture provides that, subject to the duty of the trustee following an Event of Default to act with the required standard of care, the trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the trustee receives satisfactory indemnity against any associated costs, liability or expense.

SATISFACTION AND DISCHARGE; DEFEASANCE

        The indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of the holders of Notes to receive payments of principal of, premium, if any, and interest on, the Notes, (ii) rights of holders of Notes to convert to common stock or, in certain circumstances, cash,
(iii) Penn Treaty's right of optional redemption, (iv) rights of registration of transfer and exchange, (v) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (vi) rights, obligations and immunities of the trustee under the indenture and (vii) rights of the holders of Notes as beneficiaries of the indenture with respect to the property so deposited with the trustee payable to all or any of them) if (A) Penn Treaty will have paid or caused to be paid the principal of, premium, if any, and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the trustee for cancellation or (C) (x) the Notes not previously delivered to the trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the trustee upon delivery of notice and (y) Penn Treaty will have irrevocably deposited with the trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the case may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument pursuant to which Penn Treaty is a party or by which it is bound and Penn Treaty has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.


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

        The indenture will also cease to be in effect (except as described in clauses (i) through (vii) in the immediately preceding paragraph) and the indebtedness on all outstanding Notes will be discharged on the 123rd day after the irrevocable deposit by Penn Treaty with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations (as defined in the indenture) or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the indenture and the Notes ("legal defeasance"). Such legal defeasance may only be effected if (i) no Event of Default has occurred or is continuing, (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Penn Treaty is a party or by which it is bound, (iii) Penn Treaty has delivered to the trustee an opinion of counsel stating that (A) Penn Treaty has received from, or there has been published by, the Internal Revenue Service (the "Service") a ruling or
(B) since the date of the indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, based thereon, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge by Penn Treaty and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, (iv) Penn Treaty has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (v) Penn Treaty has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions related to the defeasance have been complied with.

        Penn Treaty may also be released from its obligations under the covenants described above captioned "- Mandatory Redemption" and "- Merger, Consolidation and Sale of Assets" with respect to the Notes outstanding on the 123rd day after the irrevocable deposit by Penn Treaty with the trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, premium, if any, and interest on the Notes then outstanding in accordance with the terms of the indenture and the Notes ("covenant defeasance"). Such covenant defeasance may only be effected if (i) no Event of Default has occurred or is continuing, (ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Penn Treaty is a party or by which it is bound, (iii) Penn Treaty has delivered to the trustee an officers' certificate and an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance by Penn Treaty and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred, (iv) Penn Treaty has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and (v) Penn Treaty has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, Penn Treaty will no longer be required to comply with the obligations described above under "Merger, Consolidation and Sale of Assets" and will have no obligation to repurchase the Notes pursuant to the provisions described under "- Mandatory Redemption."

        Notwithstanding any satisfaction and discharge or defeasance of the indenture, the obligations of Penn Treaty described under "- Conversion of the Notes" will survive to the extent provided in the indenture until the Notes cease to be outstanding.


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

MODIFICATIONS OF THE INDENTURE

        The indenture contains provisions permitting Penn Treaty and the trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of Penn Treaty to repurchase the Notes, at the option of the holder, upon the happening of a Change of Control, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable, modify the subordination provisions of the indenture in a manner adverse to the holders of the Notes or impair the right to convert the Notes into common stock subject to the terms set forth in the indenture, without the consent of the holder of each Note so affected or (ii) without the consent of holders of all the Notes then outstanding, reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such modification or supplemental indenture. The trustee may modify or supplement the indenture without notice to or consent of any holder in certain events, such as to make provision for certain conversion rights, to provide for the issuance of Notes in coupon form, to correct or supplement any inconsistent or deficient provision in the indenture, to comply with the provisions of the Trust Indenture Act of 1939 or to appoint a successor trustee.

CONCERNING THE TRUSTEE

        Wells Fargo Bank, National Association, the trustee under the indenture, has been appointed by Penn Treaty as the paying agent, conversion agent, registrar and custodian with regard to the Notes. The trustee and/or its affiliates may in the future provide banking and other services to us in the ordinary course of their respective businesses. Under the indenture, each holder or former holder of a Note agrees to indemnify Penn Treaty and the trustee against any liability that may result from the transfer, exchange or assignment of such holder's or former holder's Note in violation of any provision of the indenture or applicable United States federal or state securities laws.


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                           DESCRIPTION OF COMMON STOCK


        We are currently authorized to issue 150,000,000 shares of common stock, par value $.10 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of May 6, 2005, 48,643,824 shares of common stock and no shares of our preferred stock were outstanding.

        The following summary description of our common stock is qualified in its entirety by reference to our Restated and Amended Articles of Incorporation, as amended, and our Amended and Restated By-Laws, as amended, copies of which are filed as exhibits to our Registration Statement on Form S-1 (File No. 33-92690), our Registration Statement on Form S-3 (File No. 333-22125), our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, our Annual Report on Form 10-K for the year ended December 31, 2002 and our Registration Statement on From S-1 (333-119966).


DIVIDENDS

        Subject to the rights of the holders of preferred stock, if any, the holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property when, as and if declared by the Board of Directors out of our assets or funds legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

VOTING RIGHTS

        At every meeting of shareholders, every holder of our common stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to shareholders is approved if the number of votes cast in favor of such action exceeds the number of votes required by the provisions of our Articles of Incorporation or by applicable law, subject to applicable quorum requirements. Our Articles of Incorporation require the affirmative vote of at least 67% of the voting power of all of our shareholders with respect to fundamental corporate transactions including mergers, consolidations and sales of all or substantially all assets. Our Bylaws provide for action by written consent.

MISCELLANEOUS

        The holders of common stock have no cumulative voting rights or preemptive rights and the common stock is not subject to conversion or redemption.

        The transfer agent and registrar with respect to the common stock is Wachovia Bank, National Association.

        All shares of common stock issuable upon conversion of the Notes or as payment of discounted interest on any Notes converted prior to October 15, 2005 from the date of conversion to October 15, 2008 will, when issued, be fully paid and non-assessable. The common stock is traded on the New York Stock Exchange under the symbol "PTA."

        The rights evidenced by, and amounts payable with respect to, our common stock may be materially limited or qualified by the rights of any preferred stock issued by us in the future. Our preferred stock may be issued from time to time in one or more series with such designations, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption and the liquidation preference established by our Board of Directors, without approval of the shareholders, pursuant to the provisions of our Restated and Amended Articles of Incorporation, as


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

amended. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by our shareholders.

ANTI-TAKEOVER PROVISIONS

        Our Board of Directors is divided into three classes, each of which is comprised of three directors elected for a three-year term, with one class being elected each year. Directors may be removed without cause only with the approval of 67% of the voting power of our shareholders entitled to vote in the election of directors. Any director elected to fill a vacancy, however created, serves for the remainder of the term of the director which he or she replaces.

        Our Restated and Amended Articles of Incorporation, as amended, require the affirmative vote of shareholders owning at least 67% of the outstanding shares of our common stock in order for us to: amend or repeal any provision of or to add any provision to the Restated and Amended Articles of Incorporation, as amended; merge or consolidate with another corporation, other than a wholly-owned subsidiary; exchange shares of our common stock in such a manner that a corporation, person or entity acquires the issued or outstanding shares of our common stock pursuant to a vote of shareholders; sell, lease, convey, encumber or otherwise dispose of all or substantially all of our property or business; or dissolve or liquidate.

        In addition, the Restated and Amended Articles of Incorporation, as amended, permit the Board of Directors to oppose a tender offer or other offer for our securities, and allow the Board to consider any pertinent issue in determining whether to oppose any such offer.


        Pursuant to our Amended and Restated By-Laws, as amended, shareholder nominations for election to the Board of Directors must be made in writing and delivered or mailed to our President not less than fifty days nor more than seventy-five days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than fifty days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

        The Pennsylvania Business Corporation Law of 1988, as amended (the "1988 BCL"), includes certain shareholder protection provisions, some of which apply to us and two of which, relating to "Disgorgement by Certain Controlling Shareholders" and "Control Share Acquisitions," we have specifically opted out of pursuant to our Amended and Restated By-Laws, as amended. The following is a description of those provisions of the 1988 BCL that still apply to us and that may have an anti-takeover effect. This description of the 1988 BCL is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the 1988 BCL.


        (i) The control transaction provisions allow holders of voting shares of a corporation to "put" their stock to an acquirer for fair value in the event of a control transaction (the acquisition of twenty percent of the voting stock of the corporation). Fair value is defined as not less than the highest price paid by the acquirer during a certain 90-day period.

        (ii) An interested shareholder (the beneficial owner of twenty percent of the voting stock either of a corporation or an affiliate of the corporation who was at any time within the five-year period immediately prior to the date in question the beneficial owner of twenty percent of the voting stock of the corporation) cannot engage in a business combination with the corporation for a period of five years unless: (a) the board approves the business combination or the acquisition of shares in advance, (b) if the interested shareholder owns eighty percent of such stock, the business combination is approved by a majority of the disinterested shareholders and the transaction satisfies certain "fair price" provisions or (c) the business combination is approved by all shareholders. After the five-year period, the same restrictions apply, unless the transaction either is approved by a majority of the disinterested shareholders or is approved by a majority of all shareholders and satisfies the fair price provisions.

        (iii) Corporations may adopt shareholders' rights plans with discriminatory provisions (sometimes referred to as poison pills) whereby certain options to acquire shares or corporate assets are created and issued. These options contain terms that limit persons owning or offering to acquire a specified percentage of outstanding shares from exercising, converting, transferring or receiving the options and allows the exercise of the options to be limited to shareholders or triggered based upon control transactions. Such poison pills take effect only in the event of a control transaction. Such poison pills may be adopted by the Board without shareholder approval.

        (iv) In taking action with respect to tender offers or takeover proposals (as for any other action), directors may, in considering the best interests of the corporation, consider the effects of any action upon shareholders, employees, suppliers, customers, creditors, communities where offices or other establishments of the corporation are located and all other pertinent factors.

        (v) Shareholders of a corporation no longer have a statutory right to call special meetings of shareholders or to propose amendments to the articles.

        The foregoing provisions may discourage certain types of transactions that involve a change of control and ensure a measure of continuity in the management of our business and affairs. While we do not currently have a shareholder rights plan or poison pill, the effect of the above-described provisions may be to deter hostile takeovers at a price higher than the prevailing market price for our common stock and to permit our current management to remain in control. In some circumstances, certain shareholders may consider these anti-takeover provisions to have disadvantageous effects. Tender offers or other non-open market acquisitions of stock are frequently made at prices above the prevailing market price of the target's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels that are higher than would otherwise be the case. Anti-takeover provisions may discourage any or all of such acquisitions, particularly those of less than all of our shares, and may thereby deprive certain holders of our common stock of any opportunity to sell their stock at a temporarily higher market price.

        Pursuant to an amendment to our Amended and Restated By-laws, we opted out of two additional statutory anti-takeover provisions. The first, titled "Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control," would otherwise allow us to recover all profits derived by any person or group that acquired or disclosed an intention to acquire voting power over twenty percent of our equity securities on certain dispositions of any of our securities acquired within two years prior or eighteen months after acquiring such control or announcing an intention to that effect. The second, titled "Control-Share Acquisitions," would otherwise suspend certain voting rights of a shareholder when his or her ownership of our securities crossed any of three thresholds (20%, 33 1/3% or 50%). The voting rights are held in abeyance until the shareholders holding a majority of disinterested shares vote to restore them. The inapplicability of these provisions mitigates somewhat the deterrence of hostile anti-takeover attempts at prices in excess of the prevailing market prices and lessens the ability of current management to retain control.


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

        In addition to provisions of the 1988 BCL, the Pennsylvania Insurance Code provides that no person may acquire control of us unless such person has given prior written notice to us and received the prior approval of the Pennsylvania Insurance Commissioner. Any purchaser or holder of shares is presumed to have acquired such control unless the Pennsylvania Insurance Commissioner, upon receipt of an application, has determined otherwise.


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

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES


        The following is a general summary of the principal federal income tax considerations relevant to holders of the Securities. This summary is qualified in its entirety by reference to, and is based upon, the Internal Revenue Code of 1986 (the "Code"), and other laws, regulations, rulings and decisions in effect on the date of this offering memorandum as those laws, regulations, rulings and decisions were interpreted on such date. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws (for example, banks, dealers in securities, life insurance companies, tax-exempt organizations and non-U.S. holders (as defined below)), or any aspect of state, local or foreign tax laws.

        As used herein, a "U.S. holder" means a beneficial owner of Securities that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation (including a non-corporate entity taxable as a corporation) formed under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code or any other person whose income or gain with respect to a Security is effectively connected with the conduct of a United States trade or business. If an entity treated as a partnership for federal income tax purposes holds Securities, the tax treatment of a partner depends upon the status of the partner and the activities of the partnership. A "non-U.S. holder" is any beneficial owner of Securities other than a U.S. holder.


        We intend to treat the Notes as indebtedness for federal income tax purposes. Such characterization is binding on us (but not the Internal Revenue Service or a court). Each holder of a Note also must treat the Notes as indebtedness unless the holder makes adequate disclosure on its income tax return.


        Prospective investors are urged to consult their own tax advisors to determine the potential tax consequences of acquisition, ownership and disposition of the Securities that are relevant to their particular situations.


STATED INTEREST AND PREMIUM ON THE NOTES

        The stated interest on the Notes will be includable in a holder's gross income as ordinary income for federal income tax purposes at the time it is paid or accrued in accordance with the holder's regular method of tax accounting, regardless of whether such interest is paid in cash or shares of common stock.

        The Notes will be issued at a "premium" if a holder's tax basis in the Notes immediately after their acquisition (reduced by the value of the conversion option as discussed below) exceeds the sum of all amounts payable on the Note after the acquisition date (other than payments of qualified stated interest). The stated interest on the Notes will constitute "qualified stated interest" and will therefore not be taken into account in determining the amount of "premium" on the Notes. A holder's basis in the Notes is reduced by an amount equal to the value of the conversion option. The value of the conversion option may be determined under any reasonable method. A holder may, for example, determine the value of the conversion option by comparing the market price of the Notes to the market prices of Notes with similar credit ratings that do not have conversion options.

        A holder may elect to amortize premium as an offset to interest income (and not as a separate deduction item) as it accrues under a constant yield method. A holder's tax basis in the Note will be reduced by the amount of the amortized premium. Any such election shall apply to all debt instruments, other than instruments the interest on which is excludable from gross income, held by the holder at the beginning of the first taxable year for which the election applies or thereafter acquired and is irrevocable without the consent of the Internal Revenue Service. Premium on a Note held by a holder who has not elected to amortize the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the Note.

MARKET DISCOUNT

        The Notes may be subject to the "market discount" rules of the Code if held in the hands of a holder not acquiring them at original issue. In general, these rules apply if the holder purchases a Note at a discount from its stated redemption price at maturity that is equal to or greater than 1/4 of 1 percent of the stated redemption price at maturity of the debt instrument multiplied by the number of complete years to maturity after the holder has acquired the Note. If the holder acquires a Note at a market discount and (a) recognizes gain upon a disposition, or (b) receives payments that do not constitute qualified stated interest, the lesser of (i) such gain or payment or (ii) the accrued market discount that has not previously been included in income will be taxed as ordinary income.

        Generally, market discount accrues in the ratio of the number of days the holder has held the Note to the number of days after the holder acquired the Note up to (and including) the date of its maturity. A holder may elect, however, to determine accrued market discount for any Note under the constant yield method.

        Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a security with accrued market discount. A holder may elect to include market discount in gross income as its accrues. If it makes this election, the holder will not be required to defer deductions. Any such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies. The adjusted basis of a security subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

        A holder generally will recognize gain or loss on the sale, exchange or retirement of Notes equal to the difference between the amount realized on the sale, exchange or retirement of the Notes (other than amounts attributable to accrued interest but including any redemption premium) and the holder's adjusted tax basis in the Notes. Any gain or loss recognized on the sale, exchange or retirement of Notes will generally be long-term capital gain or loss if the holder has held the Notes as capital assets for more than one year, except that any gain attributable to accrued market discount will (as described above) be taxable as ordinary income.

CONSTRUCTIVE DIVIDEND

        If at any time we make a distribution of property to shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes and, pursuant to the anti-dilution provisions of the indenture, the conversion price of the Notes is reduced, such reduction may be deemed to be the payment of a taxable dividend to holders of Notes. If the conversion rate is increased at our discretion, this increase may be deemed to be the payment of a taxable dividend to holders of Notes.


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

CONVERSION OF NOTES INTO COMMON STOCK

        A holder's conversion of a Note into common stock generally will not be a taxable event. The holder's tax basis in the common stock received on conversion of Notes will be the same as the holder's adjusted tax basis in the Notes at the time of conversion, exclusive of any tax basis allocable to a fractional share for which the holder receives cash. The holding period for the common stock received on conversion will include the holding period of the Notes converted. The receipt of cash in lieu of fractional shares of common stock should generally result in capital gain or loss. This capital gain or loss will be measured by the difference between the cash received for the fractional share interest and the holder's tax basis in the fractional share interest.

        If any Notes are converted prior to October 15, 2005, we will be required to pay the holders of those Notes an amount equal to the interest that would have been otherwise earned on those Notes between the date of conversion and October 15, 2005, discounted from October 15, 2005 to present value using a rate of 6.25% (the "Prepaid Interest.") We may, in our sole discretion, pay the Prepaid Interest in cash or in shares of common stock. If we elect to pay the Prepaid Interest in common stock, we will determine the number of shares to be issued based on a per share value equal to 90% of the average closing prices of the common stock for the five trading days immediately preceding the conversion date. The amount of cash or the value of common stock received as Prepaid Interest will be includable in a holder's gross income as ordinary income for federal income tax purposes at the time of receipt.

DISTRIBUTIONS MADE ON COMMON STOCK

        Distributions, if any, paid on the common stock after a conversion, to the extent made from our current or accumulated earnings and profits, will be included in a holder's income as ordinary income as they are paid. Distributions in excess of our current and accumulated earnings and profits will reduce a holder's basis for the common stock until the basis is zero and any additional distributions in excess of our current and accumulated earnings and profits will be short term or long term gain, depending upon whether the holder's holding period for the common stock exceeds one year.


        Any distribution on our common stock qualifying as a dividend: (i) will be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction, and (ii) if received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2008, will be taxed at the preferential rates applicable to net capital gain (15% or 5%) if it qualifies as "qualified dividend income" and the holder meets certain holding period and other applicable requirements.


SALE OR EXCHANGE OF COMMON STOCK

        Gain or loss realized on a sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such stock. Such gain or loss will generally be long-term capital gain or loss if the holder's holding period in the common stock is more than one year. However, under the market discount rules described above, any gain recognized by a holder will be ordinary income to the extent of the accrued market discount that had not been included in income prior to the conversion of the Note into common stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING


        Payments on the Notes, and payments of dividends on the Common Stock to certain non-corporate holders generally will be subject to information reporting and possibly to "backup withholding" at a rate of 28%.

        Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS


        The following is a summary of certain considerations associated with the acquisition of the Securities by employee benefit plans that are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of ERISA and the Code, that should be considered when using plan assets to acquire the Securities. The following is merely a summary of those issues, however, and should not be construed as legal advice or as complete in any respect. We urge you to consult your own legal advisers before investing plan assets in the Securities and to make your own independent decision.


        ERISA and the Code impose certain requirements on employee benefit plans, and certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and any entity that, under the Department of Labor's plan asset regulation, is deemed to hold the assets of any such plan, account or annuity (such as a bank collective investment fund, an insurance company general or separate account and certain other commingled funds) (collectively, "Plans"), and on persons who are fiduciaries with respect to Plans, in connection with the investment of the assets of any Plan ("Plan Assets"). Generally, a person who exercises discretionary authority or control with respect to Plan Assets will be considered a fiduciary of the Plan under ERISA. Before investing in the Securities, a Plan fiduciary or other Plan investor should determine whether such investment and the holding of the Securities is permitted under the Plan document and the instruments governing the Plan and is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio.

        In addition, ERISA and the Code prohibit a wide range of transactions between Plans and persons who have certain specified relationships to those Plans. These persons are referred to as "parties in interest" under ERISA and "disqualified persons" under the Code and we refer to them collectively herein as "Parties in Interest." Parties in Interest that participate in a prohibited transaction and the fiduciaries that allow them may be subject to a penalty imposed under ERISA and/or an excise tax imposed pursuant to Section 4975 of the Code, unless a statutory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and
Section 4975 of the Code. Thus, a Plan fiduciary or other Plan investor considering an investment in the Securities should also consider whether such investment might constitute or give rise to a prohibited transaction under ERISA or the Code for which no statutory or administrative exemption (as discussed below) is available.

        The acquisition of Notes by a Plan could result in a prohibited transaction if the seller, any of the seller's affiliates, we or any of our affiliates is a Party in Interest with respect to the Plan at the time of the acquisition. The acquisition of shares of Common Stock by a Plan could result in a prohibited transaction if the seller or any of the seller's affiliates is a Party in Interest with respect to the Plan at the time of the acquisition. The holding of Notes by a Plan could result in a prohibited transaction if we or any of our affiliates is a Party in Interest with respect to the Plan during the time the Notes are held. The subsequent sale of the Securities by a Plan could result in a prohibited transaction if the purchaser or an affiliate is a Party in Interest with respect to the Plan.

        A transaction would be treated as exempt from some of the prohibited transaction rules of ERISA and the Code if the Securities were acquired, held or disposed of pursuant to and in accordance with one or more statutory or administrative exemptions. Among the administrative exemptions (each, a "Prohibited Transaction Class Exemption," or "PTCE") are PTCE 75-1 (an exemption for certain transactions involving employee benefit plans and registered broker dealers, such as the initial purchasers, reporting dealers and banks), PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts) and PTC 96-23 (an exemption for certain transactions determined by a qualified in-house asset manager). Certain of the exemptions, however, do not afford relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Section 4975(c)(1)(E)-(F) of the Code. In addition, there can be no assurance that any of these administrative exemptions will be available with respect to any particular transaction involving the Securities. Thus, a Plan fiduciary considering an investment in the Securities should consider whether the acquisition, the continued holding or the ultimate disposition of the Securities might constitute or give rise to a nonexempt prohibited transaction.

        Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions or the prohibited transactions provisions of ERISA or the Code, may nevertheless be subject to state, local or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Furthermore, any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code.

        Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Ins. Co. v. Harris Trust and Sav. Bank, 114 S. Ct. 517
(1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g. through the purchase of an annuity contract), and the insurance company may be treated as a fiduciary of and a Party in Interest with respect to a Plan by virtue of such investment. Any purchaser of the Securities that is an insurance company using the assets of an insurance company general account should consider the implications of Section 401(c) of ERISA, as interpreted by final regulations issued by the Department of Labor effective as of January 5, 2000, (the "General Account Regulations") that provide a safe harbor for certain insurance policies issued on or before December 31, 1998, to employee benefit plans that are supported by an insurer's general account. As a result of the General Account Regulations, effective as of July 5, 2001, assets of an insurance company's general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions.


        Due to the complexity of these rules and the penalties that may be imposed upon fiduciaries and Parties in Interest in non-exempt prohibited transactions, it is particularly important that a Plan fiduciary (and each fiduciary of a governmental or church plan subject to rules similar to those imposed on plans subject to ERISA) and other persons considering purchasing Securities on behalf of, or with Plan Assets of, any Plan consult their tax and/or legal advisers regarding the availability, if any, of exemptive relief from any potential prohibited transaction and other fiduciary issues and potential consequences related to the acquisition of Securities.

                             SELLING SECURITYHOLDERS

SERIES 1 NOTES


        We are registering a total of $14,000,000 Series 1 Notes and 8,191,329 shares of Common Stock issuable upon or in connection with the conversion of the Series 1 Notes on behalf of the selling securityholders named in the table below. The Series 1 Notes were issued on February 2, 2004 pursuant to an indenture between Penn Treaty and Wells Fargo Bank Minnesota, N.A., as trustee, in a private placement transaction. We undertook to register the Series 1 Notes and the Common Stock in the offering memorandum pursuant to which the Series 1 Notes were offered.


        We are registering all of the Series 1 Notes and the related shares of Common Stock covered by this prospectus on behalf of the selling securityholders. We are registering the Series 1 Notes and the related shares of Common Stock to permit the selling securityholders and their pledgees, donees, transferees or other successors-in-interest that receive Series 1 Notes or shares of Common Stock from the selling securityholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the Series 1 Notes or shares of Common Stock when they deem appropriate.


        The table below sets forth, as of May 6, 2005, information regarding the amount and percentage of 6 1/4% convertible subordinated notes due 2008 and Series 1 Notes and the number and percentage of shares of Common Stock that each selling securityholder beneficially owns. We have prepared the table based upon information furnished to us by or on behalf of the selling securityholders. Based on the information provided to us by the selling securityholders, none of the selling securityholders beneficially owns any Series 1 Notes or shares of Common Stock other than as listed below.


        The selling securityholders confirmed at the time they acquired the Series 1 Notes listed below that they were acquiring the Series 1 Notes for investment purposes only and not with a view toward resale, and acknowledged the existence of restrictions on resale applicable to the Series 1 Notes and the related shares of Common Stock. The offering relates only to the sale of Series 1 Notes or related shares of Common Stock held or to be held by the selling securityholders named in the table below. Since the date on which the selling securityholders provided us with the information below, they may have sold, transferred or otherwise disposed of some or all of their Series 1 Notes or shares of Common Stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").


                                                                           PERCENT
                                          PRINCIPAL        PRINCIPAL      OF 6 1/4%                                     PERCENT OF
                                       AMOUNT OF 6 1/4%    AMOUNT OF     CONVERTIBLE      SHARES OF                       COMMON
                                         CONVERTIBLE        SERIES 1     SUBORDINATED    COMMON STOCK     SHARES OF       STOCK
                                         SUBORDINATED     NOTES OWNED     NOTES DUE      BENEFICIALLY      COMMON     BENEFICIALLY
                                        NOTES DUE 2008    PRIOR TO THE    2008 OWNED        OWNED           STOCK      OWNED AFTER
                                        OWNED PRIOR TO    OFFERING AND    AFTER THE      PRIOR TO THE      OFFERED         THE
                                         THE OFFERING    OFFERED HEREBY  OFFERING(1)     OFFERING(2)      HEREBY(3)    OFFERING(1)
                                         ------------    --------------  -----------     -----------      ---------    -----------
Broadfield Capital LP................    $    400,000    $      300,000         *            434,037(4)     175,527          *
East Hudson Inc......................         100,000           100,000         -             58,508         58,508          -
Elkhorn Partners, LP.................       6,415,000           600,000       7.5%         4,940,783(5)     351,056        8.8%
JMG Capital Partners LP..............       1,500,000           500,000       1.3%           877,641        292,547        1.2%
JMG Triton Offshore Fund, Ltd........       1,500,000           500,000       1.3%           877,641        292,547        1.2%
LC Capital Master Fund, Ltd..........      11,094,000         4,000,000       9.2%         6,515,742(6)   2,340,379        7.9%
Libertyview Funds LP.................         660,000           210,000         *            386,161        122,869          *
Libertyview Special Opportunities
  Fund LP............................       1,540,000           490,000       1.4%           901,046        286,696        1.2%
Pandora Select Partners LP...........       3,220,000           500,000       3.5%         1,866,022(7)     292,547        3.2%
Perseus Capital Appreciation
  Fund LP............................       3,000,000         3,000,000         -          1,755,284      1,755,284          -
The Conus Fund LP....................         676,000           676,000         -            395,523        395,523          -
The Conus Fund Offshore LTD..........         119,000           119,000         -             69,626         69,626          -
The Conus Fund QP LP.................         105,000           105,000         -             61,434         61,434          -
Whitebox Convertible Arbitrage
  Partners, LP.......................       5,400,000         1,300,000       5.3%         3,159,512        760,623        4.7%
Whitebox Diversified Convertible
Arbitrage Partners LP................         800,000           100,000         *            468,075         58,508          *
Whitebox Hedged High Yield
  Partners LP........................       5,400,000         1,500,000       5.0%         3,159,512        877,641        4.5%
                                         ------------    --------------  -----------                                   -----------
          TOTAL......................    $ 41,929,000    $   14,000,000      36.1%        25,946,562(8)   8,191,329       27.3%

*       Less than 1%.
(1) Percentage ownership is based on $77,334,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes dues 2008 and 48,643,824 shares of Common Stock outstanding on May 6, 2005 and assumes all Series 1 Notes or shares of Common Stock issuable upon or in connection with conversion of Series 1 Notes that may be offered hereunder are sold. Shares of Common Stock issuable upon or in connection with conversion of a holder's Series 1 Notes are deemed outstanding in computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
(2) Assumes conversion of all of the holder's 6 1/4% Convertible Subordinated Notes due 2008 at a conversion price of $1.75 per share of common stock on May 6, 2005, and includes, for each holder, shares of common stock representing the maximum additional shares of common stock that could have been issued, at the option of Penn Treaty, as payment of discounted interest if such holder's 6 1/4% Convertible Subordinated Notes due 2008 were converted on May 6, 2005. The number of shares issuable as payment of discounted interest will vary based on Penn Treaty's stock price and the number of days remaining until October 15, 2005.
(3) Includes shares of common stock issuable upon or in connection with conversion of Series 1 Notes only.
(4)     Includes 200,000 outstanding shares of Common Stock.
(5)     Includes 1,187,400 outstanding shares of Common Stock.
(6)     Includes 24,700 outstanding shares of Common Stock.
(7)     Includes 2,017 outstanding shares of Common Stock.
(8)     Includes 1,414,117 outstanding shares of Common Stock.

SERIES 2 NOTES

        We are registering a total of $2,000,000 Series 2 Notes and 1,170,189 shares of Common Stock issuable upon or in connection with the conversion of the Series 2 Notes on behalf of the selling securityholders named in the table below. The Series 2 Notes were issued on February 19, 2004 pursuant to an indenture between Penn Treaty and Wells Fargo Bank Minnesota, N.A., as trustee, in a private placement transaction. We undertook to register the Series 2 Notes and the Common Stock in the offering circular pursuant to which the Series 2 Notes were offered.

        We are registering all of the Series 2 Notes and the related shares of Common Stock covered by this prospectus on behalf of the selling securityholders. We are registering the Series 2 Notes and the related shares of Common Stock to permit the selling securityholders and their pledgees, donees, transferees or other successors-in-interest that receive Series 2 Notes or shares of Common Stock from the selling securityholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the Series 2 Notes or shares of Common Stock when they deem appropriate.


        The table below sets forth, as of May 6, 2005, information regarding the amount and percentage of 6 1/4% convertible subordinated notes due 2008 and Series 2 Notes and the number and percentage of shares of Common Stock that each selling securityholder beneficially owns. We have prepared the table based upon information furnished to us by or on behalf of the selling securityholders. Based on the information provided to us by the selling securityholders, none of the selling securityholders beneficially owns any Series 2 Notes other than as listed below.


        The selling securityholders confirmed at the time they acquired the Series 2 Notes listed below that they were acquiring the Series 2 Notes for investment purposes only and not with a view toward resale, and acknowledged the existence of restrictions on resale applicable to the Series 2 Notes and the related shares of Common Stock. The offering relates only to the sale of Series 2 Notes or related shares of Common Stock held or to be held by the selling securityholders named in the following table. Since the date on which the selling securityholders provided us with the information below, they may have sold, transferred or otherwise disposed of some or all of their Series 2 Notes or shares of Common Stock in transactions exempt from the registration requirements of the Securities Act.


                                                                               PERCENT      SHARES OF
                                           PRINCIPAL        PRINCIPAL         OF 6 1/4%     COMMON                      PERCENT OF
                                           AMOUNT OF        AMOUNT OF      CONVERTIBLE      STOCK                         COMMON
                                       6 1/4% CONVERTIBLE   SERIES 2      SUBORDINATED   BENEFICIALLY                     STOCK
                                          SUBORDINATED     NOTES OWNED      NOTES DUE        OWNED        SHARES OF    BENEFICIALLY
                                         NOTES DUE 2008    PRIOR TO THE     2008 OWNED      PRIOR TO    COMMON STOCK      OWNED
                                         OWNED PRIOR TO    OFFERING AND     AFTER THE         THE          OFFERED      AFTER THE
                                          THE OFFERING    OFFERED HEREBY   OFFERING (1)   OFFERING (2)    HEREBY(3)    OFFERING(1)
                                          ------------    --------------   ------------   ------------    ---------    -----------
Riggs Qualified Partners..............     $1,000,000       $1,000,000            -           585,094       585,094           -
Whitebox Convertible Arbitrage
  Partners LP.........................      5,400,000          900,000          5.8%        3,159,512       526,584         5.1%
Whitebox Diversified Convertible
Arbitrage Partners, LP................        800,000          100,000            *           468,075        58,508           *
                                          ------------    --------------   ------------
          TOTAL.......................      7,200,000       $2,000,000          6.7%        4,212,682     1,170,189         5.9%

*       Less than 1%.
(1) Percentage ownership is based on $77,334,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 and 48,643,824 shares of Common Stock outstanding on May 6, 2005 and assumes all Series 2 Notes or shares of common stock issuable upon or in connection with conversion of Series 2 Notes that may be offered hereunder are sold. Shares of Common Stock issuable upon or in connection with conversion of a holder's Series 2 Notes are deemed outstanding in computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
(2) Assumes conversion of all of the holder's 6 1/4% Convertible Subordinated Notes due 2008 at a conversion price of $1.75 per share of common stock on May 6, 2005, and includes, for each holder, shares of common stock representing the maximum additional shares of common stock that could have been issued, at the option of Penn Treaty, as payment of discounted interest if such holder's 6 1/4% Convertible Subordinated Notes due 2008 were converted on May 6, 2005. The number of shares issuable as payment of discounted interest will vary based on Penn Treaty's stock price and the number of days remaining until October 15, 2005.
(3) Includes shares of common stock issuable upon or in connection with conversion of Series 2 Notes only.

SERIES 3 NOTES

        We are registering a total of $10,000,000 Series 3 Notes and 5,850,948 shares of Common Stock issuable upon or in connection with the conversion of the Series 3 Notes on behalf of the selling securityholders named in the table below. The Series 3 Notes were issued on November 24, 2004 pursuant to an indenture between Penn Treaty and Wells Fargo Bank, National Association, as trustee, in a private placement transaction. We undertook to register the Series 3 Notes and the Common Stock in the offering memorandum pursuant to which the Series 3 Notes were offered.

        We are registering all of the Series 3 Notes and the related shares of Common Stock covered by this prospectus on behalf of the selling securityholders. We are registering the Series 3 Notes and the related shares of Common Stock to permit the selling securityholders and their pledgees, donees, transferees or other successors-in-interest that receive Series 3 Notes or shares of Common Stock from the selling securityholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the Series 3 Notes or shares of Common Stock when they deem appropriate.

        The table below sets forth, as of May 6, 2005, information regarding the amount and percentage of 6 1/4% convertible subordinated notes due 2008 and Series 3 Notes and the number and percentage of shares of Common Stock that each selling securityholder beneficially owns. We have prepared the table based upon information furnished to us by or on behalf of the selling securityholders. Based on the information provided to us by the selling securityholders, none of the selling securityholders beneficially owns any Series 3 Notes or shares of Common Stock other than as listed below.

        The selling securityholders confirmed at the time they acquired the Series 3 Notes listed below that they were acquiring the Series 3 Notes for investment purposes only and not with a view toward resale, and acknowledged the existence of restrictions on resale applicable to the Series 3 Notes and the related shares of Common Stock. The offering relates only to the sale of Series 3 Notes or related shares of Common Stock held or to be held by the selling securityholders named in the table below. Since the date on which the selling securityholders provided us with the information below, they may have sold, transferred or otherwise disposed of some or all of their Series 3 Notes or shares of Common Stock in transactions exempt from the registration requirements of the Securities Act.


                                                                              PERCENT
                                          PRINCIPAL        PRINCIPAL       OF 6 1/4%                                   PERCENT OF
                                       AMOUNT OF 6 1/4%    AMOUNT OF     CONVERTIBLE      SHARES OF                       COMMON
                                         CONVERTIBLE        SERIES 3     SUBORDINATED    COMMON STOCK     SHARES OF       STOCK
                                         SUBORDINATED     NOTES OWNED     NOTES DUE      BENEFICIALLY       COMMON     BENEFICIALLY
                                        NOTES DUE 2008    PRIOR TO THE    2008 OWNED        OWNED           STOCK      OWNED AFTER
                                        OWNED PRIOR TO    OFFERING AND    AFTER THE      PRIOR TO THE      OFFERED         THE
                                         THE OFFERING    OFFERED HEREBY  OFFERING(1)     OFFERING(2)      HEREBY(3)    OFFERING(1)
                                         ------------    --------------  -----------     -----------      ---------    -----------
AK Steel Master Pension Trust.........   $  2,500,000    $    2,500,000         -          1,462,736      1,462,736          -
Arthur E. Byrnes......................        150,000           150,000         -             87,763         87,763          -
Citigroup Global Markets Inc..........        500,000           500,000         -            292,547        292,547          -
Elkhorn Partners LP...................      6,415,000         2,350,000       5.3%         4,940,783(4)   1,374,973        7.0%
JMG Capital Partners LP...............      1,500,000         1,000,000         *            877,641        585,094          *
JMG Triton Offshore Fund Ltd..........      1,500,000         1,000,000         *            877,641        585,094          *
Libertyview Funds LP..................        660,000           450,000         *            386,161        263,291          *
Libertyview Special Opportunities
  Fund LP.............................      1,540,000         1,050,000         *            901,046        614,349          *
Pandora Select Partners LP............      3,220,000           100,000       4.0%         1,886,022(5)      58,508        3.6%
Whitebox Convertible Arbitrage
  Partners, LP........................      5,400,000           400,000       6.5%         3,159,152        234,037        5.7%
Whitebox Hedged High Yield Partners
  LP..................................      5,400,000           400,000       6.5%         3,159,152        234,037        5.7%
Whitebox Intermarket Partners  LP.....      1,400,000           100,000       1.7%           819,132         58,508        1.5%
                                         ------------    --------------  -----------
          TOTAL.......................   $ 30,185,000    $   10,000,000      26.1%        18,850,507(6)   5,850,948       21.5%

*       Less than 1%.
(1) Percentage ownership is based on $77,334,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes dues 2008 and 48,643,824 shares of Common Stock outstanding on May 6, 2005 and assumes all Series 3 Notes or shares of Common Stock issuable upon or in connection with conversion of Series 3 Notes that may be offered hereunder are sold. Shares of Common Stock issuable upon or in connection with conversion of a holder's Series 3 Notes are deemed outstanding in computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
(2) Assumes conversion of all of the holder's 6 1/4% Convertible Subordinated Notes due 2008 at a conversion price of $1.75 per share of common stock on May 6, 2005, and includes, for each holder, shares of common stock representing the maximum additional shares of common stock that could have been issued, at the option of Penn Treaty, as payment of discounted interest if such holder's 6 1/4% Convertible Subordinated Notes due 2008 were converted on May 6, 2005. The number of shares issuable as payment of discounted interest will vary based on Penn Treaty's stock price and the number of days remaining until October 15, 2005.
(3) Includes shares of common stock issuable upon or in connection with conversion of Series 3 Notes only.
(4)     Includes 1,187,400 outstanding shares of Common Stock.
(5)     Includes 2,017 outstanding shares of Common Stock.
(6)     Includes 1,189,417 outstanding shares of Common Stock.


COMMON STOCK


        We are registering a total of 100,000 shares of Common Stock on behalf of the selling securityholders named in the table below. The shares of Common Stock were issued on May 8, 2003 and May 28, 2004 in private placement transactions.

        We are registering the shares of Common Stock to permit the selling securityholders and their pledgees, donees, transferees or other successors-in-interest that receive Common Stock from the selling securityholders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the Common Stock when they deem appropriate.

        The table below sets forth, as of May 6, 2005, the number and percentage of shares of Common Stock that each selling securityholder beneficially owns. We have prepared the table based upon information furnished to us by or on behalf of the selling securityholders. Based on the information provided to us by the selling securityholders, none of the selling securityholders beneficially owns any Common Stock other than as listed below.

        The selling securityholders confirmed at the time they acquired the shares of Common Stock listed below that they were acquiring the shares of Common Stock for investment purposes only and not with a view toward resale, and acknowledged the existence of restrictions on resale applicable to these shares of Common Stock. The offering relates only to the sale of shares of Common Stock held by the selling securityholders named in the table below. Since the date on which the selling securityholders provided us with the information below, they may have sold, transferred or otherwise disposed of some or all of their shares of Common Stock in transactions exempt from the registration requirements of the Securities Act.

                                                                               SHARES OWNED AFTER
                                        NUMBER OF            NUMBER OF          THE OFFERING (1)
                                    SHARES OWNED PRIOR     SHARES BEING         ----------------
           NAME                      TO THE OFFERING         OFFERED         NUMBER         PERCENT
           ----                      ---------------         -------         ------         -------
Robert Fisk.............                  84,600              84,600            0              -
Kevin Hamilton..........                   6,700               6,700            0              -
Sean McDermott..........                   6,700               6,700            0              -
Bernadette Pucillo......                   2,000               2,000            0              -
                                        --------             -------      -------------    ----------
       TOTAL............                 100,000             100,000            0              -

*       Less than 1%.
(1) Assumes all the shares of Common Stock that may be offered hereunder are sold.

        The selling securityholders are affiliated with Philadelphia Brokerage Corporation. Philadelphia Brokerage Corporation acted as a placement agent in the private placement we completed in March 2002, the public offering we completed in March 2003 and the private placements we completed in February 2004 and November 2004 and received commissions for its services. In addition, we have retained Philadelphia Brokerage Corporation to provide us with certain professional services. As compensation for such services, Philadelphia Brokerage Corporation receives $5,000 a month and has received 300,000 shares of our common stock, 100,000 of which are covered by this prospectus.


        The information regarding the selling securityholders may change from time to time. If required, we will set forth these changes in one or more prospectus supplements.

                              PLAN OF DISTRIBUTION


        We are registering the Securities on behalf of the selling securityholders. As used herein, "selling securityholders" includes donees, pledgees, transferees or other successors-in-interest selling Securities received after the date of this prospectus from a named selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the Securities offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Securities will be borne by the selling securityholders. Sales of Securities may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions, through short sales or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Securities by the selling securityholders. Any such arrangements with broker-dealers entered into subsequent to the effective date of the registration statement of which this prospectus is a part will be disclosed in a supplement to this prospectus.

        The selling securityholders may effect such transactions by selling Securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling securityholders and any broker-dealers that act in connection with the sale of Securities might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.


        Because selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

        Selling securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.


        Upon our being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the amount of Notes or the number of shares of Common Stock involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                  LEGAL MATTERS


        Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania will pass upon the validity of the Securities.


                                     EXPERTS


        The financial statements included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of such site is:
HTTP://WWW.SEC.GOV. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information may also be obtained from us as described below.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the address and telephone number below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in these filings.

                        Penn Treaty American Corporation
                           Attention: Mark D. Cloutier
                Senior Vice President and Chief Financial Officer
                               3440 Lehigh Street
                               Allentown, PA 18103
                                 (610) 965-2222

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Pages
                                                                           -----

Report of Independent Registered Public Accounting Firm                      F-2

Financial Statements:
     Consolidated Balance Sheets as of December 31,
        2004 and 2003                                                        F-3

      Consolidated Statements of Income and Comprehensive Income
        for the Years Ended December 31, 2004, 2003 and 2002                 F-4

     Consolidated Statements of Shareholders' Equity
        for the Years Ended December 31, 2004,
        2003 and 2002                                                        F-5

     Consolidated Statements of Cash Flows for the
        Years Ended December 31, 2004, 2003 and 2002                         F-6

     Notes to Consolidated Financial Statements                              F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Penn Treaty American Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of shareholders' equity and of cash flows after the restatement described in Note 2, present fairly, in all material respects, the financial position of Penn Treaty American Corporation and Subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

April 29, 2005
Cleveland, Ohio


                                    PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES
                                               Consolidated Balance Sheets
                                  (amounts in thousands, except per share information)


                                                                                                            December 31,
                                                                                        December 31,            2003
                                                                                           2004             Restated (1)
                                                                                        -----------         -----------
                                                         ASSETS

Investments:
Bonds, available for sale at market (cost of $58,945 and $42,933 respectively(2)        $    59,171         $    43,853
Policy loans                                                                                    338                 288
                                                                                        -----------         -----------
Total investments                                                                            59,509              44,141
Cash and cash equivalents (2)                                                                15,296              12,808
Property and equipment, at cost, less accumulated depreciation of
  $10,727 and $9,635 respectively                                                            16,925              16,149
Unamortized deferred policy acquisition costs                                               149,180             160,758
Receivables from agents, less allowance for
  uncollectible amounts of $474 and $404 respectively                                         1,007               1,407
Accrued investment income                                                                       888                 604
Goodwill                                                                                      6,985              20,360
Receivable from reinsurers                                                                   23,418              23,934
Corporate owned life insurance                                                               51,228              53,220
Notional experience account due from reinsurer                                              901,368             784,778
Other assets                                                                                 18,873              27,335
                                                                                        -----------         -----------
    Total assets                                                                        $ 1,244,677         $ 1,145,494
                                                                                        ===========         ===========

                                                       LIABILITIES

Policy reserves:
  Accident and health                                                                   $   568,928         $   518,600
  Life                                                                                       12,947              12,871
Claim reserves                                                                              324,138             340,981
Accounts payable and other liabilities                                                       24,590              21,747
Federal income tax payable                                                                      545                 -
Preferred interest on early conversion                                                        1,403               3,018
Long-term debt, less discount of $1,426 and $1,625, respectively                             85,167              88,467
Deferred income taxes                                                                        29,589              15,731
                                                                                        -----------         -----------
    Total liabilities                                                                     1,047,307           1,001,415
                                                                                        -----------         -----------
Commitments and contingencies  (Note 14)                                                        -                   -

                                                  SHAREHOLDERS' EQUITY

Preferred stock, par value $1.00; 5,000 shares authorized, none
   outstanding                                                                                  -                   -
Common stock, par value $.10; 150,000 and 40,000 shares authorized,
   respectively; 44,091 and 25,645 shares issued, respectively                                4,409               2,565
Additional paid-in capital                                                                  137,288             105,926
Accumulated other comprehensive income                                                          147                 598
Retained earnings                                                                            62,231              41,695
                                                                                        -----------         -----------
                                                                                            204,075             150,784
Less 915 common shares held in treasury, at cost                                             (6,705)             (6,705)
                                                                                        -----------         -----------
    Total shareholders' equity                                                              197,370             144,079
                                                                                        -----------         -----------
    Total liabilities and shareholders' equity                                          $ 1,244,677         $ 1,145,494
                                                                                        ===========         ===========

(1) Restated to reflect impact of previously unreserved policy riders. See Note 2 - "Restatement"

(2) Cash and investments of $31,497 and $28,490, are restricted as to use as of December 31, 2004 and 2003, respectively.

          See accompanying notes to consolidated financial statements.


                                  PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES
                             Consolidated Statements of Income and Comprehensive Income
                                for the Years Ended December 31, 2004, 2003 and 2002
                                (amounts in thousands, except per share information)


                                                                                         2003              2002
                                                                        2004          Restated (1)      Restated (1)
                                                                     ---------        ------------      ------------
 Revenues:
   Premium revenue                                                   $ 319,885         $ 321,946         $ 333,643
   Net investment income                                                46,839            43,273            40,107
   Net realized capital gain                                               167               237            15,663
   Market gain (loss) on notional experience account                    39,749            (9,494)           56,555
   Change in preferred interest on early conversion liability            2,237              (981)              -
   Other income                                                          5,864             9,082            11,585
                                                                     ---------         ---------         ---------
                                                                       414,741           364,063           457,553
                                                                     ---------         ---------         ---------
 Benefits and expenses:
   Benefits to policyholders                                           232,698           247,822           374,085
   Commissions                                                          39,115            40,800            45,741
   Net policy acquisition costs amortized                               11,578            10,243             7,515
   Impairment of unamortized policy acquisition costs                      -                 -               1,100
   General and administrative expense                                   52,970            59,110            46,472
   Impairment of goodwill                                               13,376               -                 -
   Litigation accrual expense                                            4,150               -                 -
   Expense and risk charges on reinsurance                              11,230            11,073            14,308
   Excise tax expense                                                    2,969             3,065             2,919
   Interest expense                                                     10,443             8,112             5,733
                                                                     ---------         ---------         ---------
                                                                       378,529           380,225           497,873
                                                                     ---------         ---------         ---------

  Income (loss) before federal income taxes                             36,212           (16,162)          (40,320)
  Federal income tax (provision) benefit                               (15,676)            2,992            13,728
                                                                     ---------         ---------         ---------
  Net income (loss) before cumulative effect of
     change in accounting principle                                     20,536           (13,170)          (26,592)
  Cumulative effect of change in accounting principle                      -                 -              (5,151)
                                                                     ---------         ---------         ---------
  Net income (loss)                                                  $  20,536         $ (13,170)        $ (31,743)
                                                                     =========         =========         =========
  Other comprehensive income (loss):
     Unrealized holding (loss) gain arising during period                 (527)             (522)            1,310
     Income tax (benefit) provision from unrealized holdings               185               184              (465)
     Reclassification of gains included in net income                     (167)             (237)          (15,663)
     Income tax provision from reclassification                             58                83             5,325
                                                                     ---------         ---------         ---------
     Comprehensive income (loss)                                     $  20,085         $ (13,662)        $ (41,236)
                                                                     =========         =========         =========
  Basic earnings per share from net income (loss) before
     cumulative effect of change in accounting principle             $    0.54         $   (0.63)        $   (1.38)
                                                                     =========         =========         =========
  Basic earnings per share from net income (loss)                    $    0.54         $   (0.63)        $   (1.65)
                                                                     =========         =========         =========
  Diluted earnings per share from net income (loss) before
     cumulative effect of change in accounting principle             $    0.30         $   (0.63)        $   (1.38)
                                                                     =========         =========         =========
  Diluted earnings per share from net income (loss)                  $    0.30         $   (0.63)        $   (1.65)
                                                                     =========         =========         =========

 Weighted average number of shares outstanding                          37,720            20,970            19,240
 Weighted average number of shares and share equivalents                86,306            20,970            19,240

(1)  Restated to reflect impact of previously unreserved policy riders. See
     Note 2 - "Restatement"

          See accompanying notes to consolidated financial statements.


                                          PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES
                                 Consolidated Statements of Shareholders' Equity for the Years Ended
                                       December 31, 2004, 2003 and 2002 (amounts in thousands)


                                                                                 Accumulated
                                                Common Stock        Additional      Other                                  Total
                                            ---------------------     Paid-In   Comprehensive  Retained     Treasury   Shareholders'
                                             SHARES       AMOUNT      CAPITAL   INCOME (LOSS)  EARNINGS       STOCK        EQUITY
                                            ---------   ---------    ---------  -------------  ---------    ---------    ---------
Previously reported balance,
  December 31, 2001                            19,750   $   1,975   $   94,802    $  10,583    $  92,141    $  (6,705)   $ 192,796
Restatement                                       -           -           -            -          (5,533)        -          (5,533)
                                            ---------   ---------    ---------    ---------    ---------    ---------    ---------
Restated balance at December 31, 2001 (1)      19,750       1,975       94,802       10,583       86,608       (6,705)     187,263
Net loss                                          -           -           -            -         (31,743)        -         (31,743)
Change in unrealized gain (loss)                  -           -           -          (9,493)        -            -          (9,493)
Option-based compensation                         -           -           (430)        -            -            -            (430)
Private placement proceeds                        510          51        2,301         -            -            -           2,352
Shares issued to financial advisor                 80           8          385         -            -            -             393
                                            ---------   ---------    ---------    ---------    ---------    ---------    ---------
Balance, December 31, 2002, restated (1)       20,340       2,034       97,058        1,090       54,865       (6,705)     148,342

Net loss                                          -           -           -            -         (13,170)        -         (13,170)
Change in unrealized gain (loss)                  -           -           -            (492)        -            -            (492)
Shares issued to financial advisor                120          13          196         -            -            -             209
Shares issued for conversion and interest       5,185         518        8,672         -            -            -           9,190
                                            ---------   ---------    ---------    ---------    ---------    ---------    ---------
Balance, December 31, 2003, restated (1)       25,645       2,565      105,926          598       41,695       (6,705)     144,079
                                            ---------   ---------    ---------    ---------    ---------    ---------    ---------

Net income                                        -           -           -            -          20,536         -          20,536
Change in unrealized gain (loss)                  -           -           -            (451)        -            -            (451)
Shares issued to financial advisor                100          10          203         -            -            -             213
Interest expense for debt issued with
  beneficial conversion feature                   -           -            686         -            -            -             686
Shares issued for conversion and interest      18,346       1,834       30,473         -            -            -          32,307
                                            ---------   ---------    ---------    ---------    ---------    ---------    ---------
Balance, December 31, 2004                     44,091   $   4,409    $ 137,288    $     147    $  62,231    $  (6,705)   $ 197,370
                                            =========   =========    =========    =========    =========    =========    =========

(1) Restated to reflect impact of previously unreserved policy riders. See Note 2 - "Restatement"

          See accompanying notes to consolidated financial statements.

    PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES

                                  Consolidated Statements of Cash Flows
                           for the Years Ended December 31,2004, 2003 and 2002
                                          (amounts in thousands)


                                                                                  2003          2002
                                                                      2004     Restated (1) Restated (1)
                                                                   ---------   ------------ ------------
Net cash flow from operating activities:
  Net  income (loss)                                               $  20,536    $ (13,170)   $ (31,743)
  Adjustments to reconcile net income (loss) to cash
    provided by operations:
    Depreciation and amortization expense                              6,461        5,540        3,476
    Cumulative effect of change in accounting principle                  -            -          5,151
    Change in preferred interest on early conversion liability        (2,237)         981          -
    Impairment of long-lived assets                                      -           (522)         -
    Net realized capital gains                                          (167)        (237)     (15,663)
    Investment credit on corporate owned life insurance                 (321)      (2,036)      (3,295)
    Impairment of goodwill                                            13,376          -            -
    Equity issued for interest expense from long-term debt
      conversions                                                      2,809        1,069          -
  Increase (decrease) due to change in:
    Policy acquisition costs, net                                     11,578       10,243        8,615
    Receivables from agents                                              330          (38)         536
    Federal income taxes payable                                         545          -          4,406
    Accrued investment income                                           (284)        (190)       7,493
    Receivable from reinsurers                                           122        3,123         (624)
    Notional experience account due from reinsurer                   (73,236)     (17,686)     (85,955)
    Policy reserves                                                   50,797       43,598       82,912
    Claim reserves                                                   (16,843)      11,037      115,478
    Accounts payable and other liabilities                             2,843        2,888        3,670
    Deferred income taxes                                             14,101       (3,427)     (11,180)
    Other, net                                                          (334)      (1,103)      (3,735)
                                                                   ---------    ---------    ---------
      Cash provided by operations                                     30,076       40,070       79,542
                                                                   ---------    ---------    ---------
Cash flow from investing activities:
  Proceeds from sales of bonds                                        34,177       38,987      475,473
  Proceeds from sales of equity securities                               -            -          9,547
  Maturities of investments                                              960        4,277        3,892
  Purchases of bonds                                                 (51,469)     (59,817)     (27,621)
  Purchases of equity securities                                         -            -            (20)
  Change in policy loans                                                 (50)         (50)         (57)
  Death benefits received from corporate owned life insurance          8,564          -            -
  Deposits to notional experience account due from reinsurer         (43,354)     (58,110)    (623,027)
   Disposal of property and equipment                                    308          -            -
  Acquisition of property and equipment                               (2,724)      (3,726)      (2,530)
                                                                   ---------    ---------    ---------
      Cash used in investing                                         (53,588)     (78,439)    (164,343)
                                                                   ---------    ---------    ---------
Cash flow from financing activities:
  Net proceeds from stock offering                                       -            -          2,352
  Issuance of long-term debt                                          26,000       32,421          -
  Repayments of long-term debt                                           -        (10,450)      (2,945)
                                                                   ---------    ---------    ---------
      Cash provided by (used in) financing                            26,000       21,971         (593)
                                                                   ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents                       2,488      (16,398)     (85,394)
Cash balances:
  Beginning of period                                                 12,808       29,206      114,600
                                                                   ---------    ---------    ---------
  End of period                                                    $  15,296    $  12,808    $  29,206
                                                                   =========    =========    =========

Non-cash transactions:
    Equity issued for long-term debt conversions                   $  29,499    $   8,122        $ -
    Equity issued for financial advisor fees                             213          209          393
    Exchange of long-term debt                                           -          3,450       63,343

Supplemental disclosures of cash flow information:
   Cash paid during the year for interest                          $   5,393    $   5,751    $   5,365
   Cash (paid) received during the year for federal income taxes      (1,055)         431       (6,950)

(1) Restated to reflect impact of previously unreserved policy riders. See Note 2 - "Restatement" Total cash provided by operations, cash used in investing and cash provided by or used in financing were not impacted by the restatement.

          See accompanying notes to consolidated financial statements.

                PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

              (amounts in thousands, except per share information)

1.      BASIS OF PRESENTATION AND NATURE OF OPERATIONS:

        BASIS OF PRESENTATION:

The accompanying consolidated financial statements of Penn Treaty American Corporation and its Subsidiaries (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include Penn Treaty Network America Insurance Company ("PTNA"), American Network Insurance Company ("ANIC"), American Independent Network Insurance Company of New York ("AIN"), Penn Treaty (Bermuda), Ltd. ("PTB"), United Insurance Group Agency, Inc. ("UIG"), Network Insurance Senior Health Division ("NISHD") and Senior Financial Consultants Company ("SFCC"). PTB was liquidated with no material impact on the financial statements during the year ended December 31, 2003. Intercompany transactions and balances have been eliminated in consolidation.

        USE OF ESTIMATES:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates. The Company's principal estimates include:

        o       Policy reserves
        o       Claim reserves
        o       Unamortized deferred policy acquisition costs
        o       Valuation of goodwill
        o       The value of preferred interest on early conversion liability
        o       The value of our notional experience account
        o       The valuation allowance for deferred income taxes
        o       Commitments and contingencies

        NATURE OF OPERATIONS:

The Company currently sells accident and health insurance through its wholly owned subsidiaries. The Company's principal lines of business are long-term care products including facility care and home health care products. The Company distributes its products principally through independent agents, independent field marketing organizations and agents employed by UIG. The Company operates its home office in Allentown, Pennsylvania, with subsidiary agency offices throughout the country, whose principal functions include marketing new business.

The Company is licensed in all states and receives renewal premiums from policyholders, but is currently restricted from issuing new policies in 9 states. The Company is approved for sales in Florida, California and Pennsylvania (subject to Corrective Action Plans), which accounted for approximately 16%, 15% and 12%, respectively, of the Company's direct premium revenue for the year ended December 31, 2004. No other state's sales accounted for more than 10% of the Company's direct premium revenue for the year ended December 31, 2004.

2.      RESTATEMENT:

In March 2005, in conjunction with the preparation of the financial statements for the year ended December 31, 2004, management concluded that certain policy riders were not properly reserved for in prior years. The policy riders are options chosen by the policyholders and the previously unreserved policy riders include inflation, restoration of benefit and return of premium benefit. A significant majority of these policy riders were inflation riders. The premiums associated with the policies were properly billed and any claims incurred on these policies were properly paid. However, the policy riders were not properly identified in the data utilized to calculate policy reserves. As a result of this conclusion, the Company has restated its previously issued financial statements for the years ended December 31, 2003 and 2002 to reflect the inclusion of the policy riders.

The total cumulative impact of the restatement that affected shareholders' equity as of December 31, 2003 was a decrease in shareholders' equity of $6,655, which includes a decrease in beginning shareholders' equity as of January 1, 2002 of $5,533. The overall financial decrease on shareholders' equity of the restatement as of each year end was as follows:

        December 31, 2001 (1)          $ (5,533)
        December 31, 2002 (2)            (1,305)
        December 31, 2003 (2)               183

        (1) The adjustment as of December 31, 2001 represents an opening retained earnings adjustment on January 1, 2002.

        (2) The adjustment represents the retained earning impact of the restatement to net income in the respective period.


The consolidated financial statements for the years ended December 31, 2003 and 2002, reflect the effects of the restatement on (i) net policy acquisition costs amortized and its effects on unamortized deferred policy acquisition costs, (ii) benefits to policyholders expense and its effects on policy reserves, (iii) the Federal income tax benefit and its effects of deferred income taxes and (iv) basic and diluted earnings per share. A summary of the effects of the restatement on reported amounts for the years ended December 31, 2003 and 2002 is presented below.


                                                                          CONSOLIDATED BALANCE SHEETS
                                               ----------------------------------------------------------------------------------
                                                        DECEMBER 31, 2003                             DECEMBER 31, 2002
                                               -------------------------------------        -------------------------------------
                                               As Previously                   As           As Previously                   As
                                                 Reported     Adjustment    Restated          Reported     Adjustment    Restated
                                               -------------  ----------    --------        -------------  ----------    --------
Unamortized deferred policy acquisition costs  $    160,740   $      18    $ 160,758        $    171,357   $    (357)   $ 171,000
Policy reserves (accident and health)              (508,344)    (10,256)    (518,600)           (464,318)    (10,163)    (474,481)
Deferred income tax liability                       (19,314)      3,583      (15,731)            (23,101)      3,682      (19,419)
Total shareholders' equity                          150,734      (6,655)     144,079             155,180      (6,838)     148,342


                                                 CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE YEARS ENDED
                                               ----------------------------------------------------------------------------------
                                                        DECEMBER 31, 2003                             DECEMBER 31, 2002
                                               -------------------------------------        -------------------------------------
                                               As Previously                   As           As Previously                   As
                                                 Reported     Adjustment    Restated          Reported     Adjustment    Restated
                                               -------------  ----------    --------        -------------  ----------    --------
Benefits to policyholders                      $   (247,730)  $     (92)   $(247,822)       $   (371,998)  $  (2,087)   $(374,085)
Net policy acquisition costs amortized              (10,617)        374      (10,243)             (7,595)         80       (7,515)
Federal income tax benefit                            3,091         (99)       2,992              13,026         702       13,728
Net loss                                            (13,353)        183      (13,170)            (30,438)     (1,305)     (31,743)
Basic earnings per share from net loss         $      (0.64)  $    0.01    $   (0.63)       $      (1.58)  $   (0.07)   $   (1.65)
Diluted earnings per share from net loss       $      (0.64)  $    0.01    $   (0.63)       $      (1.58)  $   (0.07)   $   (1.65)


The restatement did not have any impact on total cash flows from operations, investing or financing activities.

3.      SUMMARY OF SIGNIFICANT AND NEW ACCOUNTING POLICIES:

        INVESTMENTS:

The Company categorizes its investment securities as available for sale since they may be sold in response to changes in interest rates, prepayments and similar factors. Investments in this classification are reported at the current market value with net unrealized gains or losses, net of the applicable deferred income tax effect, as components of other comprehensive income.

Realized investment gains and losses, including provisions for market declines considered to be other than temporary, are included in income. Gains and losses on sales of investment securities are computed on the specific identification method. Debt and equity securities are regularly evaluated to determine if market values below amortized cost are as a result of credit quality, performance or general market decline. If market value declines are determined to be other than temporary, the amortized cost is adjusted to the market value of the security, with the loss recognized in the current period. Any future increases to the market value of a security that has been written down due to an other than temporary impairment is recorded as an unrealized gain in other comprehensive income. Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

The Company is subject to interest rate and credit risk to the extent that its investment portfolio cash flows are not matched to its insurance liabilities. Management believes it manages this risk through monitoring cash flows and actuarial assumptions regarding the timing of future insurance liabilities. Management further believes that, while not currently under its direction, the benchmark indices supporting the total return of its notional experience account asset are appropriately matched to the duration of its ceded reserve liabilities.

        POLICY LOANS:

Policy loans are stated at the aggregate unpaid principal balance.

        CASH AND CASH EQUIVALENTS:

Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less.

        PROPERTY AND EQUIPMENT:

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for improvements, which materially increase the estimated useful life of the asset, are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is provided principally on a straight-line basis over the related asset's estimated life. Upon sale or retirement, the cost of the asset and the related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in operations.

The Company accounts for its internally developed software in accordance with Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or obtained for Internal Use." All costs incurred during the preliminary project stage are expensed as they are incurred. Costs incurred to develop the internal-use software during the application development stage are capitalized with the exception of certain data conversion costs, which are expensed as incurred. Training costs and maintenance costs are expensed as incurred.

        UNAMORTIZED DEFERRED POLICY ACQUISITION COSTS ("DAC"):

The costs primarily related to and varying with the acquisition of new business, principally commissions, underwriting and policy issue expenses, have been deferred. These deferred costs are amortized over the related premium-paying periods utilizing the same projected premium assumptions used in computing reserves for future policy benefits.

The Company regularly assesses the recoverability of DAC through actuarial analysis. To determine recoverability, the present value of future premiums less future costs and claims are added to current reserve balances. If this amount is greater than current DAC, the unamortized amount is deemed recoverable. In the event recoverability is not demonstrated, the Company reassesses the calculation using justifiable premium rate increases. If rate increases are not received or are deemed unjustified, the Company will expense, as impaired, the attributed portion of the DAC in the current period. If the Company concludes that the DAC are impaired, the Company will record an impairment loss and a reduction in the DAC. In the event of an impairment, the Company will also evaluate its historical assumptions utilized in establishing the policy reserves and DAC and may update those assumptions to reflect current experience (referred to as "unlocking"). The primary assumptions include persistency, morbidity (claims expectations), investment yields and premium rate increases. Recoverability of DAC is highly dependent upon the Company's ability to obtain future premium rate increases. While the Company has been successful in obtaining premium rate increases on existing policies in the past, the ability to obtain these increases is subject to regulatory approval, and is not guaranteed. Management believes the current assumptions and other considerations used to estimate and evaluate the recoverability of DAC are appropriate

During 2002, the Company recognized an impairment of its DAC of approximately $1,100 due to its anticipation of reduced future investment earnings rates and accelerated claims costs, substantially offset by increased premium rate expectations.

        GOODWILL:

The goodwill on the Company's Consolidated Balance Sheets at December 31, 2004 and 2003 relates to the purchase of the Company's insurance agencies, UIG and NISHD. The Company tests for impairment of goodwill on an annual basis unless an event occurs or circumstances change that would more likely than not indicate that an impairment has occurred. The Company tested for impairment on a quarterly basis during 2004 due to declining sales.

The test is done at a reporting unit level. UIG and NISHD are combined to form a reporting unit. UIG and NISHD are both insurance agencies that sell senior market insurance products, and therefore have similar economic characteristics.

        OTHER ASSETS:

Other assets consist primarily of deferred reinsurance premiums, premiums due but not yet collected, deferred offering costs, prepaid assets and a deposit account related to a reinsurance agreement.

The deferred reinsurance premiums represent the warrants granted as part of entering into a reinsurance agreement in 2002. The warrants are part of the consideration for the reinsurance contract and are recognized as reinsurance premiums over the anticipated life of the contract, which is six years.

Premiums due but not collected are recorded as premium revenue when due. Deferred offering costs are amortized on a straight-line basis over the maturity period of the related convertible debt, which matures in 2008. A pro-rata portion is expensed at the time of any early conversions. Prepaid assets are expensed over the period to which the related services are provided.

The deposit account relates to a 50% quota share reinsurance agreement for policies issued between January 1, 2002 and July 31, 2004. The net cash flows relating to premiums paid to the reinsurer, claim payments collected from the reinsurer, investment income earned on the cash flows, less a finance charge are recoded to the deposit account.

        CORPORATE OWNED LIFE INSURANCE:

The Company purchased corporate owned life insurance ("COLI") to fund the future payment of employee benefit expenses. The Company has purchased $50,000 of COLI. No additional purchases were made in 2004 or 2003. The COLI, which is invested in investment grade corporate bonds and equity indexes is recorded at cash surrender value. Increases in the cash surrender value are recorded as other income. When a covered employee dies, the Company receives cash equal to the death benefit. No income or expense is recorded as a result.

        NOTIONAL EXPERIENCE ACCOUNT DUE FROM REINSURER:

The 2001 reinsurance agreement with Centre Solutions (Bermuda) Limited ("Centre") (as described in Note 15) includes a provision for the maintenance of a notional experience account for the Company's benefit in the event of future commutation of the agreement.

The initial premium and future cash flows from the reinsured policies, less claims payments, ceding commissions, risk charges and certain other charges, is credited to a notional experience account, which is held by the reinsurer for the Company's benefit in the event of commutation and recapture on or after December 31, 2007. The notional experience account balance receives an investment credit based upon the total return from a series of benchmark indices and derivative hedges that are intended to match the duration of the reserve liability.

The notional experience account represents a hybrid instrument, containing both a fixed debt host contract and an embedded derivative. The economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the fixed debt host contract. In accordance with SFAS No. 133, the Company is accounting for the investment credit received on the notional experience account as follows:

        o The fixed debt host yields a fixed return based on the yield to maturity of the underlying benchmark indices. The return on the fixed debt host is reported as investment income in the Consolidated Statement of Income and Comprehensive Income.

        o The change in fair value of the embedded derivative represents the percentage change in the underlying indices applied to the notional experience account, similar to that of an unrealized gain/loss on a bond. The change in the fair value of the embedded derivative is reported as market (loss) gain on notional experience account in the Consolidated Statement of Income and Comprehensive Income.

The benchmark indices are comprised of US treasury strips, agencies and investment grade corporate bonds, with weightings of approximately 25%, 15% and 60%, respectively, and have a duration of approximately 14 years. The hybrid instrument subjects the Company to significant volatility as the estimated value of the embedded derivative is highly sensitive to changes in interest rates.

        POLICY RESERVES AND CLAIM RESERVES:

There are two components to the Company's policyholder liabilities. The first is a policy reserve for future policy benefits and the second is a claim reserve for incurred claims, either reported or unreported.

POLICY RESERVES --

The policy reserve liability is determined using the present value of estimated future policy benefits to be paid to, or on behalf of policyholders, less the present value of estimated future premiums to be collected from policyholders, including anticipated premium rate increases. This liability is recognized concurrent with and as a portion of premium revenue. Policy reserves are computed based on assumptions, including estimates of expected investment yield, mortality, morbidity (claims expectations), withdrawals and expenses, applicable at the time insurance contracts are effective. The assumptions utilized to determine the policy reserves are established at year of policy issuance and are "locked in" for the future development of reserves (See "Unamortized Deferred Policy Acquisition Costs").

The Company reviews its policy reserves and the recoverability of its deferred acquisition costs on a quarterly basis, utilizing assumptions for future expected claims, premium rate increases and interest rates. If the Company determines that the future gross profits of its in-force policies are not sufficient to recover its deferred acquisition costs, the Company recognizes a premium deficiency and "unlocks" (or changes) historical assumptions to match current expectations. These assumptions include interest rates, premium rate increases, shock lapses and anti-selection of policyholder persistence. When original assumptions are unlocked, the Company employs its new expectations in the establishment of future reserves.

CLAIM RESERVES -

Claim reserves are recognized when insured events occur and include amounts comprising:

        o An estimate, based upon prior experience, for accident and health claims reported, and incurred but unreported claims;
        o       the actual in-force amounts for reported life claims; and,
        o an estimate of future administrative expenses, which would be incurred to process existing claims.

This is consistent with the long duration of claims and industry practice for long-term care policies. Benefits are payable over periods ranging from six months to five years, and are also available for lifetime coverage. The Company discounts all claims, which involve fixed periodic payments extending beyond one year. The methods for making estimates and establishing claim reserves are periodically reviewed and updated and any resulting adjustments are reflected in earnings currently.

The establishment of appropriate policy and claim reserves is an inherently uncertain process that requires management to make critical accounting estimates. Management believes the current assumptions and other considerations used to estimate policy reserves and claim reserve liabilities are appropriate. However, if the actual experience differs from the assumptions and other considerations (including mortality, morbidity (claims experience), withdrawals, expenses, premium rate increases and investment yields) used in estimating the Company's policy reserves and claim reserves, the resulting change could have a material adverse effect on the Company's results of operations and financial condition. Due to the inherent uncertainty of estimating reserves, it has been necessary, and may over time continue to be necessary, to revise estimated future liabilities as reflected in the Company's policy reserves and claim reserves.

        REINSURANCE:

The Company reports all reserve amounts gross of reinsurance. The amounts receivable from unaffiliated reinsurers are reported as receivables from reinsurers. An allowance is established for any amounts the Company believes may be uncollectible.

The Company applies deposit accounting for reinsurance agreements that do not meet the risk transfer criteria in Statement of Financial Accounting Standards No. 113 "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

        ACCOUNTS PAYABLE AND OTHER LIABILITIES:

Accounts payable and other liabilities consist primarily of amounts payable to agents, reinsurers and vendors, as well as deferred income items. During 2001, the Company reinsured the majority of its disability policies with an unaffiliated insurer under an assumption reinsurance agreement, for which it received a ceding commission of approximately $5,000. The gain relating to the assumptions of these policies by the reinsurer is deferred and will be recognized as income when the Company's policy liability is novated through policyholder or state approval, as may be required. The Company recognized income of $317 in 2004, $896 in 2003 and $1,593 in 2002. The deferred ceding commission balance is $1,714 and $2,031 at December 31, 2004 and 2003, respectively.

        PREFERRED INTEREST ON EARLY CONVERSION:

Holders of the 2008 Notes (as described in Note 9) are entitled to convert their notes into shares of common stock before October 2005 and receive a discounted amount of interest that they would have otherwise received until that date. This feature is an embedded derivative as defined in Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities." This embedded derivative is not clearly and closely related to the host contract, the convertible subordinated notes, because it could at least double the investor's initial rate of return on the host contract and could also result in a rate of return that is at least twice what otherwise would be the market return for a contract that has the same terms as the host contract and that involves a debtor with a similar credit quality.

The Company has valued and bifurcated the embedded derivative from the host contract. At each balance sheet date, the embedded derivative is recorded at fair value, with any change in fair value recognized in current operations. The fair value of the embedded derivative is determined based on a number of assumptions including the liquidity and volatility of the Company's common stock. The amount of time remaining between the date of early conversion and October 15, 2005 also has a significant impact on the fair value of the embedded derivative. As the date gets closer to October 15, 2005, the amount of interest to be paid at the time of early conversion is reduced.

        LONG-TERM DEBT:

Long-term debt is carried at face value less the remaining related unamortized discount. The discount on long-term debt is equal to the fair value of the preferred interest on early conversion at the time of issuance. The discount is recorded as interest expense over the maturity of the long-term debt, which is 2008, using the effective interest method. A pro-rata portion of the discount is charged immediately to interest expense at the time of any early conversion.

        INCOME TAXES:

Income taxes consist of amounts currently due plus deferred tax expense or benefits. Deferred tax assets and liabilities result from temporary differences between the amounts recorded in the consolidated financial statements and the tax bases of the Company's assets and liabilities. Such temporary differences are primarily due to the difference in allowable deductions for deferred acquisition costs, the deposit accounting for our 2001 Centre Agreement, the warrants issued as compensation for the 2001 Centre Agreement and tax benefits of net operating loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all, or some portion, of the benefits related to deferred tax assets will not be realized.

        REVENUE RECOGNITION:

Premiums on long duration accident and health insurance, the majority of which is guaranteed renewable, and life insurance are recognized when due. Estimates of premiums due but not yet collected are accrued.

Commission revenue that the Company's agencies receive from unaffiliated insurers is included in other income when the commission from the underlying policy premium is due, net of an allowance for unissued or cancelled policies.

        EXCISE TAXES:

The Company pays excise taxes related to reinsurance agreements with a foreign reinsurer. The amount recorded each year is equal to one percent of the premiums ceded to the reinsurer. The Company recorded an expense of $2,969, $3,065 and $2,919 for the years ended December 31, 2004, 2003 and 2002, respectively.

        EARNINGS PER SHARE:

A reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation follows. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Anti-dilutive effects are not included. As such, the Company has not included securities of 17,143, 66,260 and 12,338 for 2004, 2003 and 2002,
respectively that could potentially dilute basic earnings per share in the future.


                                      FOR THE PERIODS ENDED DECEMBER 31,
                                      ----------------------------------
                                                     2003        2002
                                        2004    RESTATED (1) RESTATED (1)
                                      --------  ------------ -----------
Net income (loss) before cumulative
   effect of change in accounting
   principles                         $ 20,536    $(13,170)   $(26,592)
Weighted average common shares
   outstanding                          37,720      20,970      19,240
                                      --------    --------    --------
Basic earnings per share from net
   income (loss) before cumulative
   effect of change in accounting
   principles                         $   0.54    $  (0.63)   $  (1.38)
                                      ========    ========    ========

Net income (loss) before cumulative
   effect of accounting change        $ 20,536    $(13,170)   $(26,592)
Cumulative effect of change in
   accounting principles                   -           -        (5,151)
                                      --------    --------    --------
Net income (loss)                     $ 20,536    $(13,170)   $(31,743)
                                      ========    ========    ========

Basic earnings per share from net
   income (loss)                      $   0.54    $  (0.63)   $  (1.65)
                                      ========    ========    ========

Adjustments net of tax:
   Interest expense on convertible
     debts (2)                        $  6,514       $ -         $ -
   Amortization of debt offering
     costs (2)                             607         -           -
   (Gain) loss on preferred
     interest (2)                       (1,454)        -           -
                                      --------    --------    --------
Diluted net income (loss) before
   cumulative effect of change in
   accounting principles              $ 26,203    $(13,170)   $(26,592)
                                      ========    ========    ========
Diluted net income (loss)             $ 26,203    $(13,170)   $(31,743)
                                      ========    ========    ========
Weighted average common shares
   outstanding                          37,720      20,970      19,240
Common stock equivalents due to
   dilutive effect of stock options
                                 (2)        81         -           -
Shares converted from convertible
   debt (2)                             48,505         -           -
                                      --------    --------    --------
Total outstanding shares for fully
   diluted earnings per share
   computation                          86,306      20,970      19,240
                                      --------    --------    --------

Diluted earnings per share from net
   income (loss) before cumulative
   effect of accounting change        $   0.30    $  (0.63)   $  (1.38)
                                      ========    ========    ========
Diluted earnings per share            $   0.30    $  (0.63)   $  (1.65)
                                      ========    ========    ========

(1) Restated to reflect impact of previously unreserved policy riders. See Note 2 - "Restatement"

(2) Amounts not included in 2003 and 2002 because they are anti-dilutive

        STOCK BASED COMPENSATION PLANS:

The Company continues to maintain its accounting for stock-based compensation in accordance with APB No. 25, but has adopted the disclosure provisions of SFAS No. 148.

The following table reflects net income, basic and diluted earnings per share as reported and pro-forma as if the Company had adopted the fair value based method of accounting for its stock-based employee compensation awards:

                                                         2003          2002
                                             2004     RESTATED (1)  RESTATED (1)
                                           ---------  ------------  -----------

Net income (loss), as reported             $  20,536  $    (13,170) $   (31,743)
Add:  Stock-based employee compensation
income included in reported net income,
net of related tax effects                         -             -          286
Deduct:  Total stock-based employee
compensation expense determined under
fair value based method for all awards,
net of related tax effects                      (369)         (248)        (258)
                                           ---------  ------------  -----------
Pro forma net income (loss)                $  20,167  $    (13,418) $   (31,715)
                                           =========  ============  ===========

Earnings per share:
   Basic - as reported                     $    0.54  $      (0.63) $     (1.65)
   Basic - pro forma                       $    0.53  $      (0.64) $     (1.65)
   Diluted - as reported                   $    0.30  $      (0.63) $     (1.65)
   Diluted - pro forma                     $    0.30  $      (0.64) $     (1.65)

(1) Restated to reflect impact of previously unreserved policy riders. See Note 2 - "Restatement"


        NEW ACCOUNTING PRONOUNCEMENTS:

In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123R ("SFAS 123R") "Share-Based Payment". SFAS 123R replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123R requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123R applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. SFAS 123R is effective for public companies for annual periods beginning after June 15, 2005. The Company will adopt the provisions of SFAS 123R on January 1, 2006 and has not yet determined the impact on its financial position or results of operations.

4.      INVESTMENTS AND FINANCIAL INSTRUMENTS

DEBT SECURITIES -

        The amortized cost and estimated market values of debt securities at December 31, 2004 and 2003 are shown below.

                                                            DECEMBER 31, 2004
                                    ---------------------------------------------------------------------
                                     Amortized    Gross Unrealized     Grossd Unrealized      Estimated
                                        Cost           Gains                Losses          Market Value
                                    -----------  ------------------   -------------------  --------------
   U.S. Treasury securities
     and obligations of U.S.
     Government authorities
     and agencies                    $   34,795  $              298   $              (237) $       34,856
   Mortgage backed securities             1,874                  21                   (16)          1,879
   Debt securities issued by
     foreign governments                    384                  20                    (2)            402

   Corporate securities                  21,892                 245                  (103)         22,034
                                    -----------  ------------------   -------------------  --------------
                                    $    58,945  $              584   $              (358) $       59,171
                                    ===========  ==================   ===================  ==============


                                                            DECEMBER 31, 2003
                                    ---------------------------------------------------------------------
                                     Amortized    Gross Unrealized     Grossd Unrealized      Estimated
                                        Cost           Gains                Losses          Market Value
                                    -----------  ------------------   -------------------  --------------
   U.S. Treasury securities
     and obligations of U.S.
     Government authorities
     and agencies                   $    20,699  $              624   $               (38) $       21,285
   Mortgage backed securities             2,020                  39                    (3)          2,056
   Debt securities issued by
     foreign governments                    236                  11                    (2)            245

   Corporate securities                  19,978                 375                   (86)         20,267
                                    -----------  ------------------   -------------------  --------------
                                    $    42,933  $            1,049   $              (129) $       43,853
                                    ===========  ==================   ===================  ==============

        The amortized cost and estimated market values of debt securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                Amortized       Estimated
                                                  Cost        Market Value
                                                ---------     ------------
        Due in one year or less                 $   5,113     $      5,154
        Due after one year through five years      35,236           35,322
        Due after five years through ten years     16,722           16,816
        Collateralized Mortgage Obligations         1,874            1,879
                                                ---------     ------------
                                                $  58,945     $     59,171
                                                =========     ============

        Gross proceeds and realized gains and losses on debt securities, including impairment losses for declines deemed other than temporary and excluding calls, were as follows:


                                           Gross            Gross
                                         Realized         Realized
                        Proceeds           Gains           Losses
                        --------           -----           ------
                2004    $ 34,177         $     314        $    147
                2003      43,264               493             256
                2002     478,808            18,728           3,822


        Gross proceeds and realized gains and losses on equity securities, including impairment losses for declines deemed other than temporary, were as follows:


                                           Gross            Gross
                                         Realized         Realized
                        Proceeds           Gains           Losses
                        --------           -----           ------
                2004    $      -         $       -        $      -
                2003           -                 -               -
                2002       9,547             1,861           1,094


IMPAIRMENTS -

        The Company assesses whether declines in market value, whether for its debt securities or its equity securities, are other than temporary. Upon such determination, the Company will impair the security's amortized cost and record an impairment charge in its results of operations.

        The Company reduced its cost basis on bonds in 2002 by $12 due to differences deemed other than temporary. There were no differences deemed to be other than temporary during 2004 or 2003. The following table describes the Company's debt securities at December 31, 2004, which had a market value below cost:


                                          Less Than 12 Months          Greater Than 12 Months                 Total
                                          -------------------          ----------------------                 -----
                                     Fair Value   Unrealized Loss   Fair Value   Unrealized Loss   Fair Value   Unrealized Loss
                                     ----------   ---------------   ----------   ---------------   ----------   ---------------
DEBT SECURITIES
---------------
U.S. Treasury securities and
obligation of U.S. Government
authorities and agencies             $   24,138   $          (228)  $      150   $            (9)  $   24,288   $         (237)
Mortgage backed securities                1,369               (16)           -                 -        1,369              (16)
Debt securities issued by foreign
governments                                   -                 -           29                (2)          29               (2)
Corporate securities                      9,578               (92)         380               (11)       9,958              (103)
                                     ----------   ---------------   ----------   ---------------   ----------   ---------------
TOTAL                                $   35,085   $          (336)  $      559   $           (22)  $   35,644   $          (358)
                                     ==========   ===============   ==========   ===============   ==========   ===============


        The above table includes $336 of unrealized losses related to fixed income securities that have been in an unrealized loss situation for less than twelve months and $22 of unrealized losses related to fixed income securities that have been in an unrealized loss situation for greater than twelve months. All of the fixed income securities are investment grade and have a fair value of greater than 94% of amortized cost. Investment grade is defined as a security having a rating from the NAIC of 1 or 2; a Moody's equivalent rating of Aaa, Aa, A, or Baa; a Standard & Poor's equivalent rating of AAA, AA, A, or BBB; or a comparable internal rating. Unrealized losses on investment grade securities are principally related to changes in interest rates or changes in issuer or sector related credit spreads since the securities were acquired.

        All of the securities were evaluated considering factors such as financial conditions, near-term, and long-term prospects of the issuer and were determined to have adequate resources to fulfill contractual obligations. As of December 31, 2004, the Company had the intent and ability to hold these investments for a period of time sufficient for them to recover in value.

NET INVESTMENT INCOME -

        Net investment income is applicable to the following types of investments:

                                        2004        2003        2002
                                      --------    --------    --------
        Bonds                         $  2,052    $  2,173    $  1,327
        Notional experience account     46,162      41,426      38,375
        Other                              242         302         647
                                      --------    --------    --------
        Investment income               48,456      43,901      40,349
        Investment expense              (1,617)       (628)       (242)
                                      --------    --------    --------
        Net investment income         $ 46,839    $ 43,273    $ 40,107
                                      ========    ========    ========


RESTRICTED INVESTMENTS AND CASH

        Pursuant to certain statutory licensing requirements, as of December 31, 2004 and 2003, the Company had on deposit bonds with an estimated market value aggregating $12,264 and $12,585, respectively, in Insurance Department special deposit accounts. The Company is not permitted to remove the bonds from these accounts without approval of the regulatory authority.

        The Company maintains assets in a trust account under a reinsurance agreement with an unaffiliated insurer. The Company is required to hold assets equal to at least 102% of the reserves for the policies assumed under this agreement. At December 31, 2004 and 2003, the Company was required to hold $18,869 and $15,905, respectively.

5.      PROPERTY AND EQUIPMENT:

        The following table lists the range of lives, cost and accumulated depreciation for various asset classes:


                                             December 31, 2004
                          -----------------------------------------------------
                                                   Accumulated        Carrying
        Class                Years        Cost     Depreciation         Value
        -----             -----------   --------   ------------       ---------
        Automobiles       5             $    271   $        213       $      58
        Equipment         5 - 10           4,702          4,390             312
        Software          3 - 10          13,306          2,790          10,516
        Furniture         10               2,813          1,624           1,189
        Buildings         40               6,560          1,710           4,850
                                        --------   ------------       ---------
                                        $ 27,652   $     10,727       $  16,925
                                        ========   ============       =========

                                             December 31, 2003
                          -----------------------------------------------------
                                                   Accumulated        Carrying
        Class                Years        Cost     Depreciation         Value
        -----             -----------   --------   ------------       ---------
        Automobiles        5            $    313   $        273       $      40
        Equipment          5 - 10          4,616          4,231             385
        Software           3 - 10         11,746          1,853           9,893
        Furniture          10              2,646          1,709             937
        Buildings          40              6,463          1,569           4,894
                                        --------   ------------       ---------
                                        $ 25,784   $      9,635       $  16,149
                                        ========   ============       =========


        The Company amortized $849, $631 and $607 of its cost related to software in 2004, 2003 and 2002, respectively. Depreciation expense on other property and equipment was $792, $1,079 and $1,024 for the years ended December 31, 2004, 2003 and 2002, respectively.

        At December 31, 2003, the Company concluded that its system replacement project would be more expensive and take longer to implement than it had originally intended. As a result of this conclusion and the availability of alternative vendor solutions that had become available since the start of its project, the Company determined to evaluate additional vendors for a portion of its system replacement project, which if selected would not utilize certain components of the programming completed and capitalized in prior periods. As a result of its decision to select another vendor and discontinue the use of a portion of its current software, the Company impaired the capitalized value of the unused software by $522 at December 31, 2003. No impairment losses were recorded in 2004 or 2002.

6.      NOTIONAL EXPERIENCE ACCOUNT:

        During 2004 and 2003, the notional experience account activity was as follows:

                                          Twelve Months Ended December 31,
                                       --------------------------------------
                                                2004               2003
                                                ----               ----

        Beginning balance                $        784,778   $       708,982
        Premiums, net of claims and
             ceding allowance:                     43,418            55,512
        Investment credit:
             Investment income                     46,162            41,426
             Market gain(loss)                     39,749            (9,494)
        Expense and risk charges                  (11,230)           11,074)
        Broker/custodian/trustee fees              (1,509)             (574)
                                         ----------------   ---------------
        Ending balance                   $        901,368   $       784,778
                                         ================   ===============

7.      IMPAIRMENT OF GOODWILL:

        During the second quarter 2002, the Company completed an impairment analysis of goodwill, in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets". The Company's goodwill was recorded as a result of the purchase of its agencies and its insurance subsidiaries. As part of its evaluation, the Company completed two steps in determining the recoverability of its goodwill. The first required step was the measurement of total enterprise fair value versus book value. Because the Company's fair market value, as measured by its stock price, was below book value at January 1, 2002, goodwill was next evaluated at a reporting unit level which comprised its insurance agencies and insurance subsidiaries. The deficiency of current market value to book value was attributed to the insurance subsidiary values. As a result, the Company determined that the goodwill associated with its insurance subsidiaries was impaired and recognized an impairment loss of $5,151 from its transitional impairment test of goodwill, which it recorded as a cumulative effect of change in accounting principle. The impairment has been recorded effective January 1, 2002.

        During the Company's quarterly impairment as of December 31, 2004, it determined that the goodwill related to its agency reporting unit consisting of UIG and NISHD was impaired. The test was done on a quarterly basis during 2004 due to declining sales. This impairment was a result of declining sales which led to lower than planned net income at the reporting unit level. The fair value of the reporting unit is determined utilizing the present value of cash flows, which includes assumptions for future growth in sales. During the most recent impairment test, the Company lowered the assumption related to future sales growth and as a result has recognized an impairment of $13,376 in 2004.

8.      POLICY AND CLAIM RESERVES:

        Policy reserves have been computed principally by the net premium method based upon estimated future investment yield, mortality, morbidity (claims experience), withdrawals and other benefits. The Company employs a prospective net premium methodology, which incorporates premium rate increases expected to be implemented in the near term in the net premium used to establish policy reserves. The composition of the policy reserves at December 31, 2004 and 2003, and the assumptions pertinent thereto are presented below:


                                                               Amount of Policy Reserves
                                                                  as of December 31,

                                                                                 2003
                                                                 2004         Restated (1)
                                                                 ----       ---------------
                               Accident and  health         $     568,928    $     518,600
                               Annuities and other                    162              137
                               Ordinary life, individual           12,785           12,734


                                        Years of Issue                  Discount Rate
                               ------------------------------- ------------------------------
     Accident and health                 1976 to 2002                         5.7%
                                         2002 to 2004                         4.5%
     Annuities and other                1977 to 1983                      6.5% & 7.0%
     Ordinary life, individual          1962 to 2002                     3.0% to 5.5%

     (1)     Restated to reflect impact of previously unreserved policy riders. See Note 2 -
             "Restatement"

        Accident and health:            Morbidity and withdrawals based on
                                        actual and projected experience.
                                        Morbidity represents the claim costs we
                                        expect to incur in the future. The
                                        assumption for these future claim costs
                                        is based on past company experience
                                        modified for both industry experience
                                        and recent trends, withdrawals represent the lapsation of policies due to either death or cancellation.

        Annuities and other:            Primarily funds on deposit inclusive of
                                        accrued interest.

        Ordinary life, individual:      Mortality based on 1975-80 SOA Mortality
                                        Table (Age Last Birthday).

        The development of the Company's claim reserves and paid claims is summarized as follows for claims incurred (the date of original claim) in 2004 and prior.

                                                       2004         2003         2002
                                                       ----         ----         ----
     Claim reserve balance at January 1              $ 340,981   $  329,944   $  214,466
     less reinsurance recoverable                       (7,698)      (9,059)      (8,888)
                                                    ----------   ----------   ----------
     Net claim reserve balance at January 1            333,283      320,885      205,578
                                                    ----------   ----------   ----------
     Incurred related to:
          Current year                                 184,316      190,986      200,006
          Prior years                                  (18,082)      (3,095)      80,948
          Imputed prior year interest                   14,922       14,136       10,225
                                                    ----------   ----------   ----------
               Total incurred                          181,156      202,027      291,179
                                                    ----------   ----------   ----------
     Paid related to:
          Current year                                  46,474       49,149       48,627
          Prior years                                  152,033      140,480      127,245
                                                    ----------   ----------   ----------
               Total paid                              198,507      189,629      175,872
                                                    ----------   ----------   ----------
     Net claim reserve balance at December 31          315,932      333,283      320,885
     plus reinsurance recoverable                        8,206        7,698        9,059
                                                    ----------   ----------   ----------
     Claim reserve balance at December 31           $  324,138   $  340,981   $  329,944
                                                    ==========   ==========   ==========

        The Company establishes reserves for the future payment of all currently incurred claims. The amount of reserves relating to reported and unreported claims incurred is determined by periodically evaluating historical claims experience and statistical information with respect to the probable number and nature of such claims. Claim reserves reflect actual experience through the most recent time period. Claim reserves include current assumptions as to type and duration of care, remaining policy benefits, and interest rates. The Company compares actual experience with estimates and adjusts its reserves on the basis of such comparisons.

        The Company evaluates its prior year assumptions by reviewing the development of reserves for the prior period (i.e. incurred from prior years). This amount includes imputed interest from prior year-end reserve balances plus adjustments to reflect actual versus estimated claims experience. These adjustments (particularly when calculated as a percentage of the prior year-end reserve balance) provide a relative measure of deviation in actual performance as compared to its initial assumptions. The adjustments to reserves for claims incurred in prior periods are primarily attributable to claims incurred from our long-term care insurance policies, which represent approximately 95% of our premium in-force.

        In 2004, prior year incurred claims developed favorably by $19,404 compared to prior period expectations. The favorable development is due to:

                (1) Refinements to the model utilized to calculate claim reserves, including the addition of diagnosis code data, payment frequency data, and further delineation of policy forms for purposes of evaluation existing continuance tables. As a result claims reserves were reduced by approximately $6,000.
                (2) An increase in the discount rate used for claims reserves from 5.7% to 5.9%, reflecting improved investment portfolio performance, which reduced claims reserves by approximately $1,000.
                (3) During 2004, fewer claims that were closed as of December 31, 2003 reopened than we had estimated, resulting in a reduction of approximately $4,500; and
                (4) Claim reserve adjudication process improvements implemented in the second half of 2003 and throughout 2004.

        In 2003, prior year incurred claims developed favorably by $3,095 compared to prior period expectations. This development did not differ materially from the amount reserved at December 31, 2003.

        In 2002, the Company added approximately $80,948 to its claim reserves for 2001 and prior period incurred claims. During 2002, the Company completed an analysis of the adverse deviation recognized in the past development of its reserves for current claims. The analysis included a comparison of actual to expected experience. As a result of this analysis, the Company refined its process and assumptions for developing claims reserves. This included redefining certain "multiple" claims as a single claim and employing new assumptions and processes for predicting the continuance, or the likelihood of a claim continuing in the future.

        Over time, it may continue to be necessary for the Company to increase or decrease its reserves further as additional experience develops.

9.      LONG-TERM DEBT:

        At December 31, 2004 and 2003 our long-term debt consists entirely of convertible subordinated debt issued in 2002, 2003 and 2004, all of which matures in 2008 (the "Notes").

        During 2004 and 2003 the activity in long-term debt was as follows:

                                                                   December 31,
                                                             2004              2003
                                                             ----              ----
     Long-term debt at beginning of year                  $    90,092       $    74,750
     Debt issued                                               26,000            32,421
     Debt retired                                                   -            (8,957)
     Debt converted                                           (29,499)           (8,122)
                                                          -----------       -----------
     Long-term debt at end of year                             86,593            90,092
     Less discount on long-term debt                           (1,426)           (1,625)
                                                          -----------       -----------
          Long-term debt less discount at end of year     $    85,167       $    88,467
                                                          ===========       ===========

        The Notes pay a semi-annual coupon at a 6.25% annual percentage rate. The Notes are callable after October 15, 2005, at the Company's option, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. The Notes are general unsecured obligations of the Company and are subordinated to all future senior indebtedness.

        Prior to maturity, the Notes are convertible to shares of the Company's stock at $1.75 per share. The Notes are mandatorily convertible if, at any time after October 15, 2005, the 15-day average closing price of the Company's common stock exceeds 110% of the conversion price.

        The Notes also contain a provision that, upon conversion prior to October 15, 2005, the Company will pay the holder additional interest (referred to as "preferred interest on early conversion") equal to the amount that would otherwise have been paid from the date of conversion until October 15, 2005. The interest amount, which is discounted from October 15, 2005 to the date of early conversion, is payable at the Company's discretion in cash or in shares of common stock equal to 90% of the average closing prices of the Company's common stock for the five trading days immediately preceding the conversion date. The preferred interest on early conversion is accounted for as an embedded derivative with changes in its fair value recorded on the Consolidated Statements of Income and Comprehensive Income.
        As of December 31, 2004 and 2003, the fair value of the embedded derivative was $1,403 and $3,018, respectively. In determining the fair value of the embedded derivative, the Company makes certain assumptions, including the future volatility and liquidity of the Company's common stock, as well as recent trends in the number of holders converting.

        During 2004 and 2003, the activity in the preferred interest on early conversion was as follows:


                                                                              December 31,
                                                                          2004            2003
                                                                          ----            ----
    Preferred interest on early conversion at beginning of year        $    3,018      $        -
    Add fair value related to new debt issuances                              622           2,037
    Change in fair value                                                   (2,237)            981
                                                                       ----------      ----------
    Preferred interest on early conversion at end of year              $    1,403      $    3,018
                                                                       ==========      ==========

        The decrease in fair value during 2004 is due to the conversions that occurred during 2004 and the decrease in the time period until October 15, 2005, the date that interest is paid through. The fair value increased during 2003 due to the issuance in new debt, an increase in the liquidity of the Company's common shares.

        During 2004 and 2003, holders of $29,499 and $8,122 of the Notes elected to convert their Notes into 16,857 and 4,641 shares of the Company's common stock, respectively, and also received 1,490 and 543 shares, respectively, as payment for preferred interest on early conversion. In connection with these conversions, the Company recognized additional interest expense of $2,809 and $1,069 for the years ended December 31, 2004 and 2003, respectively.

        During November 2004, the Company issued $10,000 of additional Notes. At the time of issuance the market price of the Company's common stock was $1.87. As a result of the market price of the common stock exceeding the conversion price, the Company recorded additional interest expense of $686 related to this issuance.

        The Company recorded interest expense of $820 and $412 in 2004 and 2003, respectively related to the reduction in the discount on long-term debt.

        At December 31, 2004, the Company's total debt and financing obligations through 2009 were as follows:

                                         Lease
                             Debt     Obligations     Total
                          ---------   -----------   ----------
             2005         $       -    $      460    $    460
             2006                 -           349         349
             2007                 -           277         277
             2008            86,593           214      86,807
             2009                 -           170         170
                          ---------   -----------   ----------
                Total     $  86,593    $    1,470    $ 88,063
                          =========   ===========   ==========

10.     FEDERAL INCOME TAXES:

        The total (provision) benefit for federal income taxes for the years ended December 31 consisted of:

                                       2003            2002
                          2004      Restated (1)   Restated (1)
                          ----      ------------   ------------
        Current       $    (1,575)   $     (435)    $     2,548
        Deferred          (14,101)        3,427          11,180
                      -----------   ------------   ------------
                      $   (15,676)   $    2,992     $    13,728
                      ===========   ============   ============


        (1) Restated to reflect impact of previously unreserved policy riders. See Note 2 - "Restatement"

        Deferred income tax assets and liabilities have been recorded for temporary differences between the reported amounts of assets and liabilities in the accompanying financial statements and those in the Company's income tax return. Management believes the existing net deductible temporary differences are realizable on a more likely than not basis. The sources of these differences and the approximate tax effect are as follows for the years ended December 31:

                                                                            2003
                                                             2004       Restated (1)
                                                          -----------   ------------
     Net operating loss carryforward                      $    23,443    $    21,079
     Pension and post-retirement accrual                          558            597
     Preferred interest on early conversion                       491          1,056
     Litigation accrual                                         1,523              -

     Other                                                      1,085            685
     Valuation allowance                                       (8,275)        (8,275)
                                                          -----------   ------------
               Total deferred tax assets                  $    18,825    $    15,142
                                                          ===========   ============

     Deferred policy acquisition costs                    $   (10,961)   $   (17,912)
     Present value of future profits acquired                     (74)          (140)
     Premiums due and unpaid                                     (878)          (873)
     Unrealized gains on investments                              (79)          (322)
     Policy reserves                                          (33,087)        (5,193)
     Deferred reinsurance premium                              (2,775)        (3,700)
     Discount on long-term debt                                  (499)          (569)
     Other                                                        (61)        (2,164)
                                                          -----------   ------------
               Total deferred income liabilities          $   (48,414)   $   (30,873)
                                                          ===========   ============

     Net deferred income tax                              $   (29,589)   $   (15,731)
                                                          ===========   ============

     (1)     Restated to reflect impact of previously unreserved policy riders. See
             Note 2 - "Restatement"

        The Company has net operating loss carryforwards of $39,876, or $13,957 on a tax effected basis, which have been generated by taxable losses at the parent company, and if unused will expire between 2012 and 2024. The Company has net operating loss carryforwards of $27,102, or $9,486 on a tax effected basis, which have been generated by taxable losses at the Company's life subsidiaries, and if unused, will expire in 2016.

        The parent company's net operating loss carryforwards can be utilized by the Company's insurance subsidiaries subject to the lesser of 35% of the insurance subsidiary taxable income or 35% of the current aggregate carry forward amount. The Company has recorded a valuation allowance of $8,275 against its net operating loss carryforwards.

        The valuation allowances were recorded as a result of potential future limitations on their use due to Internal Revenue Code Section 382. The Internal Revenue Service has established rules that potentially limit a company's use of prior period net operating loss carryforwards in the event that a majority of the company's common stock ownership changes within any consecutive three year period. Due to the issuance of additional shares of the Company's common stock since May 2001 and conversions of the Company's subordinated convertible notes during 2003 and the first quarter of 2004, the Company became subject to these limitations and has established the valuation allowance at December 31, 2003 accordingly. There was no change to the valuation allowance in 2004.

        A reconciliation of the income tax (provision) benefit computed using the federal income tax rate to the (benefit) provision for federal income taxes is as follows:

                                                                                2003         2002
                                                                2004        RESTATED (1)  RESTATED (1)
                                                            ------------   ------------   ------------
        Computed federal income tax (provision)
           benefit provision at statutory rate              $    (12,674)  $      5,656   $     15,914
        Valuation allowance                                            -         (2,500)             -
        Impairment of goodwill                                    (3,801)             -         (1,803)
        Interest expense on beneficial conversion feature           (263)
        Small life insurance company deduction                       597            236              -
        Tax-exempt income                                            113            713          1,225
        Other                                                        352         (1,113)        (1,608)
                                                            ------------   ------------   ------------
                                                            $    (15,676)  $      2,992   $     13,728
                                                            ============   ============   ============

     (1)   Restated to reflect impact of previously unreserved policy riders. See Note 2 -
           "Restatement"

        At December 31, 2004, the accumulated earnings of the Company for Federal income tax purposes included $1,451 of "Policyholders' Surplus", a special memorandum tax account. This memorandum account balance has not been currently taxed, but income taxes computed at then-current rates will become payable if surplus is distributed. Provisions of the Deficit Reduction Act of 1984 do not permit further additions to the "Policyholders' Surplus" account.

11.     STATUTORY INFORMATION:

STATUTORY FINANCIAL RESULTS

        The insurance subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the insurance department of the state of domicile. Net income and capital and surplus for these subsidiaries as reported in accordance with statutory accounting principles, are as follows:

                                   2004
                                (UNAUDITED)       2003          2002
                                -----------       ----          ----
        Net (loss) income       $    (5,319)   $   (5,023)   $    7,288
        Capital and surplus          29,902        30,638        34,234

        Total reserves, including claim reserves, reported to regulatory authorities were approximately $861,820 and $824,232 less than those recorded for GAAP as of December 31, 2004 and 2003, respectively. This difference is primarily attributable to reinsurance agreements in force as of December 31, 2004 and 2003.

        The differences in statutory net income (loss) compared to GAAP net
        (loss) income are primarily due to the immediate expensing of acquisition costs, as well as differing reserving methodologies and treatment of reinsurance and deferred income taxes. Due to the differences in expensing of acquisition costs and reserving methodologies, under statutory accounting there is generally a net loss and a corresponding decrease in surplus, referred to as surplus strain, when new policies are issued.

PENNSYLVANIA CORRECTIVE ACTION PLAN

        The Company's Pennsylvania insurance subsidiaries are required to hold statutory surplus that is, at a minimum, above a calculated authorized control level at which the Pennsylvania Insurance Department (the "Department") may place them under regulatory control, leading to rehabilitation or liquidation. At December 31, 2000, the Company's primary insurance subsidiary, Penn Treaty Network America Insurance Company ("PTNA"), which represented 94% of the Company's direct premium revenue, had statutory surplus which, while above the authorized control level, was at an amount that required PTNA to file a Corrective Action Plan (the "Plan") with the insurance commissioner. In addition, American Network Insurance Company ("ANIC"), which is owned 100% by PTNA, is also subject to the provisions of the Plan.

        On February 12, 2002, the Department approved the Plan which, among other things:

                a) required the Company to enter into a reinsurance agreement with Centre Solutions (Bermuda) Limited (the "2001 Centre Agreement") for substantially all of its existing business at December 31, 2001
                b) limits new investments to those rated by the National Association of Insurance Commissioners ("NAIC") as 1 or 2;
                c) limits and requires Department approval for affiliated transactions; and
                d) required a $125,000 increase in statutory reserves over a three-year period, which has been completed as of December 31, 2004.

        The 2001 Centre Agreement is accounted for as reinsurance for statutory accounting purposes, but does not qualify as reinsurance under GAAP. As the agreement is treated as reinsurance for statutory accounting purposes, it results in the ceding (or removal) of substantially all of PTNA's and ANIC's policy reserve and claim reserve liabilities for statutory accounting purposes. Furthermore, subject to certain limitations, any adverse development of the 2001 and prior policy and claim reserves, is ceded to the reinsurer and is not reflected on PTNA's or ANIC's statutory financial statements.

        The agreement is subject to certain coverage limitations, including an aggregate limit of liability that is a function of certain factors and that may be reduced in the event that the premium rate increases that the reinsurance agreement may require are not obtained. The Company is required to perform annual comparisons of its actual to expected claims experience. If the Company has reason to believe, whether from this analysis or other available information, that at least a 5% premium rate increase is necessary, the Company is obligated to file and obtain such premium rate increases in order to comply with the requirements of the agreement. If the Company does not file and obtain such premium rate increases, the aggregate limit of liability would be reduced by 50% of the premium amount that would have otherwise been received.

        In the event the statutory policy and claim reserves for the reinsured policies ultimately exceed the limit of liability established in the reinsurance agreement, either as a result of additions to reserves or reductions in the amount of the reinsurer's limit of liability, PTNA or ANIC would have to retain any reserve liabilities in excess of the limit of liability, which could have a materially adverse impact upon their statutory surplus.

        The estimation of policy reserves for statutory accounting purposes differs from that utilized in GAAP. For statutory accounting purposes, the assumptions utilized and the methodology applied may be at the discretion of the Department in its interpretation of its regulations. As noted above, as part of the Plan, the Department has provided the Company with guidelines for establishing its statutory policy reserves. Because PTNA and ANIC have limited statutory capital and the 2001 Centre Agreement has a limit of liability, any changes in the Department's interpretation or view of how the Company's insurance subsidiaries determine their statutory policy reserves could have a material adverse impact on PTNA or ANIC, possibly resulting in regulatory control or liquidation.

        Failure to comply with the Plan could result in the Department taking control of the Company's insurance subsidiaries.

STATUTORY DIVIDEND RESTRICTIONS

        States restrict the dividends the Company's insurance subsidiaries are permitted to pay. Dividend payments will depend on profits arising from the business of its insurance company subsidiaries, computed according to statutory formulae. Under the insurance laws of Pennsylvania and New York, where the Company's insurance subsidiaries are domiciled, insurance companies can pay ordinary dividends only out of earned surplus. In addition, under Pennsylvania law, PTNA and ANIC must give the Department at least 30 days' advance notice of any proposed "extraordinary dividend" and cannot pay such a dividend if the Department disapproves the payment during that 30-day period. For purposes of that provision, an extraordinary dividend is a dividend that, together with all other dividends paid during the preceding twelve months, exceeds the greater of 10% of the insurance company's surplus as shown on the company's last annual statement filed with the Department or its statutory net income as shown on that annual statement. Statutory earnings are generally lower than earnings reported in accordance with generally accepted accounting principles due to the immediate or accelerated recognition of all costs associated with premium growth and benefit reserves. Additionally, the Plan requires the Department to approve all dividend requests made by the parent, regardless of normal statutory requirement for allowable dividends. The Company believes that the Department is unlikely to consider any dividend request in the foreseeable future, as a result of PTNA's statutory surplus position. Although not stipulated in the Plan, this requirement is likely to continue until such time as PTNA meets normal statutory requirements, including reported net income and positive cumulative earned surplus.

        Under New York law, AINIC must give the New York Insurance Department 30 days advance notice of any proposed dividend and cannot pay any dividend if the regulator disapproves the payment during that 30-day period. In addition, AINIC must obtain the prior approval of the New York Insurance Department before paying any dividend that, together with all other dividends paid during the preceding twelve months, exceeds the lesser of 10% of the insurance company's surplus as of the preceding December 31 or its adjusted net investment income for the year ended the preceding December 31.

        PTNA and ANIC have not paid any dividends to the parent company for the past three years and are unlikely in the foreseeable future to be able to make dividend payments due to insufficient statutory surplus and anticipated earnings. However, AINIC is not subject to the Plan and was permitted by New York statute to make a dividend payment in 2002 of $651.

12.     EMPLOYEE BENEFITS:

401(K) RETIREMENT PLAN:

        The Company has a 401(k) retirement plan, covering substantially all employees with at least one year of service. Under the plan, participating employees may contribute up to 15% of their annual salary on a pre-tax basis. The Company, under the plan, equally matches 100% of employee contributions up to the first 3% of the employee's salary. The Company and employee portion of the plan is vested immediately. The Company's expense related to this 401(k) plan was $269, $240 and $239 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company may elect to make a discretionary contribution to the plan, which will be contributed proportionately to each eligible employee. The Company did not make a discretionary contribution in 2004, 2003 or 2002.

RETIREMENT BENEFITS:

        On April 29, 2003, the Company announced that its Board of Directors had approved certain changes in the management of the Company to implement the succession plan initiated in 2002. On May 23, 2003, in connection with the succession plan, the Company's Founder stepped down as Chairman of the Board of Directors and Chief Executive Officer but will continue as a member of the Board of Directors. In addition, the Company and its Founder entered into a consulting and retirement agreement. The significant terms of the consulting and retirement agreement are as follows:

                a) The Company's Founder assumed the new position of Founding Chairman.
                b) The Company will pay the Founding Chairman or his spouse, until the later of his death or the death of his spouse, a retirement benefit of $100 per year and health and welfare benefits comparable to those the Company offers to its executives from time to time.
                c) The Founding Chairman will continue to provide certain services to the Company for a period of up to two years, in exchange for which the Company pays him an annual retainer of $100.

        The Company uses December 31 as the measurement date for the plans and the plans are unfunded. The following table provides the components of the benefit obligation at December 31, 2004:

                                                                PENSION BENEFITS            OTHER BENEFITS
                                                             ----------------------     ----------------------
                                                               2004          2003          2004         2003
                                                               ----          ----          ----         ----
Change in benefit obligation:
Benefit Obligation at Beginning of Year                      $   1,492    $       -     $     215    $       -
Benefit Obligation at May 23, 2003                                   -        1,526             -          205
Interest Cost                                                       83           83            12           16
Benefits Paid                                                     (200)        (117)           (8)          (6)
Actuarial Loss/(Gain) - includes change in discount rate            12            -            37            -
                                                             ---------    ---------     ---------    ---------
Benefit Obligation at End of Year                            $   1,387    $   1,492     $     256    $     215
                                                             =========    =========     =========    =========

        A 6.0% weighted average discount rate was assumed in determining both the benefit obligation at December 31, 2004 and 2003 and to determine the net periodic benefit cost for the years ended December 31, 2004 and 2003.

        Amounts recognized in the Consolidated Balance Sheets consist of:

                                   PENSION BENEFITS        OTHER BENEFITS
                               -----------------------  --------------------
                                  2004         2003       2004        2003
                                  ----         ----       ----        ----
        Accrued Benefit Cost   $    1,375   $    1,492  $     219   $     215

        The expense components of the net periodic pension and postretirement benefit cost for the year ended December 31, 2004 consisted of only interest expense and were $83 and $12 for Pension and Other Benefits, respectively. The expense components of the net periodic pension and postretirement for the year ended December 31, 2003 consisted of only interest expense and was $83 and $16 for Pension and Other Benefits, respectively.

        The assumed health care cost trend rates at December 31, 2004 and 2003 are:

                                                      2004        2003
                                                      ----        ----
              Current Year Medical Trend Rate        12.00%       5.75%
              Ultimate Medical Trend Rate             4.00%       5.75%

        Assumed health care cost trend rates have an effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                           One -        One-
                                                       Percentage-  Percentage-
                                                          Point        Point
                                                        Increase     Decrease
                                                       -----------  -----------

        Effect on Total of Service and Interest Cost         $1         ($1)
        Effect on Postretirement Benefit Obligation          22          19

        The following benefits are expected to be paid in the future:

                                PENSION BENEFITS     OTHER BENEFITS
                           ---------------------  -----------------
                     2005            $      142        $        12
                     2006                    97                 18
                     2007                    94                 19
                     2008                    91                 20
                     2009                    87                 21
                2010-2014                   381                103

13.     STOCK OPTION PLANS:

        At December 31, 2004, the Company had three stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25 in accounting for its plans. The Company issues options at the current market value and does not record a charge to earnings upon the issuance of options. While the Company continues to maintain its accounting for stock-based compensation in accordance with APB Opinion No. 25, it has adopted the disclosure provisions of SFAS No. 148.

        The Company's 1987 Employee Incentive Stock Option Plan provided for the granting of options to purchase up to 1,200 shares of common stock. This plan expired in 1997 and was subsequently replaced by the 1998 Employee Non-Qualified Incentive Stock Option Plan. The 1998 Plan allows for the grant of options to purchase up to 600 shares of common stock. No new options may be granted under the 1987 Plan. The term of each option granted in 2004, 2003 and 2002 is ten years and each is vested one year following the date of original grant.

        Effective May 1995, the Company adopted a Participating Agent Stock Option Plan which provides for the granting of options to purchase up to 300 shares of common stock. The exercise price of all options granted under the plan may not be less than the fair market value of the shares on the date of grant. The term of each option is ten years, and the options become exercisable in four equal, annual installments commencing one year from the option grant date. SFAS No. 123 requires that the fair value of options granted to non-employees (agents) be recognized as compensation expense over the estimated life of the option. Options were granted to agents in 1997, 1996 and 1995. No agent options have been granted since 1997. The Company did not have any compensation expense related to this Plan in 2004, 2003 or 2002.

        During 2001, the Company granted 566 replacement options to its employees for all existing options granted under its existing fixed option plans. As a result, these options are now subject to the variable accounting provisions of APB Opinion No. 25 until exercised, forfeited or cancelled. The Company recorded compensation income of $430 in 2002, related to these variable options, representing the change in the intrinsic value of the stock options at the reporting date. In addition, 4 options were granted to a new senior executive in 2002, 23 were granted to new executives in 2003, and none were granted to new executives in 2004.

        Had compensation cost for the Company's employee stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss and earnings per share would have been reduced to the pro-forma amounts indicated in Note 1.

        Pro-forma compensation cost is estimated using an option-pricing model with the following assumptions for new options granted to employees in 2004, 2003 and 2002. In 2004, options were valued with an expected life of 5.3 years, volatility of 67.7% and a risk free interest rate of 3.9%. The weighted average fair value of options granted in 2004 was $1.11. In 2003 options were valued with an expected life of 5.3 years, volatility of 70.9% and a risk free rate of 3.5%. The weighted average fair value of options granted in 2003 was $.98. In 2002, options were valued with an expected life of 5.3 years, volatility of 70.9% and a risk free rate of 4.4%. The weighted average fair value of options granted in 2002 was $2.37.

        The following is a summary of the Company's option activity, including grants, exercises, forfeitures and weighted average price information:


                                               2004                       2003                        2002
                                               ----                       ----                        ----

                                                   Exercise                   Exercise                     Exercise
                                                     Price                      Price                       Price
                                     Options      Per Option     Options     Per Option     Options       Per Option
                                   ------------- ------------ ------------- ------------ ------------- ---------------
Outstanding at beginning of year           1,038     $ 5.85             652     $ 8.45             648      $ 8.48
Granted                                      518     $ 1.83             395     $ 1.60               4      $ 4.40
Exercised                                      -     $    -               -     $    -               -      $    -
Forfeitures                                    2     $ 8.39               9     $ 8.20               -      $    -
                                   -------------              -------------              -------------

Outstanding at end of year                 1,554     $ 4.51           1,038     $ 5.85             652      $ 8.45
                                   =============              =============              =============

Exercisable at end of year                 1,036     $ 5.81             726     $ 7.26             648      $ 8.48
                                   =============              =============              =============

                                                          Outstanding     Remaining      Exercisable
                                                          at December    Contractual    at December
                             Range of Exercise Prices      31, 2004       Life (Yrs)      31, 2004
                          -----------------------------  -------------  -------------  -------------
                                 $1.52 -- $1.64               389               9            389
                                      $1.70                   358              10              -
                                      $1.80                    5                9              5
                                      $2.13                   160              10              -
                                      $2.54                    2                9              2
                                 $3.40 -- $4.26               116               7            116
                                      $4.40                    4                8              4
                                 $4.68 -- $12.30              437               7            437
                                $12.38 -- $12.63               7                1              7
                                $13.30 -- $13.53               29               7             29
                                     $20.50                    22               2             22
                                     $32.25                    25               3             25
                                                           ------           -----         ------
                                                            1,554               8          1,036
                                                           ======           =====         ======

14.     COMMITMENTS AND CONTINGENCIES:

OPERATING LEASE COMMITMENTS:

        The total net rental expenses under all leases amounted to approximately $1,173, $928 and $1,059 for the years ended December 31, 2004, 2003 and 2002 respectively. The Company's required payments due under non-cancelable leases in each of the next five years are as follows:

                          Years      Amounts
                          -----      -------
                           2005      $     460
                           2006            349
                           2007            277
                           2008            214
                           2009            170
                                     ---------
                                     $   1,470
                                     =========

        During May 1987, the Company assigned its rights and interests in a land lease to a third party for $175. The agreement indemnifies the Company against any further liability with respect to future lease payments. The Company remains contingently liable to the lessor under the original deed of lease for rental payments of $16 per year, the amount being adjustable based upon changes in the consumer price index since 1987, through the year 2063.

LITIGATION

        The Company and its subsidiaries are parties to various lawsuits generally arising in the normal course of their business. The Company does not believe that the eventual outcome of any of the suits to which it is a party will have a material adverse effect on our financial condition or results of operations. However, the outcome of any single event could have a material impact upon the quarterly or annual financial results of the period in which it occurs.

        The Company and its subsidiary, PTNA, are defendants in an action in the Fifth Judicial Circuit of the State of Florida in and for Marion County, Civil Division. Plaintiffs filed this matter on January 10, 2003 in Florida State Court, on behalf of themselves and a class of similarly situated Florida long-term care policyholders. The Company removed this case to United States District Court, Middle District of Florida, Ocala Division for a second time in November 2003. Plaintiffs' motion to remand the case to Florida State Court was granted in April 2004. Plaintiffs claim wrongdoing in connection with the sale of long-term care insurance policies to the Plaintiffs and the class. Plaintiffs allege claims for reformation, breach of fiduciary duty, breach of the implied duty of good faith and fair dealing, negligent misrepresentation, fraudulent misrepresentation, and restitution and pray for relief in the form of compensatory damages and restitution, an order of reformation of the policies, and attorney fees and court costs. No amounts were specified for compensatory damages and restitution. The Company has filed motions to dismiss for failure to state a claim, lack of personal jurisdiction against the Company, and to strike certain allegations of the complaint as irrelevant and improper. While the Company denies liability to Plaintiffs and intends to contest this vigorously, the Company is continuing its negotiations in this matter.

        The Company and its subsidiary, PTNA, are defendants in an action in the Orange County Superior Court in the state of California. Plaintiffs filed this matter in November 2003 on behalf of themselves, all other persons similarly situated and the general public. Plaintiffs claim wrongdoing in violation of the California Business & Professions Code in connection with the sale of long term care insurance policies. Plaintiffs allege unlawful business acts, claims for reformation, breach of fiduciary duty, breach of the implied duty of good faith and fair dealing, and negligent misrepresentation and pray for relief in the form of compensatory damages and restitution, punitive damages, an order of reformation of the policies, and attorney fees and court costs. No amounts were specified for compensatory damages and restitution. After review of the Company's motions related to the plaintiffs' complaint, the court dismissed plaintiffs' claim for breach of fiduciary duty, and the Company filed an answer to the plaintiffs' other claims in the complaint. While the Company denies liability to Plaintiffs and intend to contest this vigorously, the company is continuing its negotiations in this matter.

        The Company and two of its subsidiaries, PTNA and Senior Financial Consultants Company, are defendants in an action instituted on June 5, 2002 in the United States District Court for the Eastern District of Pennsylvania by National Healthcare Services, Inc. The complaint sought compensatory damages for an alleged breach of contract and misappropriation. The parties have settled the matter for value of $1.35 million to be paid in a combination of our common shares (at our option) and cash. The Company denies liability to Plaintiffs but is entered into the settlement to avoid the risks, uncertainties and costs inherent in litigation. The case has now been dismissed with prejudice pursuant to the settlement agreement.

        The Company's subsidiary, PTNA, is a defendant in an action in the Los Angeles County Superior Court in the state of California. Plaintiffs filed this matter on May 28, 2004 on behalf of themselves and all other persons similarly situated and the general public. The plaintiffs allege wrongdoing in connection with the payment of long-term care insurance claims. The Plaintiffs allege violations of the California Consumer Legal Remedies Act, the California Business and Professions Code, breach of the implied duty of good faith and fair dealing, financial elder abuse and prays for relief in the form of compensatory damages and restitution, punitive damages, any accounting, attorney fees and court costs. No amounts were specified for compensatory damages and restitution or punitive damages. The Company removed this case to United States District Court for the Central District of California in March 2005. We have filed a motion to dismiss all counts of the Plaintiffs' complaint, and a motion to strike allegations of the complaint, including Plaintiffs' class allegations. While the Company cannot predict the outcome of this case, it could have a material adverse impact upon our financial condition and results of operations in the event of an unfavorable outcome. However, the Company believes that the complaint is without merit and intends to continue to defend the matter vigorously.

15.     REINSURANCE:

        CENTRE SOLUTIONS (BERMUDA), LIMITED

        2001 CENTRE AGREEMENT

        Effective December 31, 2001, PTNA and ANIC entered a reinsurance transaction to reinsure, on a quota share basis, substantially all of the Company's long-term care insurance policies then in-force (the "2001 Agreement").

        This agreement does not qualify for reinsurance treatment in accordance with GAAP, because the agreement does not result in the reasonable possibility that the reinsurer may realize a significant loss. This is due to a number of factors related to the agreement, including experience refund provisions, expense and risk charges credited to the notional experience account and the aggregate limit of liability. Accordingly, the contract is being accounted for in accordance with deposit accounting for reinsurance contracts. This agreement meets the requirements to qualify for reinsurance treatment under statutory accounting rules.

        The initial premium of the treaties was approximately $619,000, comprised of $563,000 of cash and qualified securities transferred in February 2002, and $56,000 as funds held due to the reinsurer. The initial premium and future cash flows from the reinsured policies, less claims payments, ceding commissions and risk charges, is credited to a notional experience account, which is held for our benefit in the event of commutation and recapture on or after December 31, 2007. The notional experience account balance receives an investment credit based upon the total return from a series of benchmark indices and derivative hedges that are intended to match the duration of the Company's reserve liability.

        The reinsurance agreement contains commutation provisions and allows the Company to recapture the reserve liabilities and the current notional experience account balance as of December 31, 2007, or on December 31 of any year thereafter. The Company intends, but is not required, to commute the agreement on December 31, 2007. In the event the Company does not commute the agreement on December 31, 2007, the expense and risk charges applied to the experience account will increase significantly. Additionally, the reinsurance provisions contain covenants and conditions that, if breached, may result in the immediate commutation of the agreement and the payment of $2,500 per quarter from the period of the breach through December 31, 2007.

        The Company's current modeling and actuarial projections suggest that it is likely to be able to commute the agreement, as planned, on December 31, 2007. In order to commute the agreement, PTNA's and ANIC's statutory surplus following commutation must be sufficient to support the reacquired business in compliance with all statutory requirements. Upon commutation, the Company will receive cash or other liquid assets equaling the value of its notional experience account from the reinsurer. The Company would also record the necessary reserves for the business in its statutory financial statements. Accordingly, the Company's ability to commute the agreement is highly dependent upon the value of the notional experience account exceeding the level of required statutory reserves to be established. As of December 31, 2004, the statutory basis reserve liabilities of $1,026,341 exceeded the combination of the notional experience account value and funds held due to the reinsurer of $939,452. Management expects that the growth in the notional experience account will exceed the growth in the reserve liabilities such that the notional experience account value will exceed the reserve liabilities at December 31, 2007. In addition to the performance of the reinsured policies from now through 2007, the notional experience account value is susceptible to market interest rate changes. A market interest rate increase of 100 basis points could reduce the value of the current notional experience account by approximately $110,000 and jeopardize the Company's ability to commute as planned. As the intended commutation date approaches, the sensitivity of the notional experience account to market interest rate movement will decline as the duration of the benchmark indices becomes shorter, however the amount of assets susceptible to such interest sensitivity will continue to grow as additional net cash flows are added to the notional experience account balance prior to commutation.

        As part of the reinsurance agreement, the reinsurer was granted four tranches of warrants to purchase shares of non-voting convertible preferred stock. The first three tranches of warrants are exercisable through December 31, 2007 at common stock equivalent prices ranging from $2.75 to $6.25 per share, which if exercised would represent 15% of the Company's then outstanding common stock on a fully diluted basis. If the agreement is not commuted on or after December 31, 2007, the reinsurer may exercise the fourth tranche of convertible preferred stock purchase warrants at a common stock equivalent price of $1.80 per share, representing an additional 20% of the then outstanding common stock on a fully diluted basis.

        The warrants are part of the consideration for the reinsurance contract and the original fair value is recognized as reinsurance premiums over the anticipated life of the contract, which is six years. The warrants were valued at the issuance date using a Black-Scholes model with the following assumptions: 6.0 years expected life, volatility of 70.9% and a risk free rate of 4.74%. The $15,855 value of the warrants was recorded as a deferred premium as of December 31, 2001. Of the original $15,855 value, $2,643 of deferred premium was amortized during each of the years 2004, 2003 and 2002.

        As a result of the Company's intention to commute, it considered only the expense and risk charges anticipated prior to the commutation date in its most recent DAC recoverability analyses and has not recorded the potential of future escalating charges in its current DAC recoverability analysis. In addition, the Company is recognizing the additional consideration of entering into the agreement, represented by the fair value of the warrants granted to the reinsurer, over the period of time to the expected commutation date.

        In the event the Company determines that commutation of the reinsurance agreement on December 31, 2007 is unlikely, but likely at some future date, it will include additional annual reinsurer expense and risk charges in its DAC recoverability analysis. As a result, it could impair the value of its DAC asset and record the impairment in its financial statements at that time. However, the Company currently believes that it will have a sufficient amount of statutory capital and surplus to commute the agreement by December 31, 2007 or that sufficient alternatives, such as additional capital issuance or new reinsurance opportunities, will be available to enable it to commute the agreement by December 31, 2007.

        At December 31, 2004, 2003 and 2002, the Company received letters of credit of $169,463, $169,463 and $149,339, respectively, which allowed its subsidiaries to receive statutory reserve credit and statutory surplus credit for its 2001 quota share reinsurance agreement with Centre.

        2002 CENTRE AGREEMENT

        The 2001 Centre Agreement granted the reinsurer an option to participate in reinsuring new business sales on a quota share basis. In August 2002, the reinsurer exercised its option to reinsure up to 50% of future sales, subject to a limitation of the reinsurer's risk. The reinsurer may continue this level of participation on the first $100 million in new policy premium issued after January 1, 2002. The final agreement, which was entered into in December 2002, further provides the reinsurer the option to reinsure a portion of the next $1 billion in newly issued long-term care annual insurance premium, subject to maximum quota share amounts of up to 40% as additional policies are written.

        This agreement does not qualify for reinsurance treatment in accordance with GAAP because the agreement does not result in the reasonable possibility that the reinsurer may realize a significant loss. This is due to an aggregate limit of liability that reduces the likelihood of the reinsurer realizing a significant loss on the agreement. The agreement meets the requirements to qualify for reinsurance treatment under statutory accounting rules.

OTHER REINSURANCE AGREEMENTS

        PTNA is party to a reinsurance agreement to cede 100% of certain whole life and deferred annuity policies issued by PTNA to a third party insurer. These policies are intended for the funeral arrangement or "pre-need" market. Total reinsurance recoverables related to this agreement as of December 31, 2004 and 2003 were approximately $2,861 and $2,923, respectively. Effective January 1, 1996, this agreement was modified, and as a result, no new business is reinsured under this facility. Effective December 31, 2002, the Company entered into an assumption agreement with another insurer that desired to acquire this business. Upon approval of certain required state insurance departments and policyholders, the acquiring company will assume all future liability for the business reinsured.

        PTNA is a party to a reinsurance agreement to cede certain home health care claims beyond 36 months. Reinsurance recoverables related to this treaty were $11,236 and $10,614 at December 31, 2004 and 2003, respectively. The reinsurer has notified PTNA that they believe the Company is in breach of its current agreement as a result of entering the 2001 Centre Agreement without the prior written approval of the reinsurer. PTNA has contested this assertion of breach and is continuing discussions with the reinsurer to reach an equitable resolution, including, but not limited to, arbitration, the recapture of the excess home health care coverage and reserves, premium rate increases, or additional reinsurance business in the future. Further, the Company believes that the agreement does not allow for unilateral cancellation in the event of breach. The ultimate resolution of this dispute cannot be determined at this time.

        In addition to the reinsurance agreement to cede certain home health care claims beyond 36 months, PTNA is also a party to a coinsurance agreement with the same reinsurer on a previously acquired block of long-term care business whereby 66% is ceded to a third party. At December 31, 2004 and 2003 reinsurance recoverables taken related to this treaty were $5,887 and $5,486, respectively.

        In 2001, ANIC ceded substantially all of its disability policies to an unaffiliated insurer on a quota share basis. The insurer may assume ownership of the policies as a sale upon various state and policyholder approvals. At December 31, 2004 and 2003, reinsurance recoverables related to this treaty were $3,256 and $3,681, respectively.

        The Company remains liable in the event that the reinsuring companies are unable to meet their obligations.

        The Company has assumed and ceded reinsurance on certain life and accident and health contracts under various agreements. The tables below highlight the amounts shown in the accompanying consolidated statements of income and comprehensive income, which are net of reinsurance activity:

                                                          Ceded to        Assumed
                                             Gross         Other         from Other       Net
                                             Amount      Companies       Companies       Amount
                                          -----------   ------------   -------------   -----------
               December 31, 2004
       --------------------------------
        Ordinary life insurance
          In-force                        $    39,865    $     7,133     $        -    $    32,732
        Premiums:
             Accident and health              317,674          4,325          4,621        317,970
             Life                               2,000             86              1          1,915
        Benefits to policyholders:
             Accident and health              181,003          3,279          1,446        179,170
             Life                               2,309            272              -          2,037
        Inc in policy reserves:
             Accident and health               48,615         (1,117)         1,619         51,351
             Life                                  75            (65)             -            140
        Commissions                            39,139            631            607         39,115

               December 31, 2003 (1)
       --------------------------------
        Ordinary life insurance
          In-force                        $    44,192    $     7,656     $        -    $    36,536
        Premiums:
             Accident and health              319,246          4,424          4,973        319,795
             Life                               2,249            100              2          2,151
        Benefits to policyholders:
             Accident and health              199,751          1,261          1,661        200,151
             Life                               2,172            296              -          1,876
        Inc in policy reserves:
             Accident and health               42,304         (1,926)         1,175         45,405
             Life                                 212           (178)             -            390
        Commissions                            40,887            744            657         40,800

               December 31, 2002 (1)
       --------------------------------
        Ordinary life insurance
          In-force                        $    42,767    $     3,583     $        -    $    39,184
        Premiums:
             Accident and health              331,356          5,394          5,347        331,309
             Life                               2,480            147              1          2,334
        Benefits to policyholders:
             Accident and health              290,965          3,316          1,526        289,175
             Life                               2,167            163              -          2,004
        Inc in policy reserves:
             Accident and health               76,364          2,417          8,447         82,394
             Life                                (827)        (1,339)             -            512
        Commissions                            46,339          1,183            585         45,741


        (1)     Restated to reflect impact of previously unreserved policy riders. See Note 2 -
                "Restatement"

16.     TRANSACTIONS WITH RELATED PARTIES:

        Irv Levit Insurance Management Corporation, an insurance agency which is owned by our former Chairman and Chief Executive Officer, now director and Founding Chairman, currently produced approximately $21, $13 and $11 of renewal premiums for some of our subsidiaries for the years ended December 31, 2004, 2003 and 2002, respectively, for which it received commissions of approximately $4, $3 and $2, respectively. Irv Levit Insurance Management Corporation also received commission overrides on business written for some of our subsidiaries by certain agents, principally general agents who were its agents prior to January 1979 and any of their sub-agents hired prior and subsequent to January 1979. These commission overrides totaled approximately $452, $433 and $510 for the years ended December 31, 2004, 2003 and 2002, respectively.

        A member of the Company's board of directors was a principal in Davidson Capital Management, which provides investment management services to the Company. The Company paid this firm a fee of $34, $20 and $99 during the years ended December 31, 2004, 2003 and 2002, respectively.

        A member of the Company's board of directors and the chairman of its audit committee is a senior executive with Advest, Inc., an investment banking firm, which has provided investment banking services in the past and that the Company engaged as a financial advisor in a past offering of its 6 1/4% Convertible Subordinated Notes due 2008. This firm received $580 in advisory fees in 2003. There were no advisory fees paid in 2004 and 2002.

        A member of the Company's board of directors has in the past been a principal and has an ownership interest in U.S. Care, Inc., a marketing organization to which the Company paid commissions of $170, $165 and $128 in 2004, 2003 and 2002, respectively. The Company also made a loan of $100, with interest applied at 9%, to U.S. Care, Inc. in 2001, which is guaranteed by renewal commissions payable to the Company in future periods. The outstanding balance on the loan was $78 and $100 at December 31, 2004 and 2003, respectively.

17.     CONCENTRATIONS OF CREDIT RISK:

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and investments. The Company places its cash and cash equivalents and investments with high quality financial institutions, and attempts to limit the amount of credit exposure to any one institution. However, at December 31, 2004, and at other times during the year, amounts in any one institution exceeded the Federal Deposit Insurance Corporation limits. The Company is also party to certain reinsurance transactions whereby the Company remains ultimately liable for claims exposure under ceded policies in the event the assuming reinsurer is unable to meet its commitments due to default or insolvency.

18.     FAIR VALUE OF FINANCIAL INSTRUMENTS:

        Fair values are based on estimates using present value or other valuation techniques where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The fair value amounts presented do not purport to represent and should not be considered representative of the underlying value of the Company.

        The methods and assumptions used to estimate the fair values of each class of the financial instruments described below are as follows:

        Investments -- The fair value of fixed maturities and equity securities are based on quoted market prices. It is not practicable to determine the fair value of policy loans since such loans are not separately transferable and are often repaid by reductions to benefits and surrenders.

        Notional experience account - The fair value of the notional experience account reflects the market value of the underlying benchmark indices, which are comprised of US treasury strips, agencies and investment grade corporate bonds.

        Cash and cash equivalents -- The statement value approximates fair value.

        Long-term debt -- The convertible, subordinated debt, as a publicly traded instrument, has a readily accessible fair market value, and, as such is reported at that value. This value incorporates the fair value of the preferred interest on early conversion liability.

                                       December 31, 2004          December 31, 2003
                                   -----------------------      -----------------------
                                    Carrying       Fair          Carrying      Fair
                                      Amount       Value           Amount      Value
                                   ----------    ---------      ----------   ---------
Financial assets:
   Investments
      Bonds, available for sale     $  59,171    $  59,171       $  43,853   $  43,853
      Policy loans                        338          338             288         288
      Cash and Cash Equivalents        15,296       15,296          12,808      12,808
   Notional experience account        901,368      901,368         784,778     784,778

Financial liabilities:
   Convertible debt                 $  85,167    $ 105,098       $  88,467   $  94,705

19.     EQUITY ISSUANCE:

        In March 2002, the Company completed a private placement of 510 shares of common stock for net proceeds of $2,352. The common stock was sold to several current and new institutional investors, at $4.65 per share. The offering price was a 10 percent discount to the 30-day average price of our common stock prior to the issuance of the new shares. The proceeds of the private placement provided additional liquidity to the parent company to meet its debt service obligations.

        In 2004, 2003 and 2002, the Company completed private placements of 100 shares of common stock in each year as compensation to its financial advisor.

        In 2004 and 2003, holders of $29,499 and $8,122, respectively of the Company's Notes elected to convert their notes into shares of the Company's common stock. As a result, the Company issued 16,857 and 4,641 shares and issued an additional 1,490 and 543 shares as early payment of interest otherwise payable through October 15, 2005 during 2004 and 2003, respectively.

20.     SUBSEQUENT EVENTS:

        Subsequent to December 31, 2004, holders of $8,738 of the Company's Notes elected to convert their Notes into 4,993 shares of the Company's common stock and an additional 161 shares were issued as early payment of interest.

        The Company entered a lease agreement effective March 11, 2005 under which it sold Property and equipment with a value of $4,000 to a third party and agreed to lease back the same equipment. The term of the lease is two years and the lease will be accounted for as a capital lease.

21.     CONDENSED FINANCIAL STATEMENTS:

        The following lists the condensed financial information for the parent company as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002.

                            PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES
                                             (PARENT COMPANY)
                                              BALANCE SHEETS
                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                                                                               2003
                         ASSETS                                                   2004     RESTATED (1)
                                                                              -----------  ------------
Bonds, available for sale at market (amortized cost $2,242)                   $     2,247   $         -
Cash and cash equivalents                                                           9,611           370
Investment in subsidiaries*                                                       270,692       230,843
Other assets                                                                       10,586        13,848
                                                                              -----------   -----------

        Total assets                                                          $   293,136   $   245,061
                                                                              ===========   ===========


               LIABILITIES AND SHAREHOLDERS' EQUITY

Preferred interest on early conversion                                        $     1,403   $     3,018
Long-term debt, less discount of $1,426 and $1,625, respectively                   85,167        88,467
Accrued interest payable                                                            1,795         1,201
Accounts payable and other liabilities                                              7,401         4,703
Due to subsidiaries*                                                                    -         3,593
                                                                              -----------   -----------

        Total liabilities                                                          95,766       100,982
                                                                              -----------   -----------

                       SHAREHOLDERS' EQUITY

Preferred stock, par value $1.00; 5,000 shares authorized, none outstanding             -             -
Common stock, par value $.10; 150,000 shares authorized;
   44,091 and 25,645 shares issued, respectively                                    4,409         2,565
Additional paid-in capital                                                        137,288       105,926
Accumulated other comprehensive income (loss)                                         147           598
Retained earnings                                                                  62,231        41,695
                                                                              -----------   -----------

                                                                                  204,075       150,784
    Less 915 of common shares held in treasury, at cost                            (6,705)       (6,705)
                                                                              -----------   -----------

        Total shareholders' equity                                                197,370       144,079
                                                                              -----------   -----------

        Total liabilities and shareholders' equity                            $   293,136   $   245,061
                                                                              ===========   ===========

(1) Restated to reflect impact of previously unreserved policy riders.
*  Eliminated in consolidation.


                          The condensed financial information should be read in
                        conjunction with the Penn Treaty American Corporation and
                         Subsidiaries consolidated statements and notes thereto.


                            PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES
                                             (PARENT COMPANY)
                                         STATEMENTS OF OPERATIONS
                          FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                          (amounts in thousands)

                                                                               2003         2002
                                                                 2004      RESTATED (1)  RESTATED (1)
                                                             ------------  ------------  ------------
Investment and other income                                  $        150  $        180  $         16

Change in preferred interest on early conversion liability          2,237          (981)            -

General and administrative expense                                 (4,890)       (6,601)       (4,199)

Litigation accrual expense                                         (4,150)            -             -

Interest expense                                                   (9,713)       (7,682)       (4,711)
                                                             ------------  ------------  ------------

Loss before equity in undistributed net
    earnings of subsidiaries*                                     (16,366)      (15,084)       (8,894)

Equity in undistributed net earnings
    (losses) of subsidiaries*                                      36,902         1,914       (22,849)
                                                             ------------  ------------  ------------

Net income (loss)                                                  20,536       (13,170)      (31,743)

Retained earnings, beginning of year                               41,695        54,865        86,608
                                                             ------------  ------------  ------------

Retained earnings, end of year                               $     62,231  $     41,695  $     54,865
                                                             ============  ============  ============

(1) Restated to reflect impact of previously unreserved policy riders.
*Eliminated in consolidation.


                          The condensed financial information should be read in
                        conjunction with the Penn Treaty American Corporation and
                         Subsidiaries consolidated statements and notes thereto.


                                PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES
                                                 (PARENT COMPANY)
                                             STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                              (AMOUNTS IN THOUSANDS)


                                                                                              2003             2002
                                                                             2004         RESTATED (1)      RESTATED (1)
                                                                             -----        ------------      ------------
Bonds, available for sale at market (amortized cost $2,241)
    Net income (loss)                                                       $ 20,536         $(13,170)        $(31,743)
    Adjustments to reconcile net income  (loss)
            to cash used in operations:
        Equity in undistributed earnings of subsidiaries                     (36,902)          (1,914)          22,850
        Depreciation and amortization                                          3,614            2,865            2,999
        Net amortization (Accrection) of Premium (Discount) on bonds             199               57              -
        Change in preferred interest on early conversion liability            (2,237)             981              -
        Equity issued for interest expense from long-term debt
            conversions                                                        2,809            1,069              -
        Net realized gains                                                        (7)             (60)             -
        Increase (decrease) due to change in:
            Due to/from subsidiaries                                          (3,593)          (3,385)             350
            Other, net                                                         3,464            2,153              439
                                                                            --------         --------         --------

                    Net cash used in operations                              (12,117)         (11,404)          (5,105)
                                                                            --------         --------         --------

Cash flows from investing activities:
    Sales and maturities of investments                                       (4,177)           9,592              -
    Purchase of investments                                                    6,442           (9,589)             -
    Acquisition of property and equipment                                        (57)             -                -
                                                                            --------         --------         --------

                    Net cash provided by investing activities                  2,208                3              -
                                                                            --------         --------         --------

Cash flows from financing activities:

    Contribution to subsidiary                                                (6,850)         (12,227)             -
    Dividend from subsidiary                                                     -                475            2,151
    Proceeds from shares issued to financial advisor                             -                -                393
    Repayment of long-term debt                                                  -             (8,957)          (2,858)
    Issuance of long-term debt                                                26,000           32,421              -
    Proceeds from rights offering                                                -                -              2,352
                                                                            --------         --------         --------

                    Net cash provided by financing activities                 19,150           11,712            2,038
                                                                            --------         --------         --------

                    Increase (decrease) in cash and cash equivalents           9,241              311           (3,067)

Cash and cash equivalents balances:
    Beginning of year                                                            370               59            3,126
                                                                            --------         --------         --------

    End of year                                                             $  9,611         $    370         $     59
                                                                            ========         ========         ========


Supplemental disclosures of cash flow information:
    Cash paid during the year for interest                                  $  5,393         $  4,299         $  4,299
                                                                            ========         ========         ========

(1) Restated to reflect impact of previously unreserved policy riders.

   The condensed financial information should be read in conjunction with the
                      Penn Treaty American Corporation and
             Subsidiaries consolidated statements and notes thereto.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


        The following table sets forth the amounts of expenses attributed to the issuance of the securities offered pursuant to this registration statement, which shall be borne by us. All of the expenses listed below, except the SEC registration fee, represent estimates only.


                                                                     Estimated
                                                                     ---------

        SEC registration fee.................................        $  3,223
        Printing and engraving expenses......................           3,000
        Accounting fees and expenses.........................           6,000
        Legal fees and expenses..............................          40,000
        Miscellaneous fees and expenses......................           2,777
                 Total.......................................         $55,000

ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.


        Sections 1741 to 1750 of the Pennsylvania Business Corporation Law of 1988, as amended, permit indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations.

        Under the provisions of our Amended and Restated Bylaws, as amended, each person who is or was a director, officer, employee or agent of us shall be indemnified by us against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding (other than an action by or in right of us) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceedings by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        In connection with the defense or settlement of a suit brought by or in the right of us, our bylaws provide that each person who is or was a director, officer, employee or agent of us shall be indemnified only against expenses including attorney's fees incurred in the defense or settlement of such suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest except that if such a person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his or her duty to us, he or she cannot be indemnified unless the Court of Common Pleas of the county in which our registered office is located or any other court in which such action or suit was brought determines that he or she is fairly and reasonably entitled to indemnity for such expenses.

        Under the provisions of our bylaws, our directors shall have no personal liability to us or our shareholders for monetary damages for any action taken unless they have breached their duty of good faith or duty of loyalty or failed to perform the duties of their offices and/or their breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        Our bylaws provide that expenses incurred by an officer, director, employee or agent of us in defending a civil or criminal action, suit or proceeding may be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

        In addition, to the extent that an officer, director, employee or agent of us is successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is our director, officer, employee or agent, our bylaws provide that he or she shall be indemnified against expenses, including attorneys' fees actually and reasonably incurred in connection therewith.

        We maintain director and officer insurance with respect to those claims described above in customary amounts.

        The foregoing summaries are necessarily subject to the complete text of the relevant document or statute.


ITEM 15.        RECENT SALES OF UNREGISTERED SECURITIES.

        On March 28, 2002, the Company sold 510,000 shares of common stock to current and new institutional investors in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. In connection with the sale of the common stock, the Company paid commissions of $51,000.

        On April 3, 2002, October 18, 2002, January 30, 2003, May 8, 2003 and
May 28, 2004, the Company issued 60,000, 20,000, 20,000, 100,000 and 100,000 shares of common stock, respectively, to Philadelphia Brokerage Corporation, its financial advisor, or individuals affiliated therewith, as compensation for services, in private placements exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

        On February 2, 2004, the Company sold $14,000,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 to accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and pursuant to Rule 506 of Regulation D promulgated thereunder. In connection with the sale of the Notes, the Company paid commissions of $490,000.

        On February 19, 2004, the Company sold $2,000,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 to accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and pursuant to Rule 506 of Regulation D promulgated thereunder. In connection with the sale of the Notes, the Company paid commissions of $70,000.

        On November 24, 2004, the Company sold $10,000,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 to accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and pursuant to Rule 506 of Regulation D promulgated thereunder. In connection with the sale of the Notes, the Company paid commissions of $350,000.

        On January 14, 2004, January 14, 2005, January 31, 2005, February 28, 2005, March 31, 2005 and April 29, 2005, the Company issued 57, 1,096, 1,720,
2,176, 1,611 and 2,617 shares of common
stock, respectively, to the LTC Exchange, Ltd., one of its field marketing organizations, as compensation for services, in private placements exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.


ITEM 16.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


                (a)     Exhibits

Exhibit
Number          Description
------          -----------

3.1 Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 033-92690) filed on May 24, 1995).
3.2 Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1(b) to the Company's Registration Statement on Form S-3 (File No. 333-22125) filed on February 20, 1997).
3.3 Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q (File No. 001-14681) for the quarter ended June 30, 2001).
3.4 Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1b to the Company's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2002).
3.5             Amended and Restated By-Laws (filed herewith).
3.6             Amendment to Amended and Restated By-Laws (filed herewith).
4.1             Form of Common Stock Certificate (incorporated by reference to
                Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 033-14214) filed on May 12, 1987).
4.2 Form of Indenture between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A., as Trustee (incorporated by reference to Exhibit 99(d)(1) to the Company's Schedule TO filed on August 28, 2002).
4.3 Indenture, dated as of February 12, 2003, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A (incorporated by reference to Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q (File No. 001-14681) for the quarter ended March 31, 2003).
4.4 First Supplemental Indenture, dated as of March 5, 2003, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A. (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q (File No. 001-14681)for the quarter ended March 31, 2003).
4.5 Indenture, dated as of February 2, 2004, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A (incorporated by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2003).
4.6 Indenture, dated as of February 19, 2004, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2003).
4.7 Indenture, dated November 24, 2004 between Penn Treaty American Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-14681) filed on December 1, 2004). 5 Opinion of Ballard Spahr Andrews & Ingersoll, LLP (filed herewith).

10.1            Penn Treaty American Corporation 1995 Participating Agent Stock
                Option Plan (incorporated by reference to Exhibit 10.2 to
                Amendment No. 2 to the Company's Registration Statement on Form
                S-1 (File No. 333-92690) filed on June 27, 1995).
10.2            Penn Treaty American Corporation Employee Incentive Stock Option
                Plan (incorporated by reference to Exhibit 99.1 to the Company's
                Registration Statement on Form S-8 (File No. 333-89927) filed on
                October 29, 1999).
10.3            Penn Treaty American Corporation 2002 Incentive Stock Option
                Plan (incorporated by reference to Appendix A to the Company's
                Proxy Statement on Schedule 14A (File No. 001-14681) filed on
                April 30, 2002).
10.4            Regional General Agents' Contract dated August 1, 1971 between
                Penn Treaty Life Insurance Company and Irving Levit of the Irv
                Levit Insurance Management Corporation, as amended on August 15,
                1971, May 26, 1976 and June 16, 1987, and by an undated override commissions schedule (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K (File No. 001-14681)
                for the year ended December 31, 1989).
10.5            Investment Counseling Agreement dated May 3, 1995 between Penn
                Treaty American Corporation and James M. Davidson & Company
                (incorporated by reference to the Company's Registration
                Statement on Form S-1 (File No. 33-92690) filed on May 24,
                1995).
10.6            Summary of Executive Compensation Arrangements (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form
                10-K (File No. 001-14681) for the year ended December 31, 2004).
10.7            Form of Change of Control Agreements with Cameron Waite and
                James Heyer (incorporated by reference to Exhibit 10.46 to the
                Company's Quarterly Report on Form 10-Q (File No. 001-14681) for
                the quarter ended June 30, 1998).
10.8            Change of Control Employment Agreement with William W. Hunt, Jr.
                (incorporated by reference to Exhibit 10.48 to the Company's
                Quarterly Report on Form 10-Q (File No. 001-14681) for the
                quarter ended June 30, 2001).
10.9            Change of Control Employment Agreement with Bruce Stahl
                (incorporated by reference to Exhibit 10.49 to the Company's
                Quarterly Report on Form 10-Q (File No. 001-14681) for the
                quarter ended on June 30, 2001).
10.10           Terms of the Company's Series A-1 Convertible Preferred Stock,
                Series A-2 Convertible Preferred Stock, Series A-3 Convertible
                preferred Stock and Series A-4 Convertible Preferred Stock
                (incorporated by reference to Exhibit 3.1 to the Company's
                Current Report on Form 8-K (File No. 001-14681) filed on
                February 21, 2002).
10.11           Warrant to Purchase the Company's Series A-1 Convertible
                Preferred Stock granted to Centre Strategic Investment Holdings
                Limited (incorporated by reference to Exhibit 4.1 to the
                Company's Current Report on Form 8-K (File No. 001-14681) filed on February 21, 2002).
10.12           Warrant to Purchase the Company's Series A-2 Convertible
                Preferred Stock granted to Centre Strategic Investment Holdings
                Limited (incorporated by reference to Exhibit 4.2 to the
                Company's Current Report on Form 8-K (File No. 001-14681) filed on February 21, 2002).
10.13           Warrant to Purchase the Company's Series A-3 Convertible
                Preferred Stock granted to Centre Strategic Investment Holdings
                Limited (incorporated by reference to Exhibit 4.3 to the
                Company's Current Report on Form 8-K (File No. 001-14681) filed on February 21, 2002).
10.14           Warrant to Purchase the Company's Series A-4 Convertible
                Preferred Stock granted to Centre Strategic Investment Holdings
                Limited (incorporated by reference to Exhibit 4.4
                to the Company's Current Report on Form 8-K (File No. 001-14681)
                filed on February 21, 2002).
10.15           Supplemental Letter Agreement between the Company and Centre
                Solutions (Bermuda) Limited (incorporated by reference to
                Exhibit 10.1 to the Company's Current Report on Form 8-K (File
                No. 001-14681) filed on February 21, 2002).
10.16           Reinsurance Agreement between the Company and Centre Solutions
                (Bermuda) Limited (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-14681)
                filed on February 21, 2002).
10.17           Reinsurance Agreement between the Company and Centre Solutions
                (Bermuda) Limited (incorporated by reference to Exhibit 10.1 to
                Amendment No. 1 to the Company's Quarterly Report on Form 10-Q/A
                (File No. 001-14681) for the quarter ended September 30, 2002).
10.18           Investor Rights Agreement between the Company and Centre
                Strategic Investment Holdings Limited (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K
                (File No. 001-14681) filed on February 21, 2002).
10.19           Consulting Agreement, dated as of April 28, 2003, between Penn
                Treaty American Corporation and Irving Levit (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on
                Form 10-Q (File No. 001-14681) for the quarter ended March 31,
                2003).
10.20           Letter Agreement dated October 27, 2004 between Penn Treaty
                Network America Insurance Company and The LTC Exchange, Ltd.
                (incorporated by reference to Exhibit 10.0 to the Company's
                Quarterly Report on Form 10-Q ( File No. 001-14681) for the
                quarter ended September 30, 2004).
10.21           Master Lease Agreement made on March 11, 2005, between Applied
                Financial of Pennsylvania, L.P. and Penn Treaty Network America
                Insurance Company (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K (File No. 001-14681)
                for the year ended December 31, 2004).
12              Statement re: Computation of Ratio of Earnings to Fixed Charges
                (incorporated by reference to "Ratio of Earnings to Fixed
                Charges" on page 5).
21              List of subsidiaries (filed herewith).
23.1            Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2            Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                Exhibit 5.1).
24              Power of Attorney.*
25              Statement of Eligibility of Trustee (filed herewith).

--------------

*       Previously filed.

ITEM 17.        UNDERTAKINGS.


        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


        We undertake:

        (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and/or

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Allentown, State of Pennsylvania, on May 13, 2005.



                                PENN TREATY AMERICAN CORPORATION

                                By: /s/ William W. Hunt, Jr.
                                    ------------------------
                                    William W. Hunt, Jr.
                                    President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


        Signature                          Title                        Date
------------------------     -----------------------------------    ------------

/s/ William W. Hunt, Jr.     President, Chief Executive Officer     May 13, 2005
------------------------     and Director (principal executive
William W. Hunt, Jr.         officer)


/s/ Mark D. Cloutier         Senior Vice President, Chief           May 13, 2005
------------------------     Financial Officer and Treasurer
Mark D. Cloutier             (principal financial officer)


/s/ Brian L. Duncan          Vice President and Controller          May 13, 2005
------------------------     (principal accounting officer)
Brian L. Duncan


/s/ Gary E. Hindes           Chairman of the Board                  May 13, 2005
------------------------
Gary E. Hindes


------------------------     Director                               May , 2005
Irving Levit


           *
------------------------     Director                               May 13, 2005
Alexander M. Clark


           *
------------------------     Director                               May 13, 2005
Patrick E. Falconio


           *
------------------------     Director                               May 13, 2005
Francis R. Grebe


------------------------     Director                                May , 2005
Matthew W. Kaplan


           *
------------------------     Director                               May 13, 2005
Peter M. Ross

            *
------------------------     Director                                May , 2005
Domenic P. Stangherlin


*  By:  /s/ William W. Hunt, Jr.
        ------------------------
        (William W. Hunt, Jr.,
        as attorney-in-fact
        for the persons indicated)

                                  EXHIBIT INDEX

Exhibit
Number          Description
------          -----------

3.1 Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 033-92690) filed on May 24, 1995).
3.2 Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1(b) to the Company's Registration Statement on Form S-3 (File No. 333-22125) filed on February 20, 1997).
3.3 Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q (File No. 001-14681) for the quarter ended June 30, 2001).
3.4 Amendment to Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.1b to the Company's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2002).
3.5             Amended and Restated By-Laws (filed herewith).
3.6             Amendment to Amended and Restated By-Laws (filed herewith).
4.1             Form of Common Stock Certificate (incorporated by reference to
                Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 033-14214) filed on May 12, 1987).
4.2 Form of Indenture between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A., as Trustee (incorporated by reference to Exhibit 99(d)(1) to the Company's Schedule TO filed on August 28, 2002).
4.3 Indenture, dated as of February 12, 2003, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A (incorporated by reference to Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q (File No. 001-14681) for the quarter ended March 31, 2003).
4.4 First Supplemental Indenture, dated as of March 5, 2003, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A. (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q (File No. 001-14681)for the quarter ended March 31, 2003).
4.5 Indenture, dated as of February 2, 2004, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A (incorporated by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2003).
4.6 Indenture, dated as of February 19, 2004, between Penn Treaty American Corporation and Wells Fargo Bank Minnesota, N.A (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2003).
4.7 Indenture, dated November 24, 2004 between Penn Treaty American Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-14681) filed on December 1, 2004). 5 Opinion of Ballard Spahr Andrews & Ingersoll, LLP (filed herewith).
10.1 Penn Treaty American Corporation 1995 Participating Agent Stock Option Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-92690) filed on June 27, 1995).

10.2 Penn Treaty American Corporation Employee Incentive Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8 (File No. 333-89927) filed on October 29, 1999).
10.3 Penn Treaty American Corporation 2002 Incentive Stock Option Plan (incorporated by reference to Appendix A to the Company's Proxy Statement on Schedule 14A (File No. 001-14681) filed on April 30, 2002).
10.4 Regional General Agents' Contract dated August 1, 1971 between Penn Treaty Life Insurance Company and Irving Levit of the Irv Levit Insurance Management Corporation, as amended on August 15, 1971, May 26, 1976 and June 16, 1987, and by an undated override commissions schedule (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 1989).
10.5 Investment Counseling Agreement dated May 3, 1995 between Penn Treaty American Corporation and James M. Davidson & Company (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-92690) filed on May 24,
                1995).
10.6 Summary of Executive Compensation Arrangements (incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K (File No. 001-14681) for the year ended December 31, 2004).
10.7 Form of Change of Control Agreements with Cameron Waite and James Heyer (incorporated by reference to Exhibit 10.46 to the Company's Quarterly Report on Form 10-Q (File No. 001-14681) for the quarter ended June 30, 1998).
10.8            Change of Control Employment Agreement with William W. Hunt, Jr.
                (incorporated by reference to Exhibit 10.48 to the Company's Quarterly Report on Form 10-Q (File No. 001-14681) for the quarter ended June 30, 2001).
10.9 Change of Control Employment Agreement with Bruce Stahl (incorporated by reference to Exhibit 10.49 to the Company's Quarterly Report on Form 10-Q (File No. 001-14681) for the quarter ended on June 30, 2001).
10.10 Terms of the Company's Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible preferred Stock and Series A-4 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K (File No. 001-14681) filed on February 21, 2002).
10.11 Warrant to Purchase the Company's Series A-1 Convertible Preferred Stock granted to Centre Strategic Investment Holdings Limited (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K (File No. 001-14681) filed on February 21, 2002).
10.12 Warrant to Purchase the Company's Series A-2 Convertible Preferred Stock granted to Centre Strategic Investment Holdings Limited (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K (File No. 001-14681) filed on February 21, 2002).
10.13 Warrant to Purchase the Company's Series A-3 Convertible Preferred Stock granted to Centre Strategic Investment Holdings Limited (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K (File No. 001-14681) filed on February 21, 2002).
10.14 Warrant to Purchase the Company's Series A-4 Convertible Preferred Stock granted to Centre Strategic Investment Holdings Limited (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K (File No. 001-14681) filed on February 21, 2002).
10.15 Supplemental Letter Agreement between the Company and Centre Solutions (Bermuda) Limited (incorporated by reference to
                Exhibit 10.1 to the Company's Current Report on Form 8-K (File No. 001-14681) filed on February 21, 2002).

10.16           Reinsurance Agreement between the Company and Centre Solutions
                (Bermuda) Limited (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K (File No. 001-14681)
                filed on February 21, 2002).
10.17           Reinsurance Agreement between the Company and Centre Solutions
                (Bermuda) Limited (incorporated by reference to Exhibit 10.1 to
                Amendment No. 1 to the Company's Quarterly Report on Form 10-Q/A
                (File No. 001-14681) for the quarter ended September 30, 2002).
10.18           Investor Rights Agreement between the Company and Centre
                Strategic Investment Holdings Limited (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K
                (File No. 001-14681) filed on February 21, 2002).
10.19           Consulting Agreement, dated as of April 28, 2003, between Penn
                Treaty American Corporation and Irving Levit (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on
                Form 10-Q (File No. 001-14681) for the quarter ended March 31,
                2003).
10.20           Letter Agreement dated October 27, 2004 between Penn Treaty
                Network America Insurance Company and The LTC Exchange, Ltd.
                (incorporated by reference to Exhibit 10.0 to the Company's
                Quarterly Report on Form 10-Q ( File No. 001-14681) for the
                quarter ended September 30, 2004).
10.21           Master Lease Agreement made on March 11, 2005, between Applied
                Financial of Pennsylvania, L.P. and Penn Treaty Network America
                Insurance Company (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K (File No. 001-14681)
                for the year ended December 31, 2004).
12              Statement re: Computation of Ratio of Earnings to Fixed Charges
                (incorporated by reference to "Ratio of Earnings to Fixed
                Charges" on page 5).
21              List of subsidiaries (filed herewith).
23.1            Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2            Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                Exhibit 5.1).
24              Power of Attorney.*
25              Statement of Eligibility of Trustee (filed herewith).

--------------

*       Previously filed.